PROSPECTUS	Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-292371

CYCURION, INC.

1,657,460 Shares of Common Stock Underlying a Pre-Funded Warrant

3,314,920 Shares of Common Stock Underlying a Warrant

This prospectus relates to the offer and sale from time to time of up to of 4,972,380 shares of common stock, par value $0.0001 per share (“Common Stock”) of Cycurion, Inc., a Delaware corporation (the “Company” or “Cycurion”) by the selling securityholder named in this prospectus (the “Selling Stockholder”), consisting of: (i) 1,657,460 shares of Common Stock issuable upon exercise of pre-funded warrants with the Selling Stockholder (the “Pre-Funded Warrants”); and (ii) 3,314,920 shares of Common Stock issuable upon exercise of warrants with the Selling Stockholder (the “Warrants”), which Pre-Funded Warrants and Warrants were issued in a private placement transaction that closed on December 5, 2025 (the “Private Placement”). The Warrants will be exercisable immediately following receipt of stockholder approval (“Stockholder Approval”). The shares of Common Stock issuable upon exercise of the Warrants are referred to as the “Warrant Shares” and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants are referred to as the “Pre-Funded Warrant Shares.”

We are filing the registration statement on Form S-1, of which this prospectus forms a part, with the U.S. Securities and Exchange Commission (the “SEC”) to fulfill our contractual obligations with the Selling Stockholder to provide for the resale by the Selling Stockholder of the shares of Common Stock offered hereby. See the section entitled “Selling Stockholder” beginning on page 53 of this prospectus for more information about the Selling Stockholder. The registration of the shares of Common Stock to which this prospectus relates does not require the Selling Stockholder to sell any of their shares of our Common Stock.

We are registering the offer and sale of these securities to satisfy certain registration rights we have granted. The Selling Stockholder may offer, sell, or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our Common Stock, except with respect to amounts received by us upon the exercise of the Pre-Funded Warrants and Warrants. We will bear all costs, expenses, and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholder will bear all commissions and discounts, if any, attributable to their sale of shares of our Common Stock or the shares of our Common Stock underlying the Pre-Funded Warrants and Warrants. See the section entitled “Plan of Distribution” beginning on page 71 of this prospectus for additional information.

In connection with the Private Placement, we have agreed to bear all of the expenses in connection with the registration of the Warrant Shares and the Pre-Funded Warrant Shares pursuant to this prospectus. The Selling Stockholder will pay or assume all commissions, discounts, fees of underwriters, agents, selling brokers or dealer managers and similar expenses, if any, attributable to their respective sales of the shares of Common Stock.

We effected a 1-for-30 reverse stock split on October 27, 2025 (the “Reverse Stock Split”), which shares of Common Stock began trading on a split-adjusted basis on October 27, 2025, pursuant to which every 30 shares of our issued and outstanding Common Stock were reclassified as one share of Common Stock. No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise hold a fraction of a share of common stock of the Company will receive a cash payment (without interest and subject to withholding taxes, as applicable) in lieu thereof at a price equal to that fraction of a share to which the stockholder would otherwise be entitled, multiplied by the closing price of the Company’s shares on The Nasdaq Global Market on the trading day immediately preceding the effective date of the Reverse Stock Split. The Reverse Stock Split had no impact on the par value of our shares of Common Stock or the authorized number of shares of our Common Stock. Unless otherwise indicated, all share and per share information in this prospectus is adjusted to reflect the Reverse Stock Split.

Our shares of Common Stock are listed on The Nasdaq Capital Market and warrants are listed on The Nasdaq Capital Market under the symbols “CYCU” and “CYCUW”, respectively. On December 31, 2025, the closing sale price of our Common Stock was $2.76.

We are an “emerging growth company,” as defined under the federal securities laws, and, as such, may elect to comply with certain reduced public company reporting requirements for future SEC filings.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of this prospectus before investing in our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 2, 2026

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the Common Stock offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the U.S. Securities and Exchange Commission. See “Where You Can Find More Information.”

Information contained in, and that can be accessed through our web site, www.cycurion.com, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the Common Stock offered hereunder.

Unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” “Cycurion” and “our business” refer to Cycurion, Inc. and “this offering” refers to the offering contemplated in this prospectus.

Neither we nor the Selling Stockholder authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the Selling Stockholder is not, making an offer of these securities in any jurisdiction where such offer is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC, under which the Selling Stockholder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Stockholder of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of shares of Common Stock issuable upon the exercise of the Warrants. We will receive proceeds to the extent there are any cash exercises of the Warrants.

Neither we nor the Selling Stockholder have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement, or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Stockholder take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Stockholder will make an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations, and prospects may have changed since those dates.

The Selling Stockholder and its permitted transferees may use this registration statement to sell securities from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Stockholder and its permitted transferees offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

References to “Selling Stockholder” refers to the selling stockholder identified herein in the section titled “Selling Stockholder” beginning on page 53 of this prospectus, who may sell securities from time to time as described in this prospectus.

Unless expressly indicated or the context otherwise requires, references in this prospectus to the “Company,” the “Registrant,” “we,” “us,” and “our” refer to the Company (and the business of Cycurion which became the business of the Company after giving effect to the Business Combination (defined below)).

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all the information that you should consider before determining whether to invest in our securities. You should read the entire prospectus carefully, including the information included in the “Risk Factors” section, as well as our consolidated financial statements, notes to the consolidated financial statements and the other information included in this prospectus, before making an investment decision.

The 1-for-30 Reverse Stock Split of our shares of Common Stock was effected on October 27, 2025. All share amounts in this prospectus have been retroactively adjusted to give effect to the Reverse Stock Split (subject to rounding for fractional shares).The financial statements and other financial information incorporated by reference into this prospectus as of the date of this prospectus do not reflect the Reverse Stock Split and continue to present historical share and per share amounts on a pre-reverse split basis. Any subsequent filings incorporated by reference, including future reports, will reflect the Reverse Stock Split on a retrospective basis, as applicable.

Company Overview

We were originally incorporated as KAE Holdings, Inc., under the laws of the State of Delaware in 2017, with the purpose of acquiring and holding operating entities in the cybersecurity industry. On July 14, 2020, we changed our corporate name from KAE Holdings, Inc. to Cyber Secure Solutions, Inc., and, on February 24, 2021, to Cycurion, Inc.

We have two first-tier wholly-owned subsidiaries, Cycurion Sub, Inc. (formerly Cycurion, Inc., until February 14, 2025) and Cycurion Crypto Inc., a Delaware corporation formed in July 2025, and three indirectly wholly-owned second-tier subsidiaries: (i) Axxum Technologies LLC (“Axxum”), a Virginia limited liability company formed in December 2006, (ii) Cloudburst Security LLC (“Cloudburst”), a Virginia limited liability company formed in January 2007, and (iii) Cycurion Innovation, Inc., a Delaware corporation formed in September 2021, in connection with our acquisition of assets from Sabres Security Ltd. (“Sabres”), a leading Israeli-based cyber security provider. In addition, we have 51% ownership of SLG Innovation, Inc. (“SLG”), an Illinois corporation.

Business

We provide innovative custom solutions for our clients by adapting our knowledge base and government-level experience to create dynamic solutions to best serve our client’s information technology (“IT”) and cybersecurity needs. We assess, secure and advise your organization by leveraging our government proven, cutting edge techniques, custom tools and extensively knowledgeable personnel to revolutionize the client’s cybersecurity posture.

We are committed to surpassing expectations and delivering incomparable value to our clients and partners. We achieve this goal by providing network communications and IT security services and solutions that are custom-tailored to your environment, as well as your level of need. We are built on a foundation of experts in network communications and IT who possess unrivaled security expertise and experience. We are committed to hiring the most knowledgeable professionals in order to expand and reinforce our team of experts, leveraging world-class talent to improve and expand upon our already vast understanding of this environment. We pride ourselves on having the capability and resources to successfully implement a management strategy that delivers the solutions you need to stay within budget and on schedule.

We deliver high-quality, cybersecurity solutions to federal government civilian, defense and judicial agencies in addition to commercial clients across a variety of industries. Through our operating subsidiaries and strategic partnerships, we have numerous prime and subcontracts with key government agencies. Our growth engine is driven by organic business solutions and strategic acquisitions of cybersecurity services and technology providers. We leverage our highly skilled workforce to access, secure and advise our clients to improve their cyber security posture. Our ability to identify and implement customized solutions is core to driving continued growth.

Our Subcontractor Relationship

SLG Innovation, Inc.

We are currently a subcontractor for several keystone contracts held by SLG. The SLG team has an average of over 25 years of experience in the development, planning, implementation, and management of information systems. SLG’s leadership team offers years of combined success in answering the needs of government agencies and healthcare organizations across the country.

The SLG team has worked nationally, as it has served over 25 Department of Health and Human Services agencies, all 50 state governments and over 250 local governments. Since SLG’s inception, it has primarily focused on customers in the middle of the country. The team of professionals has successfully delivered IT, project management, and subject matter services to key health and human service projects, including, but not limited to, state Medicaid programs in Illinois, Indiana, Nebraska, and Tennessee, the Indiana Division of Aging, Illinois Early Intervention, University of Illinois Division of Specialized Care for Children, the Multiple Myeloma Research Foundation, and many more.

We established a subcontractor - prime contractor relationship with SLG in fall 2019, where we serviced several government agencies and commercial customers, State of New Mexico, Cognizant, KPMG, and University of Illinois in support of SLG.

Services

Consulting and Advisory Services

Our consulting services perform a detailed review of our customers’ IT security to identify and address vulnerabilities. Using advanced tools and research techniques, we enhance our customers’ cybersecurity program to meet regulatory compliance, data confidentiality and privacy standards, and train our customers’ personnel accordingly.

Our advisory services supplement our consulting services with a cost-effective alternative to a full-time chief information officer. Our customers gain access to our pool of experienced chief information officers, who are backed by our resources. They deliver tailored advice and training to keep our customers’ organization ahead in the ever-changing cybersecurity landscape.

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Our consulting and advisory services include: (i) security control assessments; (ii) security architecture and engineering; (iii) risk management and compliance audits; (iv) staff augmentation; (v) cybersecurity awareness and training; (vi) cloud security; (vii) virtual CISO support; and (viii) digital modernization.

Managed IT Services

Our managed IT services can optimize an organization’s IT infrastructure, reduce costs and improve operational efficiency, and it offers comprehensive IT management and support for organizations of all sizes.

Managed IT services is a services model in which a managed service provider (“MSP”) remotely manages the day-to-day IT offerings for a client under a service level agreement (“SLA”). This includes remote monitoring and management of servers, disaster recovery, infrastructure as a service (“IaaS”), platform as a service (“PaaS”), and software as a service (“SaaS”). In short, managed IT services provides businesses with IT support and maintenance on an ongoing basis.

IT services are typically provided on a break-fix basis, meaning that the client only calls the provider when there is a problem with its IT infrastructure. Managed IT services, on the other hand, are provided on an ongoing basis under an SLA. This means that the MSP is responsible for the day-to-day maintenance of the client’s IT infrastructure and is always monitoring and managing the system to ensure it is running smoothly.

For example, a company that provides cloud services to businesses would offer managed platform services, remote monitoring and management of servers and security services. The MSP would handle the day-to-day maintenance of the client’s IT infrastructure and offers disaster recovery services in the event of a data breach or other catastrophe.

Our managed IT services include: (i) project and license management; (ii) network infrastructure; (iii) systems engineering and administration; (iv) voice and data infrastructure engineering and management; (iv) application development; (v) IT help desk support; and (vi) staff augmentation.

Managed Security Services

We are a professional and trusted provider of managed security services. We have designed comprehensive security management solution to help organizations protect their digital assets against various cyber threats. Our managed security services (“MSS”) include 24/7 monitoring, threat detection, incident response and remediation. Our Security Operations Center (SOC) as a service offers organizations with a team of security professionals dedicated to monitoring and managing their security infrastructure.

MSS are a crucial component of a robust security program. Managed security service providers (“MSSPs”) specialize in protecting businesses from cyber threats and deliver a range of security services including, but not limited to, intrusion detection, vulnerability assessments and network security services.

MSSPs offer organizations access to a dedicated team of security professionals who use the latest security architectures and technologies to monitor their clients’ networks and systems, identify potential threats and respond promptly to security incidents. This is especially important for small to mid-sized businesses that may not have the in-house resources to maintain a robust security posture on their own.

MSS plays a critical role in safeguarding businesses from cyber threats in today’s digital landscape, making them an essential partner for organizations across industries. MSSPs work with clients ranging from small businesses to large enterprises and are often partnered with internet service providers to provide comprehensive security solutions.

MSS can also help organizations meet compliance requirements and reduce the risk of data breaches, which can be costly in terms of lost data, damaged reputation, and regulatory penalties. Additionally, MSSPs can provide SaaS solutions, allowing businesses to access security tools and services on-demand without having to invest in expensive hardware and software.

Our MSS include: (i) managed detection and response; (ii) external attack surface management; (iii) threat hunting and threat intelligence; (iv) end point detection and response; (v) firewall management; (vi) threat and vulnerability management; (vii) vulnerability and penetration testing; (viii) 24/7/365 security monitoring; and (ix) digital forensic and incident response.

Our Background

On February 14, 2025, we completed the business combination and transactions (the “Business Combination”) as set forth in an Agreement and Plan of Merger, dated November 21, 2022, as amended on April 26, 2024, December 31, 2024 and February 13, 2025 (the “Merger Agreement”), by and among Western Acquisition Ventures Corp. (“Western”), Western Acquisition Merger Inc., a Delaware corporation and a wholly-owned subsidiary of Western (“Merger Sub”), and Cycurion Sub, Inc., a Delaware corporation formerly known as Cycurion, Inc. (“Cycurion Sub”). As contemplated by the Merger Agreement, Merger Sub merged with and into Cycurion Sub with Cycurion Sub as surviving the merger as a wholly-owned subsidiary of Western. In addition, in connection with the consummation of the Business Combination, Western was renamed “Cycurion, Inc.”

Summary of Risk Factors

Investing in our securities involves a high degree of risk. You should review carefully all of the information contained in this prospectus before making an investment in our securities. The following list summarizes some, but not all, of these risks. Please read the information in the section titled “Risk Factors” for a more thorough description of these and other risks.

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Risks Related to the Private Placement and this Offering

●	Our management will have broad discretion over the use of the net proceeds from the Private Placement and may apply it to uses that do not improve our operating results or the value of our securities.

●	There is no public market for the Pre-Funded Warrants or Warrants.

●	We may not receive any additional funds upon the exercise of the Pre-Funded Warrants or Warrants.

●	Holders of the Warrants and Pre-Funded Warrants will have no rights as common stockholders with respect to the shares our Common Stock underlying the warrants until such holders exercise their warrants and acquire our Common Stock, except as otherwise provided in the Warrants and Pre-Funded Warrants.

●	We are an emerging growth company and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our shares of Common Stock less attractive to investors.

Risks Related to Our Business Generally

●	We have a limited operating history upon which you can evaluate our future business and prospects.

●	We have incurred net losses and cannot assure you that we will achieve or maintain profitable operations.

●	Our level of indebtedness and debt service obligations could adversely affect our financial condition and make it more difficult for management to fund our operations.

●	Our recurring losses, net working capital, and accumulated deficit resulting from substantial operating losses have raised substantial doubt regarding our ability to continue as a going concern.

●	We will require substantial additional funding in the future, which may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce, or cease our operations.

●	Our ability to grow and compete in the future will be adversely affected if adequate capital is not available to us or not available on favorable terms.

●	If we do not continue to innovate and offer solutions and professional services that address the dynamic threat landscape, we may not remain competitive, and our revenue and operating results could suffer.

●	We must continually enhance our training, existing solutions and technology tools and develop or acquire new solutions and tools, or we will lose clients and our competitive position will suffer.

●	As a cybersecurity provider, we are a target of cyber-attacks and other cyber risks that could adversely impact our reputation and operating results.

●	Future acquisitions could disrupt our business and harm our financial condition and operating results.

●	You will experience immediate and substantial dilution as a result of this offering and any future offering and may experience additional dilution in the future.

Risks Related to Securities Markets and Investments in Our Common Stock

●	We have no current plans to pay dividends on our shares of Common Stock.

●	Our Common Stock price may be volatile, and as a result you could lose all or part of your investment.

●	Potential future sales pursuant to registration rights that we have granted may depress the market price for our shares of Common Stock.

●	We face risks related to compliance with corporate governance laws and financial reporting standards.

●	If we fail to comply with the continued minimum closing bid requirements of the Nasdaq Global Market or other requirements for continued listing, our Common Stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.
●	The market price of our shares of Common Stock is likely to be highly volatile, and you may lose some or all of your investment.

●	A “short squeeze” due to a sudden increase in demand for shares of our common stock that largely exceeds supply and/or focused investor trading in anticipation of a potential short squeeze have led to, and may lead to, extreme price volatility in the price of our Common Stock.

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Risks Related to Operating as a Public Company

●	Our management team has limited experience managing a public company.

●	We may incur significantly increased costs and devote substantial management time as a result of operating as a public company.

●	Certain recent public offerings of companies with public floats comparable to ours have experienced extreme volatility that was seemingly unrelated to their performance. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our shares of Common Stock.

Recent and Other Developments

On October 14, 2025, we received written notice from the staff of Nasdaq Listing Qualifications (the “Staff”) that it has determined to commence proceedings to delist our Common Stock from the Nasdaq Global Market. As previously announced in a Current Report on Form 8-K filed with the SEC, on April 15, 2025, the Staff notified the Company on April 9, 2025 that, for the prior 30 consecutive business days, the closing bid price of our common stock had been below the minimum of $1.00 per share required for continued listing on The Nasdaq Global Market under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). The notification letter stated that we would be afforded 180 calendar days, or until October 6, 2025, to regain compliance. The Company did not regain compliance with the Bid Price Rule by October 6, 2025, and the listed security is now subject to delisting from The Nasdaq Global Market. Unless the Company requests an appeal of the Staff’s determination by October 21, 2025, trading of the Company’s Common Stock will be scheduled for delisting at the opening of business on October 23, 2025, and Nasdaq intends to file a Form 25-NSE with the SEC, removing the Common Stock from listing and registration on The Nasdaq Stock Market. On October 20, 2025, the Company requested a hearing to appeal the Staff’s determination to a Hearings Panel (the “Panel”) pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. The hearing request will stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision. The Company received written notice from Nasdaq that the hearing with the Panel was scheduled for November 20, 2025 prior to being canceled (as discussed further below).

On October 27, 2025, we effected the one-for-thirty Reverse Stock Split at the commencement of business. The Company effected the Reverse Stock Split by filing the Second Amendment to the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on October 24, 2025. The Company’s shares of Common Stock began trading on a split-adjusted basis on The Nasdaq Global Market, when the market opened today, October 27, 2025, under the existing trading symbol “CYCU” and new CUSIP number 95758L305. As a result of the Reverse Stock Split, every thirty of the Company’s issued shares of Common Stock was combined into one issued share of Common Stock, without any change to the par value per share and without any change in the total number of authorized shares of Common Stock. The number of outstanding shares of Common Stock was reduced from approximately 86,533,435 shares to approximately 2,884,447 shares. No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who otherwise held a fraction of a share of Common Stock of the Company will receive a cash payment (without interest and subject to withholding taxes, as applicable) in lieu thereof at a price equal to that fraction of a share to which the stockholder would otherwise be entitled, multiplied by the closing price of the Company’s shares on The Nasdaq Global Market on the trading day immediately preceding the effective date of the Reverse Stock Split.

On October 29, 2025, we announced our selection as an approved vendor under the Florida State Term Contract for Information Technology Staff Augmentation Services.

On October 30, 2025, we announced a comprehensive three-part webinar series with the National Association of County and City Health Officials (NACCHO) designed to empower healthcare organizations with critical threat intelligence and defensive strategies.

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On November 5, 2025, the Company announced that the Company’s subsidiary, SLG Innovation, Inc., has been awarded a $1.1 million contract to modernize legacy data systems for one of America’s largest county-level public guardian offices.

On November 10, 2025, the Company announced that it has been awarded a contract by a telecommunication company to deliver network deployment services supporting a critical modernization initiative for one of the federal government’s agencies.

On November 11, 2025, the Company received a letter from Nasdaq stating that Nasdaq has determined that the Company has regained compliance with Nasdaq’s minimum bid price requirement under Listing Rule 5450(a)(1) and that the Company is now in compliance with The Nasdaq Global Market’s listing requirements. Nasdaq also determined that the previously scheduled hearing with the Panel on November 20, 2025 has been canceled and that Cycurion’s securities will continue to be listed and traded on The Nasdaq Stock Market without interruption.

On November 14, 2025, the Company’s Board of Directors of amended and restated the Company’s Insider Trading Policy (the “Amended and Restated Insider Trading Policy”), effective immediately, to clarify language around the Company’s trading windows and blackout periods.

On November 25, 2025, the Company and iQSTEL announced that each company plans to distribute $500,000 worth of its own shares as a one-time, pro-rata dividend to its own respective shareholders and securityholders, while preserving the full $1,000,000 in cross-ownership shares. On December 5, 2025, the Company announced that it plans to distribute a special dividend valued at $500,000 in the form of its shares of Common Stock shares to all of its shareholders of record as of December 15, 2025 on a pro-rata basis. The dividend is payable on or about December 30, 2025. On December 11, 2025, the Company announced an updated dividend distribution ratio of 0.0180 per share of Common Stock to its shareholders and securityholders.

On December 4, 2025, the Company announced that it has entered into a securities purchase agreement with a single institutional investor for the purchase and sale of 1,657,460 shares of Common Stock (or Common Stock equivalents in lieu thereof) and Warrants to purchase up to 3,314,920 shares of Common Stock at an effective combined price of $3.62 per share and common warrant for aggregate gross proceeds of approximately $6 million, before deducting placement agent fees and other offering expenses. The Warrants will have an exercise price of $3.62 per share, will be exercisable immediately following receipt of shareholder approval and will expire five years from the initial exercise date. On December 5, 2025, the Company closed the Private Placement. Please see “The Private Placement” for more information.

The Private Placement

On December 4, 2025, the Company and the Selling Stockholder entered into a securities purchase agreement (the “Purchase Agreement”), pursuant to which the Company agreed to sell to the Selling Stockholder an aggregate of 1,657,460 shares of Common Stock, or Pre-Funded Warrants exercisable for $0.0001 per share in lieu thereof, and accompanying Warrants to purchase up to 3,314,920 shares of Common Stock in the Private Placement, for gross proceeds of approximately $6 million, before deducting the placement agent’s fees and other estimated offering expenses. The purchase price per share (or Pre-Funded Warrant in lieu thereof) is $3.62.

The Warrants will be exercisable immediately following receipt of stockholder approval (“Stockholder Approval”) for the issuance of the Warrants and the Warrant Shares and have an exercise price of $3.62 per share, subject to adjustment for customary events such as stock splits and fundamental transactions. The Warrants will expire five years from their initial exercise date. At any time following the initial exercise date of the Warrants, the Warrants can be exercised on a cashless basis if there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares. The Company has agreed to file this Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), with the SEC covering the resale of the Shares, the Pre-Funded Warrant Shares, and the Warrant Shares within 20 calendar days following the closing of the Private Placement on December 5, 2025 (the “Closing”) and to use commercially reasonable efforts to cause this Registration Statement to be declared effective by the SEC within 60 days following the Closing.

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The Purchase Agreement also prohibits the Company from, for 90 days following the date the Registration Statement has been declared effective: (a) issuing, entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of Common Stock or any Common Stock Equivalents (as defined in the Purchase Agreement) or filing any registration statement other than the Registration Statement contemplated by the Purchase Agreement, or (b) the Company or its Subsidiaries (as defined in the Purchase Agreement) effecting or entering into any agreement to effect the issuance any shares of Common Stock or any Common Stock equivalents involving a Variable Rate Transaction (as defined in the Purchase Agreement). In addition, pursuant to the terms of the Purchase Agreement, the Company is required to hold a meeting of stockholders on or prior to the date that is 90 days following the date of Closing to obtain Stockholder Approval, with the recommendation of the board of directors of the Company that such proposals are approved; if the Company does not obtain Stockholder Approval at the first meeting, the Company is required to call a meeting every 90 days thereafter seeking Stockholder Approval until Stockholder Approval is received or the Warrants are no longer outstanding.

The Company currently intends to use the net proceeds from the Private Placement for working capital and general corporate purposes. The Closing of the Private Placement occurred on December 5, 2025.

A.G.P./Alliance Global Partners (the “Placement Agent”) acted as the placement agent for the Private Placement. Pursuant to a placement agent agreement (the “Placement Agent Agreement”) between the Placement Agent and the Company, dated December 4, 2025, the Company agreed to pay the Placement Agent a cash fee equal to 10.0% of the aggregate gross proceeds raised in the Private Placement and a cash fee of $500,000, and to reimburse the Placement Agent for certain reasonable, documented, and accountable expenses, including legal fees, of $60,000 in the aggregate.

In connection with the Closing, each executive officer and director of the Company has entered into a lock-up agreement with the Placement Agent pursuant to which, from the date of the Closing until 90 days following the date the Registration Statement has been declared effective, such executive officer or director will not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to, any shares of Common Stock of the Company or securities convertible, exchangeable or exercisable into, shares of Common Stock of the Company beneficially owned, held or hereafter acquired by such executive officer or director, subject to customary exceptions, or make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or Common Stock Equivalents or publicly disclose the intention to do any of the foregoing.

For more information, please see the section entitled “The Private Placement.”

Emerging Growth Company

We are an “emerging growth company,” as defined in the Securities Act as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “SOX Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result of these exemptions, there may be a less active trading market for our securities, and the prices of our securities may be more volatile.

We will remain an emerging growth company until the earliest of: (1) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of the consummation of our initial public offering), (2) the last day of the fiscal year in which we have total annual gross revenues of at least $1.235 billion, (3) the last day of the fiscal year in which we are deemed to be a large accelerated filer, as defined in the Securities Exchange Act of 1934 (the “Exchange Act”), or (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined under the Securities Act. Smaller reporting companies may take advantage of certain reduced SEC disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our Common Stock held by non-affiliates was not less than $250 million as of the prior June 30, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our Common Stock held by non-affiliates exceeded $700 million as of the prior June 30.

Corporate Information

Our principal executive office is located at 1640 Boro Place, Suite 420C, McLean, Virginia 22102, and our telephone number is (703) 854-1652. Our website address is www.cycurion.com. Axxum’s website address is www.axxumtech.com. Cloudburst’s website address is www.cloudburstsecurity.com. Information on or accessed through any of these websites is not incorporated into and not part of this prospectus.

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OFFERING SUMMARY

Resale of Common Stock

Shares of Common Stock Offered by the Selling Stockholder	Up to 4,972,380 shares of Common Stock consisting of: (i) 1,657,460 shares of our Common Stock issuable upon the exercise of the Pre-Funded Warrants; and (ii) 3,314,920 shares of our Common Stock issuable upon the exercise of the Warrants.

Terms of the Offering	The Selling Stockholder will determine when and how it will dispose of the shares of Common Stock registered under this prospectus for resale.

Common Stock Outstanding	8,586,009 shares of Common Stock, assuming the exercise of the Pre-Funded Warrants and Warrants.

Securities Purchase Agreement	Under the terms of the Securities Purchase Agreement, we agreed to file this registration statement with respect to the registration of the resale by the Selling Stockholder of the Pre-Funded Warrant Shares and the Warrant Shares by the 20th calendar day following the closing of the Private Placement on December 5, 2025 and to use to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC within 60 days following the closing.

Use of Proceeds	All of the securities offered under this prospectus are being registered for the account of the Selling Stockholder. We will not receive any of the proceeds from the sale of these securities. We have agreed to pay all costs, expenses and fees relating to the registration of the securities covered by this prospectus. The Selling Stockholder will bear all commissions and discounts, if any, attributable to the sale of the securities. The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our Common Stock, by negotiations between the Selling Stockholder and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

Risk Factors	Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 9 of this prospectus.

Nasdaq Symbols	Our shares of Common Stock are listed on The Nasdaq Global Market and certain warrants are listed on The Nasdaq Capital Market under the symbols “CYCU” and “CYCUW”, respectively.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. This includes, without limitation, statements regarding the financial position and the plans and objectives of management for our future operations. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus and in any document incorporated by reference in this prospectus may include, for example, statements about:

●	the occurrence of any event, change or other circumstances, including the outcome of any legal proceedings that may be instituted against us;

●	the ability to maintain the listing of our securities on The Nasdaq Stock Market, and the potential liquidity and trading of our securities;

●	the risk of disruption to our current plans and operations;

●	the ability to recognize the anticipated benefits of our business and the recently closed de-SPAC transaction, which may be affected by, among other things, competition and the ability to grow, manage growth profitably, and retain key employees;

●	costs related to our business;

●	changes in applicable laws or regulations;

●	our ability to meet our future capital requirements to fund our operations, which may involve debt and/or equity financing, and to obtain such debt and/or equity financing on favorable terms, and our sources and uses of cash;

●	our ability to achieve and sustain profitability of our existing lines of business and through our wholly owned subsidiaries;

●	our ability to raise sufficient capital to continue to acquire cybersecurity companies;

●	our ability to attract and retain qualified cybersecurity talent;

●	our ability to successfully execute acquisitions, integrate the acquired businesses, and create synergies as a global cybersecurity consolidator;

●	our ability to efficiently acquire customers and maintain high client retention rates;

●	our ability to attract and retain qualified key technology or management personnel and to expand our management team;

●	our ability to stay in compliance with laws and regulations currently applicable to, or which may become applicable to our business both in the United States and internationally;

●	our ability to maintain existing license agreements;

●	our estimates regarding expenses, future revenue, capital requirements, and need for additional financing;

●	our ability to achieve and maintain profitability in the future;

●	our financial performance; and

●	other factors disclosed under the section entitled “Risk Factors” in this prospectus.

These forward-looking statements are based on information available as of the date of this prospectus and current expectations, forecasts, and assumptions, and involve a number of judgments, risks, and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

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RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described below before making an investment decision. Our business, prospects, financial condition, or operating results could be harmed by any of these risks, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our securities could decline due to any of these risks, and, as a result, you may lose all or part of your investment. Certain statements in “Risk Factors” are forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to the Private Placement and this Offering

Our management will have broad discretion over the use of the net proceeds from the Private Placement and may apply it to uses that do not improve our operating results or the value of our securities.

Our management will have broad discretion over the use of proceeds from the Private Placement. We intend to use the net proceeds from the Private Placement for working capital and other general corporate purposes. Our management will have considerable discretion in the application of the net proceeds, and shareholders will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used appropriately. The net proceeds, if any, may be used for corporate purposes that do not improve our operating results or enhance the value of our Common Stock. The failure of our management to use these funds effectively could have a material adverse effect on our business, cause the market price of our Common Stock to decline and impair the commercialization of our products and/or delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments and U.S. government securities. These investments may not yield a favorable return to our stockholders.

There is no public market for the Pre-Funded Warrants or Warrants.

There is no established public trading market for the Pre-Funded Warrants or Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants or Warrants on the Nasdaq Capital Market or any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants and Warrants will be limited.

We may not receive any additional funds upon the exercise of the Pre-Funded Warrants or Warrants.

Each Pre-Funded Warrant and Warrant may be exercised by way of a cashless exercise, meaning that the holder may not pay a cash purchase price upon exercise under certain circumstances, but instead would receive upon such exercise the net number of shares of our Common Stock determined according to the formula set forth in the Pre-Funded Warrants or Warrants. Accordingly, we may not receive any additional funds upon the exercise of the Pre-Funded Warrants or Warrants.

The Pre-Funded Warrants and Warrants are speculative in nature.

The Pre-Funded Warrants and Warrants do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive cash dividends, but rather merely represent the right to acquire shares of Common Stock at a fixed price for a limited period of time. Specifically, commencing on the earlier of (i) if permissible by the applicable rules and regulations of the Nasdaq Stock Market LLC, payment by the holder of $3.62 per Warrant Share and (ii) the date of which approval (as may be required by the applicable rules and regulations of Nasdaq (or any successor entity) from our stockholders with respect to issuance of all of the Warrants and the Warrant Shares upon the exercise thereof is obtained, holders of the Warrants may exercise their right to acquire shares of our Common Stock and pay an exercise price of $3.62 per share, subject to certain adjustments, prior to five years from the issuance date for the Warrants, after which date any unexercised Warrants will expire and have no further value. Holders of Pre-Funded Warrants have identical rights, except that the Pre-Funded Warrants have an exercise price of $0.0001 per share and do not expire until exercised in full. The market value of the Pre-Funded Warrants and Warrants and, if any, is uncertain and there can be no assurance that the market value of the Pre-Funded Warrants and Warrants will equal or exceed their imputed offering price. The Pre-Funded Warrants and Warrants will not be listed or quoted for trading on any market or exchange. There can be no assurance that the market price of the Common Stock will ever equal or exceed the exercise price of the Warrants and consequently, whether it will ever be profitable for holders of the Warrants to exercise the warrants.

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Holders of the Warrants and Pre-Funded Warrants will have no rights as common stockholders with respect to the shares our Common Stock underlying the warrants until such holders exercise their warrants and acquire our Common Stock, except as otherwise provided in the Warrant, and Pre-Funded Warrants

Until holders of the Warrants and Pre-Funded Warrants acquire shares of our Common Stock upon exercise thereof, such holders will have no rights with respect to the shares of our Common Stock underlying such warrants, except to the extent that holders of such Warrants and Pre-Funded Warrants will have certain rights to participate in distributions or dividends paid on our Common Stock as set forth in such warrants. Upon exercise of the Warrants and Pre-Funded Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The securities being offered in this prospectus represent a substantial percentage of our outstanding Common Stock, and the sales of such securities, or the perception that these sales could occur, could cause the market price of our Common Stock to decline significantly.

As of January 2, 2026, there were 3,613,629 shares of Common Stock outstanding, of which 1,903,074 shares of Common Stock were held by non-affiliates of the Company and unrestricted by any contractual lock-up provisions (our “public float”). The shares of Common Stock being offered for resale in this prospectus (inclusive of such shares underlying the Pre-Funded Warrants and Warrants) represent a substantial percentage of our public float. Assuming the exercise of all Pre-Funded Warrants and Warrants, the securities registered for resale would represent approximately 58% of our public float as of January 2, 2026. The Warrants that may be exercised for 3,314,920 shares of Common Stock may not be exercised until Stockholder Approval is received.

The sale of all the securities registered for resale hereunder held by the Selling Stockholder, or the perception that these sales could occur, could depress the market price of our Common Stock. Even if our trading price were to trade significantly lower, the Selling Stockholder may still have an incentive to sell Common Stock because they may still experience a positive rate of return on the securities they purchased at lower prices.

Investors who buy shares of our Common Stock at different times will likely pay different prices.

Investors who purchase shares of Common Stock in this offering at different times will likely pay different prices, and so may experience different levels of dilution and different outcomes in their investment results. Investors also may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of sales in future transactions at lower prices.

We are an emerging growth company, and the reduced reporting requirements applicable to emerging growth companies may make our shares of Common Stock less attractive to investors.

We are an emerging growth company, as defined under the Securities Act. For as long as we continue to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including exemption from compliance with the auditor attestation requirements, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We will remain an emerging growth company until the earlier of: (1) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of the consummation of our initial public offering), (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion, (4) the last day of the fiscal year in which we are deemed to be a large accelerated filer, as defined in the Exchange Act or (5) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

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In addition, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow it to take advantage of many of the same exemptions from disclosure requirements including exemption from compliance with the auditor attestation requirements of Section 404 and reduced disclosure obligations regarding executive compensation in this proxy statement and our periodic reports and proxy statements.

We cannot predict if investors will find our shares of Common Stock less attractive because we rely on these exemptions. If some investors find our shares of Common Stock less attractive as a result, there may be a less active trading market for the Common Stock and our market price may drop and be more volatile.

Risks Related to Our Business Generally

We have a limited operating history upon which you can evaluate our future business and prospects.

We have a limited operating history. Since our incorporation in 2017, we have acquired two operating subsidiaries: Axxum in 2017 and Cloudburst in 2019. We have also acquired certain technology assets of Sabres in September 2021. Accordingly, along with our subsidiaries, we have varying operating histories and, together as a consolidated company, has a limited operating history, which can make it difficult for investors to evaluate our operations and prospects and may increase the risks associated with an investment. There can be no assurance that our business plan can be realized in the manner contemplated, that we will ever realize any significant operating revenues, or that our operations will ever be profitable, and, therefore, our stockholders may lose all or a substantial part of their investment.

We have incurred net losses and cannot assure you that we will achieve or maintain profitable operations.

Our net income was $1,229,601 for the year ended December 31, 2024, and, we had a net loss of $(2,097,013) for the year ended December 31, 2023. Our net loss was $(18,560,558) for the nine months ended September 30, 2025, and, we had a net income of $109,712 for the nine months ended September 30, 2024. We may continue to incur significant losses in the future for a number of reasons, including unforeseen expenses, difficulties, complications, and delays and other unknown events.

We intend to increase our brand awareness, expand the customer base, and expect to continue to invest heavily in our businesses in the foreseeable future as management continues to attempt to expand and grow the core businesses. In addition, our net revenues could be impacted by various factors, including the competitive landscape, customer preferences, and the success of our service offerings.

Accordingly, we cannot assure you that we will achieve sustainable operating profits as we continue to attempt to expand our product and professional service offerings and otherwise implement our growth initiatives. Any failure to achieve and maintain profitability would have a materially adverse effect on our ability to implement our business plan, our results and operations, and our financial condition, and could cause the value of our Common Stock to decline, resulting in a significant or complete loss of your investment.

Our level of indebtedness and debt service obligations could adversely affect our financial condition and make it more difficult for management to fund our operations.

As of December 31, 2024, we had approximately $20.2 million of indebtedness and other liabilities outstanding and as of September 30, 2025, we had approximately $16.9 million of indebtedness and other liabilities outstanding. Consequently:

●	we will need to use a substantial portion of available cash flow to pay interest and principal on existing debt, which will reduce the amount of money available to finance our operations and other business activities;

●	our debt level increases our vulnerability to general economic downturns and adverse industry conditions;

●	our debt level could limit our flexibility in planning for, or reacting to, changes in our business and in our industry in general;

●	our leverage could place us at a competitive disadvantage compared to our competitors that have less debt; and

●	our failure to comply with the financial and other restrictive covenants in our debt instruments which, among other things, may require us to maintain specified financial ratios and will limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or prospects.

Despite our existing level of indebtedness, we may incur additional indebtedness, which could further exacerbate the risks described above.

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Our recurring losses, net working capital, and accumulated deficit resulting from substantial operating losses have raised substantial doubt regarding our ability to continue as a going concern.

We had a net working capital deficit of $9.6 million and an accumulated deficit of $21.8 million resulting from net income incurred during the year ended September 30, 2025 and from substantial losses during prior periods. In addition, we had a net cash outflow of $8.8 million from operating activities during the nine months ended September 30, 2025 and $1.2 million during the nine months ended September 30, 2024, all of which raise substantial doubt about our ability to continue as a going concern. We had a net working capital deficit of $7.8 million and an accumulated deficit of $3.2 million resulting from net income incurred during the year ended December 31, 2024 and from substantial losses during prior periods. In addition, we had a net cash outflow of $2 million from operating activities during the year ended December 31, 2023 and $1.4 million during the year ended December 31, 2024, all of which raise substantial doubt about our ability to continue as a going concern. Although we were nominally profitable during 2024, there is no assurance that we will not continue to generate operating losses and consume significant cash resources for the foreseeable future. Without additional financing, these conditions raise substantial doubt about our ability to continue as a going concern, meaning that we may be unable to continue operations for the foreseeable future or realize assets and discharge liabilities in the ordinary course of operations. If we seek additional financing to fund our business and potential acquisition activities in the future and there remains doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on commercially reasonable terms or at all. If we are unable to obtain sufficient funding, our business, prospects, financial condition, and results of operations will be materially and adversely affected, and we may be unable to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and we may receive less than the value at which those assets are carried on our financial statements; accordingly, it is likely that stockholders will lose all or a part of their investment.

We will require substantial additional funding in the future, which may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce, or cease our operations.

Our operations have consumed substantial amounts of cash since our inception. As of December 31, 2024, we had an accumulated deficit of $3.2 million and as of September 30, 2025, we had an accumulated deficit on $21.8 million. We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. Our business will require substantial additional capital for the implementation of our long-term business plan and the development of cybersecurity technology. Our ability to raise additional funds may be adversely impacted by potential worsening global economic conditions and the recent disruptions to, and volatility in, the credit and financial markets in the U.S. As we require additional funds, we may seek to fund our operations through the sale of additional equity securities, debt financing, and/or strategic collaboration agreements. We cannot be sure that additional financing from any of these sources will be available when needed or that, if available, the additional financing will be obtained on favorable terms.

If we raise additional funds by selling shares of our Common Stock or other equity-linked securities, the ownership interest of our current stockholders will be diluted. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. If we raise additional funds through collaborations, strategic alliances or marketing, distribution, or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, or assets or to grant licenses on terms that may not be acceptable to us. If we raise additional funds through debt financing, we may have to grant a security interest on our assets to the future lenders, our debt service costs may be substantial, and the lenders may have a preferential position in connection with any future bankruptcy or liquidation involving us.

We may issue additional shares of Common Stock or preferred stock under an employee incentive plan, which would dilute the interest of our stockholders.

We may issue a substantial number of additional shares of common or preferred stock under an employee incentive plan. The issuance of additional shares of common or preferred stock:

●	may significantly dilute the equity interest of investors;

●	may subordinate the rights of holders of Common Stock if preferred stock is issued with rights senior to those afforded our Common Stock;

●	could cause a change of control if a substantial number of shares of our Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

●	may adversely affect prevailing market prices for the Common Stock.

Our ability to grow and compete in the future will be adversely affected if adequate capital is not available to us or not available on favorable terms.

We have limited capital resources. To date, we have financed our operations through a mix of equity investments by unaffiliated third parties and bank debt financing and, except in connection with this Offering, we expect to continue to do so in the foreseeable future. Our ability to continue our normal and planned operations, to grow our business, and to compete in the cybersecurity industry will depend on the availability of adequate capital.

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We cannot assure you that we will be able to obtain additional financing from those or other sources when or in the amounts needed, on acceptable terms, or at all. If we raise capital through the sale of equity, or securities convertible into equity, that would result in dilution to our then-existing stockholders, which could be significant depending on the price at which we may be able to sell our securities. If we raise additional capital through the incurrence of additional indebtedness, we would likely become subject to further covenants restricting our business activities, and holders of debt instruments would have rights and privileges senior to those of our then-existing stockholders. In addition, servicing the interest and principal repayment obligations under debt facilities could divert funds that would otherwise be available to support development of new programs and marketing to current and potential new clients. If we are unable to raise capital when needed or on acceptable terms, we could be forced to delay, reduce, or eliminate certain products or professional service offerings or future marketing efforts, or reduce or discontinue our operations. Any of these events could significantly harm our business, financial condition, and prospects and could cause the value of our Common Stock to decline, resulting in a significant or complete loss of your investment.

If we do not continue to innovate and offer solutions and professional services that address the dynamic threat landscape, we may not remain competitive, and our revenue and operating results could suffer.

Our success will depend, in part, on our ability to develop and implement innovative customer solutions and professional services that anticipate and keep pace with rapid and continuing changes in technology, industry standards, and client preferences, as well as continue to attract top talent and expertise in order to develop innovative solution offerings and professional services that are required to keep up with dynamic industry landscapes. We may not be successful in anticipating or responding to these developments in a timely basis, and our offerings may not be successful in the marketplace. In addition, services, solutions, and technologies developed by our competitors may make our service or solution offerings uncompetitive or obsolete. Any of these circumstances could have a material adverse effect on our ability to obtain and successfully complete important client engagements, which in return would negatively affect revenue and operating results.

We rely on personnel with extensive information-security expertise and the loss of, or our inability to attract and retain, qualified personnel in the highly competitive labor market for such expertise could harm our business.

Our future performance depends upon our ability to attract and retain qualified cybersecurity personnel. The information technology consulting and cybersecurity industries have highly competitive labor markets, which depend on technical expertise and experience. In the future, we may be unable to continue to recruit and retain talent. If we cannot, we may not be able to expand. Finally, our competitors may offer more competitive compensation packages than we could afford to offer.

We regularly attempt to benchmark our employee and contractor compensation against compensation paid within our industry and, if possible, make annual adjustments to the compensation we pay in order to remain competitive in the market.

In order to attract and retain the number of employees we need to grow our business, we may need to increase our compensation levels in the future. This could adversely affect our operating margins, which, in turn, could negatively affect our financial condition and operating results.

If we are unable to hire, retain, train, and motivate qualified personnel and senior management, our business could suffer.

Our future success largely depends upon the continued contribution, attraction, and retention of our senior management and other qualified personnel. If one or more of our executive officers are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. Additionally, we may incur additional expenses to recruit and retain new executive officers. If any of our executive officers joins a competitor or forms a competing company, we may lose some or all of our customers. Finally, we do not maintain “key person” life insurance on any of our executive officers. Because of these factors, the loss of the services of any of these key persons could adversely affect our business, financial condition, and results of operations, and thereby an investment in our Common Stock.

We must continually enhance our training, existing solutions and technology tools and develop or acquire new solutions and tools, or we will lose clients and our competitive position will suffer.

The cybersecurity landscape is constantly changing with increasing scale, frequency, and organization of attacks. Thus, there is a high need for constant improvement and updates in our existing solutions and technologies. We face the risks of our services offerings not being adequately competitive, including not being able to: (i) accurately target our clients’ and prospective clients’ most-needed solutions (ii) be cost-effective for our clients and prospective clients, and (iii) be easy to use.

If we do not meet our clients’ and prospective clients’ expectations, or adequately mitigate these risks, we risk losing our competitive position and clients, which, in turn, will decrease our operating profits, revenue, and net income.

We face intense competition in the cybersecurity industry, especially from larger, well-established companies.

We face significant competition from other cybersecurity companies, especially those companies who are considered the larger and more established entities. Relative to us, many of these companies have significantly greater financial, technical, marketing, and other resources, longer operating histories, more well-established brand names and business user recognition, larger customer bases, larger and more mature intellectual property portfolios, and more diverse strategic plans and service offerings. Intense competition from these traditional and new cybersecurity companies has led to declining prices and margins for many cybersecurity services, and we expect this trend to continue as competition intensifies in the future. Any decrease in our pricing or margins, could significantly harm our business, financial condition, and results of operations, resulting in a significant or complete loss of your investment.

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Further, decreasing prices for such professional services due to high number of entrants has somewhat diminished the competitive advantage that we have enjoyed as a result of our service pricing. If our competitors implement a similar business model, then our competitive position in the market might be diluted. Should this happen, our ability to acquire and keep customers would be impaired. Our competitors may also introduce new technologies or services that could make our product offerings and professional services less attractive to our customers or potential customers. The inability to maintain or improve our competitive standing within the cybersecurity industry could materially adversely affect our business, prospects, financial condition, and results of operations.

For all of these reasons, we may not be able to compete successfully against our current or future competitors, or may be required to expend significant resources in order to remain competitive. If our competitors are more successful than us in developing new product and service offerings or in attracting and retaining customers, our business, financial condition, and results of operations could be adversely affected.

If our products or professional services fail to detect vulnerabilities or identify and respond to cybersecurity incidents, or if our products contain undetected errors or defects, our brand and reputation could be harmed, which could have an adverse effect on our business and results of operations.

If our products or professional services fail to detect vulnerabilities in our customers’ cybersecurity infrastructure, or if our products or professional services fail to identify and respond to new and increasingly complex methods of cyber-attacks, our business and reputation may suffer. There is no guarantee that our products or professional services will detect all vulnerabilities, especially in light of the rapidly changing security landscape to which we must respond. Additionally, our products may falsely detect vulnerabilities or threats that do not actually exist.

Our products may also contain undetected errors or defects. Any errors, defects, disruptions in service, or other performance problems with our products may damage our customers’ businesses and could hurt our reputation. If our products or professional services fail to detect vulnerabilities for any reason, we may incur significant costs, the attention of our key personnel could be diverted, our customers may delay or withhold payment to us or elect not to renew or other significant customer relations problems may arise. We may also be subject to liability claims for damages related to errors or defects in our products. A material liability claim or other occurrence that harms our reputation or decreases market acceptance of our products may harm our business and operating results.

Many federal, state, and foreign governments have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach often lead to widespread negative publicity, and any association of us with such publicity may cause our customers to lose confidence in the effectiveness of our security solutions. An actual or perceived security breach or theft of the sensitive data of one of our customers, regardless of whether the breach is attributable to the failure of our products or professional services, could adversely affect the market’s perception of our offerings and subject us to legal claims.

We have recently acquired multiple businesses. Successful acquisitions and integration of additional businesses that provide comparable or complementary services drives our growth strategy. Our ability to grow is limited if we fail to identify and consummate acquisitions.

We have completed the acquisition of certain complementary businesses, and we intend to consider additional potential strategic transactions, which could involve acquisitions of businesses or assets, joint ventures, or investments in businesses or technologies that expand, complement, or otherwise relate to our business. We may also consider, from time to time, opportunities to engage in joint ventures or other business collaborations with third parties. Should our relationships fail to materialize into significant agreements, or should we fail to work efficiently with these companies, we may lose sales and marketing opportunities and our business, results of operations, and financial condition could be adversely affected.

Any business acquisition creates risks such as, among others: (i) the need to integrate and manage the businesses acquired with our own business; (ii) additional demands on our resources, systems, procedures, and controls; (iii) disruption of our ongoing business; and (iv) diversion of management’s attention from other business concerns. Moreover, these transactions could involve: (i) substantial investment of funds or financings by issuance of debt or equity securities; (ii) substantial investment with respect to technology transfers and operational integration; and (iii) the acquisition or disposition of lines of businesses. Also, such activities could result in one-time charges and expenses and have the potential to either dilute the interests of our existing stockholders or result in the issuance of, or assumption of debt. Such acquisitions, investments, joint ventures, or other business collaborations may involve significant commitments of financial and other resources. Any such activities may not be successful in generating revenue, income, or other returns, and any resources we committed to such activities will not be available to us for other purposes. Moreover, if we are unable to access the capital markets on acceptable terms or at all, we may not be able to consummate acquisitions, or may have to do so on the basis of a less than optimal capital structure. Our inability to take advantage of growth opportunities or address risks associated with acquisitions or investments in businesses may negatively affect our operating results.

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Additionally, any impairment of goodwill or other intangible assets acquired in an acquisition or in an investment, or charges to earnings associated with any acquisition or investment activity, may materially reduce our earnings. Future acquisitions or joint ventures may not result in their anticipated benefits and we may not be able to properly integrate acquired technologies or businesses with our existing operations or successfully combine personnel and cultures. Failure to do so could deprive us of the intended benefits of those acquisitions.

We intend to grow our client base significantly through acquisitions of other service providers. If we fail to retain existing clients and attract new clients through acquisitions, we may never achieve profitability.

Through acquisition of other service providers, we will inherit an increasingly larger client base, which creates cross-selling and up-selling opportunities. We need high-quality service and exemplary client management to retain and grow our client base. We also plan to launch sales and marketing efforts, and if our marketing efforts do not materialize, we may lose existing clients or fail to obtain new clients. Our inability to grow sales as we expand in operations may result in continuing losses, and we may not be profitable for an extended period of time. In addition, even if we are able to make future acquisitions, we will incur additional costs to consummate them, which may result in a shortage in our capital resources. We may also incur difficulties in integrating new businesses with our current operations.

Our business strategy may impose limitations in our ability to accurately forecast future revenue and operating results.

Our operating results are dependent on a variety of factors, including purchasing patterns of our clients, competitive pricing, debt servicing, and general economic trends. Our revenue and operating results may fluctuate if our sales targets are not met, new service offerings receive poor client response, or client acquisition costs increase due to competition. In addition to these factors, our acquisition strategy may impose additional risks to the predictability of our operating results. Revenue streams may be volatile due to the uncertainty in identifying attractive acquisition candidates and our ability to consummate new acquisitions. Unexpected expenses may be incurred during due diligence and post-acquisition. We intend to manage risk carefully with the acquisitions; however, there can be no assurance that we will be able to identity and consummate acquisitions that improve our results of operations.

As a cybersecurity provider, we are a target of cyber-attacks and other cyber risks that could adversely impact our reputation and operating results.

As a cybersecurity provider, we have been and will likely be a target of cyber-attacks designed to impede the performance of our products, penetrate our network security, or that of our customers, misappropriate proprietary information and/or cause interruptions to our services. If our systems are breached as a result of third-party action, employee error or misconduct, attackers could learn critical information about how our products operate to help protect our customers’ infrastructures from cyber risk, thereby making our customers more vulnerable to cyber-attacks. In addition, if actual or perceived breaches of our network security occur, they could adversely affect the market perception of our products, negatively affecting our reputation, and may expose us to the loss of our proprietary information or information belonging to our customers, investigations or litigation and possible liability, including injunctive relief and monetary damages. Such security breaches could also divert the efforts of our key personnel. In addition, such security breaches could impair our ability to operate our business and provide products and services to our customers. If this happens, our reputation could be harmed, our revenue could decline and our business could suffer.

Additionally, we cannot be certain that our insurance coverage will be adequate for data security liabilities actually incurred, will cover any indemnification claims against us relating to any incident, that insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results, and reputation.

The loss of, or a significant reduction, in purchases by any of our larger clients could adversely affect our business and financial results.

Currently, we are dependent on a few clients for a large portion of our revenue. If we fail to provide professional services to these clients on a timely basis or fail to meet their performance expectations, including the failure to enhance, maintain, upgrade, or improve our products and professional services, we may lose some of our clients that generate a significant amount of our revenue. If this were to happen, we would need to acquire several smaller clients or another large client to replace the lost revenue, as to which acquisitions there can be no assurance.

Any loss of a significant customer could increase our per-client costs, decrease our operating efficiencies, and have a material adverse effect on our business, results of operations, and financial condition. There can be no assurance that we can easily mitigate the potential loss of any of our larger clients, if at all.

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The failure of Congress to approve appropriations bills in a timely manner for the Federal government agencies and departments we support, or the failure of the Administration and Congress to reach an agreement on fiscal issues, could delay and reduce spending, cause us to lose revenue and profit, and affect our cash flow.

On an annual basis, Congress is required to approve appropriations bills that govern spending by each of the Federal government agencies and departments we support. When Congress is, or Congress and the Administration are, unable to agree on budget priorities and, thus, unable to pass annual appropriations bills on a timely basis, Congress typically enacts a continuing resolution. Continuing resolutions generally allow Federal government agencies and departments to operate at spending levels based on the previous fiscal year. When agencies and departments operate on the basis of a continuing resolution, funding we expect to receive from clients for work we are already performing and for new initiatives may be delayed or cancelled. Congress and the Administration have from time to time failed to agree on a continuing resolution, resulting in temporary shutdowns of non-essential Federal government functions and our work on such functions. Such shutdowns may result in delayed payments to us and/or the delay of certain programs and projects for which we were engaged. Thus, the failure by Congress and the Administration to enact appropriations bills in a timely manner can result in the loss of revenue and profit when Federal government agencies and departments are required to cancel or change existing or new initiatives or the deferral of revenue and profit to later periods due to shutdowns or delays in implementing existing or new initiatives. There is also the possibility that Congress will fail to raise the U.S. debt ceiling, when necessary. This can also result in Federal government shutdowns. The delayed funding or shutdown of many parts of the Federal government, including agencies, departments, programs, and projects we support, could have a substantial negative effect on our revenue, profits, and cash flow.

Substantially all of our revenue is generated from contracts with Federal governmental clients.

We derived substantially all of our revenue in 2024 and as of September 30, 2025 from contracts with Federal government clients. Selling to government entities can be highly competitive, expensive and time consuming, and often requires significant upfront time and expense without any assurance that we will win a sale. Further expenditures by our Federal government clients may be restricted or reduced by Administration or congressional actions, by action of the Office of Management and Budget, by action of individual agencies or departments, or by other actions. Accordingly, we expect that, due to changing government budgeting and spending priorities and related disputes among Congress and the Administration, some of our government clients in the future may delay payments due to us, may eventually fail to pay what they owe us, and/or may delay certain programs and projects. For some government clients, we may face a difficult choice: turn down (or stop) work due to budget uncertainty with the risk of damaging a valuable client relationship or perform work with the risk of not being paid in a timely fashion or perhaps at all. Congressional elections could also affect spending priorities and budgets at all levels of government. In addition, increased deficits and debt at all levels of government, may lead to reduced spending by agencies and departments on projects or programs we support.

Government entities also have heightened sensitivity surrounding the purchase of cybersecurity solutions due to the critical importance of their IT infrastructures, the nature of the information contained within those infrastructures and the fact that they are highly visible targets for cyber-attacks. Accordingly, increasing sales of our products and professional services to government entities may be challenging.

Further, in the course of providing our products and professional services to government entities, our employees and those of our channel partners may be exposed to sensitive government information. Any failure by us or our channel partners to safeguard and maintain the confidentiality of such information could subject us to liability and reputational harm, which could materially and adversely affect our results of operations and financial performance.

Our reliance on U.S. General Services Administration Multiple Award Schedule (“GSA Schedule”) contracts and other Indefinite Delivery/Indefinite Quantity (“IDIQ”) contracts creates the risk of volatility in our revenue and profit levels.

We believe that one of the elements of our success is our position as a prime contractor under GSA Schedule contracts and other IDIQ contracts, and we believe this position is important to our ability to sell our services to Federal government clients. However, these contract vehicles require us to compete for each delivery order and task order, rather than having a more predictable stream of activity during the term of a multi-year contract. In addition, we may spend considerable cost and management time and effort to prepare bids and proposals for contracts, delivery orders, or task orders that we may not win. There can be no assurance that we will continue to obtain revenue from such contracts at current levels, or in any amount, in the future. To the extent that Federal government agencies and departments choose to employ GSA Schedule contracts and other IDIQ contracts encompassing activities for which we are not able to compete or provide services, we could lose business, which would negatively affect our revenue and profitability.

Future acquisitions could disrupt our business and harm our financial condition and operating results.

To remain competitive, we have in the past and may in the future seek to acquire additional businesses, products, or technologies. The environment for acquisitions in our industry is very competitive and acquisition candidate purchase prices will likely exceed what we would prefer to pay. We also may not find suitable acquisition candidates, and acquisitions we complete may be unsuccessful.

Achieving the anticipated benefits of future acquisitions will depend in part upon whether we can integrate acquired operations, products and technology in a timely and cost-effective manner and successfully market and sell these as new product offerings, or as new features within our existing offerings. The acquisition and integration processes are complex, expensive, and time consuming, and may cause an interruption of, or loss of momentum in, product development, sales activities, and operations. If we are unable to effectively execute or integrate acquisitions, our business, financial condition, and operating results could be adversely affected.

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In addition, we may only be able to conduct limited due diligence on an acquired company’s operations or may discover that the products or technology acquired were not as capable as we thought based upon the initial or limited due diligence. Following an acquisition, we may be subject to unforeseen liabilities arising from an acquired company’s past or present operations and these liabilities may be greater than the warranty and indemnity limitations that we negotiate. Any unforeseen liability that is greater than these warranty and indemnity limitations could have a negative impact on our financial condition.

Our strategic partnerships expose us to a range of business risks and uncertainties that could have a material adverse impact on our business and financial results.

We and our subsidiaries have entered, and intend to continue to enter, into strategic partnerships with third parties to support our future growth plans. We cannot provide any assurance that we will be able to continue to enter into additional strategic partnerships. Strategic partnerships require significant coordination between the parties involved, particularly if a partner requires that we integrate its products with our products. Further, we have invested and will continue to invest significant time, money, and resources to establish and maintain relationships with our strategic partners, but we have no assurance that any particular relationship will continue for any specific period of time, result in new offerings that we can effectively commercialize, or result in enhancements to our existing offerings.

We depend on the continued services and performance of our senior management and other key employees, the loss of any of whom could adversely affect our business, operating results, and financial condition.

Our future performance depends on the continued services and contributions of our senior management and other key employees to execute on our business plan and to identify and pursue new opportunities and product innovations. From time to time, there may be changes in our senior management team resulting from the termination or departure of our executive officers and key employees. The loss of the services of our senior management or other key employees, including Emmit McHenry, for any reason could significantly delay or prevent the achievement of our development and strategic objectives and harm our business, financial condition, and results of operations.

Accusations against us by third parties of infringement or other violations of their intellectual property rights, regardless of the accuracy of these assertions, could result in significant costs and harm our business and operating results.

We cannot ensure that our professional services and solutions, or the third-party solutions that we offer to our clients, do not infringe on the intellectual property rights of third parties and, in the future, we may have infringement claims asserted against us or against our clients. These claims could harm our reputation, require us to incur significant expenses and monetary liability, and prevent us from offering some of our current professional services or solutions. Legal challenges to our intellectual property rights and claims of intellectual property infringement by third parties could require that we enter into royalty or licensing agreements on less-than-favorable terms. Even if we believe any such challenges or claims are without merit, they can be time-consuming and costly to defend, injure our reputation, and divert management’s attention and resources away from our business. We may need to change our business practices if any of these events were to occur, which may limit our ability to compete effectively and could have an adverse effect on our results of operations.

We depend on unaffiliated third-party software in order to provide our solutions and professional services and support our operations.

Significant portions of our services and operations rely on software that is licensed from third-party vendors. The fees associated with these license agreements could increase in future periods, resulting in increased operating expenses. If there are significant changes to the terms and conditions of our license agreements, or if we are unable to renew these license agreements, we may be required to make changes to our vendors or information technology systems. These changes could impact the solutions and services we provide to our clients or the processes we have in place to support our operations, which could have an adverse effect on our business.

Any material weakness in our internal controls could adversely affect our business and could impair our ability to produce accurate and timely financial statements.

In the future, under Section 404 of the SOX Act, we will be required to furnish a report by our management on internal control over financial reporting. This report must contain, among other matters, an assessment of the effectiveness of our internal control over financial reporting, including a statement as to whether or not our internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in our internal control over financial reporting identified by our management.

We identify material weakness in our internal controls, which could affect our ability to provide reliable financial statements and our business decision-making process, could harm our business and operating results, cause investors to lose confidence in our reported financial information, cause the market price of our securities to decrease and harm our ability to obtain additional financing, especially additional financing on favorable terms, could be adversely affected. In addition, failure to maintain effective internal control over financial reporting could result in investigations or sanctions by regulatory authorities. For a description of our material weaknesses, please see “Item 9A. Controls and Procedures” of our annual report on Form 10-K for the year ended December 31, 2024, filed with the SEC on April 17, 2025.

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When and if we are a “large accelerated filer” or an “accelerated filer” and are no longer an “emerging growth company” or “smaller reporting company,” each as defined in the Exchange Act, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting. However, for so long as we remain an emerging growth company or smaller reporting company, we intend to take advantage of an exemption available to emerging growth companies and smaller reporting companies from these auditor attestation requirements.

The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing, and possible remediation. To comply with the requirements of being a reporting company under the Exchange Act, we will need to upgrade our systems including information technology; implement additional financial and management controls, reporting systems, and procedures; and hire additional accounting and finance staff. If we or, if required, our auditors are unable to conclude that our internal control over financial reporting is effective, investors may lose confidence in our financial reporting, and the trading price of our Common Stock may decline.

We may not be able to manage our growth effectively or improve our operational, financial, and management information systems, which would impair our results of operations.

In the near term, we intend to expand the scope of our operational activities significantly. If we are successful in executing our business plan, we will experience growth in our business that could place a significant strain on our business operations, finances, management, and other resources. The factors that may place strain on our resources include, but are not limited to, the following:

●	the need for continued development of our financial and information management systems;

●	the need to manage strategic relationships and agreements with manufacturers, customers, and partners; and

●	difficulties in hiring and retaining skilled management, technical, and other personnel necessary to support and manage our business.

Additionally, our strategy envisions a period of rapid growth that may impose a significant burden on our administrative and operational resources. Our ability to manage growth effectively will require us to expand the capabilities of our administrative and operational resources substantially and to attract, train, manage, and retain qualified management and other personnel. There can be no assurance that we will be successful in recruiting and retaining new employees or retaining existing employees.

We cannot provide assurances that our management will be able to manage this growth effectively. Our failure to manage growth successfully could result in our sales not increasing commensurately with capital investments, if at all, or otherwise materially adversely affecting our business, financial condition, or results of operations.

We may issue additional shares of our Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

We may issue additional shares of our Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness or under the Equity Incentive Plan, without stockholder approval, in a number of circumstances.

Our issuance of additional shares of our Common Stock or other equity securities of equal or senior rank could have the following effects:

●	your proportionate ownership interest in our Company may decrease;

●	the relative voting strength of each previously outstanding share of Common Stock may be diminished; or

●	the market price of our shares of Common Stock may decline.

You will experience immediate and substantial dilution as a result of this offering and any future offering and may experience additional dilution in the future.

In the future, your percentage ownership in our company may be diluted because of equity issuances for warrant exercises, conversion of promissory notes, acquisitions, strategic investments, capital market transactions, or otherwise, including equity compensation awards that we grant to our directors, officers and employees. The issuance and resale of additional shares of Common Stock or other securities in any future registration statement may cause substantial dilution of your ownership interest in our securities.

The future issuance of any such additional shares of Common Stock may create downward pressure on the trading price of our Common Stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which shares of our Common Stock are currently traded at such time.

If we are unable continually to add new customer offerings, innovate, and increase efficiencies, our ability to attract new customers may be adversely affected.

In the area of innovation, we must be able to add new solutions and professional service offerings and adopt sales incentives and policies that appeal to our customers and prospective customers. This depends, in part, on the creative and marketing skills of our personnel and on our ability to appeal to both customers and manufacturers. We may not be successful in the development, introduction, marketing and sourcing of new products or sales policies that satisfy customer needs, achieve market acceptance, or generate satisfactory financial returns, any of which could adversely affect our business, financial condition, or results of operations.

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Risks Related to Securities Markets and Investments in Our Common Stock

We have no current plans to pay dividends on our shares of Common Stock.

We do not anticipate paying any cash dividends in the foreseeable future. If we incur indebtedness in the future to fund our future growth, our ability to pay dividends may be further restricted by the terms of such indebtedness.

We will qualify as an “emerging growth company” within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, it could make our securities less attractive to investors and may make it more difficult to compare our performance to the performance of other public companies.

We will qualify as an “emerging growth company” as defined under the Securities Act. As such, we will be eligible for and intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404(b) of the SOX Act, (b) the exemptions from say-on-pay, say-on-frequency, and say-on-golden parachute voting requirements, and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of our Common Stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period, or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of our predecessor’s IPO. In addition, the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Investors may find our Common Stock less attractive because we will rely on these exemptions, which may result in a less active trading market for our Common Stock and the price may be more volatile.

Our Common Stock price may be volatile, and as a result you could lose all or part of your investment.

In addition to volatility associated with equity securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our shares of Common Stock:

●	disappointing results from our development efforts;

●	deadline in demand for our shares of Common Stock;

●	downward revisions in securities analysts’ estimates or changes in general market conditions;

●	technological innovations by competitors or in competing products;

●	investor perception of our industry or our prospects; and

●	general economic trends.

Stock markets in general have experienced extreme price and volume fluctuations, and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our shares of Common Stock.

Potential future sales pursuant to registration rights that we have granted may depress the market price for our shares of Common Stock.

We have granted a number of our stockholders’ registration rights with respect to their shares of Common Stock. See the section titled “Registration Rights.” Such future sales of our shares of Common Stock by our existing stockholders, pursuant to and in accordance with the provisions of any registration statement, may have a depressive effect on the market price of our shares of Common Stock. Further, in general, under the Securities Act, a person who has satisfied a minimum holding period of between six months and one-year and any other applicable requirements, may thereafter resell such shares publicly. A significant number of our currently issued and outstanding shares of Common Stock held by existing stockholders, including officers and directors and other principal stockholders are currently eligible for resale pursuant to and in accordance with SEC rules. The possible future sale of our shares by our existing stockholders, pursuant to and in accordance with the provisions of SEC rules, may have a depressive effect on the price of our Shares of Common Stock in the applicable trading marketplace.

The Financial Industry Regulatory Authority, Inc. (“FINRA”) has adopted sales practice requirements that may also limit a stockholder’s ability to buy and sell our Common Stock.

FINRA has adopted rules that require that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative, low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our shares of Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares of Common Stock.

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We face risks related to compliance with corporate governance laws and financial reporting standards.

The SOX Act, as well as related rules and regulations implemented by the SEC and the Public Company Accounting Oversight Board (“PCAOB”), require changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the SOX Act relating to internal control over financial reporting materially increased our legal and financial compliance costs and made some activities more time-consuming and more burdensome.

If we fail to comply with the continued minimum closing bid requirements of the Nasdaq Global Market or other requirements for continued listing, our Common Stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

Our Common Stock is listed for trading on the Nasdaq Global Market. We must satisfy Nasdaq continued listing requirements, including, among other things, a minimum closing bid price requirement of $1.00 per share for 30 consecutive business days. If a company’s common stock trades for 30 consecutive business days below the $1.00 minimum closing bid price requirement, Nasdaq will send a deficiency notice to us, advising that it has been afforded a “compliance period” of 180 calendar days to regain compliance with the applicable requirements. Thereafter, if such a company does not regain compliance with the bid price requirement, a second 180-day compliance period may be available.

On October 14, 2025, we received written notice from the Nasdaq Staff that it has determined to commence proceedings to delist our Common Stock from the Nasdaq Global Market. As previously announced in a Current Report filed with the SEC, on April 15, 2025, the Staff notified the Company on April 9, 2025 that, for the prior 30 consecutive business days, the closing bid price of our common stock had been below the minimum of $1.00 per share required for continued listing on The Nasdaq Global Market under Nasdaq Listing Rule 5550(a)(2) (Bid Price Rule). The notification letter stated that we would be afforded 180 calendar days, or until October 6, 2025, to regain compliance. The Company did not regain compliance with the Bid Price Rule by October 6, 2025, and the listed security is now subject to delisting from The Nasdaq Global Market. Unless the Company requests an appeal of the Staff’s determination by October 21, 2025, trading of the Company’s Common Stock will be scheduled for delisting at the opening of business on October 23, 2025, and Nasdaq intends to file a Form 25-NSE with the SEC, removing the Common Stock from listing and registration on The Nasdaq Stock Market. On October 20, 2025, the Company requested a hearing to appeal the Staff’s determination to the Panel pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series. The hearing request will stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision. The Company received written notice from Nasdaq that the hearing with the Panel was scheduled for November 20, 2025.

On October 27, 2025, we effected the one-for-thirty Reverse Stock Split at the commencement of business. The Company effected the Reverse Stock Split by filing the Second Amendment to the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on October 24, 2025. The Company’s shares of Common Stock began trading on a split-adjusted basis on The Nasdaq Global Market, when the market opened today, October 27, 2025, under the existing trading symbol “CYCU” and new CUSIP number 95758L305. As a result of the Reverse Stock Split, every thirty of the Company’s issued shares of Common Stock was combined into one issued share of Common Stock, without any change to the par value per share and without any change in the total number of authorized shares of Common Stock. The number of outstanding shares of Common Stock was reduced from approximately 86,533,435 shares to approximately 2,884,447 shares. No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who otherwise held a fraction of a share of Common Stock of the Company will receive a cash payment (without interest and subject to withholding taxes, as applicable) in lieu thereof at a price equal to that fraction of a share to which the stockholder would otherwise be entitled, multiplied by the closing price of the Company’s shares on The Nasdaq Global Market on the trading day immediately preceding the effective date of the Reverse Stock Split.

On November 11, 2025, the Company received a letter from Nasdaq stating that Nasdaq has determined that the Company has regained compliance with Nasdaq’s minimum bid price requirement under Listing Rule 5450(a)(1) and that the Company is now in compliance with The Nasdaq Global Market’s listing requirements. Nasdaq also determined that the previously scheduled hearing with the Panel on November 20, 2025 has been canceled and that Cycurion’s securities will continue to be listed and traded on The Nasdaq Stock Market without interruption.

Despite the implementation of the Reverse Stock Split, and the regained compliance with the Bid Price Rule, there is a risk that our shares of Common Stock may trade below $1.00 in the future and we could be delisted from Nasdaq, which would adversely impact liquidity of our shares of Common Stock, potentially result in even lower bid prices for our shares of Common Stock, and make it more difficult for us to obtain financing through the sale of our shares of Common Stock.

The Reverse Stock Split may decrease the liquidity of the shares of our Common Stock.

We effected the Reverse Stock Split on October 27, 2025. As a result of the Reverse Stock Split, every thirty of the Company’s issued shares of Common Stock was combined into one issued share of Common Stock, without any change to the par value per share and without any change in the total number of authorized shares of Common Stock. The liquidity of the shares of our Common stock may be affected adversely by the Reverse Stock Split given the reduced number of shares that will be outstanding following the Reverse Stock Split. In addition, the Reverse Stock Split may increase the number of stockholders who own odd lots (less than 100 shares) of our Common Stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty affecting such sales.

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The Reverse Stock Split may not increase the price of our shares of our Common Stock over the long-term and our common stock may be delisted.

The principal purpose of the Reverse Stock Split was to increase the trading price of our shares of Common Stock to meet the minimum stock price standards of the Nasdaq Bid Price Rule. However, the effect of a reverse stock split on the market price of our shares of Common Stock cannot be predicted with any certainty, and we cannot assure you that the Reverse Stock Split will accomplish this objective for any meaningful period of time, or at all. While the reduction in the number of outstanding shares of Common Stock will proportionally increase the market price of our Common Stock, we cannot assure you that the Reverse Stock Split will result in any permanent or sustained increase in the market price of our shares of Common Stock sufficient to regain compliance with the conditions required by the Panel. The market price of our shares of Common Stock may be affected by other factors which may be unrelated to the number of shares outstanding, including our business and financial performance, general market conditions and prospects for future success.

Following the Reverse Stock Split, the resulting market price of our Common Stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our Common Stock may not improve.

Although we believe that a higher market price of our Common Stock may help generate greater or broader investor interest, there can be no assurance that the Reverse Stock Split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our Common Stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our Common Stock may not necessarily improve.

The market price of our shares of Common Stock is likely to be highly volatile, and you may lose some or all of your investment.

The market price of our shares of Common Stock is likely to be highly volatile and may be subject to wide fluctuations in response to a variety of factors, including the following:

●	the inability to obtain or maintain the listing of our shares of Common Stock on Nasdaq;

●	the inability to recognize the anticipated benefits of the recently closed de-SPAC transaction, which may be affected by, among other things, competition, our ability to grow and manage growth profitably, and retain our key employees;

●	changes in applicable laws or regulations; and

●	risks relating to the uncertainty of our projected financial information.

In addition, the equity markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political, regulatory and market conditions, may negatively affect the market price of our shares of Common Stock, regardless of our actual operating performance.

A “short squeeze” due to a sudden increase in demand for shares of our common stock that largely exceeds supply and/or focused investor trading in anticipation of a potential short squeeze have led to, and may lead to, extreme price volatility in the price of our Common Stock.

Investors may purchase shares of our Common Stock to hedge existing exposure or to speculate on the price of our Common Stock. Speculation on the price of our Common Stock may involve long and short exposures. To the extent aggregate short exposure exceeds the number of shares of our Common Stock available for purchase on the open market, investors with short exposure may have to pay a premium to repurchase shares of our Common Stock for delivery to lenders of our Common Stock. Those repurchases may, in turn, dramatically increase the price of shares of our Common Stock until additional shares of our Common Stock are available for trading or borrowing. This is often referred to as a “short squeeze.” With the recent substantial increase in volume of our shares being traded and trading price, the proportion of our Common Stock that may be traded in the future by short sellers may increase the likelihood that our Common Stock will be the target of a short squeeze. A short squeeze and/or focused investor trading in anticipation of a short squeeze have led to, may be currently leading to, and could again lead to volatile price movements in shares of our Common Stock that may be unrelated or disproportionate to our financial performance or prospects and, once investors purchase the shares of our Common Stock necessary to cover their short positions, or if investors no longer believe a short squeeze is viable, the price of our Common Stock may rapidly decline. Investors that purchase shares of our Common Stock during a short squeeze may lose a significant portion of their investment. Under the circumstances, we caution you against investing in our Common Stock, unless you are prepared to incur the risk of losing all or a substantial portion of your investment.

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Increases in market interest rates may cause potential investors to seek higher returns and therefore reduce demand for our Common Stock, which could result in a decline in our stock price.

One of the factors that may influence the price of our Common Stock is the return on our Common Stock (i.e., the amount of distributions as a percentage of the price of our Common Stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our Common Stock to expect a return, which we may be unable or choose not to provide as we have never paid a dividend and have no current intention to pay any dividends. Further, higher interest rates would likely increase our borrowing costs and potentially decrease the cash available. Thus, higher market interest rates could cause the market price of our Common Stock to decline.

If securities or industry analysts do not publish research or reports about us, or publish negative reports, our share price and trading volume could decline.

The trading market for our shares of Common Stock will depend, in part, on the research and reports that securities or industry analysts publish about us. We do not have any control over these analysts. If our financial performance fails to meet analyst estimates or one or more of the analysts who cover us downgrade our shares of Common Stock or change their opinion, our share price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Volatility in the price of our Common Stock may subject us to litigation.

The market for our Common Stock has been characterized recently by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of our securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Because we do not anticipate paying any cash dividends in the foreseeable future, capital appreciation, if any, would be your sole source of gain.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of our shares of Common Stock would be your sole source of gain on an investment in such shares for the foreseeable future.

Our share price may fluctuate.

Our share price can be volatile. Among the factors that may affect the volatility of our stock price are the following:

●	speculation in the investment community or the press about, or actual changes in, our competitive position, organizational structure, executive team, operations, financial condition, financial reporting and results, expense discipline, strategic transactions, or progress on achieving expected benefits;

●	the announcement of new products, services, acquisitions, or dispositions by us or our competitors;

●	increases or decreases in revenue or earnings, changes in earnings estimates by the investment community, and variations between estimated financial results and actual financial results; and

●	sales of a substantial number of shares of our shares of Common Stock by large shareholders.

Future offerings of debt, which would be senior to our Common Stock upon liquidation, and/or preferred equity securities, which may be senior to our Common Stock for purposes of distributions or upon liquidation, could adversely affect the market price of our Common Stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or preferred equity securities, including convertible or non-convertible senior or subordinated notes, convertible or non-convertible preferred stock, medium-term notes and trust preferred securities. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Common Stock. In addition, any preferred stock we may issue could have a preference on liquidating distributions or a preference on distribution payments that could limit our ability to make a distribution to the holders of our Common Stock. Since our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our Common Stock.

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Anti-takeover provisions contained in our Second Amended and Restated Certificate of Incorporation (“Charter”) and Second Amended and Restated Bylaws (“Bylaws”), as well as provisions of Delaware law, could impair a takeover attempt.

Our Charter contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions will include:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	the right of our board of directors to elect a director to fill a vacancy created by the expansion of our board of directors or the resignation, death, or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our board of directors; and

●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders.

Our Charter provides that the Court of Chancery of the State of Delaware and the federal district courts of the United States of America will be the exclusive forums for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees.

Our Charter provides that, subject to limited exceptions, any (i) derivative action or proceeding brought on our behalf of under Delaware law, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, (iii) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the DGCL, our Charter or our Bylaws (in each case, as may be amended from time to time), (iv) any action asserting a claim against us or any of our directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, another state or federal court located within the State of Delaware. The Charter also provides that, unless a majority of our board of directors consents to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts will be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which, along with potential increased costs of litigating the courts provided by the choice of forum provision, may discourage such lawsuits against us and our directors, officers, and employees. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Risks Related to Operating as a Public Company

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. As a public company, we are subject to significant obligations relating to reporting, procedures and internal controls, and our management team may not successfully or efficiently manage such obligations. These obligations and scrutiny will require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and results of operations.

We may incur significantly increased costs and devote substantial management time as a result of operating as a public company.

As a public company, we will incur significant costs related to legal, accounting, listing, hiring of external consultants and advisors, and other expenses. For example, we will be subject to the reporting requirements of the Exchange Act and will be required to comply with the applicable requirements of the SOX Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC and Nasdaq, including the establishment and maintenance of effective disclosure and financial controls, changes in corporate governance practices and required filing of annual, quarterly and current reports with respect to our business and results of operations. We expect that compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the SOX Act, which will increase when we are no longer an emerging growth company. We may also need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and establish an internal audit function.

We also expect that operating as a public company will make it more expensive to obtain director and officer liability insurance and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. This could also make it more difficult for us to attract and retain qualified people to serve on our board of directors, our board committees or as executive officers.

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As we continue to expand via opportunities for acquisitions, investments or strategic alliances as a public company, we expect that management and other personnel will need to divert attention from operational and other business matters to ensure the success of these opportunities.

Certain recent public offerings of companies with public floats comparable to ours have experienced extreme volatility that was seemingly unrelated to their performance. We may experience similar volatility, which may make it difficult for prospective investors to assess the value of our shares of Common Stock.

Our shares of Common Stock may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. Recently, companies with comparable public floats and public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our public float may amplify the impact of the actions taken by a few shareholders on the price of our shares of Common Stock, which may cause our share price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Should our shares of Common Stock experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, prospective investors may have difficulty assessing the rapidly changing value of our shares of Common Stock. In addition, investors in our shares of Common Stock may experience losses, which may be material, if the price of our shares of Common Stock declines after this offering or if such investors purchase shares of Common Stock prior to any price decline.

USE OF PROCEEDS

All of the securities offered under this prospectus are being registered for the account of the Selling Stockholder. We will not receive any of the proceeds from the sale of these securities, excluding net proceeds, if any, from the cash exercise of the Pre-Funded Warrants and Warrants.

We have agreed to pay all costs, expenses and fees relating to the registration of the securities covered by this prospectus. The Selling Stockholder will bear all commissions and discounts, if any, attributable to the sale of the securities. The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our Common Stock, by negotiations between the Selling Stockholder and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

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THE PRIVATE PLACEMENT

On December 4, 2025, the Company and the Selling Stockholder entered into a securities purchase agreement (the “Purchase Agreement”), pursuant to which the Company agreed to sell to the Selling Stockholder an aggregate of 1,657,460 shares of Common Stock, or Pre-Funded Warrants exercisable for $0.0001 per share in lieu thereof, and accompanying Warrants to purchase up to 3,314,920 shares of Common Stock in the Private Placement, for gross proceeds of approximately $6 million, before deducting the Placement Agent’s fees and other estimated offering expenses. The purchase price per share (or Pre-Funded Warrant in lieu thereof) is $3.62.

Each Pre-Funded Warrant has an exercise price equal to $0.0001 per share. The Pre-Funded Warrants are exercisable at any time after their original issuance and will not expire until exercised in full. The Warrants will be exercisable immediately following receipt of Stockholder Approval for the issuance of the Warrants and the Warrant Shares and have an exercise price of $3.62 per share, subject to adjustment for customary events such as stock splits and fundamental transactions. The Warrants will expire five years from their initial exercise date. At any time following the initial exercise date of the Warrants, the Warrants can be exercised on a cashless basis if there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares. The exercise price and number of shares of Common Stock issuable upon exercise of the Warrant and Pre-Funded Warrant are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events.

The Pre-Funded Warrants and the Warrants issued in the Private Placement provide that a holder of Pre-Funded Warrants or Warrants, as applicable, will not have the right to exercise any portion of its Pre-Funded Warrants or Warrants if such holder, together with its affiliates, and any other party whose holdings would be aggregated with those of the holder for purposes of Section 13(d) or Section 16 of the Exchange Act would beneficially own in excess of 9.99% for the Pre-Funded Warrants and 4.99% for the Warrants of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that the holder may increase or decrease the Beneficial Ownership Limitation by giving notice to the Company, with any such increase not taking effect until the sixty-first day after such notice is delivered to the Company but not to any percentage in excess of 9.99%. The Warrants may be exercised on a cashless basis if a registration statement registering Warrant Shares is not effective. The Pre-Funded Warrants may be exercised on a cashless basis.

Subject to applicable laws, a Warrant and Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the applicable warrant to us together with the appropriate instruments of transfer.

There is no trading market available for the Warrants or the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Warrants or the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

In the event of a fundamental transaction, as described in the Warrants and Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Warrants and Pre-Funded Warrants will be entitled to receive upon exercise of the Warrants and Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants and Pre-Funded Warrants immediately prior to such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder will have the right to require us to repurchase its Warrants at the Black Scholes Value; provided, however, that, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Warrant, that is being offered and paid to the holders of Common Stock in connection with the fundamental transaction.

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Pursuant to the terms of the Purchase Agreement, the Company is prohibited from entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of Common Stock or securities convertible or exercisable into Common Stock for a period commencing on December 4, 2025 and expiring 90 days from the Effective Date (as defined in the Purchase Agreement). Furthermore, the Company is also prohibited from entering into any agreement to issue Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) involving a Variable Rate Transaction (as defined in the Purchase Agreement), subject to certain exceptions, for a period commencing on December 4, 2025 and expiring 90 days from such Effective Date. The Effective Date is defined in the Purchase Agreement as the earliest of the date that (a) the initial registration statement has been declared effective by the SEC, (b) all of the Pre-Funded Warrant Shares and Warrant Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions, (c) following the one year anniversary of the Closing provided that a holder of Pre-Funded Warrant Shares or Warrant Shares is not an affiliate of the Company, or (d) all of the Pre-Funded Warrant Shares and Warrant Shares may be sold pursuant to an exemption from registration under the Securities Act without volume or manner-of-sale restrictions and Company Counsel has delivered to such holders a standing written opinion that resales may then be made by such holders of the Pre-Funded Warrant Shares and Warrant Shares pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders.

In addition, pursuant to the terms of the Purchase Agreement, the Company is required to hold a meeting of stockholders on or prior to the date that is 90 days following the date of Closing to obtain Stockholder Approval, with the recommendation of the board of directors of the Company that such proposals are approved; if the Company does not obtain Stockholder Approval at the first meeting, the Company is required to call a meeting every 90 days thereafter seeking Stockholder Approval until Stockholder Approval is received or the Warrants are no longer outstanding.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities arising under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of such agreements and as of the specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

The Company currently intends to use the net proceeds from the Private Placement for working capital and general corporate purposes.

A.G.P./Alliance Global Partners (the “Placement Agent”) acted as the placement agent for the Private Placement. Pursuant to the Placement Agent Agreement between the Placement Agent and the Company, dated December 4, 2025, the Company agreed to pay the Placement Agent a cash fee equal to 10.0% of the aggregate gross proceeds raised in the Private Placement and a cash fee of $500,000, and to reimburse the Placement Agent for certain reasonable, documented, and accountable expenses, including legal fees, of $60,000 in the aggregate.

In connection with the Closing, each executive officer and director of the Company has entered into a lock-up agreement with the Placement Agent pursuant to which, from the date of the Closing until 90 days following the date the registration statement has been declared effective, such executive officer or director will not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to, any shares of Common Stock of the Company or securities convertible, exchangeable or exercisable into, shares of Common Stock of the Company beneficially owned, held or hereafter acquired by such executive officer or director, subject to customary exceptions, or make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of Common Stock or Common Stock Equivalents or publicly disclose the intention to do any of the foregoing.

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MARKET PRICE OF OUR COMMON STOCK AND DIVIDEND INFORMATION

Market Price of Our Common Stock

Our shares of Common Stock are listed on The Nasdaq Global Market and warrants are listed on The Nasdaq Capital Market under the symbols “CYCU” and “CYCUW”, respectively.

On December 31, 2025, the closing sale price of our Common Stock was $2.76 per share.

As of January 2, 2026, there were approximately 5,100 holders of record of our Common Stock.

Dividend Policy

We do not anticipate paying any cash dividends in the foreseeable future. If we incur indebtedness in the future to fund our future growth, the terms of such indebtedness may further constrict our ability to pay dividends.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF CYCURION

Throughout this section, unless otherwise noted, “we,” “our,” “us,” “Cycurion” and the “Company” refer to Cycurion, Inc. You should read the following discussion of our financial condition and results of operations in conjunction with our financial statements and the notes included elsewhere in this prospectus.

Our Business

We deliver high-quality, cybersecurity solutions to federal government civilian, defense, and judiciary agencies in addition to commercial clients across a variety of industries. Through our operating subsidiaries and strategic partnerships, we have numerous prime and subcontracts with key government agencies. Our growth engine is driven by organic business solutions and strategic acquisitions of cyber/ infrastructure service providers.

Our Subsidiaries

Cycurion Sub, Inc.

We own our operating subsidiaries through Cycurion Sub., Inc., a Delaware corporation that, until the closing date of the de-SPAC, was known as “Cycurion, Inc.” We continue to conduct our business through the three below-described entities, which are now indirectly wholly-owned second-tier subsidiaries by virtue of the recent closing of the de-SPAC transaction described in the section “Our Background”.

Cycurion Crypto Inc.

Our direct wholly-owned subsidiary, Cycurion Crypto, a Delaware corporation, was formed in July 2025 as part of our strategic initiative to position the Company within the expanding digital asset ecosystem and will manage a crypto treasury.

Axxum Technologies LLC

Organized in the Commonwealth of Virginia on December 29, 2006, Axxum is a cybersecurity provider with successful assignments within the multiple sub-agencies of the Department of Homeland Security. We acquired Axxum in November 2017. Following the acquisition, we continued Axxum’s core operations of providing contractor services to its existing federal government customer base while leveraging our existing processes and tools to expand its commercial footprint.

Cloudburst Security LLC

Cloudburst is a cybersecurity provider with successful assignments within highly sensitive government agencies and other commercial organizations. We acquired Cloudburst in April 2019. Following the acquisition, we continued Cloudburst’s core operations of providing mission-critical and highly sensitive government agencies and other commercial organizations with high-quality, innovative cybersecurity services. Cloudburst focuses on providing tailored solutions that leverage the industry’s best minds and technologies to predict, protect, detect, respond, and sustain our clients from the latest evolving cyber threats.

Cycurion Innovation, Inc.

Cycurion Innovation, Inc. was formed in connection with our acquisition of assets from Sabres, a leading Israeli-based cyber security provider. It operates our Cycurion Security Platform’s line of products allows our customers to improve their cyber posture with its MDP SaaS platform. This platform efficiently bundles and easily implements the external protection of a Web Application Firewall (WAF) and the internal protection of Bot Mitigation. Bot Mitigation is the reduction of risk to applications, Application Program Interfaces (APIs), and backend services from malicious bot traffic that fuels common automated attacks, such as Distributed Denial of Service (DDoS) campaigns and vulnerability probing. The costs of single-layer security can be measured in terms of money, time, and risk, as well as the damage wrought by a data breach, which millions of businesses experience each year. Through this interaction of the WAF and Bot Mitigation, the MDP is able to reinforce these layers of security and generate new security layers in real time in response to emerging threats. This process is directed by our Cycurion Security Platform’s proprietary, cloud-based artificial intelligence (“AI”) algorithm. Crucially, the AI underpinning the MDP platform is constantly evolving to counter new threats. Through a crowdsourcing process, the cloud-based MDP learns from every threat to any protected application and uses that newly acquired knowledge to protect all MDP clients better.

SLG Innovation, Inc.

We have 51% ownership of SLG, an Illinois corporation formed in 2010, and are currently a subcontractor for several keystone contracts held by SLG. The SLG team has an average of over 25 years of experience in the development, planning, implementation, and management of information systems. SLG’s leadership team offers years of combined success in answering the needs of government agencies and healthcare organizations across the country.

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Results of Operations for the years ended December 31, 2024 and 2023

	Years Ended December 31,
	2024	2023
Revenue	$17,771,485	$19,350,208
Cost of revenue	14,136,742	16,707,148
Gross profit	3,634,743	2,643,060
Selling, general and administrative	(1,218,630)	(2,316,649)
Interest and other expenses	(1,186,512)	(2,419,637)
Net income/loss	$1,229,601	$(2,097,013)

Revenue

Revenues decreased $1,578,723 (8.16%) to $17,771,485 for the year ended December 31, 2024, as compared to $19,350,208 for the year ended December 31, 2023.

We attribute this decrease in the revenues for the year ended December 31, 2024 to the conclusion of key contracts with the federal government and state and local agencies, partially offset by new business segments and contracts.

Cost of Revenue

The cost of revenue for the year ended December 31, 2024, was approximately $14,136,742, nearly all of which is related to costs incurred while delivering services to our customers and expansion of our employee base to address our business growth. Conversely, the cost of revenue for the year ended December 31, 2023, was approximately $16,707,148, nearly all of which is related to costs incurred while servicing our contracts, including contractual and servicing obligations with our employees and contractors. This $2,570,406 (15.39%) decrease in the cost of revenues is directly attributable to lower contractor-related expenses.

Research and Development

We did not have any Research and Development expenses for the years ended December 31, 2024 and December 31, 2023.

Selling, General and Administrative

Our selling, general and administrative expenses decreased by $1,098,019 (47.40%) to $1,218,630 for the year ended December 31, 2024, compared to $2,316,649 for the year ended December 31, 2023, respectively. We attribute this improvement to reduced legal, administrative, and consulting fees in 2024.

Interest and Other Expense

Interest and other expense was approximately $(1,186,512) and $(2,419,637) for the years ended December 31, 2024 and 2023, respectively. These expenses for the year ended December 31, 2024 include $1,209,502 in interest-related expenses and losses, related to the payment of our bank instrument, and other loan obligations. We attribute this $1,233,125 (50.96%) decrease of interest and other expenses to reduced or renegotiated interest expenses in 2024.

Cash Flows

	Years Ended December 31,
	2024	2023
Cash and cash equivalents at the beginning of the period	$607,869	$96,185
Net cash used in operating activities	(1,371,281)	(1,987,771)
Net cash used in investing activities	(885,066)	(706,707)
Net cash provided by financing activities	1,689,268	3,206,162
Cash and cash equivalents at the end of the period	$40,790	$607,869

Operating Activities

For the year ended December 31, 2024, net cash used by operating activities was $1,371,281, which included $1,229,601 in net profits, $3,238,749 increase in accounts receivable, $253,902 decrease in deferred revenue, and $908,854 increase in accounts and other payables. We also incurred a marginal $6,566 non-cash adjustment to the amortization of debt discount.

For the year ended December 31, 2023, net cash used in operating activities was $1,987,771, which included $2,097,013 in net losses, $4,636,805 increase in accounts receivable, $242,099 increase in deferred revenue, and $3,105,223 increase in accounts and other payables. We also incurred a $1,094,131 non-cash adjustment to the amortization of debt discount.

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Investing Activities

For the year ended December 31, 2024, net cash used in investing activities was approximately $885,066. This was primarily used in the purchase of equipment, and servicing notes issued by Western.

For the year ended December 31, 2023, net cash used in investing activities was approximately $706,707. This was used in the purchase of equipment.

Financing Activities

For the year ended December 31, 2024, net cash provided by financing activities was $1,689,268. The net cash provided includes $1,000,000 in proceeds from a private placement, $405,000 in proceeds from notes payables and $252,314 in proceeds from our line of credit.

For the year ended December 31, 2023, net cash provided by financing activities was $3,206,162. The net cash provided includes $2,000,000 in proceeds from a private placement and $1,084,000 in proceeds from notes payables, offset by $193,305 used in the repayment of bank borrowings.

From the date of the closing of our de-SPAC transaction (February 14, 2025) to April 17, 2025, otherwise unaffiliated persons converted 2,999.3 shares of the Company’s Series B Preferred Stock into 199,955 shares of Common Stock and 6,666,667 shares of our Series D Preferred Stock into 222,222 shares of Common Stock.

From the date of the closing of our de-SPAC transaction (February 14, 2025) to April 17, 2025, otherwise unaffiliated persons exercised 694,530 Series A warrants for the purchase of 23,151 shares of Common Stock; 2,400,000 Series B warrants for the purchase of 160,000 shares of Common Stock; 4,382,033 Series D warrants for the purchase of 292,135 shares of Common Stock; and 270,137 common stock warrants for the purchase of 9,004 shares of Common Stock for gross proceeds of approximately $3.5 million.

Liquidity and Capital Resources

Going Concern

We have incurred operating losses since inception through the end of our 2023 fiscal year, having had negative cash flow from operations. As of December 31, 2024, we had an accumulated deficit of approximately $3,203,361, an improvement compared to our accumulated deficit of approximately $4,432,962 at December 31, 2023. The decline in our deficit was the result of net profits of $1,229,601 incurred during our fiscal year 2024. Furthermore, we expect possible, significant operating losses for the next few years. We also utilized cash in operations of approximately $1,371,281 in the twelve months ended December 31, 2024. As of December 31, 2024, we had unrestricted cash of approximately $40,700, a decrease of $567,000 from approximately $607,000 at December 31, 2023. As of December 31, 2024, our total assets increased to approximately $25.7 million from approximately $20.8 million at December 31, 2023, primarily due to a $3.2 million increase in our accounts receivable and $1.8 million increase in investments held in trust.

Based on our current capital resources as of December 31, 2024, including our unrestricted cash and accounts receivable (net) of $10.3 million, we expect to be able to continue our operations for a minimum of 12 months as of the date of these financial statements. The following table provides aging analysis of our accounts receivable for 2023 and 2024. As we have broadened our business customer base, the nature of our payment and cash receipt cycle has changed. Many of our corporate customers have longer payment terms. We expect that this trend to continue as we acquire additional commercial customers.

Accounts Receivable Aging Analysis without SLG ($)

	Current	30 days	60 days	90 days	90+ days
2024	3,332,464	1,121,062	1,482,192	1,130,038	1,904,536
2023	2,395,952	3,806,985	970,411	1,101,005	2,571,450

Our continuation as a going concern is dependent on our ability to obtain additional financing until we can generate sufficient, consistent cash flow from operations to meet the expected growth in our obligations. We intend to continue to seek additional debt or equity financing to continue our operations.

We prepare our consolidated financial statements on a going concern basis, which implies that we may not continue to meet our obligations and continue our operations for the next fiscal year. Our continuation as a going concern depends on our ability to obtain necessary debt or equity financing to continue operations until we begin generating positive cash flow.

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There is no assurance that we will ever be consistently profitable or, notwithstanding our recent financing activities, that debt or equity financing will be available to us in the amounts, on terms, and at times deemed acceptable to us, if at all. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business, as planned, and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

Off-balance sheet arrangements

We did not have any off-balance sheet arrangements during the periods presented, and we do not currently have any off-balance sheet arrangements, as defined in the SEC rules and regulations.

Revenue Recognition

We adopted the new revenue standard, ASC 606, on January 1, 2018, using the full retrospective approach. The adoption did not have an effect on 2024 or 2023 revenue recognition or a cumulative effect on opening equity, as the timing and measurement of revenue recognition is materially the same as the old standard under ASC 605. The core principle of the new revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

●	Step 1: Identify the contract with the customer
●	Step 2: Identify the performance obligations in the contract
●	Step 3: Determine the transaction price
●	Step 4: Allocate the transaction price to the performance obligations in the contract
●	Step 5: Recognize revenue when the company satisfies a performance obligation

For contracts where the period between when we transfer a promised good or service to the customer and when the customer pays is one year or less, we have elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

Stock-based compensation

We measure and recognize compensation expense for all options based on the estimated fair value of the award on the grant date. We use the Black-Scholes option-pricing model to estimate the fair value of option awards. The fair value is recognized as expense on a straight-line basis over the requisite service period. We account for forfeitures as they occur. We recognize expense for awards where vesting is subject to a market or performance condition based on the derived service period. Expense for awards with performance conditions would be estimated and adjusted on a quarterly basis based upon our assessment of the probability that the performance condition will be met.

The determination of the grant date fair value of options using an option pricing model is affected principally by our estimated fair value of shares of our Common Stock and requires management to make a number of other assumptions, including the expected life of the option, the volatility of the underlying shares, the risk-free interest rate and expected dividends. The assumptions used in our Black-Scholes option-pricing model represent management’s best estimates at the time of measurement. These estimates are complex, involve a number of variables, uncertainties and assumptions and the application of management’s judgment, as they are inherently subjective. If any assumptions change, our stock-based compensation expense could be materially different in the future.

These assumptions are estimated as follows:

●	Fair Value of Common Stock. As our Common Stock has not historically been publicly traded, we estimated the fair value of our Common Stock. See “Fair Value of Common Stock” and “Common Stock Valuation Methodology” sections.

●	Expected Term. The expected term represents the period that our options are expected to be outstanding. We calculated the expected term using the simplified method for options based on the average of each option’s vesting term and the contractual period during which the option can be exercised, which is typically 10 years following the date of grant.

●	Expected Volatility. The expected volatility was based on the historical share volatility of several of our comparable publicly traded companies over a period of time equal to the expected term of the options, as we do not have any trading history to use the volatility of our Common Stock.

●	Risk-Free Interest Rate. The risk-free interest rate was based on the yields of U.S. Treasury securities with maturities appropriate for the term of the award.

●	Expected Dividend Yield. We have not paid dividends on our Common Stock nor do we expect to pay dividends in the foreseeable future.

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Fair Value of Common Stock

Historically, for all periods prior to this offering, our board of directors estimated the fair values of the shares of Common Stock underlying our options on each grant date. In order to determine the fair value, our board of directors considered, among other things, contemporaneous valuations of our Common Stock and preferred stock prepared by unrelated third-party valuation firms in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation, or the Practice Aid. Given the absence of a public trading market of our capital stock, our board of directors exercised reasonable judgment and considered a number of objective and subjective factors to determine the best estimate of the fair value of our Common Stock, including:

●	contemporaneous third-party valuations of our Common Stock;
●	the prices, rights, preferences, and privileges of our preferred stock relative to our Common Stock;
●	our business, financial condition, and results of operations, including related industry trends affecting our operations;
●	the likelihood of achieving a liquidity event, such as an initial public offering or sale of our company, given prevailing market conditions;
●	the lack of marketability of our Common Stock;
●	the market performance of comparable publicly traded companies; and
●	U.S. and global economic and capital market conditions and outlook.

Critical accounting policies and significant judgments and estimates

We prepare our financial statements in accordance with GAAP. The preparation of our financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, costs, and expenses. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates. Our most critical accounting policies are summarized below. See Note 2 to our consolidated financial statements for the years ended December 31, 2024 and 2023 for a description of our other significant accounting policies.

We review goodwill and indefinite-lived intangible assets for impairment annually during the fourth quarter of each fiscal year or more frequently if impairment indicators arise. The review of impairment consists of using a qualitative approach to determine whether it is more than likely that the fair value of the assets is less than their respective carrying values or a one-step qualitative impairment test.

In performing the qualitative assessment, we consider many factors in evaluating whether the carrying value of goodwill may not be recoverable, including an analysis of the firm’s contract backlog and sales pipeline. While the contract backlog is confirmed contractual wins, the sales pipeline is evaluated by management to determine the uncertainty of the pipeline. Each potential contractual win is assigned a probability of win score to address the potential uncertainty. Thus, it provides a conservative estimate of any future contractual wins. If, based on the qualitative assessment results, it is concluded that the fair value of a reporting unit may not exceed its carrying value, additional quantitative impairment testing is performed.

The quantitative test requires that the carrying value of each reporting unit be compared with its estimated fair value. If the carrying value of a reporting unit is greater than its fair value, a goodwill impairment charge will be recorded for the difference (up to the carrying value of goodwill).

We use a discounted cash flow approach to determine the fair value of a reporting unit. The determination of discounted cash flows of the reporting units and assets and liabilities within the reporting units requires significant estimates and assumptions. These estimates and assumptions primarily include, but are not limited to, the discount rate being the weighted average cost of capital for the firm, terminal growth rates, earnings before depreciation and amortization, and capital expenditures forecasts.

Due to the inherent uncertainty involved in making these estimates, actual results could differ from those estimates. We evaluate the merits of each significant assumption, both individually and in the aggregate, used to determine the fair value of the reporting units, as well as the fair values of the corresponding assets and liabilities within the reporting units.

Given that we operated at a net profit in 2024, we performed quantitative impairment testing as second step to validate our qualitative testing. Based on our quantitative impairment testing, the fair value of goodwill substantially exceeds the carrying value.

Goodwill

	2024	2023
Axxum Technologies	$5,153,266	$5,153,266
Cloudburst Security	1,439,038	1,439,038
Total Cycurion Goodwill	$6,592,304	$6,592,304

Recent accounting pronouncements

See Note 2 to our consolidated financial statements for the years ended December 31, 2024 and 2023 for a description of recent accounting pronouncements applicable to our financial statements.

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Financial Overview

A number of factors have contributed to our third quarter of 2025 results of operations, the most significant of which are described below. More details on these changes are presented below within our “Results of Operations” section.

●	The execution of the SLG Innovation Inc. transaction.
●	The completion of the business combination with Western Acquisition Ventures Corp.

Results of Operations

Table MD&A 1: Consolidated Results of Operations

	For the Three Months Ended		For the Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024
Net revenues	$3,833,038	$4,450,447	$11,591,003	$13,694,614
Cost of revenues	3,562,559	3,732,431	10,406,824	11,605,722
Gross profit	270,479	718,016	1,184,179	2,088,892
Gross profit percentage	7.1%	16.1%	10.2%	15.3%
Operating expenses:
Selling, general and administrative expenses	2,719,600	299,233	5,244,323	963,000
Stock compensation expenses	2,082,000	-	3,094,443	10,000
Business combination expenses	-	-	11,240,114	-
Total operating expenses	4,801,600	299,233	19,578,880	973,000
Operating (loss)/income	(4,531,121)	418,783	(18,394,701)	1,115,892
Interest income	1,770	-	1,770	20,211
Interest expense	(712,374)	(319,666)	(1,506,657)	(1,033,496)
Gain on debt settlement, net	2,016,469	-	1,250,139	-
Other (expense)/income	(14,761)	16,976	(129,468)	7,105
Other expense/(income), net	1,291,104	(302,690)	(384,216)	(1,006,180)
(Loss)/income before income taxes	(3,240,017)	116,093	(18,778,917)	109,712
Provision for income tax	-	-	-	-
Net (loss)/income	(3,240,017)	116,093	(18,778,917)	109,712
Less: Net loss attributable to non-controlling interest	116,700	-	218,359	-
Net (loss)/income attributable to Cycurion	$(3,123,317)	$116,093	$(18,560,558)	$109,712

Revenue

Revenues for the three months ended September 30, 2025 decreased $0.6 million or 13.9% compared to the three months ended September 30, 2024. For the nine months ended September 30, 2025, revenues decreased by $2.1 million or 15.4% compared to same period in 2024.

We attribute this decrease in the revenues in 2025 compared to 2024 to delayed start dates of new federal, state and local contracts and the company’s focus on more profitable business.

Cost of Revenue

The cost of revenue for the three and nine months ended September 30, 2025, was approximately $3.6 million and $10.4 million, respectively, compared to $3.7 million and $11.6 million for the same periods in 2024, respectively. The cost of revenue is driven by the costs incurred while delivering services to our customers.

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Selling, general and administrative (“SG&A”) expenses

Our selling, general and administrative (“SG&A”) expenses increased in 2025 compared to 2024 due to additional expenses being recognized in 2025 due to increased costs associated with being a publicly traded company and the addition key individuals for the company’s growth strategy.

Stock compensation expenses

Stock compensation expenses increased in 2025 compared to 2024 as a result of new compensation agreements with executives.

Business combination expenses

Business combination expenses in 2025 are a result of the business combination with Western in Q1 2025.

Interest income

Interest income for both the three and nine months ended September 30, 2025 was $1,770, compared to $0 and $20,211 for the three and nine months ended September 30, 2024. The change in interest income is a result of the balance of the underlying interesting earning assets.

Interest expense

Interest expense for the three and nine months ended September 30, 2025 was $0.7 million and $1.5 million, respectively, compared to $0.3 million and $1.0 million for the three and nine months ended September 30, 2024. The change in interest expense is a result of a the underlying debt instruments. For further information refer to debt footnotes.

Liquidity and Capital Resources

Our primary sources of liquidity are cash on hand, cash from operations, borrowings under our debt financing arrangements and equity raises through our equity line. As of September 30, 2025, we had $3.7 million in cash and cash equivalents. We believe that our current cash position, access to the capital markets and cash flow generated from operations should be sufficient for our operating requirements through the next several fiscal years.

Cash Flow

Table MD&A 2: Net Changes in Cash and Cash Equivalents

	For the Nine Months Ended
	September 30, 2025	September 30, 2024
Net cash used in operating activities	$(8,771,919)	$(1,165,585)
Net cash provided by/(used in) investing activities	1,601,523	(697,001)
Net cash provided by financing activities	10,781,680	1,330,421
Net increase/(decrease) in cash and cash equivalents	$3,611,284	$(532,165)

Net Cash Used In Operating Activities

For the nine months ended September 30, 2025, net cash used by operating activities was $8.8 million, compared to $1.2 million for the nine months ended September 30, 2024. The main driver of this increase is the additional merger expenses incurred in 2025.

Net Cash Provided By/(Used In) Investing Activities

For the nine months ended September 30, 2025, net cash provided in investing activities was approximately $1.6 million, compared to a $0.7 million use of cash for the nine months ended September 30, 2024. The cash inflow in 2025 was a result of the Trust Account for redemption and cash released from the Trust Account to the Company.

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Net Cash Provided by Financing Activities

For the nine months ended September 30, 2025, net cash provided by financing activities was $10.8 million. The net cash provided includes $5.9 million in proceeds from the equity line of credit, $3.7 million proceeds provided from the exercise of warrants, $2.4 million in proceeds from convertible notes payable, $0.5 million in proceeds provided from notes payable, partially offset by a cash outflow of $1.0 million cash used in redemption of common stock.

For the nine months ended September 30, 2024, net cash provided by financing activities was $1.3 million. The Company received $1.0 million from a private placement.

Going Concern

We have incurred operating losses since inception through the period ended September 30, 2025, having had negative cash flow from operations. As of September 30, 2025, we had an accumulated deficit of approximately $21.8 million, as compared to our accumulated deficit of approximately $3.2 million as of December 31, 2024. The increase of our accumulated deficit was a result of our net losses for the nine months ended September 30, 2025.

Furthermore, we expect continued, significant operating losses for the next few years. We also utilized cash in operations of approximately $8.8 million in the nine months ended September 30, 2025. As of September 30, 2025, we had unrestricted cash of approximately $3.7 million, an increase of $3.6 million from approximately $38,742 as of December 31, 2024. As of September 30, 2025, our total assets increased to approximately $32.3 million from approximately $25.6 million as of December 31, 2024, primarily due to increases in goodwill. Based on our current capital resources as of September 30, 2025, including our unrestricted cash and accounts receivable, net of $6.7 million, we expect to be able to continue our operations for a minimum of 12 months as of the date of this quarterly report. Nevertheless, our continuation as a going concern is dependent on our ability to obtain additional financing until we can generate sufficient, consistent cash flow from operations to meet the expected growth in our obligations. We intend to continue to seek additional debt or equity financing to continue our operations.

Our consolidated financial statements have been prepared on a going concern basis, which implies we may not continue to meet our obligations and continue our operations for the next fiscal year. The continuation of our Company as a going concern is dependent upon our ability to obtain necessary debt or equity financing to continue operations until we begin generating positive cash flow.

There is no assurance that we will ever be consistently profitable or, notwithstanding our recent financing activities, that debt or equity financing will be available to us in the amounts, on terms, and at times deemed acceptable to us, if at all. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments. If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business, as planned, and as a result may be required to scale back or cease operations for our business, the result of which would be that our stockholders would lose some or all of their investment. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should we be unable to continue as a going concern.

Off-balance sheet arrangements

We did not have any off-balance sheet arrangements during the periods presented, and we do not currently have any off-balance sheet arrangements, as defined in the SEC rules and regulations.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates, judgments, and assumptions that affect the amounts reported. Actual results could differ from those estimates. The 2024 Form 10-K, as filed with the SEC on April 17, 2025, includes a summary of critical accounting policies we believe are the most important to aid in understanding our financial results. There have been no changes to those critical accounting policies that have had a material impact on our reported amounts of assets, liabilities, revenues, or expenses during the nine months ended September 30, 2025.

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BUSINESS

Company Overview

We were originally incorporated as KAE Holdings, Inc., under the laws of the State of Delaware in 2017, with the purpose of acquiring and holding operating entities in the cybersecurity industry. On July 14, 2020, we changed our name from KAE Holdings, Inc. to Cyber Secure Solutions, Inc., and, on February 24, 2021, to Cycurion, Inc.

We have two first-tier wholly-owned subsidiaries, Cycurion Sub, Inc. (formerly Cycurion, Inc., until February 14, 2025) and Cycurion Crypto Inc., a Delaware corporation formed in July 2025 (“Cycurion Crypto”), and three indirectly wholly-owned second-tier subsidiaries: (i) Axxum Technologies LLC (“Axxum”), a Virginia limited liability company formed in December 2006, (ii) Cloudburst Security LLC (“Cloudburst”), a Virginia limited liability company formed in January 2007, and (iii) Cycurion Innovation, Inc., a Delaware corporation formed in September 2021, in connection with our acquisition of assets from Sabres Security Ltd. (“Sabres”), a leading Israeli-based cyber security provider. In addition, we have 51% ownership of SLG Innovation, Inc. (“SLG”), an Illinois corporation.

Our Business

We provide innovative custom solutions for our clients by adapting our knowledge base and government-level experience to create dynamic solutions to best serve our client’s IT and cybersecurity needs. We assess, secure and advise your organization by leveraging our government proven, cutting edge techniques, custom tools and extensively knowledgeable personnel to revolutionize the client’s cybersecurity posture.

We are committed to surpassing expectations and delivering incomparable value to our clients and partners. We achieve this goal by providing network communications and IT security services and solutions that are custom-tailored to your environment, as well as your level of need. We are built on a foundation of experts in network communications and IT who possess unrivaled security expertise and experience. We are committed to hiring the most knowledgeable professionals in order to expand and reinforce our team of experts, leveraging world-class talent to improve and expand upon our already vast understanding of this environment. We pride ourselves on having the capability and resources to successfully implement a management strategy that delivers the solutions you need to stay within budget and on schedule.

We deliver high-quality, cybersecurity solutions to federal government civilian, defense and judicial agencies in addition to commercial clients across a variety of industries. Through our operating subsidiaries and strategic partnerships, we have numerous prime and subcontracts with key government agencies. Our growth engine is driven by organic business solutions and strategic acquisitions of cybersecurity services and technology providers. We leverage our highly skilled workforce to access, secure and advise our clients to improve their cyber security posture. Our ability to identify and implement customized solutions is core to driving continued growth.

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Our Services

Consulting and Advisory Services

Our consulting services perform a detailed review of our customers’ IT security to identify and address vulnerabilities. Using advanced tools and research techniques, we enhance our customers’ cybersecurity program to meet regulatory compliance, data confidentiality and privacy standards, and train our customers’ personnel accordingly.

Our advisory services supplement our consulting services with a cost-effective alternative to a full-time chief information officer. Our customers gain access to our pool of experienced chief information officers, who are backed by our resources. They deliver tailored advice and training to keep our customers’ organization ahead in the ever-changing cybersecurity landscape.

Our consulting and advisory services include: (i) security control assessments; (ii) security architecture and engineering; (iii) risk management and compliance audits; (iv) staff augmentation; (v) cybersecurity awareness and training; (vi) cloud security; (vii) virtual CISO support; and (viii) digital modernization.

Managed IT Services

Our managed IT services can optimize an organization’s IT infrastructure, reduce costs and improve operational efficiency, and it offers comprehensive IT management and support for organizations of all sizes.

Managed IT services is a services model in which a MSP remotely manages the day-to-day IT offerings for a client under a SLA. This includes remote monitoring and management of servers, disaster recovery, IaaS, PaaS, and SaaS. In short, managed IT services provides businesses with IT support and maintenance on an ongoing basis.

IT services are typically provided on a break-fix basis, meaning that the client only calls the provider when there is a problem with IT infrastructure. Managed IT services, on the other hand, are provided on an ongoing basis under an SLA. This means that the MSP is responsible for the day-to-day maintenance of the client’s IT infrastructure and is always monitoring and managing the system to ensure it is running smoothly.

For example, a company that provides cloud services to businesses would offer managed platform services, remote monitoring and management of servers and security services. The MSP would handle the day-to-day maintenance of the client’s IT infrastructure and offers disaster recovery services in the event of a data breach or other catastrophe.

Our managed IT services include: (i) project and license management; (ii) network infrastructure; (iii) systems engineering and administration; (iv) voice and data infrastructure engineering and management; (iv) application development; (v) IT help desk support; and (vi) staff augmentation.

Managed Security Services

We are a professional and trusted provider of managed security services. We have designed comprehensive security management solution to help organizations protect their digital assets against various cyber threats. Our MSS include 24/7 monitoring, threat detection, incident response and remediation. Our Security Operations Center (SOC) as a service offers organizations with a team of security professionals dedicated to monitoring and managing their security infrastructure.

MSS are a crucial component of a robust security program. Managed security service providers (“MSSPs”) specialize in protecting businesses from cyber threats and deliver a range of security services including, but not limited to, intrusion detection, vulnerability assessments and network security services.

MSSPs offer organizations access to a dedicated team of security professionals who use the latest security architectures and technologies to monitor their clients’ networks and systems, identify potential threats and respond promptly to security incidents. This is especially important for small to mid-sized businesses that may not have the in-house resources to maintain a robust security posture on their own.

MSS plays a critical role in safeguarding businesses from cyber threats in today’s digital landscape, making them an essential partner for organizations across industries. MSSPs work with clients ranging from small businesses to large enterprises and are often partnered with internet service providers to provide comprehensive security solutions.

MSS can also help organizations meet compliance requirements and reduce the risk of data breaches, which can be costly in terms of lost data, damaged reputation, and regulatory penalties. Additionally, MSSPs can provide SaaS solutions, allowing businesses to access security tools and services on-demand without having to invest in expensive hardware and software.

Our MSS include: (i) managed detection and response; (ii) external attack surface management; (iii) threat hunting and threat intelligence; (iv) end point detection and response; (v) firewall management; (vi) threat and vulnerability management; (vii) vulnerability and penetration testing; (viii) 24/7/365 security monitoring; and (ix) digital forensic and incident response.

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Our Industries

Enterprise Business

Enterprise level organizations face a litany of challenges when curating and implementing a successful IT environment. Challenges generally evolve from multiple points, such as finding experienced and deeply knowledgeable IT staff that is prepared for all security eventualities, to creating a comprehensive, functional, and compliant interface tends to create a high cost, knowledge deficient, and overwhelmed staff that often lacks in providing a positive ROI, and at times a cost-prohibitive scenario.

As digitization of operations becomes a necessity in the current environment, we plan to help our customers hire the right personnel and implement proper protocols in a time- and cost-efficient manner. We will take the responsibility from initial analysis to full spectrum implementation of our services, duly optimizing our customers’ organization and digital environment for the future.

We offer an evolutionary solution for this knowledge gap by providing deeply knowledgeable experts and highly trained analysts directly to our customers’ organization as a service. Our contract analysts provide more than just their individual expertise to solve specific challenges but also will leverage Cycurion’s entire repository of collective knowledge, techniques and methodologies to our customers’ organization, at a cost below that of hiring an IT department, while providing highly efficient, multi-disciplined and deeply knowledgeable expert solutions to our customers.

Government

Government entities face a number of compliance and certification challenges. With constantly changing legislation, meeting government mandate and expectations in the IT environment is often a challenge. We leverage our historical knowledge and extensive experience on the federal level to continue to fulfill all of IT needs across the government organization.

Bad actors attack government agencies by targeted cyber threats, personnel exploitation and creative manipulation to gain access to critical systems and infrastructure through unperceived vulnerabilities. Public platforms, such as social media, surface, deep and dark web, present substantial risks through knowledge gaps in personnel training, presenting high risk and substantial possibility of security failure. We have been defending and optimizing these environments at the federal level for over a decade and, as a result, have created a robust and predictive methodology to defend and optimize government organizational and security gaps in order to mitigate these threats and vulnerabilities before they are compromised. We provide the knowledge, experience and analytical understanding of this environment to evolve our services to meet current and future needs across the IT spectrum.

Our extensive knowledge and real-world experience with government agencies allow us to understand the operational, security and overall IT needs and challenges that such agencies must overcome to achieve their mandate. We leverage our experience in this space allowing us to provide best-practice solutions throughout the IT environment.

Small and Medium Businesses

We offer IT solutions for small and medium businesses through different management plans by offering IT services and solutions with the same resources, concentrations and knowledge-based analytical methodology that are used for our enterprise and government clients. We provide roadmaps to successful integration, streamlining the businesses’ operation for maximum effectiveness by developing comprehensive IT solutions to navigate the modern cyber environment. We leverage our expertise and experience from our work in the federal environment, custom tailoring these solutions to your business, no matter the size, while focusing on our customers’ business needs and budget.

Healthcare

We understand that healthcare organizations must manage a vast array of rapidly evolving complexities. Our company will lead healthcare organizations through the demands of HIPAA / HITECH security and privacy compliance requirements. We offer healthcare IT services to augment and refine an organization through auditing and assessment of the organization, staff, applications, compliance, risk, vulnerability and infrastructure in order to improve the entity’s ability to better serve the healthcare needs of the organization’s clients.

We understand the key drivers of the healthcare market, and continually create focused, innovative and repeatable solutions. We provide technology services to improve service delivery with a focus on system integration, process reengineering, cloud/web / mobile development, solutions for coordinated community care and case management applications. We have extensive experience providing management consulting from strategic planning, IT assessment, project management, application rationalization, enterprise architecture, organizational change management and training.

Higher Education

We offer cybersecurity services and solutions for universities and high education and protect our customers’ systems, information and students from cyber threats and attacks. Our end-to-end managed cybersecurity solutions include: (i) IT and cybersecurity audit, consulting and advisory services; (ii) Security Operation Center (SOC) Network services; (iii) virtual chief information security officers; and (iv) cyber awareness and threat intelligence training services. We have over 150 years of experience on our management team and have served over 275,000 students.

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Cycurion ARx Platform

The Cycurion ARx platform is a turnkey web application protection and managed security solution that combines the essential cybersecurity layers in a comprehensive, customizable platform. This platform offers: (i) Geo Gate Protection; (ii) DDoS Protection; (iii) WAF and API Protection; (iv) Endpoint Protection; and (v) Bot Hunter Protection.

●	Geo Gate Protection. This reverse proxy server makes geographic restrictions easy, thus reducing unwanted traffic.

●	DDoS Protection. This distributed denial-of-service (“DDoS”) protection mitigates the threat from malicious actors attempting to flood the entry point of an application.

●	WAF and API Protection. Web Application Firewall (“WAF”) protection inspects requests in real-time and filters out harmful traffic, while application programing interfaces (“API”) protection is a defense mechanism involving a two-step process of authenticating the data sender and inspecting the data to ensure no malicious data injections have occurred.

●	Endpoint Protection. This countermeasure ensures that devices follow compliance and security policies, preventing intrusion from particular vectors.

●	Bot Hunter. Our proprietary algorithm provides detection and protection against non-human activity. This can prevent low-level threats like unwanted scraping, and high-level threats like attempted system breaches.

Key Performance Indicators

	2024	Margin	2023	Margin
Gross Profit ($)	3,634,743	20.5%	2,643,060	13.7%
Operating Income ($)	2,416,113	13.6%	326,411	1.7%
Net Income/(Loss) ($)	1,229,601	6.9%	(2,097,013)	(10.8)%
		Total		Total
Number of Customers		41		38

Our Subsidiaries

Cycurion Sub, Inc.

Our direct subsidiary, Cycurion Sub., Inc., a Delaware corporation that, until the closing date of the de-SPAC, was known as “Cycurion, Inc”, owns 100% of our operating subsidiaries. Consequently, we conduct our business through the three indirectly wholly-owned second-tier subsidiaries described below.

Cycurion Crypto Inc.

Our direct wholly-owned subsidiary, Cycurion Crypto, a Delaware corporation, was formed in July 2025 as part of our strategic initiative to position us within the expanding digital asset ecosystem. Cycurion Crypto will support our growth and capital strategy by:

●	enhancing our investor appeal by diversifying reserves and aligning with technology-forward capital markets, creating an additional narrative to support future capital raises while maintaining a strong liquidity position;

●	positioning us within blockchain security, an emerging intersection with our core zero-trust and cybersecurity offerings, enabling future revenue opportunities from crypto-native clients and infrastructure projects;

●	strengthening our market position by appealing to institutional and retail investors seeking exposure to blockchain innovation through a disciplined, regulated public company structure; and
●	creating optionality for future spinouts, partnerships or blockchain-focused grant funding to accelerate growth while limiting dilution.

Cycurion Crypto will manage a crypto treasury with a focus on long-term holding, operational transparency and regulatory compliance, ensuring alignment with our standards of security, risk management and fiduciary responsibility. All crypto purchases will be made in sole discretion of management at then prevailing prices.

Axxum Technologies LLC

Organized in the Commonwealth of Virginia on December 29, 2006, Axxum is a cybersecurity provider with successful assignments within the multiple sub-agencies of the Department of Homeland Security. We acquired Axxum in November 2017. Following our acquisition, we continued Axxum’s core operations of providing contractor services to its existing federal government customer base, while leveraging our existing processes and tools to expand its commercial footprint.

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Axxum has the specialized skills and experience to provide a strategy and tactics to help organizations defend against cyber-attacks and implement a secure network infrastructure. Our team has extensive experience implementing cybersecurity solutions against internal and external threats to the health of our clients’ networks. Axxum’s information security focus produces several key benefits:

●	Agile Client Focus: Axxum’s projects are overseen directly by its program managers, all of whom have information security backgrounds and are fully authorized to promptly implement client requirements throughout the performance life cycle.

●	Streamlined and Process Focused: Axxum’s streamlined infrastructure leverages ISO quality standards integrated with emerging and established technologies, allowing it to engineer innovative solutions without building in excessive overhead.

●	Outstanding Personnel: Axxum has a reputation of employing cybersecurity experts.

Cloudburst Security LLC

Organized in the Commonwealth of Virginia on January 12, 2007, Cloudburst specializes in providing a full spectrum of high-quality, innovative cybersecurity services to both government and commercial organizations, such as banking and financial; education and schools; energy; critical infrastructure and supervisory control and data acquisition; healthcare; and manufacturing. We acquired Cloudburst in April 2019. Cloudburst’s mission is to help our clients - of all sizes and mission types - protect their integral data and information assets, so that they can focus on their core competencies.

Through Cloudburst we focus on providing tailored solutions that leverage the industry’s best minds and technologies to predict, protect, detect, respond, and sustain our clients from the latest evolving cyber threats.

Cycurion Innovation, Inc.

Our Cycurion Security Platform’s line of products allows our customers to improve their cyber posture with its Multi-Dimensional Protection (“MDP”) SaaS platform. This platform efficiently bundles and easily implements the external protection of a Web Application Firewall (“WAF”) and the internal protection of Bot Mitigation. Bot Mitigation is the reduction of risk to applications, Application Program Interfaces (“APIs”), and backend services from malicious bot traffic that fuels common automated attacks, such as DDoS campaigns and vulnerability probing. The costs of single-layer security can be measured in terms of money, time, and risk, as well as the damage wrought by a data breach, which millions of businesses experience each year. Through this interaction of the WAF and Bot Mitigation, the MDP is able to reinforce these layers of security and generate new security layers in real time in response to emerging threats. Our Cycurion Security Platform’s proprietary, cloud-based artificial intelligence (“AI”) algorithm directs this process. Crucially, the AI underpinning the MDP platform is constantly evolving to counter new threats. Through a crowdsourcing process, the cloud-based MDP learns from every threat to any protected application and uses that newly acquired knowledge to protect all MDP clients better.

Our Subcontractor Relationship

SLG Innovation, Inc.

We are currently a subcontractor for several keystone contracts held by SLG, an Illinois corporation formed in 2010. The SLG team has an average of over 25 years of experience in the development, planning, implementation, and management of information systems. SLG’s leadership team offers years of combined success in answering the needs of government agencies and healthcare organizations across the country.

The SLG team has worked nationally, as it has served over 25 Department of Health and Human Services agencies, all 50 state governments and over 250 local governments. Since SLG’s inception, it has primarily focused on customers in the middle of the country. The team of professionals has successfully delivered Information Technology, Project Management, and Subject Matter Services to key health and human service projects, including, but not limited to, state Medicaid programs in Illinois, Indiana, Nebraska, and Tennessee, the Indiana Division of Aging, Illinois Early Intervention, University of Illinois Division of Specialized Care for Children, the Multiple Myeloma Research Foundation, and many more.

We established a subcontractor - prime contractor relationship with SLG in fall 2019, where we serviced several government agencies and commercial customers, State of New Mexico, Cognizant, KPMG, and University of Illinois in support of SLG.

Our Acquisitions

SLG Acquisition Agreement

On April 25, 2023, Cycurion Sub executed a Term Sheet with SLG (the “SLG Term Sheet”), pursuant to which SLG, agreed to be acquired by Cycurion Sub. The Term Sheet contained all of the material terms and conditions of two proposed interrelated transactions to be memorialized by an acquisition agreement (the “SLG Acquisition Agreement”). To effectuate the two transactions contemplated by the SLG Term Sheet, Cycurion Sub will form two subsidiaries, which, upon formation, will initially be wholly owned by Cycurion Sub. If, when, and as the transactions contemplated by the SLG Term Sheet are consummated, SLG would merge with and into one of the subsidiaries and survive, thereby becoming a wholly-owned subsidiary of Cycurion Sub. Because certain of the agreements to which SLG is the prime contractor require that the majority owner of the prime contractor be a resident of the City of Chicago or of Cook County (depending on the contract), contemporaneously with the consummation of the first of the two transactions, (i) SLG will divest itself of those agreements with the residency requirements, (ii) the second newly formed subsidiary will assume those agreements, (iii) Mr. Ed Burns will become the owner of a 51% interest in that newly formed subsidiary, and (iv) we will enter into a Management Agreement with that subsidiary (see below for a discussion of the SLG Management Agreement), the economic terms and management / control terms of which are intended to be the equivalent of complete ownership of the 49% owned subsidiary. Mr. Ed Burns is currently the 51% owner of SLG and a resident of the City of Chicago. The SLG Term Sheet provides that, if, when, and as the transactions contemplated thereby are consummated, the two current owners of SLG will be issued shares of our Common Stock. SLG is fully bound by the terms and provisions of the SLG Term Sheet and the related Management Agreement structure, although Cycurion Sub is permitted to terminate the SLG Term Sheet and to abandon the transactions contemplated thereby any time for any reason or for no reason prior to April 11, 2025, with no further obligations on Cycurion Sub’s part. As of the date of this prospectus, although we reserve the right to modify the terms and provisions of the SLG Acquisition Agreement, we do not currently expect to terminate it and currently expect to close the transactions contemplated during our current fiscal quarter. Substantially all of the agreements to which SLG is a party have a provision that provides the counterparty to such agreement with a right to approve an assignment or change in control of SLG prior to its effectiveness. If an approval is not forthcoming, then the provisions of the SLG Acquisition Agreement permit us to excise that specific agreement. Upon such occurrence, we reserve that right to reduce the consideration that we would otherwise tender to the equity owners of SLG.

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As amended by the parties, initially effective as of November 29, 2023, and subsequently effective as of April 29, 2024, August 16, 2024, and December 31, 2024, the SLG Term Sheet expires on the soonest of (i) closing of the transactions contemplated thereby, (ii) April 11, 2025, if the transactions contemplated thereby have not closed by then, (iii) Cycurion Sub’s termination thereof, and (iv) the mutual termination by all of the parties thereto. Notwithstanding anything to the contrary contained therein, Cycurion Sub may terminate its obligations under the SLG Term Sheet and the transactions contemplated hereby for any reason or for no reason without any further obligations and without any liability at any time through and including April 11, 2025. The SLG Term Sheet, as amended, consensually superseded, as noted therein, Cycurion Sub’s previous “unidirectional” agreement with SLG.

As of March 31, 2025, we entered into a Management Services Agreement (the “SLG Management Agreement”) with SLG to ensure SLG’s continuing commercial viability, which, indirectly, assists the commercial viability of Cycurion Sub and us. To validate and enhance the business relationship with SLG, the parties agreed that Cycurion Sub and we shall, even more formally than historically, manage and control all of SLG’s operations from and after such date. Accordingly, Cycurion and we shall provide management, financing, administrative, and other services to SLG (as described in more detail on Schedule A of the SLG Management Agreement) in exchange for the fees and/or other consideration set forth on Schedule B of the SLG Management Agreement. The relationship, as so memorialized, results in the relationship between the parties from and after such date (if not prior thereto) results in SLG being deemed to be a “Variable Interest Entity” of Cycurion (as such relationship is defined by the Financial Accounting Standards Board), which will result in SLG’s financial statements being consolidated with and into our financial statements. Our entry into the SLG Management Agreement may accomplish substantially all of SLG’s and our business objectives.

The foregoing brief summary description of certain terms and provisions of (i) the SLG Term Sheet does not purport to be complete and is qualified in its entirety by reference to the full text of the SLG Term Sheet, a copy of which is filed as an exhibit to this Registration Statement as Exhibit 10.12, (ii) the SLG Term Sheet Amendments, a copy of each of which is filed as an exhibit to this Registration Statement as Exhibit 10.12a, Exhibit 10.12b, Exhibit 10.12c, and Exhibit 10.12d, and (iii) the SLG Management Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the SLG Term Sheet, a copy of which is filed as an exhibit to this Registration Statement as Exhibit 10.12e. Readers are encouraged to read those Exhibits in full for a more comprehensive understanding of the transaction contemplated by the SLG Term Sheet.

RCR Acquisition Agreement

RCR Technology Corporation (“RCR”) performs certain services for SLG in its role as an SLG subcontractor and, in that context, became a creditor of SLG. In connection with the transactions contemplated by the SLG Term Sheet, on April 25, 2023, Cycurion Sub and RCR also entered into a term sheet (the “RCR Term Sheet”) for a distinct, but related, transaction. The RCR Term Sheet contemplates a transaction, pursuant to which RCR will sell to Cycurion all of the accounts receivable of SLG in favor of RCR (but for those accounts that are less than 90 days old as of the date of consummation of the contemplated transaction). The consummation of the transactions contemplated by the RCR Term Sheet is contingent upon the consummation of the transactions contemplated by the SLG Term Sheet. We consummated the transactions contemplated by the RCR Term Sheet on September 25, 2025. Cycurion issued 248,006 shares of Common Stock to RCR as a result of the consummation of the transaction contemplated by the RCR Term Sheet pursuant to the Securities Purchase Agreement, dated September 25, 2025.

The foregoing brief summary description of certain terms and provisions of the RCR Term Sheet does not purport to be complete and is qualified in its entirety by reference to the full text of the RCR Term Sheet, a copy of which is filed as an exhibit to this Registration Statement as Exhibit 10.13 and the full text of the RCR Term Sheet Amendments, a copy of each of which are filed as an exhibit to this Registration Statement as Exhibit 10.13a, 10.13b, 10.13c and 10.13d. Readers are encouraged to read those Exhibits in full for a more comprehensive understanding of the transaction contemplated by the RCR Term Sheet.

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Acquisition of Technology

On September 30, 2021, we acquired certain technology assets of Sabres, a leading Israeli-based cyber security provider. As part of the asset purchase agreement, we acquired Multi-Dimensional Protection, Web Application Firewall and Bot Mitigation SaaS platforms, and their associated intellectual property.

Our Cycurion Security Platform’s (formerly Sabres’) line of products allows our customers to improve their cyber posture with its MDP SaaS platform. This platform efficiently bundles and easily implements the external protection of a WAF and the internal protection of Bot Mitigation. Bot Mitigation is the reduction of risk to applications, APIs, and backend services from malicious bot traffic that fuels common automated attacks, such as DDoS campaigns and vulnerability probing. The costs of single-layer security can be measured in terms of money, time, and risk, as well as the damage wrought by a data breach, which millions of businesses experience each year. Through this interaction of the WAF and Bot Mitigation, the MDP is able to reinforce these layers of security and generate new security layers in real time in response to emerging threats. This process is directed by our Cycurion Security Platform’s (formerly Sabres’) proprietary, cloud-based AI algorithm. We do not have AI processing in the production version of the software. That version is in the testing and evaluation phase. We expect to move the production in quarter three of 2024. Through a crowdsourcing process, the cloud-based MDP learns from every threat to any protected application and uses that newly acquired knowledge to protect all MDP clients better.

Our Cycurion Security Platform’s (formerly Sabres’) line of products provides solutions for substantially all web application security needs. These products provide solutions, whether a client is in need of a web application firewall to comply with regulations and ensure it has a first line of defense against the hazards that the internet can present or is in need of enterprise-level products that empower Security Operations Center (SOC) teams and security management. Our Cycurion Security Platform’s constantly survey a client’s data to detect security issues in need of attention, send automatic updates, and provide the client with a complete database of rules and threats.

We have integrated the technology assets that we acquired from Sabres (which now constitutes our Cycurion Security Platform) into our Managed Security Services Practice. We believe that the platform will enhance our service offerings and assist with the expansion of our commercial business. Our dedicated support team will manage the Sabres platform, provide real time reporting, response to security incidents, and will manage all data privacy needs from a single SIEM SaaS platform dashboard.

Our Growth Strategy

Our objectives are to expand our market leadership and management and to capture large market opportunities in cloud, AI and IT. We intend to accomplish these objectives as follows:

●	Continuing to acquire to platforms. We believe there is substantial opportunity to increase our platforms and have experienced growth due to expanded product capabilities and investments. We intend to continue to pursue new customers by adding capacity and leveraging our partnerships in the domestic and international markets.

●	Expanding platform coverage with our customers. We believe there is opportunity to develop and expand our relationships with existing customers by targeting additional platforms and geographies, pursuing platform expansions and expanding our coverage.

●	Investing in new technology platforms. We plan to continue to develop and broaden our exposure and security solutions, including expanding our coverage, by entering into new contracts focused on program management, cybersecurity, disaster recovery and business continuity.

●	Exploring acquisition opportunities. We intend to acquire other businesses, technology, AI platforms and/or development personnel to enhance the functionality of our platforms.

Competitors

The IT and cybersecurity solutions market is fragmented, competitive and always evolving. We compete with a range of established and emerging cybersecurity software and services vendors, as well as organizations that choose to build their own solutions in-house. With new technologies and market entrants, we expect the competitive environment to remain intense going forward.

Our competitors include:

●	vulnerability management and assessment vendors;

●	diversified security software and services vendors;

●	endpoint security vendors with vulnerability assessment capabilities;

●	public cloud vendors and other companies that offer solutions for cloud security; and

●	providers of point solutions that compete with some of the features present in our solutions.

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The key competitive factors in our markets include:

●	ability to prepare for, detect and mitigate cybersecurity threats;

●	ability to respond to customer needs quickly;

●	ability for products to facilitate customer needs;

●	total cost and ease-of-use of our products;

●	brand awareness and reputation; and

●	ability to attract and retain employees.

We believe that the principal competitive factors affecting the market for cybersecurity solutions include product functionality, depth of platform offerings, flexibility of delivery models, ease of deployment and use, integration capabilities such as open APIs and scalability, uptime and performance. Some of our competitors are more established and have greater name recognition, longer operating histories, more established customer relationships, larger marketing budgets and significantly greater resources than we do.

Properties

We do not own any properties. Our principal executive office, which we rent, is located at 1640 Boro Place, Suite 420C, McLean, Virginia 22102. We share our executive office with our subsidiaries, and it houses our management team, cybersecurity engineers, support staff, and sales and customer service teams.

Due to the nature of our business and the professional services we offer, a majority of our employees work on client sites or remotely. Our offices do not require any state or regulatory permits. We currently believe that our existing facilities are suitable, but we may need additional space in the future to accommodate our anticipated growth. We believe that such space will be available to us when required and on commercially reasonable terms.

Customers

We have over 30 customers across a variety of industries, including enterprise businesses, small and medium businesses, government agencies, healthcare and higher education. Our customers include, but are not limited to, AT&T, Smithsonian Museum, Federal Emergency Management Agency and Peraton Inc. During the years ended December 31, 2024 and 2023, purchases from our ten largest end-customers accounted for approximately 93% and 88% of our total revenue, respectively.

Backlog

We define backlog as contractually committed orders to be invoiced under our existing agreements that are not included in deferred revenue on our consolidated balance sheets. We expect the amount of backlog to change from period to period due to the timing of billings for our solutions and professional services. At December 31, 2024 and 2023, we had committed backlog of $16 million and $15 million, respectively. We expect the majority of the backlog at December 31, 2024 to be invoiced within the following 12 months.

Government Regulation

Our business and operations are subject to extensive federal and state governmental regulation and supervision. The following is a brief summary of certain statutes and rules and regulations that affect or may affect us. This summary is not intended to be an exhaustive description of the statutes or regulations applicable to our business.

In the ordinary course of our business, we process personal information. Accordingly, we are, or may become, subject to numerous data privacy and security obligations, including federal, state, local, and foreign laws, regulations, guidance, and industry standards related to data privacy and security. Such obligations may include, without limitation, the Federal Trade Commission Act, the California Consumer Privacy Act of 2018 as amended by the California Privacy Rights Act of 2020, or, collectively, the CCPA, the Colorado Privacy Act, Virginia’s Consumer Data Protection Act, the Connecticut Privacy Act, the Utah Consumer Privacy Act and similar U.S. state comprehensive privacy laws, the European Union’s General Data Protection Regulation 2016/679, or EU GDPR, the EU GDPR as it forms part of the United Kingdom law by virtue of section 3 of the European Union (Withdrawal) Act of 2018, or UK GDPR, and the ePrivacy Directive.

Human Capital

As of the date of this prospectus, we have 67 full-time employees and no part-time employees. None of our U.S. employees are represented by a labor union or covered by a collective bargaining agreement. Our senior leadership team has extensive experience with business process management, and while we have grown through a number of acquisitions, we have retained an experienced and cohesive leadership team.

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Our key human capital objectives are to attract, retain, engage, reward and develop our highly talented existing and future employees, while cultivating an inclusive workforce and culture to achieve exceptional business results. We are committed to fostering a community of talented individuals from all backgrounds and perspectives by implementing the following.

●	Compensation and benefits. We continually work to provide a competitive compensation and benefits program as this plays a key role in our ability to attract and retain a highly skilled workforce. In addition to salaries, these programs, which vary by country/region, include long-term equity incentive awards with certain vesting requirements, deferred compensation plans (which are offered to certain members of executive management), a 401(k) plan, healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, paid volunteer time off, employee assistance program and tuition assistance.

●	Health, safety and wellness. The well-being of our employees is paramount to the continued success of our business. To this end, we are committed to each of our employees’ health, safety and wellness. We provide our employees with access to various health and wellness benefits designed to enable them and their family members to have affordable access to health, dental and vision insurance.

●	Talent development. We invest significant resources to develop the talent needed to remain a market-leading global supplier of broadband infrastructure. We offer numerous training opportunities on both technical and professional development topics.

●	Diversity and inclusion. We believe that maintaining a diverse and inclusive workforce is important to the success of our business. We encourage an environment where individuality is embraced regardless of age, gender, identity, race, sexual orientation, physical or mental ability, ethnicity and perspective and where each employee is accepted.

Research and Development

Rapidly changing technologies, evolving industry standards, changing customer requirements, supply constraints and continuing developments in communications service offerings characterize the markets for our products. Our on-going ability to adapt to these changes and to develop new and enhanced products that meet or anticipate market demand is the main factor influencing our competitive position and our ability to grow.

We continue to invest substantial resources in research and development to enhance our platform offerings by developing new features, functionality, and applications. Our engineering expertise combines extensive security product development experience with individuals who possess deep cloud and user interface design backgrounds.

Our team is staffed by cybersecurity, cloud and data science experts who deliver exposure management intelligence, data science insights, alerts and security advisories. Our team has developed research tools to help improve efficiency and effectiveness in processes such as reverse engineering, code debugging, web app security and visibility into cloud-based tools.

Legal Proceedings

On July 29, 2024, Object3, LLC initiated an arbitration proceeding with the American Arbitration Association, styled Object3, LLC, Claimant, v. Cloudburst Security, LLC, Respondent, Case No. 01-24-0006-9906. The claimant made claims against Cloudburst for unpaid consulting services and associated costs, fees, and interest for the prior 12-month period in the aggregate amount of approximately $228,000. Defendant Cloudburst (a wholly-owned subsidiary) denies that it owes such amount to Claimant. As of the date of this prospectus, the arbitration proceeding has been settled.

We know of no other material pending legal proceedings to which we or any of our subsidiaries are a party or to which any of our assets or properties, or the assets or properties of any of our subsidiaries, are subject and, to the best of our knowledge, no adverse legal activity is anticipated or threatened. In addition, we do not know of any such proceedings contemplated by any governmental authorities.

We know of no material proceedings in which any of our directors, officers, or affiliates, or any registered or beneficial stockholder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Corporate Information

Our principal executive office is located at 1640 Boro Place, Suite 420C, McLean, Virginia 22102, and our telephone number is (703) 854-1652. Our website address is www.cycurion.com. Axxum’s website address is www.axxumtech.com. Cloudburst’s website address is www.cloudburstsecurity.com. The SEC maintains an internet site that contains reports, proxy and information statements and other information that we file electronically with the SEC at www.sec.gov. The information contained on the websites referenced in this prospectus is not incorporated by reference into this prospectus.

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MANAGEMENT

Executive Officers and Directors

Each of our directors holds office until the next annual meeting of our stockholders or until his successor has been elected and qualified, or until his death, resignation, or removal. Our executive officers are appointed by, and serve at the pleasure of, our board of directors and hold office until death, resignation, or removal from office. The executive officers have been appointed based on their qualifications, including their prior leadership history with other companies, strategic vision, and potential contributions to our growth and profitability.

The following table sets forth certain information concerning our executive officers and directors as of the date of this prospectus.

Name	Age	Position
L. Kevin Kelly	60	Chief Executive Officer and Chairman
Alvin McCoy, III	56	Chief Financial Officer
Emmit McHenry	82	Director
Peter R. Ginsberg (1)(2)(3)	71	Director
Reginald S. Bailey, Sr. (1)(2)(3)	51	Director
Kevin E. O’Brien (1)(2)(3)	58	Director
Irving Minnaker	67	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Governance Committee

Biographical information concerning the executive officers and directors listed above is set forth below.

L. Kevin Kelly, Chief Executive Officer and Chairman of the Board of Directors

L. Kevin Kelly has served as Cycurion’s Chief Executive Officer since January 25, 2023 and Chairman of the board of directors since February 14, 2025. Mr. Kelly will continue to serve as Cycurion’s Chief Executive Officer (and, upon Closing, as Cycurion’s Chief Executive Officer for the first 10 days after the Closing). From March 2015, he was the Chief Executive of Halo Privacy, a Chicago, Illinois-based cyber security organization that focuses on digital security solutions for high-profile individuals and Fortune 500 companies. In 2014 and 2015, he was the Chief Executive Officer and President for the North American operations of Asia Pulp & Paper, an Asian-based pulp and paper entity that ranks as one of the largest in the world. Mr. Kelly’s career also included 16 years with Heidrick & Struggles International Incorporated, a world-wide premier executive search firm; during the last six years of his tenure ending in 2013, he served as its Chief Executive Officer. From January 2016 to April 2017, Mr. Kelly was based in the Greater Chicago Area, as an executive advisor to the BTS Group AB, a Swedish-headquartered global professional services firm. Mr. Kelly earned his Bachelor of Science from George Mason University and his Master of Business Administration from Duke University - The Fuqua School of Business.

Alvin McCoy, III, Chief Financial Officer

Alvin McCoy, III has served as our Chief Financial Officer since October 4, 2017 and as a director through April 24, 2024. Prior to joining the Company, Mr. McCoy served as a Managing Partner at Quantum Capital Partners, LLC (“Quantum Capital Partners”), a merchant banking firm that specialized in corporate financial advisory, real estate advisory, and niche structured finance transactions from 2004. He specialized in advising middle market companies with strategic financial management and M&A activity. Prior to his role at Quantum Capital Partners, Mr. McCoy was the President and Chief Executive Officer of The McCoy Group, LLC, providing interim CFO services, capital raising and strategic advice to middle market and early-stage companies. Prior to this, Mr. McCoy served in several management positions at Merrill Lynch, Pierce, Fenner & Smith Incorporated’s Sales and Trading and Structured Finance groups from 1994 to 1999.

Mr. McCoy earned a Bachelor of Arts in Economics and History from Bucknell University and a Master of Business Administration from Duke University - The Fuqua School of Business. He was the Chairman of the board of directors for Lafayette Federal Credit Union, a $560 million financial institution that serves the Washington DC market, and also served on the board of directors of Potomac Business Services, LLC, a commercial real estate underwriting, lending, and servicing organization with over $5 billion in assets that represents financial institutions. Mr. McCoy served on the board of directors of the Bucknell Alumni Association and has been active in the Junior Achievement Mentoring Program.

Emmit McHenry, Director

Emmit McHenry has served as one of Cycurion’s directors since October 4, 2017, and also served as our Chief Executive Officer until January 25, 2023 and Chairman of the board of directors until February 14, 2025. Prior to joining the Company, Mr. McHenry was a founding Principal of Archura, LLC, in 2006, and held the positions of Chairman and Chief Executive Officer. Earlier in his career, Mr. McHenry founded and developed several other companies us, including NetCom Solutions International, Inc. and Network Solutions, Inc, the internet domain service provider. In addition, he has held management positions with International Business Machines (IBM), Connecticut General Life Insurance Company (now, CIGNA), Union Mutual, and Allstate Insurance Company, where he served in several positions, including Regional Vice President for the five northwestern states (Idaho, Oregon, Washington, Alaska, and Hawaii).

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Mr. McHenry has held positions on the executive Committee for the Council on Competitiveness and the board of directors for James Martin Government Intelligence and Global Technology. Mr. McHenry obtained a Bachelor of Arts in Communications from the University of Denver and a Master of Arts in Communications from Northwestern University. Mr. McHenry also received an Honorary Doctor of Philosophy from Shaw University. Mr. McHenry is a Service-Disabled Veteran, having served in the United States Marine Corps. We believe that Mr. McHenry is qualified to serve on our board of directors because of his significant experience in corporate leadership and extensive knowledge Information Security.

Peter R. Ginsberg, Director

Peter R. Ginsberg has served as one of our independent directors since November 30, 2023. He is a practicing attorney with a wide range of experience and successfully represented Cycurion in one of its matters in 2020. In February of 2023, he co-founded Moskowitz Colson Ginsberg & Schulman, LLP, of which he is a partner in the firm. Previously, he was a partner with Moskowitz & Book, LLP from July of 2021 until the co-founding of his current firm. He was a partner of Michelman & Robinson, LLP from December 2020 through July 2021. Prior to that, from September 2018 through December 2020, he was a partner at Robinson Brog Leinwand Greene Genovese & Gluck, P.C. and then moved with a number of its attorneys to Sullivan & Worcester LLP (US). Earlier in his career, Mr. Ginsberg was an Assistant U.S. Attorney in the Eastern District of New York,

Mr. Ginsberg received his B.A. in history from the University of Pennsylvania in 1976, his MS in international relations from the London School of Economics in 1977; and his J.D. from Columbia Law School of Law in 1980. We believe that Mr. Ginsberg is qualified to serve on our board of directors because of his long history with Cycurion and the ability to provide broad-based legal advice to the board of directors.

Reginald S. Bailey, Sr., Director

Reginald S. Bailey has served as one of our independent directors since February 14, 2025. He is a co-founder of, and from 2019 to present, is the Chief Operating Officer of Cysurance LLC, a Washington DC and New York-based provider of a fully integrated cyber incident program. In 2017, Mr. Bailey co-founded, and thereafter has been, and remains, the managing principal of BoxTop Growth Partners LLC, a Washington DC and New York-based boutique advisory firm. From 2012 to 2013, he served as Chief Operating Officer of Hofmann Brands and then from 2014 to 2017, he served as the Chief Executive Officer and a Board Member of Hofmann Brands, a Syracuse New York-based portfolio investment company to Hofmann Sausage Company LLC, Hofmann Hots, LLC, and The Handwich®. From 2008 to 2012, Mr. Bailey served as the Managing Partner of Phoenix International Management Group, LLC, a Washington DC-based privately owned consulting practice that specialized in global network infrastructure and business operations solutions. From 2000 to 2008 he served as the Managing Partner, President, and Chief Operating Officer of Worldwide Network Services, LLC, a Washington DC-based SBA-certified defense contractor that he co-founded and which specialized in the engineering, design, installation, and maintenance of private networks within hazardous, remote, or geographically challenged environments worldwide.

Mr. Bailey earned a Bachelor of Science in Business Management from North Carolina Agricultural & Technical State University in 1995. We believe that Mr. Bailey is qualified to serve on our board of directors because of his broad experience in the cyber industry and his investment company advisory services.

Kevin E. O’Brien, Director

Kevin E. O’Brien has served as one of our independent directors since February 14, 2025. In 2000, he founded and, through its acquisition by Revere Data, LLC in 2002, served as the Chief Executive Officer of Gradience, Inc., a San Francisco, California-based provider of cloud-based services and software for on-demand marketing and financial services applications. From that acquisition in 2002 through 2013, Mr. O’Brien served as the President and Chief Executive Officer of and a Director of Revere Data, LLC, a San Francisco, California-based provider of specialty data, analytics, and index services to Fortune 500 and defense customers. Revere Data was acquired by FactSet Research Systems, Inc. (NYSE: FDS) in 2013, where, for the succeeding three years, he served as its Regional Director for the Americas. FactSet is a San Francisco, New York, and London-based provider of enterprise class software, analytics, and services to 126,000 in 24 countries. From 2016 to the 2024, he has been employed by Orbital Insight, Inc., a Palo Alto, California- based Geospacial Software and Analytics Company that merges artificial intelligence and innovations to solve the world’s biggest business, national security, and societal problems as scale. During the first four years of his employment, he served as Orbital Insight’s Chief Operating Officer and, thereafter, from 2020 to 2024 as its Chief Executive Officer. From February 2024 to present, he serves as President at Chainalysis Government Solutions.

Mr. O’Brien received his B.B.A. in Management Information Systems from James Madison University in 1987 and his MBA from EDHEC Business School (Paris, France) in innovation, strategy, and information technology in 1994. We believe that Mr. O’Brien is qualified to serve on our board of directors because of his broad experience in the technology industry.

Irving Minnaker, Director

Irving Minnaker has served as one of our independent directors since April 9, 2025. Mr. Minnaker has served as one of our independent directors from April 24, 2024 until the closing of the de-SPAC transaction on February 14, 2025. Mr. Minnaker served as a Senior Vice President of Retail Sales and Trading at Lehman Brothers from January 1986 to December 1993. Additionally, he served as Senior Vice President of Retail Sales at Prudential Financial from January 1993 to December 1996, and Head of International Sales for Eco Building Products, Inc. from October 2010 to November 2014. Since December 2014, he has served as an Executive Vice President at Apollo Capital Group, Inc. Mr. Minnaker is also an independent director of Endexx Corporation (OTC: EDXC) since September 2021; Chemical Technologies Holding Corporation; and Comprehensive Business Developers Inc. Mr. Minnaker earned a Bachelor of Arts in Finance from the University of Miami in 1980. We believe that Mr. Minnaker is qualified to recommence service on our board of directors because of his finance and sales background.

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Corporate Governance Matters

Nasdaq requires that listed companies follow certain corporate governance rules relating to, among other things, the adoption and disclosure of corporate governance guidelines, director independence, and executive sessions of non-management and independent directors. We currently comply with the Nasdaq listing standards applicable to U.S. companies.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines covering, among other things, the authority, duties and responsibilities of and independence standards applicable to our directors. Our Corporate Governance Guidelines also address, among other things, the composition of the board of directors, board of directors’ committee structures and assignments, the procedures related to meetings of the board of directors, and the board of directors’ evaluation policies. A copy of our Corporate Governance Guidelines is available on our website at https://investors.cycurion.com/governance#committees. None of the information contained on our website is incorporated into or forms a part of this prospectus.

Board Composition

Our business and affairs are organized under the direction of our board of directors. The board of directors will meet on a regular basis and additionally as required. In accordance with the terms of the amended and restated certificate of incorporation, the board of directors may establish the authorized number of directors from time to time by resolution. Our board of directors currently consists of six directors.

Director Independence

The applicable listing rules of Nasdaq, on which our shares of Common Stock is listed, generally require that a majority of the members of a listed company’s board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent.

In addition, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in such member’s capacity as a member of the audit committee, the board of directors or any other board committee (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or (ii) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors conducts an annual review of the independence of our directors. The board of directors has determined that, as of the date hereof, each of the following members of the board of directors is an “independent director” as defined under the applicable Nasdaq standards and SEC rules: Messrs. Peter R. Ginsberg, Reginald S. Bailey, Sr., Kevin E. O’Brien and Irving Minnaker.

Board Leadership Structure

Our board of directors does not have a formal policy regarding the separation of the roles of Chief Executive Officer and Chairman of the board of directors. Our board of directors believes that it is in our best interests to make that determination based on our direction and the current membership of the board of directors. The board of directors has determined that having a director who is the Chief Executive Officer and Chairman of the board of directors is in the best interest of our stockholders at this time. Currently, Mr. L. Kevin Kelly serves as our Chief Executive Officer and Chairman of the board of directors.

Our Board of Directors’ Role in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Although our board of directors does not have a standing risk management committee, it administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight. Areas of focus include economic, operational, financial, regulatory, cybersecurity, privacy, compliance and reputational risks.

The audit committee of the board of directors (“Audit Committee”) is responsible for reviewing and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies with respect to risk assessment and risk management. The Audit Committee also monitors compliance with legal and regulatory requirements and assists our board of directors in fulfilling its oversight responsibilities with respect to risk management. The compensation committee of the board of directors (“Compensation Committee”) assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking and whether our compensation plans, policies, and programs comply with applicable legal and regulatory requirements. The nominating and corporate governance committee of the board of directors (“Nominating and Corporate Governance Committee”) assesses risks related to our corporate governance practices, the independence of our board of directors and monitors the effectiveness of our governance guidelines.

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We believe this division of responsibilities is an effective approach for addressing the risks we face and that our board of directors and committee leadership structure supports this approach.

Committees of the Board of Directors

The board of directors has formed the committees described below. Each of the committees operates pursuant to a written charter adopted by the committee or our board of directors. Each charter sets forth the committee’s specific functions and responsibilities. The board of directors may from time to time establish other committees. Each committee charter is available on our website at https://investors.cycurion.com/governance#committees. None of the information contained on our website is incorporated into or forms a part of this prospectus.

Audit Committee

The Audit Committee assists the board of directors with its oversight of the integrity of the financial statements; the compliance with legal and regulatory requirements; the qualifications, independence and performance of the independent registered public accounting firm; the design and implementation of the financial risk assessment and risk management. Among other things, the Audit Committee is responsible for reviewing and discussing with management the adequacy and effectiveness of disclosure controls and procedures. The Audit Committee also discusses with management and independent registered public accounting firm the annual audit plan and scope of audit activities, scope, and timing of the annual audit of the financial statements, and the results of the audit, quarterly reviews of the financial statements and, as appropriate, initiates inquiries into certain aspects of the financial affairs.

The Audit Committee is responsible for establishing and overseeing procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls or auditing matters, as well as for the confidential and anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. In addition, the Audit Committee has direct responsibility for the appointment (subject to stockholder approval, if deemed advisable by the board of directors), compensation, retention, and oversight of the work of the independent registered public accounting firm. The Audit Committee has sole authority to approve the hiring and discharging of the independent registered public accounting firm (subject to stockholder approval, if deemed advisable by the board of directors), all audit engagement terms and fees and all permissible non-audit engagements with the independent auditor. The Audit Committee reviews and oversees all related party transactions in accordance with policies and procedures.

The Audit Committee is comprised of three members: Messrs. Ginsberg, Bailey, Sr., and O’Brien. Each member of the Audit Committee meets the requirements for independence under the current Nasdaq and SEC rules and regulations and each member is financially literate. In addition, the board of directors has determined that Mr. O’Brien, who is the chairman of the Audit Committee, is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. Please see a description of Mr. O’Brien’s biography in this section “Management - Executive Officers and Directors” above.

Compensation Committee

The Compensation Committee assists the board of directors with its oversight of the forms and amount of compensation for executive officers (including officers reporting under Section 16 of the Exchange Act), the administration of equity and non-equity incentive plans for employees and other service providers and certain other matters related to compensation programs. The Compensation Committee, among other responsibilities, evaluates the performance of our Chief Executive Officer and, in consultation with the Chief Executive Officer, evaluates the performance of other executive officers (including officers reporting under Section 16 of the Exchange Act). The Chief Executive Officer may not be present during any portion of a Compensation Committee meeting in which deliberation or any vote regarding their compensation occurs.

The Compensation Committee is comprised of three members: Messrs. Ginsberg, Bailey, Sr., and O’Brien. Mr. Ginsberg is the chairman of the Compensation Committee. The composition of the Compensation Committee meets the requirements for independence under the current Nasdaq and SEC rules and regulations. Each member of the Compensation Committee is a “non-employee” director within the meaning of Rule 16b-3 promulgated under the Exchange Act.

The Compensation Committee did not engage a compensation consultant in 2024 or for the 2025 fiscal year.

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Nominating and Governance Committee

The Nominating and Corporate Governance Committee assists the board of directors with its oversight of and identification of individuals qualified to become members of the board of directors, consistent with criteria approved by the board of directors, and selects, or recommends that the board of directors selects, director nominees; develops and recommends to the board of directors a set of corporate governance guidelines; oversees the evaluation of the board of directors; and reviews and recommends to the board of directors improvements to the Corporate Governance Guidelines and our overall corporate governance on a periodic basis.

The Nominating and Corporate Governance Committee is comprised of three members: Messrs. Ginsberg, Bailey, Sr., and O’Brien. Mr. O’Brien is the chairman of the Nominating and Corporate Governance Committee. The composition of the Nominating and Corporate Governance Committee meets the requirements for independence under the current Nasdaq and SEC rules and regulations.

Board and Committee Meetings and Attendance

Our board of directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time. During 2024: (i) our board of directors met 10 times; (ii) our Audit Committee jointly with our board of directors met 10 times; (iii) our Compensation Committee met three times separately and 10 times jointly with the board of directors and the Audit Committee; and (iv) our Nominating and Corporate Governance Committee met one two times and jointly with our Audit Committee 10 times.

During 2024, each member of our board of directors attended at least 90% of the aggregate of all meetings of our board of directors and of all meetings of committees on which such member served that were held during the period in which such director served.

Significant Employees

We do not employ any non-officers who are expected to make a significant contribution to our business.

Family Relationships

There are no family relationships among our directors and executive officers.

Code of Ethics

We have adopted a Code of Ethics, and we rely on our board of directors to review related party transactions on an ongoing basis to prevent conflicts of interest. Our board of directors reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to the board of directors for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If the board of directors finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. The board of directors approves or ratifies a transaction if it determines that the transaction is consistent with our best interests.

A copy of our Code of Ethics is filed as Exhibit 14.1 to the Registration Statement of which this prospectus is a part and is available on our website at https://investors.cycurion.com/governance#committees. None of the information contained on our website is incorporated into or forms a part of this prospectus.

Insider Trading Policy

We have adopted an insider trading policy governing the purchase, sale and other dispositions of our securities by directors, officers and employees, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations.

A copy of our Amended and Restated Insider Trading Policy is filed as Exhibit 19.1 to the Registration Statement of which this prospectus is a part.

Director and Officer Hedging

We have not adopted any practice or policy regarding the ability of our employees (including officers) or directors, or any of their designees, to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our equity securities. As such, our employees, officer, directors or their designees are generally permitted to engage in these transactions.

Director and Officer Liability and Indemnification

We have purchased directors’ and officers’ liability insurance and have entered into indemnification agreements with each of directors and executive officers. The indemnification agreements and our articles and Bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

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EXECUTIVE AND DIRECTOR COMPENSATION

Named Executive Officers

Our named executive officers for 2024, which consist of our principal executive officer, principal financial officer and the next two most highly compensated executive officers, are:

●	L. Kevin Kelly, our Chief Executive Officer;

●	Alvin McCoy III, our Chief Financial Officer;

●	William Singleton, our Cyber Security Lead; and

●	Kathy Mostafa, our Cyber Security Engineer.

Summary Compensation Table

The following table sets forth certain compensation awarded to, earned by, or paid to the following “named executive officers,” which term is defined as follows:

(a)	all individuals serving as one of our principal executive officers during our fiscal year ended December 31, 2024; and

(b)	each of our two other most highly compensated executive officers who were serving at the end of 2024.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
L. Kevin Kelly*	2024	$24,681	-	-	-	$24,681
Chief Executive Officer	2023	$113,120	-	-	-	$113,120

Alvin McCoy, III	2024	$114,900	-	-	-	$114,900
Chief Financial Officer	2023	$114,900	-	-	-	$114,900

William Singleton,	2024	$179,262	-	-	-	$179,262
Cyber Security Lead	2023	$177,293	-	-	-	$177,293

Kathy Mostafa,	2024	$151,618	-	-	-	$151,618
Cyber Security Engineer	2023	$151,618	-	-	-	$151,618

*Mr. Emmit McHenry resigned as our Chief Executive Officer on January 25, 2023, the date on which Mr. Kelly became our Chief Executive Officer.

Narrative Disclosure to Summary Compensation Table

Employment Agreement with L. Kevin Kelly

On December 1, 2024, Cycurion and L. Kevin Kelly, Chief Executive Officer, entered into an employment agreement on a two-year term, commencing on December 1, 2024 and ending on December 1, 2026. During the employment period, Cycurion shall pay Mr. Kelly an annual base salary of $325,000 per annum. During the employment period, Cycurion shall pay to the executive an equity compensation of $500,000 of Company stock in the first year of employment payable quarterly. Mr. Kelly is eligible for a performance bonus based on results generated by the executive and through the Company. Targeted performance is $325,000 for year-one, and the performance bonus will increase for subsequent years based on future financial and non-financial results.

Employment Agreement with Alvin McCoy III

On January 1, 2025, Cycurion and Alvin McCoy III, Chief Financial Officer, entered into an employment agreement on a two-year term, commencing on January 1, 2025 and ending on January 1, 2027. During the employment period, Cycurion shall pay Mr. McCoy III an annual base salary of $325,000 per annum. During the employment period, Cycurion shall pay to the executive an equity compensation of $500,000 of Company stock in the first year of employment payable quarterly. Mr. McCoy III is eligible for a performance bonus based on results generated by the executive and through the Company. Targeted performance is $325,000 for year-one, and the performance bonus will increase for subsequent years based on future financial and non-financial results.

The resignation, termination and change of control arrangements are provided for in Exhibits 10.15 and 10.16 to this Registration Statement of which this prospectus forms a part.

Retention Packages

On June 16, 2025, our board of directors approved a retention package for L. Kevin Kelly, Chief Executive Officer, and Alvin McCoy III, Chief Financial Officer, and issued each officer 100,000 shares of Common Stock under our 2025 Equity Incentive Plan on August 4, 2025.

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide retirement or similar benefits for our directors or executive officers.

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Resignation, Retirement, Other Termination, or Change in Control Arrangements

Other than as disclosed above, we have no contract, agreement, plan, or arrangement, whether written or unwritten, that provides for payments to our directors or executive officers at, following, or in connection with the resignation, retirement, or other termination of our directors or executive officers, or a change in control of our Company or a change in our directors’ or executive officers’ responsibilities following a change in control.

Compensation Discussion and Analysis

Our compensation philosophy is designed to attract, retain and motivate top-tier talent to drive our mission of delivering innovative cybersecurity and digital infrastructure solutions that safeguard critical assets for our clients in government, healthcare, and corporate sectors. Our compensation programs are structured to align the interests of our named executive officers with those of our stockholders, fostering a culture of performance, innovation, and long-term value creation. The Compensation Committee, composed entirely of independent directors, oversees the development and implementation of our compensation policies, guided by the following core objectives:

●	Pay-for-Performance Alignment: We prioritize linking executive compensation to the achievement of measurable financial, operational and strategic goals that enhance Cycurion’s market position and stockholder value. Our incentive programs are designed to reward executives for delivering strong financial performance, such as revenue growth (e.g., $17.8 million in revenue reported for 2025 with a 59% adjusted EBITDA increase from 2024), successful execution of strategic initiatives such as the launch of our AI-enhanced ARx platform and expanding our client base through high-value contracts (e.g., $69 million in recent contract awards).

●	Competitive Compensation to Attract and Retain Talent: To compete in the fast-evolving cybersecurity industry, we offer compensation packages that are competitive with peer companies, including cybersecurity leaders such as Palo Alto Networks, CrowdStrike Holdings Inc., and Fortinet, Inc. Our programs balance fixed and variable compensation, including base salaries, annual cash incentives, and long-term equity awards, to attract and retain exceptional leaders capable of navigating complex cyber threats and driving innovation.

●	Long-Term Value Creation: We emphasize equity-based compensation, such as stock options and restricted stock units, to align executive incentives with long-term stockholder interests. By tying a significant portion of compensation to stock performance, we ensure that our executives are motivated to enhance Cycurion’s market position, achieve sustainable growth and deliver innovative solutions such as our AI-powered ARx platform and strategic partnerships (e.g., with CentralSquare Technologies, LLC and IQSTEL Inc.).

●	Transparency and Accountability: We are committed to transparent disclosure of our compensation practices to provide stockholders with a clear understanding of how pay decisions are made. The Compensation Committee evaluates executive performance based on a combination of quantitative metrics (e.g., revenue, gross margin improvement, and contract wins) and qualitative factors (e.g., leadership in advancing cybersecurity innovation and client satisfaction). We also consider input from independent compensation consultants and market data to ensure our programs are fair, competitive, and aligned with industry standards.

●	Risk Mitigation and Governance: Our compensation programs are designed to encourage prudent risk-taking that supports Cycurion’s strategic objectives without incentivizing undue risk. We maintain robust governance practices, including clawback policies to recover erroneously awarded compensation in the event of financial restatements, as required by Nasdaq rules, and regular reviews of our compensation structure to ensure alignment with stockholder interests and regulatory requirements.

●	Responsiveness to Stockholder Feedback: We value the perspectives of our stockholders and actively consider feedback from say-on-pay votes and investor engagements to refine our compensation programs. This ensures that our approach remains responsive to stockholder priorities, particularly in demonstrating the alignment between executive pay and company performance.

Our compensation philosophy is rooted in the belief that exceptional leadership drives Cycurion’s ability to innovate, grow and deliver unparalleled value to our clients and stockholders. By aligning executive rewards with measurable outcomes, such as the 95.4% year-over-year gross profit increase in the first quarter of 2025 and a 17.5% gross margin improvement, we reinforce our commitment to building a sustainable, high-performing organization that leads the cybersecurity industry.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2024, the Compensation Committee was composed of Messrs. Ginsberg, Bailey, Sr., and O’Brien, and there were no insider participations or Compensation Committee interlocks among the members of the Compensation Committee of our Company. At all times during fiscal year 2024, the Compensation Committee was comprised solely of independent, non-employee directors.

Outstanding Equity Awards at Fiscal Year-End

We did not have any option awards or unvested stock awards outstanding as of December 31, 2024.

2025 Equity Incentive Plan

In February 2025, we adopted the 2025 Equity Incentive Plan that provide for the issuance of up to 10,000,000 shares of Common Stock to our officers, directors and other employees. On September 29, 2025, upon approval by the Majority Consenting Stockholders, we increased the number of authorized shares issuable under the 2025 Equity Incentive Plan from 10,000,000 to 25,000,000 shares of Common Stock. In 2025, we issued 9,426,072 shares to ten stockholders under the 2025 Equity Incentive Plan.

Director Compensation

As of the date of this prospectus, we have four non-employee, independent directors and we did not pay or accrue any fees to our then-four non-employee directors, nor did we grant them any stock awards, option awards, non-equity incentive plan compensation, nonqualified deferred compensation, or any other compensation. No director has received compensation for their services as directors.

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BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth beneficial ownership of our shares of Common Stock by:

●	each person known to be the beneficial owner of more than 5% of our outstanding Common Stock;

●	each of our executive officers and directors; and

●	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security. Under those rules, beneficial ownership includes securities that the individual or entity has the right to acquire, such as through the exercise of warrants or stock options or the vesting of restricted stock units, within 60 days. Shares subject to warrants or options that are currently exercisable or exercisable within 60 days or subject to restricted stock units that vest within 60 days are considered outstanding and beneficially owned by the person holding such warrants, options, or restricted stock units for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Except as noted by footnote, and subject to community property laws where applicable, based on the information provided to us, the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise indicated, the business address of each beneficial owner listed in the table below is c/o Cycurion, Inc., 1640 Boro Place, Suite 420C, McLean, Virginia 22102.

The beneficial ownership of our Common Stock is based on 3,613,629 shares of Common Stock issued and outstanding.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all of the shares shown to be beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares of Common Stock(1)	Percentage of Common Stock(2)
Directors and Executive Officers
L. Kevin Kelly	156,818	4.3%
Alvin McCoy, III	163,635	4.5%
Emmit McHenry	85,536	2.4%
Peter R. Ginsberg	0	0.00%
Kevin E. O’Brien	0	0.00%
Reginald S. Bailey, Sr.	0	0.00%
Irving Minnaker	0	0.00%
All directors and executive officers as a group (6 individuals)	405,989	11.2%
Other 5% beneficial owners
N/A	-	-%

(1)	Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to such shares.

(2)	Applicable percentage of ownership is based upon 3,613,629 shares of Common Stock issued and outstanding as of January 2, 2026.

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SELLING STOCKHOLDER

The securities offered under this prospectus may be offered from time to time by the Selling Stockholder named below or by any of its respective pledgees, donees, transferees or other successors-in-interest. As used in this prospectus, the term “Selling Stockholder” includes the selling stockholder identified below and any donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from the Selling Stockholder as a gift, pledge or other non-sale related transfer. The Selling Stockholder such acquired the shares of our Common Stock being offered under this prospectus directly from us. We issued the securities to the Selling Stockholder in reliance on an exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder.

The following table sets forth the name of the Selling Stockholder, the aggregate number of Common Stock and/or Warrants beneficially owned prior to the sale of the securities offered hereby by the Selling Stockholder, the aggregate number of Common Stock and/or Warrants that the Selling Stockholder may offer pursuant to this prospectus, and the number of Common Stock and/or Warrants beneficially owned by the Selling Stockholder after the sale of the securities offered hereby.

The shares of Common Stock being offered by the Selling Stockholder are those issuable to the Selling Stockholder upon exercise of the Warrants and the Pre-Funded Warrants. For additional information regarding the issuances of the Warrants and the Pre-Funded Warrants, see “The Private Placement” above. We are registering the shares of Common Stock in order to permit the Selling Stockholder to offer the shares of Common Stock for resale from time to time.

The table below lists the Selling Stockholder and other information regarding the beneficial ownership of the shares of Common Stock by the Selling Stockholder. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholder, based on its ownership of the shares of Common Stock, the Warrants and the Pre-Funded Warrants, as of January 2, 2026, assuming exercise of the Warrants and the Pre-Funded Warrants held by the Selling Stockholder on that date, without regard to any limitations on exercises.

In accordance with the terms of the Purchase Agreement with the Selling Stockholder, this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Warrants and the Pre-Funded Warrants, determined as if the outstanding Warrants and Pre-Funded Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the Warrants and the Pre-Funded Warrants, including the beneficial ownership limitation for the Warrants and the Pre-Funded Warrants or the requirement to obtain Stockholder Approval prior to exercising the Warrants. The fifth and sixth columns assume the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus.

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The following table is prepared based on information provided to us by the Selling Stockholder. The beneficial ownership of our Common Stock is based on 8,586,009 shares of Common Stock issued and outstanding.

	Shares of Common Stock Beneficially Owned Prior to the Offering			Number of Shares Being Registered	Shares of Common Stock Beneficially Owned After Completion of the Offering (1)(2)
Name of Selling Stockholder(2)	Number		Percentage(3)	for Resale	Number	Percentage
Armistice Capital, LLC (4)	4,972,380	(5)	57.9%	4,972,380	0	0%

*	less than 0.01%

(1)	Assumes all securities being offered under this prospectus are sold, although the Selling Stockholder is under no obligation to sell any shares at this time.
(2)	The ability to exercise the Warrants held by the Selling Stockholder is subject to a beneficial ownership limitation that, at the time of initial issuance of the Warrants was capped at 4.99% beneficial ownership of the Company’s issued and outstanding Common Stock (post-exercise). These beneficial ownership limitations may be adjusted up or down, subject to providing advanced notice to the Company. Beneficial ownership as reflected in the Selling Stockholder table reflects the total number of shares potentially issuable underlying the Warrants and does not give effect to these beneficial ownership limitations. Accordingly, actual beneficial ownership, as calculated in accordance with Section 13(d) and Rule 13d-3 thereunder may be lower than as reflected in the table. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to such shares.
(3)	Applicable percentage of ownership is based upon 8,586,009 shares of Common Stock issued and outstanding as of January 2, 2026. All shares of Common Stock (including those shares of Common Stock issuable upon exercise of the Pre-Funded Warrants and Warrants) being offered pursuant to this prospectus by the Selling Stockholder is counted as outstanding for computing the percentage beneficial ownership of the Selling Stockholder.
(4)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.
(5)	Consists of (i) 1,657,460 shares of Common Stock issuable upon exercise of the Pre-Funded Warrants; and (ii) 3,314,920 shares of Common Stock issuable upon exercise of the Warrants. The ability to exercise the Pre-Funded Warrants and Warrants are subject to beneficial ownership limitations, that, at the time of initial issuance, were capped. The Pre-Funded Warrants are subject to a beneficial ownership limitation of 9.99% and the Warrants are subject to a beneficial ownership limitation of 4.99%, which in each case restricts the Selling Stockholder from exercising that portion of the Pre-Funded Warrants and Warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. Beneficial ownership as reflected in the Selling Stockholder table reflects the total number of shares of Common Stock potentially issuable underlying the Pre-Funded Warrants and Warrants and does not give effect to these beneficial ownership limitations. Accordingly, actual beneficial ownership, as calculated in accordance with Section 13(d) and Rule 13d-3 thereunder may be lower than as reflected in the Selling Stockholder table.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described under the sections titled “Executive Compensation” and “Management,” the following is a description of each transaction as of January 2, 2026, and each currently proposed transaction, in which:

●	we have been or are to be a participant;
●	the amount involved exceeds or will exceed $120,000; and
●	any of our directors, executive officers, or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Code of Ethics; Audit Committee Charter

We have adopted a Code of Ethics, and we rely on our board of directors to review related party transactions on an ongoing basis to prevent conflicts of interest. Our board of directors reviews a transaction in light of the affiliations of the director, officer or employee and the affiliations of such person’s immediate family. Transactions are presented to the board of directors for approval before they are entered into or, if this is not possible, for ratification after the transaction has occurred. If the board of directors finds that a conflict of interest exists, then it will determine the appropriate remedial action, if any. The board of directors approves or ratifies a transaction if it determines that the transaction is consistent with our best interests.

Related Party Transactions

On September 24, 2024, we entered into a promissory note with Western Acquisition Ventures Sponsor LLC (the “Sponsor”) for $230,000 (the “Promissory Note”), pursuant to which we can borrow up to an aggregate principal amount of $230,000. That promissory note, with an interest rate of 10% per annum, is payable upon the sooner of the consummation of the Business Combination with us. As of December 31, 2024, we had borrowed the full $230,000 and nothing was available for withdrawal. We deemed the interest on the loan to be immaterial and as such did not record any interest relating to the promissory note as of December 31, 2024.

Personal guarantees were entered by Emmit McHenry, Kurt McHenry, and Alvin McCoy, III, as officers and stockholders of Cycurion in support of a loan from Main Street Bank, of which approximately $3 million is owed as of January 2, 2026.

Axxum purchased an AT&T contract relationship from Archura, LLC, a company owned by Emmit McHenry and Kurt McHenry at the end of 2018. The contract relationship includes five purchase orders to deliver networking services to AT&T and its clients. The total sales of these five purchase orders were $119,279 and $144,820 as of December 31, 2024 and 2023, respectively.

Notes payable

On April 26, 2023, we issued to a director a $55,000 promissory note for $50,000 in gross proceeds.

On April 26, 2023, we issued to a director a $27,500 promissory note for $25,000 in gross proceeds.

On April 26, 2023, we issued to a director a $20,900 promissory note for $19,000 in gross proceeds.

On June 22, 2023, we issued to a director a $82,500 promissory note for $75,000 in gross proceeds.

On June 22, 2023, we issued to a director a $165,000 promissory note for $150,000 in gross proceeds.

On July 6, 2023, we issued to a director a $55,000 promissory note for $50,000 in gross proceeds.

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On July 21, 2023, we issued to a director a $181,500 promissory note for $165,000 in gross proceeds.

On August 24, 2024, we issued a promissory note in the amount of $20,250 for $15,000 in proceeds to an officer of the company.

During the year ended December 31, 2024 and 2023, we record amortization of debt discount of $2,188 and $53,400, respectively.

As of December 31, 2024 and 2023, we had “due to related party” balances of $148,088 and $587,400, respectively.

Promissory Notes with Western

On July 27, 2023, Western entered into a promissory note with Cycurion Sub for $200,000, pursuant to which Western can borrow up to an aggregate principal amount of $200,000. The Promissory Note, with an interest rate of 5% per annum is payable upon the sooner of the consummation of the Business Combination with Cycurion Sub, or January 11, 2024. If Western defaulted on the loan, or the business combination did not occur, Western will owe all principal and accrued interest thereto to Cycurion Sub. Cycurion Sub may not seek recourse against any money held in the Trust Account established pursuant the Borrower’s investment management trust agreement, dated as of January 11, 2022, as amended, by and between Western and Equiniti Trust Company, nor any of Western’s directors, officers, and any affiliate. As of September 30, 2024, Western has borrowed $554,269 and accrued approximately $21,906 in interest. As of December 31, 2023, Western has borrowed $200,000 and accrued approximately $4,222 in interest. On January 26, 2024, Western and Cycurion Sub amended the Promissory Note to increase its amount to $300,000 and extend the maturity date to the earlier of the consummation of the Business Combination or April 11, 2024. On April 4, 2024, Western and Cycurion Sub amended the Promissory Note to extend the maturity date to the earlier of the consummation of the Business Combination or July 11, 2024. On May 3, 2024, Western and Cycurion Sub amended the Promissory Note to increase its principal amount to $554,269. On July 2, 2024, Western and Cycurion Sub amended the Promissory Note to extend the maturity date of this note to the earlier of the consummation of the Business Combination or January 11, 2025. On October 9, 2024, Western and Cycurion Sub amended the Promissory Note to extend the maturity date of this note to the earlier of the consummation of the Business Combination or January 11, 2025. On January 8, 2025, Western and Cycurion Sub amended the Promissory Note to extend the maturity date of this note to the earlier of the consummation of the Business Combination or April 11, 2025. On October 9, 2024, Western and Cycurion Sub amended the Promissory Note to extend the maturity date of this note to the earlier of the consummation of the Business Combination or January 11, 2025. On January 8, 2025, Western and Cycurion Sub amended the Promissory Note to extend the maturity date of this note to the earlier of the consummation of the Business Combination or April 11, 2025.

On September 24, 2024, Cycurion Sub entered into a promissory note with Western for a principal amount of $210,555.56, pursuant to which Cycurion Sub can borrow up to an aggregate principal amount of $185,000.00. The promissory note, with an interest rate of 10% per annum is payable upon the sooner of the consummation of the Business Combination with Cycurion Sub, or six months following the date of the promissory note. If Western defaults on the loan, or the business combination does not occur, Western will owe all principal and accrued interest thereto to Western.

On January 6, 2025, Cycurion Sub entered into a promissory note with Western for a principal amount of $55,555.56, pursuant to which Cycurion Sub can borrow up to an aggregate principal amount of $50,000.00. The promissory note, with an interest rate of 10% per annum is payable upon the sooner of the consummation of the Business Combination with Cycurion Sub, or six months following the date of the promissory note. If Western defaults on the loan, or the business combination does not occur, Western will owe all principal and accrued interest thereto to Western.

On January 24, 2025, Cycurion Sub entered into a promissory note with Western for a principal amount of $327,777.78, pursuant to which Cycurion Sub can borrow up to an aggregate principal amount of $295,000.00. The promissory note, with an interest rate of 10% per annum is payable upon the sooner of the consummation of the Business Combination with Cycurion Sub, or six months following the date of the promissory note. If Western defaults on the loan, or the business combination does not occur, Western will owe all principal and accrued interest thereto to Western.

Founder Shares

On June 9, 2021, the Sponsor acquired 4,312,500 shares of common stock of Western (the “Founder Shares”) for an aggregate purchase price of $25,000. On June 16, 2021, the Sponsor transferred 1,207,500 of the Founder Shares to A.G.P./Alliance Global Partners (“A.G.P.”) for $7,000. On November 22, 2021, Western effected a 2-for-3 reverse stock split of its common stock, and A.G.P. sold back to the Sponsor 55,000 Founder Shares for $478, such that the Sponsor owns an aggregate of 70,833 Founder Shares, and A.G.P. owns 25,000 Founder Shares. Up to 12,500 Founder Shares (including the Founder Shares transferred to A.G.P.) were subject to forfeiture by the subscribers in case the underwriters did not fully exercise their over-allotment option. Since the underwriters exercised the overallotment option in full on January 14, 2022, none of the Founder Shares are subject to forfeiture any longer.

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The Sponsor, officers and directors have agreed, subject to limited exceptions, not to transfer, assign, or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the Business Combination or (B) subsequent to the Business Combination, (x) if the last sale price of the common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, or (y) the date on which Western completes a liquidation, merger, capital stock exchange, or other similar transaction that results in all of Western’s stockholders having the right to exchange their shares of common stock for cash, securities, or other property.

PIPE Subscription Agreement

On January 11, 2022, concurrently with the completion of the Business Combination, pursuant to the PIPE Subscription Agreement, dated January 11, 2022 (as the same may be amended from time to time, the “PIPE Subscription Agreement”) for an aggregate purchase price of $3,760,000, Western issued an aggregate of 12,533 shares of Common Stock issued in a private placement (the “PIPE Financing”) pursuant to that certain Subscription Agreement and 12,533 shares of Common Stock issuable upon the exercise of certain warrants (the “PIPE Warrants”) issued in the PIPE Financing.

The PIPE Subscription Agreement contains registration rights, pursuant to which we must use reasonable best efforts to file with the SEC a registration statement registering the resale of shares of our Common Stock. We are filing the registration statement of which this prospectus is a part, in part, to satisfy that contractual requirement.

The PIPE Warrants are exercisable until February 14, 2030 (five years after the completion of the Business Combination) at an exercise price of $345.00 per share, subject to adjustment as set forth in the PIPE Warrants for stock splits, stock dividends, recapitalizations and similar customary adjustments. A.G.P. may exercise each PIPE Warrant on a cashless basis if the shares underlying the PIPE Warrants are not then registered for resale pursuant to an effective registration statement.

Our Common Stock and PIPE Warrants to purchase our Common Stock issued pursuant to the PIPE Subscription Agreement were not registered under the Securities Act, and were issued in reliance upon the exemption provided under Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Agreements with A.G.P.

Advisory Agreement with A.G.P.

A.G.P. was a financial advisor to both Western in connection with the Business Combination transaction. Upon the completion of the Business Combination, A.G.P.: (i) received a cash fee of $500,000 shares of Common Stock and warrants to purchase 500,000 shares of Common Stock at an exercise price of $150.00 per share. Pursuant to the advisory agreement (the “Advisory Agreement”), Western shall pay A.G.P. a total transaction fee equal to $2,500,000 (the “Transaction Fee”) upon the closing of the Business Combination. The Transaction Fee will be payable in the form of preferred shares of Cycurion that are convertible into 16,667 shares of Common Stock (such preferred shares or the Common Stock into which they convert, the “Transaction Fee Shares”), for a price per share of Common Stock equal to $150.00. A portion of the Transaction Fee Shares shall be subject to forfeiture and return to the Company for cancellation once A.G.P. converts and sells Transaction Fee Shares generating sales proceeds (excluding commissions) of $2,500,000.

The Transaction Fee Shares shall be subject to a lock-up ending on the earlier of (i) the date on which 75% of the outstanding Series B Preferred Stock is converted into shares of the Combined Company’s common stock and (ii) three months from February 14, 2025, which was the closing date of the de-SPAC (the “Lock-Up Termination Date”). After the Lock-Up Termination Date, A.G.P. may convert the Transaction Fee Shares and sell them subject to a leak-out provision that limits A.G.P.’s sales of Transaction Fee Shares on any given date to 10% of the cumulative trading volume of the common stock for such date (including pre-market, market and post-market trading) as reported by Bloomberg, LP. This restriction shall remain in effect beginning on the Lock-Up Termination Date and ending on the date on which 100% of the Series B Preferred Stock outstanding as of the closing is converted into shares of our Common Stock.

The parties amended the Advisory Agreement (the “Amended Advisory Agreement”), pursuant to which Western shall pay A.G.P. the Transaction Fee in the form of preferred shares of Cycurion that are convertible into 166,667 shares of Common Stock (such preferred shares or the Common Stock into which they convert, the “Amended Transaction Fee Shares”), for a price per share of Common Stock of $15.00. A portion of the Amended Transaction Fee Shares shall be subject to forfeiture and return to the Company for cancellation once A.G.P. converts and sells Transaction Fee Shares generating sales proceeds (excluding commissions) of $2,500,000.

The Amended Transaction Fee Shares shall be subject to a lock-up ending on the earlier of (i) the date on which 75% of the outstanding Series B Preferred Stock is converted into shares of the Combined Company’s common stock and (ii) six months from the Lock-Up Termination Date. After the Lock-Up Termination Date, A.G.P. may convert the Amended Transaction Fee Shares and sell them subject to a leak-out provision that limits A.G.P.’s sales of Amended Transaction Fee Shares on any given date to 10% of the cumulative trading volume of the common stock for such date (including pre-market, market and post-market trading) as reported by Bloomberg, LP. This restriction shall remain in effect beginning on the Lock-Up Termination Date and ending on the date on which 100% of the Series B Preferred Stock outstanding as of the closing is converted into shares of our Common Stock.

Upon the execution of the Advisory Agreement, the Business Combination Marketing Agreement, dated January 11, 2022, between Western and A.G.P. in which Western and Cycurion Sub caused the combined company to issue to A.G.P. 16,667 shares of common stock of the combined company in full satisfaction of the fees, was terminated, and such shares of common stock extinguished in their entirety.

Placement Agent Agreement with A.G.P.

A.G.P. acted as the placement agent for the Private Placement. Pursuant to a the Placement Agent Agreement between A.G.P. and the Company, dated December 4, 2025, the Company agreed to pay A.G.P. a cash fee equal to 10.0% of the aggregate gross proceeds raised in the Private Placement and a cash fee of $500,000, and to reimburse the Placement Agent for certain reasonable, documented, and accountable expenses, including legal fees, of $60,000 in the aggregate.

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Agreements with Seward & Kissel LLP

On November 27, 2024, we entered into a revised engagement letter (the “Revised Engagement Letter”) with Seward & Kissel LLP (“Seward & Kissel”), pursuant to which Western and Cycurion agreed to pay approximately $1.3 million of its outstanding legal fees and expenses (“Legal Fees”) in shares of Common Stock in connection with the Business Combination. Following the closing of the Business Combination on February 14, 2025 and in connection with the Revised Engagement Letter, we issued to Seward & Kissel 8,333 shares of Common Stock and a pre-funded warrant that is exercisable for approximately $1.3 million in shares of Common Stock (the “Seward & Kissel Pre-Funded Warrant”), or up to 83,333 shares of Common Stock; provided that once the net proceeds from the sale of the shares equals the Legal Fees, the remaining shares of Common Stock, including such Common Stock exercisable under the Seward & Kissel Pre-Funded Warrant, shall be returned to the Cycurion.

We plan to enter into an exchange agreement with Seward & Kissel to exchange the Seward & Kissel Pre-Funded Warrant for a convertible promissory note (the “Seward & Kissel Convertible Note”) that is convertible into such number of shares equal to the Legal Fees.

Agreement with Baker & Hostetler LLP

In 2023, Western agreed to pay approximately $788,030 of its obligations to its counsel, Baker & Hostetler, in shares of Common Stock following the Business Combination, which will be issued at a price per share equal to $300.00, or 2,627 shares of Common Stock.

Lock-up Agreements and Leak-out Agreements

Series A Convertible Preferred Stock

The holders of our Series A Convertible Preferred Stock (and the underlying securities for which the holders have conversion rights) are subject to a one-year lock-up of their securities that commenced on the closing of the Business Combination, subject to release from the lock-up after six months from the closing if, thereafter, the daily trading value of shares of our Common Stock is greater than $150,000 for 30 consecutive trading days and the 30-day VWAP for shares of our Common Stock is greater than $5.00.

On September 25, 2025, our board of directors waived the Series A Convertible Preferred Stock lock-up restrictions. The holders of our Series A Convertible Preferred Stock (and the underlying securities for which the holders have conversion rights) were previously subject to a one-year lock-up of their securities that commenced on the closing of the Business Combination with Western on February 14, 2025, subject to release from the lock-up after six months from the closing if, thereafter, the daily trading value of shares of our Common Stock is greater than $150,000 for 30 consecutive trading days and the 30-day VWAP for shares of our Common Stock is greater than $5.00. As our Common Stock does not meet the conditions set forth above to release the holders of the Series A Convertible Preferred Stock from the lock-up restrictions after six months from the closing of the Business Combination, our board of directors deemed it in the best interests to waive such lock-up restrictions as the Series A Convertible Preferred Stock accrues approximately $120,000 per year in stock or cash payments. If the holders of the Series A Convertible Preferred Stock convert such preferred stock into Common Stock, we could save approximately $120,000 in costs on its income statement, which is part of our strategic recapitalization to strengthen its balance sheet and support growth initiatives.

Series B Convertible Preferred Stock

The holders of our Series B Convertible Preferred Stock (and the underlying securities for which the holders have conversion rights) are subject to different terms depending on the relevant agreements. Prior to the Reverse Stock Split, 355 shares of Cycurion Series B Convertible Preferred Stock following the Business Combination were converted at the closing of the Business Combination for 23,666 shares of Common Stock following the Business Combination. Holders are subject to a nine-month leak-out that commenced on the closing of the Business Combination, such that aggregate sales cannot exceed 40% of the daily trading volume of shares of our Common Stock following the Business Combination.

Series C Convertible Preferred Stock

The holders of our Series C Convertible Preferred Stock (and the underlying securities for which the holders have conversion rights) are subject to a one-year lock-up of their securities that commenced on the closing of the Business Combination, subject to release from the lock-up after six months from the closing if, thereafter, the daily trading value of shares of our Common Stock is greater than $150,000 for 30 consecutive trading days and the 30-day VWAP for shares of our Common Stock is greater than $5.00.

Series D Convertible Preferred Stock

The holders of our Series D Convertible Preferred Stock (and the underlying securities for which the holders have conversion rights) are subject to a nine-month leak-out that commenced on the closing of the Business Combination, such that aggregate sales cannot exceed 10% of the daily trading volume of shares of our Common Stock following the Business Combination. However, the leak-out provisions shall terminate prior to the expiry of the nine-month period in the event that the holders of the Series D Convertible Preferred Stock have converted all of such preferred stock and have sold all of the converted shares into the public markets.

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Series E Convertible Preferred Stock

The holders of our Series E Convertible Preferred Stock (and the underlying securities for which the holders have conversion rights) are subject to a nine-month lock-up that commenced on March 31, 2025.

Series F Convertible Preferred Stock

The holders of our Series F Convertible Preferred Stock (and the underlying securities for which the holders have conversion rights) are not subject to a lock-up.

Series G Convertible Preferred Stock

The holders of our Series G Convertible Preferred Stock (and the underlying securities for which the holders have conversion rights) are not subject to a lock-up.

A.G.P.

The Transaction Fee Shares shall be subject to a lock-up ending on the earlier of (i) the date on which 75% of the outstanding Series B Preferred Stock is converted into shares of our Common Stock and (ii) three months from the Lock-Up Termination Date. After the Lock-Up Termination Date, A.G.P. may convert the Transaction Fee Shares and sell them subject to a leak-out provision that limits A.G.P.’s sales of Transaction Fee Shares on any given date to 10% of the cumulative trading volume of the common stock for such date (including pre-market, market, and post-market trading) as reported by Bloomberg, LP. This restriction shall remain in effect beginning on the Lock-Up Termination Date and ending on the date on which 100% of the Series B Preferred Stock outstanding as of the closing is converted into shares of our Common Stock.

The Amended Transaction Fee Shares shall be subject to a lock-up ending on the earlier of (i) the date on which 75% of the outstanding Series B Preferred Stock is converted into shares of the Combined Company’s common stock and (ii) six months from the Lock-Up Termination Date. After the Lock-Up Termination Date, A.G.P. may convert the Amended Transaction Fee Shares and sell them subject to a leak-out provision that limits A.G.P.’s sales of Amended Transaction Fee Shares on any given date to 10% of the cumulative trading volume of the common stock for such date (including pre-market, market and post-market trading) as reported by Bloomberg, LP. This restriction shall remain in effect beginning on the Lock-Up Termination Date and ending on the date on which 100% of the Series B Preferred Stock outstanding as of the closing is converted into shares of our Common Stock.

Seward & Kissel LLP

The holder of the 8,333 shares of Common Stock issued in upon the closing of the Business Combination was subject to a 20-day lock-up that commenced on February 14, 2025, which was the closing of the Business Combination. Those shares are no longer subject to a lock-up. The shares of Common Stock underlying the Seward & Kissel Pre-Funded Warrant are not subject to a lock-up period.

Baker & Hostetler LLP

The holder of 2,627 shares of Common Stock is subject to a one-year lock-up of its securities that commenced on February 14, 2025, which was the closing of the Business Combination.

Founder Shares

The holder of these securities is subject to a one-year lock-up of its securities that commenced on February 14, 2025, which was the closing of the Business Combination.

PIPE Shares

The holder of these securities is subject to a 30-day lock-up of its securities that commenced on February 14, 2025, which was the closing of the Business Combination.

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DESCRIPTION OF OUR SECURITIES

The following is a description of our securities of as set forth in certain provisions of our Charter, Bylaws and applicable forms of warrant, each previously filed with the SEC and incorporated by reference as an exhibit to this Registration Statement to which this prospectus forms a part. This summary does not purport to be complete and is qualified in its entirety by the full text of the Charter, Bylaws, applicable forms of warrant, and the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read our Charter, Bylaws, applicable forms of warrant, and the applicable portions of the DGCL carefully.

Authorized and Outstanding Stock

The Charter authorizes the issuance of an aggregate of 300,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $0.0001 per share. The shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. Our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL. Unless our board of directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

We have 3,613,629 shares of Common Stock issued and outstanding and 155,045 shares of preferred stock issued and outstanding that have not yet been converted.

Common Stock

Voting Rights

Each holder of our Common Stock is entitled to one vote for each share held of record by such holder on all matters on which stockholders generally are entitled to vote, as provide by the Charter. The holders of Common Stock do not have cumulative voting rights in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast present in person or represented by proxy, unless otherwise specified by law, the Charter.

Dividend Right

Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor.

Rights upon Liquidation, Dissolution and Winding-Up

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the stockholders are entitled to share ratably in all assets remaining after payment of our debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Common Stock, then outstanding, if any.

Preemptive or Other Rights

The stockholders have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences, and privileges of stockholders will be subject to those of the holders of any shares of the preferred stock that we may issue in the future.

Preferred Stock

The Charter authorizes the board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange, and subject to the terms of the Charter, the authorized shares of preferred stock will be available for issuance without further action by holders of common stock. The board of directors is able to determine, with respect to any series of preferred stock, designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations, or restrictions thereof, if any.

We could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which the stockholders might receive a premium over the market price of the Common Stock. Additionally, the issuance of preferred stock may adversely affect the rights of stockholders by restricting dividends on the common stock, diluting the voting power of the Common Stock or subordinating the rights of stockholders to distributions upon a liquidation, dissolution or winding up, or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our Common Stock.

Voting Rights

Holders of our Series A Convertible Preferred Stock, Series C Convertible Preferred Stock, Series E Convertible Preferred Stock, Series F Convertible Preferred Stock and Series G Convertible Preferred Stock have voting rights on an as-if-converted-to-Common-Stock basis. The Series B Convertible Preferred Stock and Series D Convertible Preferred Stock do not have voting rights. Please see below for more information.

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Series A Convertible Preferred Stock

We have authorized 110,000 shares of our Series A Convertible Preferred Stock, par value $0.0001 per share. As of the date of this prospectus, there are 106,816 shares of Series A Convertible Preferred Stock issued and outstanding.

The material attributes of the shares of our Series A Convertible Preferred Stock are:

Voting Rights: Holders of shares of our Series A Convertible Preferred Stock shall have voting rights on an as-if-converted-to-common stock basis and as required by law (including without limitation, the DGCL) and as expressly provided in the Certificate of Designation of Preferences, Rights and Limitations for our Series A Convertible Preferred Stock.

Dividend Rights: Holders of shares of our Series A Convertible Preferred Stock shall be entitled to receive dividends at the rate of twelve percent (12%) per annum of the $12.12 per-share Stated Value of the Series A Convertible Preferred Stock. The dividends shall be paid payable quarterly in arrears in shares of Common Stock, calculated for each dividend payment on an as-if-converted-to-Common-Stock basis.

Conversion Rights: Shares of our Series A Convertible Preferred Stock shall be convertible, at any time and from time to time at the option of the holder thereof, into shares of Common Stock (subject to certain 4.99% or 9.99% blocker limitations) at the conversion ratio of one share of Series A Convertible Preferred Stock-for-25.6938 shares of Common Stock, subject to adjustment.

Liquidation Preference: Holders of shares of our Series A Convertible Preferred Stock, upon any liquidation, dissolution, or winding-up, whether voluntary or involuntary, shall be entitled to receive out of the assets, whether capital or surplus, an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share of Series A Convertible Preferred Stock before any distribution or payment shall be made to the holders of Common Stock, and, if our assets are insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of our Series A Convertible Preferred Stock shall be ratably distributed among them in accordance with the respective amounts that would have been payable on such shares if all amounts payable thereon had been paid in full.

Protective Provisions: As long as any shares of Series A Convertible Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series A Convertible Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to the holders of Series A Convertible Preferred Stock or alter or amend the Certificate of Designation of Preferences, Rights and Limitations for our Series A Convertible Preferred Stock, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of shares of Series A Convertible Preferred Stock, (c) increase the number of authorized shares of Series A Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Series B Convertible Preferred Stock

We have authorized 3,000 shares of our Series B Convertible Preferred Stock, par value $0.0001 per share. As of the date of this prospectus, there are 3,000 shares of Series B Convertible Preferred Stock issued and outstanding.

The material attributes of the shares of our Series B Convertible Preferred Stock are:

Voting Rights: Holders of our Series B Convertible Preferred Stock shall not have any voting rights except as required by law (including without limitation, the DGCL) and as expressly provided in the Certificate of Designation of Preferences, Rights and Limitations for our Series B Convertible Preferred Stock.

Dividend Rights: Holders of shares of our Series B Convertible Preferred Stock shall be entitled to receive dividends (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of Common Stock when, as, and if such dividends are paid on shares of Common Stock.

Conversion Rights: Shares of our Series B Convertible Preferred Stock shall be convertible, at any time and from time to time at the option of the holder thereof, into Common Stock (subject to certain 4.99% or 9.99% blocker limitations) at the conversion ratio of one share of Series B Convertible Preferred Stock-for-one share of Common Stock, subject to adjustment.

Liquidation Preference: Holders of shares of our Series B Convertible Preferred Stock, upon any liquidation, dissolution, or winding-up, whether voluntary or involuntary, shall be entitled to receive out of the assets, whether capital or surplus, an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share of Series B Convertible Preferred Stock before any distribution or payment shall be made to the holders of Common Stock, and, if our assets are insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of shares of Series B Convertible Preferred Stock shall be ratably distributed among them in accordance with the respective amounts that would have been payable on such shares if all amounts payable thereon had been paid in full.

Protective Provisions: As long as any shares of Series B Convertible Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series B Convertible Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to the holders of Series B Convertible Preferred Stock or alter or amend the Certificate of Designation of Preferences, Rights and Limitations for our Series B Convertible Preferred Stock, (b) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of shares of Series B Convertible Preferred Stock, (c) increase the number of authorized shares of Series B Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

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Series C Convertible Preferred Stock

We have authorized 5,000 shares of our Series C Convertible Preferred Stock, par value $0.0001 per share. As of the date of this prospectus, there are 4,851 shares of Series C Convertible Preferred Stock issued and outstanding.

Voting Rights: The holders of our Series C Convertible Preferred Stock have voting rights on an as-if-converted-to-Common-Stock basis, as required by law, and as expressly provided in its Certificate of Designation, as follows. As long as any shares of our Series C Convertible Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of our Series C Convertible Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to our Series C Convertible Preferred Stock or alter or amend its Certificate of Designation, (b) amend our Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the holders of our Series C Convertible Preferred Stock, (c) increase the number of authorized shares of our Series C Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividend Rights: We shall pay dividends on our Series C Convertible Preferred Stock at the rate of 12% per annum of the per-share Stated Value ($82.46 per share). The dividends are payable quarterly in arrears not in cash, but in shares of our Common Stock, calculated for each dividend payment on an as-if-converted-to-Common-Stock basis. No other dividends are payable on shares of our Series C Convertible Preferred Stock.

Conversion Rights: The shares of our Series C Convertible Preferred Stock may be converted into shares of our Common Stock at a ratio of approximately 613 shares of Common Stock for every one share of our Series C Convertible Preferred Stock, or an aggregate of 2,972,320 shares of our Common Stock, assuming full conversion. In connection with conversions, each holder of our Series C Convertible Preferred Stock is subject to a “beneficial ownership limitation” of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to that conversion, which limitation may be increased by the holder to not more than 9.99% on 61 days’ advanced notice to us.

Liquidation Preference: Our Series C Convertible Preferred Stock has a liquidation preference in an amount equal to its per-share Stated Value ($82.46 per share), plus any accrued and unpaid dividends thereon, for each share of our Series C Convertible Preferred Stock before we can make any distribution or payment to the holders of our Common Stock. If our assets are insufficient to pay in full such liquidation preference, then our entire assets are to be distributed to the holders of our Series C Convertible Preferred Stock, ratably distributed among them in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Protective Provisions: As long as any shares of Series C Convertible Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series C Convertible Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to the holders of Series C Convertible Preferred Stock or alter or amend the Certificate of Designation of Preferences, Rights and Limitations for our Series C Convertible Preferred Stock, (b) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of shares of Series C Convertible Preferred Stock, (c) increase the number of authorized shares of Series C Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Series D Convertible Preferred Stock

We have authorized 6,666,700 shares of our Series D Convertible Preferred Stock, par value $0.0001 per share. As of the date of this prospectus, there are 6,666,700 shares of Series D Convertible Preferred Stock issued and outstanding.

The material attributes of the shares of our Series D Convertible Preferred Stock are:

Voting Rights: Holders of Series D Convertible Preferred Stock shall not have any voting rights except as required by law (including without limitation, the DGCL) and as expressly provided in the Certificate of Designation of Preferences, Rights and Limitations for our Series D Convertible Preferred Stock.

Dividend Rights: Holders of our Series D Convertible Preferred Stock shall be entitled to receive dividends (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of Common Stock when, as, and if such dividends are paid on shares of Common Stock.

Conversion Rights: Shares of our Series D Convertible Preferred Stock shall be convertible, at any time and from time to time at the option of the holder thereof, into shares of Common Stock (subject to certain 4.99% or 9.99% blocker limitations) at the conversion ratio of one share of Series D Convertible Preferred Stock-for-one share of Common Stock, subject to adjustment.

Liquidation Preference: Holders of our Series D Convertible Preferred Stock, upon any liquidation, dissolution, or winding-up, whether voluntary or involuntary, shall be entitled to receive out of our assets, whether capital or surplus, an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share of Series D Convertible Preferred Stock before any distribution or payment shall be made to the holders of Common Stock, and, if our assets shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of shares of Series D Convertible Preferred Stock shall be ratably distributed among them in accordance with the respective amounts that would have been payable on such shares if all amounts payable thereon had been paid in full.

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Protective Provisions: As long as any shares of Series D Convertible Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series D Convertible Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to the holders of Series D Convertible Preferred Stock or alter or amend the Certificate of Designation of Preferences, Rights and Limitations for Series D Convertible Preferred Stock, (b) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of shares of Series D Convertible Preferred Stock, (c) increase the number of authorized shares of Series D Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Series E Convertible Preferred Stock

We have authorized 100 shares of our Series E Convertible Preferred Stock, par value $0.0001 per share. As of the date of this prospectus, there are 51 shares of Series E Convertible Preferred Stock issued and outstanding.

The material attributes of the shares of our Series E Convertible Preferred Stock are:

Voting Rights: Holders of shares of our Series E Convertible Preferred Stock shall have voting rights on an as-if-converted-to-Common-Stock basis and as required by law (including, without limitation, the DGCL) and as expressly provided in the Certificate of Designation of Preferences, Rights and Limitations for our Series E Convertible Preferred Stock.

Dividend Rights: Holders of shares of our Series E Convertible Preferred Stock shall be entitled to receive, and we shall pay, dividends on shares of Series E Convertible Preferred Stock (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of Common Stock when, as, and if such dividends are paid on shares of Common Stock.

Conversion Rights: Shares of our Series E Convertible Preferred Stock shall be convertible, at any time and from time to time at the option of the holder thereof, into shares of Common Stock (subject to certain 4.99% or 9.99% blocker limitations) at the conversion ratio of one share of Series E Convertible Preferred Stock-for-10,000 shares of Common Stock, subject to adjustment.

Liquidation Preference: Holders of shares of our Series E Convertible Preferred Stock, upon any liquidation, dissolution, or winding-up, whether voluntary or involuntary, shall be entitled to receive out of the assets, whether capital or surplus, an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share of Series E Convertible Preferred Stock before any distribution or payment shall be made to the holders of Common Stock, and, if the assets shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of shares of Series E Convertible Preferred Stock shall be ratably distributed among them in accordance with the respective amounts that would have been payable on such shares if all amounts payable thereon had been paid in full.

Protective Provisions: As long as any shares of Series E Convertible Preferred Stock are outstanding, Cycurion shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series E Convertible Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to the holders of Series E Convertible Preferred Stock or alter or amend the Certificate of Designation of Preferences, Rights and Limitations for our Series E Convertible Preferred Stock, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of shares of Series E Convertible Preferred Stock, (c) increase the number of authorized shares of Series E Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Series F Convertible Preferred Stock

We have authorized 10,000 shares of our Series F Convertible Preferred Stock, par value $0.0001 per share. As of the date of this prospectus, there are 0 shares of Series F Convertible Preferred Stock issued and outstanding.

The material attributes of the shares of our Series F Convertible Preferred Stock are:

Voting Rights: Holders of shares of our Series F Convertible Preferred Stock shall have voting rights on an as-if-converted-to-Common-Stock basis and as required by law (including without limitation, the DGCL) and as expressly provided in the Certificate of Designation of Preferences, Rights and Limitations for our Series F Convertible Preferred Stock.

Dividend Rights: Holders of shares of our Series F Convertible Preferred Stock shall be entitled to receive, and we shall pay, dividends on shares of our Series F Convertible Preferred Stock at the rate of twelve percent (12%) per annum of the $0.0001 per-share Stated Value of the Series F Convertible Preferred Stock. The dividends shall be paid payable quarterly in arrears in shares of Common Stock, calculated for each dividend payment on an as-if-converted-to-Common-Stock basis.

Conversion Rights: Shares of our Series F Convertible Preferred Stock shall be convertible, at any time and from time to time at the option of the holder thereof, into shares of Common Stock (subject to certain 4.99% or 9.99% blocker limitations) at the conversion ratio of one share of Series F Convertible Preferred Stock-for-1,000 shares of Common Stock, subject to adjustment.

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Liquidation Preference: Holders of shares of our Series F Convertible Preferred Stock, upon any liquidation, dissolution, or winding-up, whether voluntary or involuntary, shall be entitled to receive out of the assets, whether capital or surplus, an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share Series F Convertible Preferred Stock before any distribution or payment shall be made to the holders of Common Stock, and, if the assets shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of shares of our Series F Convertible Preferred Stock shall be ratably distributed among them in accordance with the respective amounts that would have been payable on such shares if all amounts payable thereon had been paid in full.

Protective Provisions: As long as any shares of Series F Convertible Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series F Convertible Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to the holders of Series F Convertible Preferred Stock or alter or amend the Certificate of Designation of Preferences, Rights and Limitations for our Series F Convertible Preferred Stock, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of shares of Series F Convertible Preferred Stock, (c) increase the number of authorized shares of Series F Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Series G Convertible Preferred Stock

We have authorized 10,000 shares of our Series G Convertible Preferred Stock, par value $0.0001 per share. As of the date of this prospectus, there are 3,133 shares of Series G Convertible Preferred Stock issued and outstanding.

The material attributes of the shares of our Series G Convertible Preferred Stock are:

Voting Rights: Holders of shares of our Series G Convertible Preferred Stock shall have voting rights on an as-if-converted-to-Common-Stock basis and as required by law (including without limitation, the DGCL) and as expressly provided in the Certificate of Designation of Preferences, Rights and Limitations for our Series G Convertible Preferred Stock.

Dividend Rights: Holders of shares of our Series G Convertible Preferred Stock shall be entitled to receive, and we shall pay, dividends on shares of our Series G Convertible Preferred Stock at the rate of twelve percent (12%) per annum of the $0.0001 per-share Stated Value of the Series G Convertible Preferred Stock. The dividends shall be paid payable quarterly in arrears in shares of Common Stock, calculated for each dividend payment on an as-if-converted-to-Common-Stock basis.

Conversion Rights: Shares of our Series G Convertible Preferred Stock shall be convertible, at any time and from time to time at the option of the holder thereof, into shares of Common Stock (subject to certain 4.99% or 9.99% blocker limitations) at the conversion ratio of one share of Series G Convertible Preferred Stock-for-1,000 shares of Common Stock, subject to adjustment.

Liquidation Preference: Holders of shares of our Series G Convertible Preferred Stock, upon any liquidation, dissolution, or winding-up, whether voluntary or involuntary, shall be entitled to receive out of the assets, whether capital or surplus, an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share Series G Convertible Preferred Stock before any distribution or payment shall be made to the holders of Common Stock, and, if the assets shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of shares of our Series G Convertible Preferred Stock shall be ratably distributed among them in accordance with the respective amounts that would have been payable on such shares if all amounts payable thereon had been paid in full.

Protective Provisions: As long as any shares of Series G Convertible Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series G Convertible Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to the holders of Series G Convertible Preferred Stock or alter or amend the Certificate of Designation of Preferences, Rights and Limitations for our Series G Convertible Preferred Stock, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of shares of Series G Convertible Preferred Stock, (c) increase the number of authorized shares of Series G Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Warrants

We have warrants outstanding to purchase an aggregate of 5,607,508 shares of Common Stock.

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each whole warrant will be increased in proportion to such increase in the outstanding shares of Common Stock.

The warrant holders, solely by virtue of holding warrants, do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their warrants and receive shares of Common Stock.

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Armistice Pre-Funded Warrant and Armistice Warrant

On December 5, 2025, Cycurion entered into the Pre-Funded Warrant with Armistice Capital Master Fund Ltd. (“Armistice”) that is exercisable for up to 1,657,460 shares of Common Stock. Each Pre-Funded Warrant has an exercise price equal to $0.0001 per share. The Pre-Funded Warrants are exercisable at any time after their original issuance and will not expire until exercised in full.

On December 5, 2025, Cycurion entered into the Warrant with Armistice that has an exercise price equal to $3.62 per share. The Warrants will be exercisable immediately following receipt of Stockholder Approval for the issuance of the Warrants and the Warrant Shares and have an exercise price of $3.62 per share, subject to adjustment for customary events such as stock splits and fundamental transactions. The Warrants will expire five years from their initial exercise date. At any time following the initial exercise date of the Warrants, the Warrants can be exercised on a cashless basis if there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares. The exercise price and number of shares of Common Stock issuable upon exercise of the Warrant and Pre-Funded Warrant are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events.

The Pre-Funded Warrants and the Warrants issued in the Private Placement provide that a holder of Pre-Funded Warrants or Warrants, as applicable, will not have the right to exercise any portion of its Pre-Funded Warrants or Warrants if such holder, together with its affiliates, and any other party whose holdings would be aggregated with those of the holder for purposes of Section 13(d) or Section 16 of the Exchange Act would beneficially own in excess of 9.99% for the Pre-Funded Warrants and 4.99% for the Warrants of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that the holder may increase or decrease the Beneficial Ownership Limitation by giving notice to the Company, with any such increase not taking effect until the sixty-first day after such notice is delivered to the Company but not to any percentage in excess of 9.99%. The Warrants may be exercised on a cashless basis if a registration statement registering Warrant Shares is not effective. The Pre-Funded Warrants may be exercised on a cashless basis.

Subject to applicable laws, a Warrant and Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the applicable warrant to us together with the appropriate instruments of transfer.

There is no trading market available for the Warrants or the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Warrants or the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

In the event of a fundamental transaction, as described in the Warrants and Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Warrants and Pre-Funded Warrants will be entitled to receive upon exercise of the Warrants and Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants and Pre-Funded Warrants immediately prior to such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder will have the right to require us to repurchase its Warrants at the Black Scholes Value; provided, however, that, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Warrant, that is being offered and paid to the holders of Common Stock in connection with the fundamental transaction.

Pursuant to the terms of the Purchase Agreement, the Company is prohibited from entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of Common Stock or securities convertible or exercisable into Common Stock for a period commencing on December 4, 2025 and expiring 90 days from the Effective Date (as defined in the Purchase Agreement). Furthermore, the Company is also prohibited from entering into any agreement to issue Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) involving a Variable Rate Transaction (as defined in the Purchase Agreement), subject to certain exceptions, for a period commencing on December 4, 2025 and expiring 90 days from such Effective Date. The Effective Date is defined in the Purchase Agreement as the earliest of the date that (a) the initial registration statement has been declared effective by the SEC, (b) all of the Pre-Funded Warrant Shares and Warrant Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions, (c) following the one year anniversary of the Closing provided that a holder of Pre-Funded Warrant Shares or Warrant Shares is not an affiliate of the Company, or (d) all of the Pre-Funded Warrant Shares and Warrant Shares may be sold pursuant to an exemption from registration under the Securities Act without volume or manner-of-sale restrictions and Company Counsel has delivered to such holders a standing written opinion that resales may then be made by such holders of the Pre-Funded Warrant Shares and Warrant Shares pursuant to such exemption which opinion shall be in form and substance reasonably acceptable to such holders.

In addition, pursuant to the Purchase Agreement, the Company is required to hold a meeting of stockholders on or prior to the date that is 90 days following the date of Closing to obtain Stockholder Approval, with the recommendation of the board of directors of the Company that such proposals are approved; if the Company does not obtain Stockholder Approval at the first meeting, the Company is required to call a meeting every 90 days thereafter seeking Stockholder Approval until Stockholder Approval is received or the Warrants are no longer outstanding.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities arising under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of such agreements and as of the specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

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PIPE Warrants and Public Warrants

Each outstanding whole PIPE Warrant and public warrant issued in connection with the initial public offering of Western (“Public Warrant”) represents the right to purchase one share of Common Stock at a price of $345.00 per share, subject to adjustment as discussed in this prospectus, at any time commencing 30 days after the Business Combination and ending five years after the Business Combination.

The PIPE Warrants, as well as any warrants underlying additional units issued to the Sponsor or our officers, directors or their affiliates in payment of working capital loans, are identical to the Public Warrants except that the PIPE Warrants (i) will be exercisable for cash or on a cashless basis, at the holder’s option, and (ii) will not be redeemable by us, in each case so long as they are still held by the Sponsor or its permitted transferees.

We may call the Public Warrants for redemption (excluding any warrants underlying additional units issued to the Sponsor, our officers, directors or their affiliates in payment of working capital loans made to us), in whole and not in part, at a price of $0.01 per Public Warrant,

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
●	if, and only if, the reported last sale price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the applicable warrants become exercisable and ending three business days before we send the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable, we may not exercise our redemption right if the issuance of shares of Common Stock upon exercise of the Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification. We will use our best efforts to register or qualify such shares of Common Stock under the blue-sky laws of in those states in which such Public Warrants were offered by us in the offering.

If we call the Public Warrants for redemption as described above, we will have the option to require any holder that wishes to exercise its Public Warrant to do so on a “cashless basis.” If we take advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose means the average reported last sale price of the Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Public Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants.

In addition, if we, at any time while the Public Warrants or PIPE Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Common Stock on account of such shares of Common Stock (or other shares of our capital stock into which the Public Warrants or PIPE Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Common Stock in connection with a proposed initial business combination, (d) to satisfy the redemption rights of the holders of Common Stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (i) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or certain amendments to our charter prior thereto or to redeem 100% of our Common Stock if we do not complete our initial business combination within 12 months from the closing of this offering (or up to 18 months from the closing of the offering at the election of the Company subject to satisfaction of certain conditions or as extended by our stockholders in accordance with our amended and restated certificate of incorporation) or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the Public Warrants and PIPE Warrants exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Public Warrant and PIPE Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of ours as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants and PIPE Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and PIPE Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants or PIPE Warrants (as applicable) would have received if such holder had exercised their Public Warrants or PIPE Warrant (as applicable) immediately prior to such event.

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The Public Warrants and PIPE Warrants are issued in registered form under a warrant agreement between Equiniti Trust Company, LLC, as warrant agent, and us. The warrant agreement provides that the terms of the Public Warrants and PIPE Warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, or defective provision, but requires the approval by the holders of at least a majority of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

Yield Point Pre-Funded Warrant

The pre-funded warrant with Yield Point (the “Yield Point Pre-Funded Warrant”) was offered for the Commitment Fee in connection with the Equity Purchase Agreement for shares of Common Stock, and provides that the holder may not exercise any portion of the Yield Point Pre-Funded Warrant to the extent that immediately prior to or after giving effect to such exercise the holder would own more than 4.99%, which ownership cap may be increased by the holder up to 9.99% upon 61 days’ prior notice. The exercise price for each share of Common Stock underlying the Yield Point Pre-Funded Warrant is $0.0001. The Yield Point Pre-Funded Warrant is immediately exercisable upon issuance and may be exercised at any time until the Pre-Funded Warrant is exercised in full.

A holder of the Yield Point Pre-Funded Warrant may not exercise any portion of the warrants or Yield Point Pre-Funded Warrant, as applicable, to the extent that the holder would own more than 4.99% (or, at the holder’s option upon issuance, 9.99%) of our outstanding Common Stock immediately after exercise, as such percentage ownership is determined in accordance with the terms of the Yield Point Pre-Funded Warrant.

In lieu of making the cash payment otherwise contemplated to be made to us upon exercise of the Yield Point Pre-Funded Warrant in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of our Common Stock determined according to a formula set forth in the Yield Point Pre-Funded Warrant.

Seward & Kissel Pre-Funded Warrant

On February 14, 2025, Cycurion entered into the Seward & Kissel Pre-Funded Warrant with Seward & Kissel that is exercisable for approximately $1.3 million in shares of Common Stock, or up to 83,333 shares of Common Stock; provided that once the net proceeds from the sale of the shares equals the $1.3 million in Legal Fees, the remaining shares of Common Stock, including such Common Stock exercisable under the Seward & Kissel Pre-Funded Warrant, shall be returned to Cycurion.

The Seward & Kissel Pre-Funded Warrant provides that the holder may not exercise any portion of the Seward & Kissel Pre-Funded Warrant to the extent that immediately prior to or after giving effect to such exercise the holder would own more than 4.99% upon 61 days’ prior notice. The exercise price for each share of Common Stock underlying the Seward & Kissel Pre-Funded Warrant is $0.0001. The Seward & Kissel Pre-Funded Warrant is immediately exercisable upon issuance and may be exercised at any time until the Seward & Kissel Pre-Funded Warrant is exercised in full.

Seward & Kissel LLP may not exercise any portion of the warrants or Seward & Kissel Pre-Funded Warrant, as applicable, to the extent that the holder would own more than 4.99% of our outstanding Common Stock immediately after exercise, as such percentage ownership is determined in accordance with the terms of the Seward & Kissel Pre-Funded Warrant.

In lieu of making the cash payment otherwise contemplated to be made to us upon exercise of the Seward & Kissel Pre-Funded Warrant in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of our Common Stock determined according to a formula set forth in the Seward & Kissel Pre-Funded Warrant.

For additional information on our agreements with Seward & Kissel LLP, please see “Agreements with Seward & Kissel LLP” in the section “Certain Relationships and Related Party Transactions.”

Our Transfer Agent and Warrant Agent

Our transfer agent and public warrant agent is Equiniti Trust Company, LLC.

Anti-Takeover Effects of the Charter and Bylaws and Certain Provisions of Delaware Law

The Charter and the DGCL contain provisions summarized below that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions are intended to avoid costly takeover battles, reduce our vulnerability to a hostile or abusive change of control and enhance the ability of our board of directors to maximize stockholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for shares of Common Stock held by stockholders.

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Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of shares that are authorized and available for issuance. However, the listing requirements of Nasdaq, which would apply so long as the shares of our Common Stock remain listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then-outstanding number of shares of Common Stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. Additionally, the number of authorized shares of any series of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority of shares in voting power, irrespective of the provisions of Delaware law.

Our board of directors may generally issue shares of one or more series of preferred stock on terms designed to discourage, delay or prevent a change of control or the removal of our management. Moreover, our authorized but unissued shares of preferred stock will be available for future issuances in one or more series without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, to facilitate acquisitions and employee benefit plans.

One of the effects of the existence of authorized and unissued and unreserved shares of Common Stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive our stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Vacancies and Newly Created Directorships

The Charter provides that, subject to the rights granted to one or more series of preferred stock then outstanding, any newly-created directorship on the board of directors that results from an increase in the number of directors and any vacancies on our board of directors will be filled solely only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, by a sole remaining director or by our stockholders.

Special Stockholder Meetings

The Charter provides that special meetings of our stockholders may be called at any time only by the board of directors acting pursuant to a resolution approved by the affirmative vote of a majority of the directors then in office, subject to the rights of holders of any series of preferred stock then outstanding.

Stockholder Action by Written Consent

Pursuant to Delaware law, any action required to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is or are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock or any other outstanding class or series of stock of Cycurion, the Charter permits any action required or permitted to be taken by the stockholders of the Company to be effected by a duly called annual or special meeting of such stockholders or by written consent.

Section 203 of the DGCL

Cycurion will be subject to the provisions of Section 203 of the DGCL (“Section 203”) regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

●	prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the date of the transaction, the business combination is approved by Cycurion’s board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

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Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock.

The provisions of Delaware law and the provisions of our Charter and Bylaws could have the effect of discouraging others from attempting hostile takeovers and as a consequence, they might also inhibit temporary fluctuations in the market price of common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Dissenters’ Rights of Appraisal and Payment

Under Delaware law, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation in which we are a constituent entity. Pursuant to Delaware law, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery of the State of Delaware, plus interest, if any, on the amount determined to be the fair value, from the effective time of the merger or consolidation through the date of payment of the judgment.

Stockholders’ Derivative Actions

Under Delaware law, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law. To bring such an action, the stockholder must otherwise comply with Delaware law regarding derivative actions.

Exclusive forum for certain lawsuits

Our Charter requires, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim for breach of a fiduciary duty owed by any of our current or former director, officer, employee, agent, or stockholder to the Company or our stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, our Charter (as it may have been subsequently amended or amended and restated), or the Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then another court of the State of Delaware or, if no court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware).

Notwithstanding the foregoing, our Charter provides that the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. In addition, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act, the Securities Act, or any other claim for which the federal courts have exclusive jurisdiction.

Limitations on Liability and Indemnification of Officers and Directors

Delaware law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Charter includes a provision that eliminates the personal liability of directors for monetary damages to the corporation or its stockholders for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware law. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached such director’s duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends, redemptions or repurchases or derived an improper benefit from his or her actions as a director.

The limitation of liability provision in the Charter may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Listing

Our shares of Common Stock are listed on The Nasdaq Global Market and certain warrants are listed on The Nasdaq Capital Market under the symbols “CYCU” and “CYCUW”, respectively.

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SECURITIES ACT RESTRICTIONS ON RESALE OF COMMON STOCK

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned our restricted Common Stock or our warrants for at least six months generally would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as the Company was required to file reports) preceding the sale.

Persons who have beneficially owned restricted Common Stock shares or our warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of our Common Stock then outstanding; or
●	the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and
●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, the Sponsor will be able to sell their founder shares and private placement warrants, as applicable, pursuant to Rule 144 without registration one year after the Business Combination.

Following the recent completion of the Business Combination, the Company is no longer a shell company, and, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Lock-up Agreements

For a more detailed description of our lock-up agreements, please see “Certain Relationships and Related Party Transactions - Lock-up Agreements and Leak-out Agreements”.

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PLAN OF DISTRIBUTION

We refer to the Common Stock being issued pursuant to this prospectus, including the shares of Common Stock underlying the Warrants and the Pre-Funded Warrants, as the “securities” in this Plan of Distribution section. The Selling Stockholder may, from time to time, sell, transfer, distribute, or otherwise dispose of certain of its securities or interests in the securities on any stock exchange, market, or trading facility on which the securities are traded, or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholder will sell all of the securities that they offer pursuant to this prospectus for its accounts. We will not receive any of the proceeds from the sale of the securities hereunder.

In the event any Warrants are exercised for cash, we would receive the proceeds from any such cash exercise, provided, however, we will not receive any proceeds from the sale of the shares of Common Stock issuable upon such exercise. The exercise of the Warrants, which are subject to Stockholder Approval, and any proceeds we may receive from their exercise, are highly dependent on the price of our shares of our Common Stock and the spread between the exercise price of such Warrants and the market price of our Common Stock at the time of exercise. The exercise price of the Warrants is $3.62 per share. The market price of our Common Stock as of December 31, 2025 was $2.76. If the market price of our Common Stock is less than the exercise price of a holder’s Warrants, it is unlikely that holders will exercise their Warrants. There can be no assurance that all of Warrants will be in the money prior to their expiration.

The Selling Stockholder may use any one or more of the following methods when disposing of the securities or its interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	one or more underwritten offerings on a firm commitment or best efforts basis;
●	block trades in which the broker-dealer will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	distributions or transfers to its members, partners, or stockholders;
●	short sales;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
●	through trading plans entered into by a Selling Stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of its securities on the basis of parameters described in such trading plans;
●	directly to one or more purchasers, including through a specific bidding, auction, or other process or in privately negotiated transactions;
●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
●	through agents;
●	through broker-dealers who may agree with the Selling Stockholder to sell a specified number of such securities at a stipulated price per share or warrant;
●	by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our Common Stock; and
●	a combination of any such methods of sale or any other method permitted pursuant to applicable law.

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We have agreed to maintain the effectiveness of this Registration Statement until all securities can be sold under Rule 144 under the Securities Act or are no longer outstanding. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses.

The Selling Stockholder may use this prospectus in connection with resales of the securities. This prospectus and any accompanying prospectus supplement will identify the Selling Stockholder, the terms of the securities, and any material relationships between us and the Selling Stockholder. The Selling Stockholder may be deemed to be an underwriter under the Securities Act in connection with the securities they resell, and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act.

The Selling Stockholder may, from time to time, pledge or grant a security interest in some or all of their securities, and, if the Selling Stockholder defaults in the performance of its secured obligations, the pledgees or secured parties may foreclose on such securities and then offer and sell such securities under this prospectus. The Selling Stockholder also may transfer the securities in other circumstances, in which case the transferees, pledgees, or other successors in interest will be the selling beneficial owners for purposes of this prospectus (as supplemented or amended to reflect such transaction).

In connection with the sale of the securities or interests in the securities, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholder may also sell the securities short and deliver the securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell the securities. The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of the securities, which securities such broker-dealer or other financial institution then may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder also may in the future resell securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Stockholder and any underwriters, broker-dealers, or agents that participate in the sale of the securities or interests in the securities will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers, and agents may be entitled, under agreements entered into with us and the Selling Stockholder, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, the securities to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer, or underwriter, and any applicable discounts, commissions, concessions, or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

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The Selling Stockholder may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.

The Selling Stockholder may authorize underwriters, broker-dealers, or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Stockholder pay for solicitation of these contracts. The underwriters, broker-dealers, and agents may engage in transactions with us or the Selling Stockholder, or perform services for us or the Selling Stockholder, in the ordinary course of business.

The Selling Stockholder may elect to make an in-kind distribution of the securities to its members, partners, or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. To the extent that such members, partners, or stockholders are not affiliates of ours, such members, partners, or stockholders would thereby receive freely tradable securities pursuant to the distribution through a registration statement.

If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, that offering will be conducted in accordance with the relevant provisions of that rule.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Stockholder and any broker-dealer or agent regarding the sale of the securities by the Selling Stockholder. Upon notification by the Selling Stockholder that it has entered into any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such offering.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus, which we expect to be approximately $4,319.

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TAXATION

United States Federal Income Tax Considerations

The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of our Common Stock, including the Common Stock underlying the pre-funded warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, investors that will hold our securities as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, investors holding Common Stock through an “applicable partnership interest,” investors required to recognize income for U.S. federal income tax purposes no later than when such income is reported on an “applicable financial statement” or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or any alternative minimum tax considerations. In addition, this summary is limited to investors that will hold our securities as a “capital asset,” as defined under the Internal Revenue Code of 1986, as amended (“U.S. Tax Code”) (generally, property held for investment). No ruling from the Internal Revenue Service, (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner of such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership, and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member, or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL, AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders

Taxation of Distributions

We do not intend to pay cash dividends for the foreseeable future. If we pay distributions to U.S. Holders of shares of our Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock and will be treated as described under “U.S. Holders-Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

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Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A U.S. Holder will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Common Stock exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in such Common Stock. A U.S. Holder’s adjusted tax basis in its Common Stock will generally equal the U.S. Holder’s acquisition cost (i.e., the amount paid for the Common Stock) less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Taxation of Distributions

As discussed above, we do not intend to pay cash dividends for the foreseeable future. In general, any distributions we make to a non-U.S. Holder of shares of our Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (generally on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described under “Non-U.S. Holders-Gain on Sale, Exchange, Redemption or Other Taxable Disposition of Common Stock” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “Non-U.S. Holders-Gain on Sale, Exchange, Redemption or Other Taxable Disposition of Common Stock” below), we will withhold 15% of the fair market value of any property distributed that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or, if an applicable tax treaty so requires, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual rates or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Exchange, Redemption or Other Taxable Disposition of Common Stock or Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Common Stock unless:

●	the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (or, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

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●	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

●	(i) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Common Stock or warrants, and (ii) shares of our Common Stock (A) are not regularly traded on an established securities market or (B) are regularly traded on an established securities market, but the non-U.S. Holder has owned, directly or constructively (including through ownership of warrants), more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such non-U.S. Holder’s holding period for the shares of our Common Stock. There can be no assurance that our Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will be subject to tax at generally applicable U.S. federal graduated income tax rates. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

 If the third bullet point above applies to a non-U.S. Holder, gain recognized by such non-U.S. holder on the sale, exchange or other disposition of our Common Stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, if our stock is not regularly traded on an established securities market for this purpose, a buyer of our Common Stock from such non-U.S. Holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we currently are, and expect to remain for the foreseeable future, a United States real property holding corporation. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Additional U.S. Federal Tax Considerations

Additional Tax on Net Investment Income

In addition to regular U.S. federal income tax, certain U.S. Holders that are individuals, estates or trusts are subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their net gain from the sale, exchange or other disposition of Common Stock or warrants, or dividends with respect to Common Stock. Each U.S. Holder is urged to consult its own tax advisor regarding the application of this tax.

Excise Tax on Certain Stock Buybacks

The Inflation Reduction Act of 2022 (the “IR Act”) provides for, among other things, a U.S. federal 1% excise tax on certain repurchases (including redemptions) of stock by a “covered corporation” (which includes publicly traded corporations) occurring on or after January 1, 2023 (the “Excise Tax”). The Excise Tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the Excise Tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the Excise Tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the Excise Tax.

Any redemptions of our Common Stock may be subject to the Excise Tax.

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Backup Withholding and Additional Information Reporting

In general, information returns may be filed with the IRS in connection with actual or constructive dividends paid to a U.S. Holder in respect of our securities, and the proceeds received by a U.S. Holder from the sale, exchange or other disposition of our securities within the United States or through certain U.S.-related financial intermediaries will be subject to U.S. information reporting rules, unless a U.S. Holder is a corporation or other exempt recipient and properly establishes its rights to an exemption. Backup withholding at a rate of 24% may apply to such payments if a U.S. Holder does not establish an exemption from backup withholding or fails to provide a correct taxpayer identification number and make any other required certifications.

In general, information returns may be filed with the IRS in connection with dividends paid to non-U.S. Holders, and the proceeds received by a non-U.S. Holder from the sale, exchange or other disposition of our securities within the United States or through certain U.S.-related financial intermediaries. Copies of the information returns reporting dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of a treaty or agreement. A non-U.S. Holder may be subject to backup withholding (currently at a rate of 24%) in connection with actual or constructive dividends with respect to our securities and the proceeds from the sales, exchange or other disposition of our securities unless the non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the non-U.S. Holder is not a United States person, or otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Holders are urged to consult their own tax advisor regarding the information reporting and backup withholding rules.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the U.S. Tax Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on actual or constructive dividends in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. Department of Treasury. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon by Seward & Kissel LLP, New York, New York.

EXPERTS

The financial statements of Cycurion as of December 31, 2024 and 2023 included in this prospectus have been so included in reliance on the report of WWC, P.C., an independent registered public accounting firm.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, proxy and information statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also find documents we filed on our website at www.cycurion.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

77

CYCURION, INC. AND ITS SUBSIDIARIES

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:

The Board of Directors and Stockholders of

Cycurion Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Cycurion Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2024 and 2023, and the related consolidated statements of operations and comprehensive income/(loss), mezzanine equity and stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has a significant working capital deficit that raises substantial doubt about its ability to continue as a going concern. Management’s plans with regards to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, audits of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal controls over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.

Certified Public Accountants

PCAOB ID: 1171

We have served as the Company’s auditor since 2018.

San Mateo, California

April 17, 2025

F-2

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2024	2023
Assets
Current assets
Cash and Cash Equivalent	$38,742	$607,869
Restricted cash	2,048	-
Accounts receivable, net	10,353,708	7,093,371
Other receivables	434,391	455,979
Note receivable - WAVS	-	200,000
Prepaid expenses and other current assets	99,463	56,015
Total current assets	$10,928,352	$8,413,234

Non-current assets
Deposit for acquisition target	2,000,000	2,000,000
Fixed assets, net	20,321	33,662
Software development costs, net	4,151,981	3,703,981
Intangible asset, net	25,000	41,667
Security deposits	10,351	10,351
Goodwill	6,592,304	6,592,304
Investments held in Trust Account	1,834,540	-
Total non-current assets	14,634,497	12,381,965
Total Assets	$25,562,849	$20,795,199

Liabilities, Mezzanine and Stockholders’ Equity
Current liabilities
Bank loan-revolving credit line	3,249,067	2,996,753
Bank loan-current portion	774,095	742,141
Loans payable – current portion	408,516	408,516
Subordinated convertible promissory notes	3,333,335	3,333,335
Promissory notes	2,156,989	1,561,111
Loans payable - related parties	148,088	587,400
Accounts payable	3,552,674	2,066,760
Accrued liabilities	3,601,242	2,158,255
Income Tax Payable	12,500	-
Franchise tax payable	13,200	-
Excise tax payable	1,157,161	-
Advance from Sponsor	330,000	-
Deferred revenue	-	253,902
Total current liabilities	18,736,867	14,108,173

Long-term loan payable	146,798	146,798
Series A convertible preferred stock ($0.001 par value, 500,000 shares designated, 345,528 issued and outstanding)	1,294,117	1,294,117
Total non-current liabilities	1,440,915	1,440,915

Total Liabilities	$20,177,782	$15,549,088

Commitments and contingencies (Note 18)

Mezzanine Equity
Common stock subject to possible redemption, $0.0001 par value, 173,879 shares at redemption value of approximately $11.03 per share at December 31, 2024	1,917,309	-

Stockholders’ Equity
Preferred stock ($0.0001 par value, 20,000,000 shares authorized)
Series B convertible preferred stock ($1.00 stated value, 3,000 shares designated, 3,000 and 2,000 issued and outstanding, respectively)	-	-
Series C convertible preferred stock ($82.46 stated value, 5,000 shares designated, 4,851 issued and outstanding)	-	-
Common stock ($0.0001 par value, 70,000,000 shares authorized, 10,592,607 and 7,341,607 shares issued and outstanding)	1,059	1,028
Additional paid in capital	6,670,060	9,678,045
Accumulated deficit	(3,203,361)	(4,432,962)
Total Stockholders’ Equity	3,467,758	5,246,111
Total Liabilities and Stockholders’ Equity	$25,562,849	$20,795,199

See accompanying notes to the consolidated financial statements.

F-3

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

	Years ended
	December 31,
	2024	2023

Net revenues	$17,771,485	$19,350,208
Cost of revenues	14,136,742	16,707,148
Gross profit	3,634,743	2,643,060

Operating expenses:
Selling, general and administrative expenses	1,218,630	2,316,649

Operating income (loss)	2,416,113	326,411

Other income (expenses):
Interest income	20,211	-
Interest expense	(1,209,502)	(2,074,089)
Other income	28,020	-
Other expense	(25,241)	(345,548)
Other income (expenses)	(1,186,512)	(2,419,637)

Income (loss) before income taxes	1,229,601	(2,093,226)

Provision before income taxes	-	3,787

Net income (loss)	$1,229,601	$(2,097,013)

Comprehensive income (loss)	$1,229,601	$(2,097,013)

Net income (loss) per common share
Basic income (loss) per common share	$0.08	$(0.14)
Diluted income (loss) per common share	$0.02	$(0.14)

Basic weighted average common shares outstanding	14,968,215	14,782,442
Diluted weighted average common shares outstanding	89,495,790	14,782,442

See accompanying notes to the consolidated financial statements.

F-4

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEZZANINE EQUITY AND STOCKHOLDERS’ EQUITY

			Total Cycurion, Inc. Stockholders’ Equity
	Common stock subject to possible		Series B convertible		Series C convertible
	redemption		preferred stock		preferred stock		Common stock				Total
	Number of		Number of		Number of		Number of		Additional paid-in	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	capital	deficit	Equity
Retroactive Application of Recapitalization to December 31, 2022	-	$-	-	$-	4,851	$-	7,015,886	$701	$7,350,873	$(2,335,949)	$5,015,625

Stock based compensation	-	-	-	-	-	-	325,721	33	327,466	-	327,499
Series B preferred stock and warrant issued	-	-	2,000	-			-	-	2,000,000	-	2,000,000
Net loss	-	-	-	-	-	-	-	-	-	(2,097,013)	(2,097,013)
Balance as of December 31, 2023	-	$-	2,000	$-	4,851	$-	7,341,607	$734	$9,678,339	$(4,432,962)	$5,246,111

Series B preferred stock and warrant issued	-	-	1,000	-	-	-	-	-	1,000,000	-	1,000,000
Board Compensation	-	-	-	-	-	-	-	-	10,000	-	10,000
Acquisition of WAVS	173,879	1,917,309	-	-	-	-	3,251,000	325	(4,018,279)	-	(4,017,954)
Net loss	-	-	-	-	-	-	-	-	-	1,229,601	1,229,601
Balance as of December 31, 2024	173,879	$1,917,309	3,000	$-	4,851	$-	10,592,607	$1,059	$6,670,060	$(3,203,361)	$3,467,758

See accompanying notes to the consolidated financial statements.

F-5

CYCURION, INC. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years ended
	December 31,
	2024	2023
Cash flows from operating activities
Net income (loss)	$1,229,601	$(2,097,013)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Stock based compensation	10,000	327,499
Amortization of debt discount	6,566	1,094,131
Depreciation of fixed assets	13,341	25,822
Amortization of software development cost	16,667	-
Changes in operating assets and liabilities:
Change of right of use asset and lease liabilities	-	(7,810)
Accounts and other receivables	(3,238,749)	(4,636,805)
Advance and prepayments to suppliers	(43,448)	(40,917)
Accounts and other payables	908,854	3,105,223
Accrued interest	(20,211)	-
Deferred revenue	(253,902)	242,099
Net cash used in operating activities	(1,371,281)	(1,987,771)

Cash flows from investing activities
Acquisition of WAVS	2,048	-
Promissory note issued by WAVS	(439,114)	(200,000)
Purchase of plant and equipment	-	(12,774)
Software development cost	(448,000)	(493,933)
Net cash used in investing activities	(885,066)	(706,707)

Cash flows from financing activities
Proceeds from private placement	1,000,000	2,000,000
Net proceeds from line of credit	252,314	5,346
Repayment of all bank borrowings	31,954	(193,305)
Proceeds from loans payable	-	339,500
Repayments of loans payable	-	(29,379)
Proceeds from notes payable by WAVS	255,000	-
Proceeds from notes payable	135,000	550,000
Proceeds from notes payable - related parties	15,000	534,000
Net cash provided by financing activities	1,689,268	3,206,162

Net change in cash and restricted cash	(567,079)	511,684
Cash –beginning of period	607,869	96,185
Cash–end of period	$40,790	$607,869

Restricted cash - end of period	$2,048	$-
Cash - end of period	$38,742	$-

Supplementary cash flow information:
Interest paid	$-	$501,337
Income taxes paid	$-	$-

See accompanying notes to the consolidated financial statements.

F-6

CYCURION, INC. AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of and for the Years Ended December 31, 2024 and 2023

NOTE 1 — ORGANIZATION AND DESCRIPTION OF BUSINESS

Description of Business

Cycurion, Inc (f/k/a KAE Holdings, Inc.; f/k/a Cyber Secure Solutions, Inc.; the “Company” or “we”) was incorporated on October 12, 2017, in the state of Delaware. Through its subsidiaries, the Company provides premier information technology security solutions. The Company continually strives to deliver top-notch services in the areas of risk management, cybersecurity, information assurance, systems engineering and help desk solutions. The Company is headquartered in McLean, Virginia. On July 14, 2020, the Company changed its corporate name from KAE Holdings, Inc. to Cyber Secure Solutions, Inc., and, on February 24, 2021, to Cycurion, Inc.

On November 22, 2017, the Company acquired Axxum Technologies, LLC (“Axxum”), a limited liability company organized on December 29, 2006, in the Commonwealth of Virginia.

On April 3, 2019, the Company acquired Cloudburst Security, LLC (“Cloudburst”), a limited liability company organized on January 12, 2007, in the Commonwealth of Virginia.

Business Combination

On November 21, 2022, the Company and Western Acquisition Ventures Corp.(“WAVS”), among other parties, entered into an Agreement and Plan of Merger, such that the Company would become a wholly-owned subsidiary of WAVS. In connection therewith, WAVS filed a Registration Statement on Form S-4 with the Securities and Exchange Commission, which, upon its review, then issued certain comments.

WAVS has advised the Company that it expects that it will file an amendment to the Registration Statement and, on April 26, 2024, the parties amended and restated the Business Combination Agreement essentially to update the representations and warranties and to provide for the Omnibus Exchange Agreement whereby the holders of the Series A, B, C, and D preferred stock of Cycurion agree to exchange those shares for equivalent Series A, B, C, and D preferred stock of WAVS.

On February 14, 2025, the parties completed the Business Combination. As a result of the Business Combination, each ordinary share of Old Cycurion was cancelled and converted into shares of Company common stock, on the terms set forth in the Merger Agreement. Pursuant to the terms of the Merger Agreement, the aggregate number of shares of Company common stock that was delivered as consideration in the Business Combination was capped at 15,000,000 shares. Concurrently with the completion of the Business Combination, the Company issued an aggregate of 6,543,073 shares of common stock, 106,816 shares of Series A preferred stock (“Class A Convertible Preferred Stock”), 3,000 shares of Series B preferred stock (“Class B Convertible Preferred Stock”), 4,851 shares of Series C preferred stock (“Class C Convertible Preferred Stock”), 6,666,667 shares of Series D preferred stock (“Class D Convertible Preferred Stock”), 680,875 Series A warrants, 6,000,000 Series B warrants, 7,272,728 Series D warrants, 270,171 common stock warrants, 472,813 shares of common stock issued in connection with the Series D private placement, 500,000 shares of common stock issued to A.G.P./Alliance Global Partners (“A.G.P.”), 250,000 shares of common stock issued to Seward & Kissel LLP and 78,803 shares of common stock issued to Baker & Hostetler LLP.

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination, the Business Combination has been accounted for as a reverse recapitalization in accordance with U.S. GAAP because Cycurion is the operating company and has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), while WAVS is a blank check company.

Under the reverse recapitalization model, the Business Combination was treated as Cycurion issuing equity for the net assets of WAVS, with no goodwill or intangible assets recorded.

While WAVS was the legal acquirer in the Business Combination, because Predecessor Cycurion was deemed the accounting acquirer, the historical financial statements of Predecessor Cycurion became the historical financial statements of the combined company upon the consummation of the Business Combination. As a result, the financial statements reflect (i) the historical operating results of Predecessor Cycurion prior to the Business Combination; (ii) the combined results of WAVS and Predecessor Cycurion following the closing of the Business Combination; (iii) the assets and liabilities of Predecessor Cycurion at their historical cost; and (iv) the Company’s equity structure for all periods presented.  In connection with the consummation of the Business Combination, WAVS was renamed “Cycurion Inc,

In accordance with the applicable guidance, the equity structure has been retroactively restated in all comparative periods up to the Closing Date, to reflect the number of shares of the Company’s common stock issued to Predecessor Cycurion common shareholders in connection with the Business Combination. As such, the shares and corresponding capital amounts and earnings per share related to Predecessor Cycurion prior to the Business Combination have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination.

F-7

Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) in the United States, which contemplates continuation of the Company on a going concern basis. The going concern basis assumes that assets are realized, and liabilities are settled in the ordinary course of business at amounts disclosed in the financial statements. As of December 31, 2024, there was substantial doubt regarding the Company’s ability to continue as a going concern, as the Company had a net working capital deficit and an accumulated deficit resulting from substantial losses incurred during the year ended December 31, 2024 and from prior periods. The Company’s ability to continue as a going concern depends upon its ability to market and sell its products to generate positive operating cash flows. As of December 31, 2024, the Company had an accumulated deficit of $3.2 million and a working capital deficit of $7.8 million. In addition, the Company had a net cash outflow of $1.4 million from operating activities during the year ended December 31, 2024. These circumstances continued to give rise to substantial doubt as to whether the Company will be able to continue as a going concern and did not alleviate the doubt outstanding from 2023.

Management’s plan is to continue improve operations to generate positive cash flows and register shares of its common stock in order to undertake a public offering to raise additional capital. Management believes that the valuation and liquidity brought by a public offering of its securities will allow holders of convertibles notes, and convertible preferred stockholders the mechanism to convert their securities into common stock that will reduce the Company’s overall leverage and debt service requirement. If the Company is not able to continue generating positive operating cash flows, and raise additional capital, there is the risk that the Company may become insolvent.

Restricted Cash

In accordance with the Trust agreement, the Company is permitted to withdraw interest from the Trust Account to pay its tax obligations, including federal income taxes and state franchise taxes. The balance of this withdrawal is included in restricted cash in the amount of $2,048 on the accompanying balance sheet, representing the amounts available exclusively for payment of current tax liabilities.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These consolidated financial statements, accompanying notes, and related disclosures have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), which include the application of the accrual basis of accounting in accordance with GAAP. The Company’s fiscal year end is December 31. The Company’s financial statements are presented in US dollars.

F-8

Principles of consolidation

These financial statements include the accounts of Cycurion, Inc. (f/k/a KAE Holdings, Inc.; f/k/a Cyber Secure Solutions, Inc.) and its wholly owned subsidiaries: Axxum Technologies, LLC, Cloudburst Security, LLC, Cycurion Innovation, Inc., and Western Acquisition Ventures Corp. All significant inter-company balances, fees, and expenses have been eliminated in consolidation.

Reclassification

Certain amounts have been reclassified to improve the clarity and comparability of the financial statements. These reclassifications had no impact on previously reported total assets, liabilities, equity, net income (loss), or cash flows for any periods presented.

Emerging Growth Company

The Company is an emerging growth company as defined in Section 102(b)(1) of the Jumpstart Our Business Start-ups Act of 2012 (the “JOBS Act”) which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies. The Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosures regarding contingent liabilities at the date of the financial statements. These estimates may affect the reported amounts for certain revenues and expenses incurred during the reporting period; actual results may materially differ from these estimates.

Cash Held in Trust Account

At December 31, 2024 and 2023, substantially all of the assets held in the Trust Account were held in cash. During the period ended December 31, 2023, the assets held in the Trust Account were held in mutual funds that invest in U.S Treasury Securities. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in in the accompanying statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash on hand, deposits in banks, and any investments with maturities with less than three months from inception to maturity. The Company’s primary bank deposits are located in the United States. Those deposits are provided protection under FDIC insurance up to maximum of $250,000. The amount in excess of the FDIC insurance as of December 31,2024, was approximately $1,985,524. Management has determined that the risk of loss from insolvency by the financial institutions at which it has deposited it funds is insignificant and unlikely; accordingly, the Company has not accrued for any potential losses.

F-9

The Company had $38,742 and $607,869 in cash and did not have any cash equivalents as of December 31, 2024 and 2023, respectively. At December 31, 2024 and 2023, the Company also had $2,048 and $0 of restricted cash, respectively, related to funds withdrawn from the Trust Account reserved for the payment of income and state franchise taxes.

Common Stock subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Public Shares sold in the IPO feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

As of December 31, 2024 and 2023, the value of common stock subject to possible redemption reflected on the balance sheet is reconciled on the following table:

Common stock subject to possible redemption as of December 31, 2022	117,299,975
Less:
Redemption	(114,329,594)
Add:
Accretion of carrying value to redemption value	337,983
Common stock subject to possible redemption as of December 31, 2023	$3,308,364
Less:
Redemption	(1,403,558)
Add:
Increase of carrying value to redemption value due to change in tax	12,503
Common stock subject to possible redemption as of December 31, 2024	$1,917,309

Accounts receivable

Accounts receivable is stated at the original amount less an allowance for credit losses.

Accounts receivable is recognized in the period when the Company has provided services to its customers and when its right to consideration is unconditional. On January 1, 2023, the Company adopted ASU 2016-13, “Financial Instruments — Credit Losses (Accounting Standards Codification (“ASC”) Topic 326): Measurement on Credit Losses on Financial Instruments”, including certain subsequent amendments, transitional guidance and other interpretive guidance within ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-11, ASU 2020-02 and ASU 2020-03 (collectively, including ASU 2016-13, “ASC 326”). ASC 326 introduces an approach based on expected losses to estimate the allowance for doubtful accounts, which replaces the previous incurred loss impairment model. The Company’s estimation of allowance for credit losses considers factors such as historical credit loss experience, age of receivable balances, subsequent collection, current market conditions, reasonable and supportable forecasts of future economic conditions, as we

The Company evaluates its accounts receivable for expected credit losses on a regular basis. The Company maintains an estimated allowance for credit losses to reduce its accounts receivable to the amount that it believes will be collected. The Company considers factors in assessing the collectability of its receivables, such as the age of the amounts due, the customer’s payment history, credit-worthiness and other specific circumstances related to the accounts. If there is strong evidence indicating that the accounts receivable is likely to be unrecoverable, the Company also makes specific allowance in the period in which a loss is determined to be probable. Accounts receivable balances are written off after all collection efforts have been exhausted.

The Company also assessed the creditworthiness and solvency of its customers at December 31, 2024 and 2023 determined that those customers were unlikely not to settle their balances in full; accordingly, as of December 31, 2024 and 2023, the Company’s estimated allowance for credit losses was both zero.

Property, plant, and equipment

Equipment is carried at cost less accumulated depreciation. Depreciation is provided over their estimated useful lives, using the straight-line method. Estimated useful lives of the equipment are as follows:

Office equipment	3 years
Furniture and fixtures	5 years
Leasehold improvement	Co-terminal with lease
Capital lease	1 year
Software	3 years

The cost of maintenance and repairs to fixed assets are charged to expenses as incurred.

F-10

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable assets acquired in a business combination. Goodwill is reviewed for impairment annually during the fourth quarter of each fiscal year, or more frequently if impairment indicators arise. The review of goodwill impairment consists of either using a qualitative approach to determine whether it is more likely than not that the fair value of the assets is less than their respective carrying values or a one-step quantitative impairment test. In performing the qualitative assessment, we consider many factors in evaluating whether the carrying value of goodwill may not be recoverable. If, based on the results of the qualitative assessment, it is concluded that it is not more likely than not that the fair value of a reporting unit exceeds its carrying value, additional quantitative impairment testing is performed. The quantitative test requires that the carrying value of each reporting unit be compared with its estimated fair value. If the carrying value of a reporting unit is greater than its fair value, a goodwill impairment charge will be recorded for the difference (up to the carrying value of goodwill). Fair value is generally determined using a discounted cash flow analysis. During the years ended December 31, 2024 and 2023, no impairment of goodwill was recognized.

Software development costs

The Company is undergoing new SaaS product development based on an acquired SaaS platform in previous years, which has not been utilized in its original form. Cost occurring for the acquired SaaS platform and following added functionalities, modules, and redesigned features of the distinct new SaaS product are accounted for under ASC 985-20 (Costs of Software to Be Sold, Leased, or Marketed). Development costs were capitalized as “Software Development in Progress” after achieving technological feasibility.

Accounting for long-lived assets

The Company annually reviews its long-lived assets for impairment or whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. Impairment may be the result of becoming obsolete from a change in the industry or new technologies. Impairment is present if the carrying amount of an asset is less than its undiscounted cash flows to be generated.

If an asset is considered impaired, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Bank loans

The Company accounts for borrowings from banks as either current or long-term borrowings. Origination and closing costs for long term borrowings are accounted for using the effective interest method and accreted to the Company’s outstanding balances owed over the life of the long-term loan, and the related interest expense is recognized to the results of operations.

Revenue recognition

The Company adopted ASC Topic 606, Revenue from Contracts with Customers. Revenue from contracts with customers is recognized using the following five steps:

1.	Identify the contract(s) with a customer;
2.	Identify the performance obligations in the contract;
3.	Determine the transaction price;
4.	Allocate the transaction price to the performance obligations in the contract; and
5.	Recognize revenue when (or as) the entity satisfies a performance obligation.

In applying ASC 606, the Company will recognize revenue when the Company has negotiated and formalized the terms of the transaction in the form of written contracts with their customers that set forth the sales price, the scope of services to be delivered by professional technology infrastructure and cyber engineers measured in hours, accompanied by hourly billing rates, and payment terms; typically, the performance obligations in the contract are the delivery of service hours; when the Company has obtained evidence that the service has been delivered and the performance obligations have been fulfilled, it will record revenue and either recognize an asset such as accounts receivable or decrease deferred revenue from its liabilities.

Management has determined that its services business can be segregated into four lines of business. Each line of business has its own methodology for recognizing revenue.

F-11

Advisory Consulting

The Company enters into service agreements with customers that will set forth the responsibilities of both parties, including the type of service to de delivered, the timing of the delivery of those services, and the associated price per unit for such services. The unit of measure in the agreement is typically hours. The advisory consulting services represent a single performance obligation, as they constitute a series of distinct hourly services that are substantially the same and transferred to the customer over time. The revenue from advisory service agreement will also set forth the timing of payments by the customers which is typically between 60 and 90 days from the date that an invoice is issued to the customer. The Company issues invoices when management has received acknowledgment from the customer that it has rendered service as measured in hours to the customer. As a practical matter, the Company continuously delivers service to customers, and the customer receives benefits from those services over time. The revenue advisory consulting is recognized over time as services are rendered, based on contractual hourly rates, and when the Company has received the aforementioned acknowledgement from its customers that service has been rendered related to hours accumulated over period of time, such as a week, or two weeks, or a month, which is determined on a customer by customer basis. The Company’s contracts do not include terms for returns, or warranties, or guarantees, or rebates, or discounts on the services rendered. The company also enters into annual contracts with customers to provide ongoing advisory and consulting services. Services are delivered continuously over the contract term and customers are billed periodically. The annual service contract represents a single performance obligation because the services are a series of distinct, substantially similar acts that are inseparable and transferred over time. Revenue is recognized over time straight-line over the contract term.

Managed Security Service Practice (MSSP)

Management has determined that its managed security service practice is a bundle of cybersecurity software tools, and expert 24x7x365 monitoring and breach resolution service that is accounted for as a single performance obligation that is delivered over time which is typically a month; the components of the bundle have individual commercial value; however, management believes assigning stand-alone value to each component is impractical because each component would not be able to be fully implemented or utilized if not packaged with the other components; therefore, management believes the MSSP can only be sold as a bundle package over time. At the time that the Company recognizes revenue it is has either already received funds in advance from its customer, or it is reasonably assured that it will collect funds from its customer; in the event that funds that are received in advance, they are accounted for as contract liabilities in the deferred revenue account until the Company fulfills the performance obligation; a majority of the Company’s contracts call for the Company to first deliver service and collect fees thereafter; the Company typically receives payment for these contracts within thirty to ninety days of delivery of service. The Company does not sell monitoring time, security software-tools, and breach resolution as stand-alone services, as the customer would not receive the benefits of these items if they were not sold as an integrated package. The cybersecurity needs to monitor the customer cybersecurity environment regularly, stay up to date on cyberthreats and solutions, maintain its software tools, and then address threats identified, or rectify situations when customer environments have been breached. It is not practical or viable to sell these components separately, as customers expect comprehensive solutions. While the components are separately identifiable, management does not believe they could market the components individually. The Company’s management does not believe their customers can benefit from the individual components alone, and there are not readily available resources in the market that can be obtained to make those components viable. The continuous monitoring allows the Company to identify and either neutralize and or rectify breaches by having up to the minute first-hand information, and the tools allow the Company to implement solutions rapidly; the absence all of the components would render the solutions and service offering significantly devalued and non-competitive in the marketplace.

The Company believes MSSP meets the criteria to combine the goods and services under a single performance obligation. The Company believes combined integrated solution is delivered continuously over a period of time; in accordance with the terms of the contract between the Company and its customers, the Company receives prepayments in advance from its customers, and recognizes those payments to revenues over a period of time, which is typically each month.

F-12

Managed Service Provider (MSP)

The Company’s managed service provider (MSP) service offering is the provision of IT infrastructure support to customers, specifically in the areas of desktop support, on-site troubleshooting, and cloud-based network infrastructure troubleshooting. This service is accounted for as a single performance obligation that is delivered over time, which is typically a month; At the time that the Company recognizes revenue, it either already received funds in advance from its customer, or it is reasonably assured that it will collect funds from its customer; in the event that funds that are received in advance, they are accounted for as contract liabilities in the deferred revenue account until the Company fulfills the performance obligation; a majority of the Company’s contracts call for the Company to first deliver service and collect fees thereafter; the Company typically receives payment for these contracts within thirty to ninety days of delivery of service.

MSP requires the integration of tools and labor in order for a customer to receive any benefit from the services provided. The Company refers to the guidance in ASC 606-10-25-19 to provide an analysis regarding this accounting recognition of this integrated service. Under MSP, the customer cannot receive any benefit purely from labor or individual software tools as a stand-alone service. The tools that the Company deploys require engineers to decipher results and develop solutions to problems during the service period covered in a contract.

While components can be separately identified, they must be used in conjunction with each other to serve the Company’s customers. The Company must continuously make available support engineers to customers whenever they need support and troubleshooting. The service includes remote resolution of issues or going onsite to customer locations to solve problems. The Company’s contracts with customers require the Company to have these resources available during the length of the contract; therefore, these services are continuously delivered as a service over time; accordingly, the Company recognizes revenue for such MSP contract on a monthly basis.

Software as a service (SaaS)

Management has determined that its software as a service is a suite of cybersecurity tools that are delivered either remotely or on customer premises. The service is delivered on a monthly basis. The cybersecurity tools are typically sold as a package; however, the individual components of the suite of tools can either be sold individually or bundled together. Nevertheless, if they are sold individually, or as a bundle, they are all delivered over time; accordingly, the Company recognizes revenue over time, which is typically monthly; At the time that the Company recognizes revenue it is has either already received funds in advance from its customer, or it is reasonably assured that it will collect funds from its customer; in the event that funds that are received in advance, they are accounted for as contract liabilities in the deferred revenue account until the Company fulfills the performance obligation ; a majority of the Company’s contracts call for the Company to first deliver service and collect fees thereafter; the Company typically receives payment for these contracts within thirty to ninety days of delivery of service.

The Company’s SaaS is delivered continuously over time; it is a subscription service where the Company provisions a suite of security software tools to its customers accessed via the internet that allows the customers to protect themselves from cyber-attacks using multiple tools within the suite. This subscription service is recognized to revenue monthly.

F-13

The Company’s disaggregated revenues for the year ended December 31, 2024 and 2023 were as follows:

	Years ended
	December 31,
	2024	2023

Advisory Consulting	$17,441,216	$19,256,173
Managed Security Service Practice (MSSP)	318,079	77,385
Software as a Service (Saas)	12,190	16,650
	$17,771,485	$19,350,208

The following table shows the changes in the contract liabilities accounts shown as deferred revenue of the Company’s consolidated balance sheets as of December 31, 2024 and 2023.

	December 31,	December 31,
	2024	2023
Balance, beginning of year	$253,902	$11,803
Deferral of revenue	-	253,902
Recognition of deferred revenue	(253,902)	(11,803)
Balance, end of year	$-	$253,902

Deferred Revenue

As of December 31, 2024 and 2023, non-cancelable contract obligations that the Company must fulfill have been recognized as deferred revenue liability on the Company’s consolidated balance sheets.

Cost of revenue

Cost of revenue primarily consists of compensation expenses for program personnel, and the fringe benefits associated with this compensation, subcontractor costs, and other direct expenses incurred to deliver services to customers.

Selling, general, and administrative expenses

Selling, general and administrative expenses are expensed as incurred.

Research and development

The Company expenses research and development as incurred. During the years ended December 31, 2024 and 2023, the Company incurred no research and development expenses.

Income taxes

The Company accounts for income tax using an asset and liability approach and allows for recognition of deferred tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future realization is uncertain.

F-14

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC Topic 260, “Earnings per share”. Basic EPS is measured as the income or loss available to common stockholders divided by the weighted average number of common shares outstanding for the period. Diluted EPS is similar to basic EPS but presents the dilutive effect on a per-share basis of potential common shares (e.g., convertible securities, options, and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS.

As of December 31, 2024, common stock equivalents were excluded from the computation of diluted  net loss per share as the result of the computation was anti-dilutive (see Note 16).

Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Lease

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, other current liabilities, and operating lease liabilities in our consolidated balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our consolidated balance sheets.

ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we generally use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Leases with a lease term of 12 months or less at inception are not recorded on our consolidated balance sheet and are expensed on a straight-line basis over the lease term in our consolidated statement of operations.

Comprehensive income

Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, all items that are required to be recognized under current accounting standards as components of comprehensive income are required to be reported in a financial statement that is presented with the same prominence as other financial statements. The Company’s current component of other comprehensive income includes the foreign currency translation adjustment and unrealized gain or loss.

F-15

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the instruments are free standing financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent period end date while the instruments are outstanding. Management has concluded that the Public Warrants, Private Placement Warrants, and all other warrants issued qualify for equity accounting treatment.

Recently Issued Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.

In March 2024, the FASB issued ASU 2024-02 “Codification Improvements – Amendments to Remove References to the Concepts Statements” (“ASU 2024-02”), which contains amendments to the Codification to remove references to various FASB Concepts Statements. In most instances, the references are extraneous and not required to understand or apply the guidance. Generally, ASU 2024-02 is not intended to result in significant accounting changes for most entities. ASU 2024-02 is effective for the Company for fiscal years beginning after December 15, 2024. The Company does not expect this update to have a material impact on its financial statements.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires, among other things, additional disclosures primarily related to the income tax rate reconciliation and income taxes paid. The expanded annual disclosures are effective for our year ending December 31, 2025. The Company is currently evaluating the impact that ASU 2023-09 will have on the consolidated financial statements and whether the Company will apply the standard prospectively or retrospectively.

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements.

Recently Adopted Accounting Pronouncement

In November 2023, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) 2023-07, Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which requires additional disclosures around significant segment expenses and disclosures to identify the title and position of the chief operating decision maker (“CODM”). ASU 2023-07 was effective for the year ended December 31, 2024 and interim periods thereafter.

NOTE 3 — ACCOUNTS RECEIVABLES

Accounts receivables consisted of the following As of December 31, 2024 and 2023:

	December 31,	December 31,
	2024	2023
Gross accounts and other receivables	$10,353,708	$7,093,371
Less: Allowance for credit losses	-	-
	$10,353,708	$7,093,371

During the years ended December 31, 2024 and 2023, the Company have not written off any outstanding receivable.

F-16

NOTE 4 — DEPOSIT FOR ACQUISITION TARGET

As of December 31, 2020, the Company had contemplated the acquisition of SLG Innovation, Inc. (“SLG”); accordingly, as of such date, the Company set aside $1,401,923 as a non — refundable deposit for the potential acquisition, which refundable deposit included $561,808 of cash advances and loans to SLG, $20,000 of capitalized transaction costs, and $820,025 in accounts receivable owed to the Company by SLG that had been accumulated in the course of doing business. On May 13, 2021, the Company entered into an agreement, the result of which would have been the acquisition of substantially all of SLG’s assets and certain of its liabilities. That agreement allowed for the Company to terminate the acquisition agreement and abandon the transaction contemplated thereby.

For any reason or for no reason in its sole and absolute discretion prior to December 31, 2021, with no further obligations on its part to SLG or any third party. Subsequently, the Company and SLG modified the May 13, 2021 agreement such that the Company would purchase only certain specified assets from SLG, specifically, certain identifiable sales contracts, but not all or substantially all of the assets of SLG. The modified agreement set forth the consideration that the Company would have paid to SLG, which consideration would have included the refundable deposit, the outstanding balance of which, as of December 31, 2024 and 2023, was $2,000,000. As of each of those dates, the refundable deposit was comprised of $561,808 in cash advances and loans to SLG, $20,000 of related due diligence costs, and $1,418,192 in accounts receivable owed to the Company by SLG. On April 29, 2023, the Company and SLG agreed to supersede the modified May 13, 2021 agreement with a unidirectional letter of intent (the “Unidirectional SLG LOI”) that binds SLG to a transaction but does not bind the Company. The Unidirectional SLG LOI provides that, if the Company does not terminate the transaction contemplated thereby on or before April 30, 2024, the Company will, through a specific structure to be finalized, acquire SLG or all or substantially all of its assets and, in connection with an asset transaction, assume all or substantially all of its liabilities. The agreed-upon valuation for the transaction contemplated by the Unilateral SLG LOI consisted three parts. The first was the $2,000,000 aggregate receivable from SLG in the Company’s favor; the second was the estimated amount of payables $2,136,445) of SLG in favor of RCR Technology Corporation (“RCR”), exclusive of any payables generated by SLG in favor of RCR during the 90 days prior to the closing of the transaction contemplated by the Unidirectional SLG LOI; and the third was a calculated number of shares of capital stock (996,355) of the Company. In connection with the transaction contemplated by the Unidirectional SLG LOI, on April 29, 2023, the Company and RCR entered into a separate, but related, unidirectional letter of intent (the “Unidirectional RCR LOI”) that binds RCR to a transaction but does not bind the Company. That transaction would be the purchase by the Company from RCR of the payables of SLG in favor of RCR, exclusive of any payables generated by SLG in favor of RCR during the 90 days prior to the closing of the transaction contemplated by the Unidirectional SLG LOI. The agreed-upon valuation for the transaction contemplated by the Unilateral RCR LOI was the estimated amount of payables of SLG in favor of RCR, exclusive of any payables generated by SLG in favor of RCR during the 90 days prior to the closing of the transaction contemplated by the Unidirectional SLG LOI. Upon closing of the transaction contemplated by the Unidirectional RCR LOI, the Company will issue to RCR that number of shares of capital stock of the Company set forth in the Unidirectional RCR LOI. In addition to the Company’s unilateral termination rights under the Unidirectional RCR LOI, the transaction contemplated thereby is also fully conditioned upon the closing of the transaction contemplated by the Unidirectional SLG LOI. In the event that the Company is unable to complete this transaction, the Company’s management believes it would not be able to recover the deposit from SLG as it is non-refundable; however, management believes failure to complete the transaction is remote.

F-17

NOTE 5 — FIXED ASSETS, SOFTWARE DEVELOPMENT COSTS, AND INTANGIBLE ASSET

Fixed assets consisted of the following as of December 31, 2024 and 2023:

	December 31,	December 31,
	2024	2023
At Cost:
Equipment	$125,546	$125,546
Furniture and fixtures	26,339	26,339
Leasehold improvements	62,721	62,721
Capital lease	23,004	23,004
Software	13,500	13,500
	251,110	251,110

Less: Accumulated depreciation
Equipment	121,869	107,977
Furniture and fixtures	19,396	24,446
Leasehold improvements	62,721	62,721
Capital lease	19,897	19,897
Software	6,906	2,407
Less: Accumulated depreciation	230,789	217,448

	$20,321	$33,662

During the years ended December 31, 2024 and 2023, the Company recorded depreciation expenses in cost of revenue of $3,937 and $3,899, respectively, and selling, general and administrative expenses of $9,404 and $21,923, respectively.

Software development costs consisted of the following as of December 31, 2024 and 2023:

	December 31,	December 31,
	2024	2023
At Cost:
Software development cost	4,151,981	3,703,981

During the years ended December 31, 2024 and 2023, the Company incurred software development costs of $448,000 and $493,933, respectively.

In 2024, the Company reclassed software development costs from fixed asset to software development costs. The Company continuing incurs costs to develop new modules, functionalities, and integrations on previous purchased SaaS platform in order to develop a new product with differentiated offering. As of December 31, 2024, the SaaS platform is still undergoing development stage and not ready for external sales. No amortization has been recorded during the years ended December 31, 2024 and 2023.

In 2024, the Company reclassed a part of software from fixed asset to software development costs.

Intangible assets consisted of the following as of December 31, 2024 and 2023:

	December 31,	December 31,
	2024	2023
At Cost:
Contractual relationship	$66,361	$66,361
Implementation	28,099	28,099
Software	100,000	100,000
	194,460	194,460
Less: Accumulated amortization
Contractual relationship	66,361	66,361
Implementation	28,099	28,099
Software	75,000	58,333
	169,460	152,793

	$25,000	$41,667

During the years ended December 31, 2024 and 2023, the Company recorded amortization expenses in selling, general and administrative expenses of $16,667 and $16,667, respectively.

NOTE 6 — GOODWILL

Acquisition of Axxum Technologies, LLC.

On November 22, 2017, the Company entered into a share transfer agreement with Axxum and the two prior members of Axxum to purchase 100% of the members’ equity interest in the Company in exchange for $6,500,000 in cash and $500,000 in two subordinated convertible promissory notes for $250,000 each, payable to the two members of Axxum. Accordingly, Axxum became a wholly-owned subsidiary of the Company. The Company assessed the carrying value of Axxum’s assets and liabilities at the date of acquisition and determined that the carrying value of those accounts approximated fair value; the difference between the purchase price paid for the acquisition of Axxum and the net asset value derived from the assets and liabilities of Axxum at the date of acquisition has been recognized as goodwill. Accordingly, the purchase costs of $6,500,000 in cash, $500,000 in promissory notes, and $140,005 in capitalized transaction costs, less $573,150 in adjustment in working capital that is recoverable from sellers resulted in a total purchase cost of $6,566,855; the net asset value of Axxum at the date of acquisition was $1,413,589; accordingly, the Company recognized $5,153,266 in goodwill related to the acquisition of Axxum.

F-18

Acquisition of Cloudburst Security, LLC.

On April 3, 2019, the Company entered into a membership interest purchase agreement with Cloudburst Security, LLC, a Virginia limited liability company, and its two equity holders to purchase 100% of the issued and outstanding units in exchange for $500,000 in cash; $540,000 for a promissory note to one equity holder and $360,000 to the other; and 111,628 and 74,420 shares of the Company’s common stock to the two equity holders, respectively, on a post-split basis. Accordingly, Cloudburst became a wholly-owned subsidiary of the Company. The Company assessed the carrying value of Cloudburst’s assets and liabilities at the date of acquisition and determined that the carrying value of those accounts approximated fair value; the difference between the purchase price paid for the acquisition of Cloudburst and the net asset value derived from the assets and liabilities of Cloudburst at the date of acquisition has been recognized as goodwill. The purchase costs of $500,000 in cash, $900,000 in promissory notes, $300,000 in 186,048 shares of the Company’s common stock, $1,400,000 in contingent earnout, $62,305 in capitalized transaction costs, resulted in a total purchase cost of $3,162,305; the net asset value of Cloudburst at the date of acquisition was $323,267; accordingly, the Company recognized $2,839,038 in goodwill related to the acquisition of Cloudburst. On April 20, 2022, the holders of the (i) $900,000 promissory notes and (ii) 186,048 shares of the Company’s common stock tendered them to the Company for cancellation.

Relevant factors to the Company’s assessment of the carrying value of goodwill for both business combinations in accordance to the fair value hierarchy under the category of level 3 are as follows: estimation of the growth rate of future incoming and outgoing cash flows, certain elements that comprise the appropriate weighted average cost of capital, such as the equity of potential market participants for comparability analysis, and the Company’s sensitivity to outside factors that would lead to variation in the aforementioned cash flows and weighted average cost of capital.

The Company’s management reviewed the performance of Cloudburst and its manager during the year ended December 31, 2020 and determined that Cloudburst had not met the performance targets set forth at the time of acquisition; as a result, the manager of Cloudburst was dismissed. Management of the Company performed a quantitative analysis of the carrying value of the subsidiary and its related goodwill by preparing a future discounted cash flow analysis, which included variables such as expectations on future cash flows, calculation of the cost of capital, and the probability of capturing certain contracts under the framework of Cloudburst being a federal government approved service provider, and determined that the fair value as of December 31, 2020 was lower than the carrying value that was previously established at the point of acquisition; accordingly, during the year ended December 31, 2020, the Company determined that the contingent earnout should be de-recognized, and written off in its entirety in the amount of $1,400,000 to the Company’s result of operations, and, as a result of the above assessment, the Company recognized an impairment of goodwill in the amount of $1,400,000 that was also recognized to the Company’s results of operations. The Company’s ending goodwill related to the acquisition of Cloudburst after recognizing impairment was $1,439,038.

Goodwill	2024	2023
Axxum Technologies	5,153,266	5,153,266
Cloudburst Security	1,439,038	1,439,038
Total Goodwill	6,592,304	6,592,304

F-19

NOTE 7 — BANK LOANS

Bank loan-revolving credit line

On November 22, 2017, Axxum procured from Main Street Bank a revolving line of credit with a maximum of up to $1,000,000, subject to certain restrictions based on available collateral pledged to the bank in the form of accounts and trade receivables owed by the Company’s customers. This revolving credit line is available for one year, at which point it may be renewed by Axxum. Axxum incurred origination and closing costs for this line of credit in the amount of $10,000, which Axxum has recognized a prepaid expense that will amortize over one year as interest expense. The stated rate of interest of the revolving line of credit is the prime rate plus 100 basis points, which, at the time of the loan, was 4.50%.

On April 18, 2019, Axxum, Cloudburst, and the Company collectively renewed the revolving line of credit with a maximum aggregate principal sum of $2,000,000 with Main Street Bank. The stated rate of interest of the revolving line of credit increased to 5.75% at the time of the renewal.

On June 29, 2020 and again on June 30, 2021, the Company amended the revolving line of credit with an extension of the maturity date to March 31, 2024. The stated rate of interest of the revolving line of credit decreased to 5.25% at the time of the first amendment and an additional 5% default interest on the second amendment.

As of December 31, 2024, the stated rate of interest of the revolving line of credit was 8.50%. The outstanding balance of the Line of Credit was $3,249,067 as of December 31, 2024.

Bank term loan Concurrent with Axxum’s procurement of the above-mentioned revolving credit line, Axxum also procured a term loan from Main Street Bank in the amount of $5,250,000 with an expiration of December 31, 2024. The loan is subject to a monthly repayment of principal in the amount of $109,375. The loan carries a stated adjustable interest rate of the prime rate plus 200 basis points, which, at the time of the loan, was 5.50%. Axxum incurred closing and origination costs totaling $211,729. The imputed interest rate after giving effect for the closing and origination costs was 7.82%.

Axxum is subject to the following affirmative loan covenants: (i) on or after December 31, 2017 but prior to June 30, 2018, minimum tangible net worth (net liability) of $2,250,000; on or after June 30, 2018 but prior to June 30, 2019, minimum tangible net worth (net liability) of $1,250,000; on or after June 30, 2019 but prior to December 31, 2019, minimum tangible net worth (net liability) of $950,000; on or after December 31, 2019 but prior to June 30, 2020, minimum tangible net worth (net asset) of $1750,000; on or after June 30, 2020 but prior to December 31, 2020, minimum tangible net worth (net asset) of $2,500,000; on or after December 31, 2020 but prior to June 30, 2021, minimum tangible net worth (net asset) of $3,000,000; on or after June 30, 2021 but prior to December 31, 2021, minimum tangible net worth (net asset) of $3,500,000; on or after December 31, 2021, minimum tangible net worth (net asset) of $5,000,000, (ii) interest coverage ratios must be greater than 1.25-to-1, measured on quarterly basis, using a rolling four-quarter basis, beginning with the fiscal quarter ending December 31, 2017, (iii) the Company and Axxum must achieve minimum consolidated earnings before tax interest, tax, depreciation and amortization of (“EBITDA”) greater than $300,000 per quarter, and (iv) annual capital expenditures must be less than $50,000. Management conferred with the bank regarding the covenants and determined that the Company was in compliance after giving effect to clarification in the definitions and formulas set forth by the bank in regard to the calculation of the above covenants.

On April 18, 2019, Axxum, Cloudburst, and the Company collectively amended the Loan and Security Agreement, including the addition of Cloudburst as a borrower. The stated interest rate increased to 6.75% and the loan covenants remained the same.

On June 29, 2020, the Company amended and restated the Loan and Security Agreement by extending the maturity date to March 22, 2024 with a monthly repayment of principal in the amount of $62,500 on or after June 22, 2020. The stated interest rate decreased to 6.25%.

F-20

The loan covenants were replaced as follows: (i) on or after June 30, 2020 but prior to December 31, 2020, minimum tangible net worth (net liability) of $2,750,000; on or after December 31, 2020 but prior to June 30, 2021, minimum tangible net worth (net liability) of $2,250,000; on or after June 30, 2021 but prior to December 31, 2021, minimum tangible net worth (net liability) of $1,750,000; on or after December 31, 2021, but prior to June 30, 2022, minimum tangible net worth (net liability) of $1,250,000; on or after June 30, 2022 but prior to December 31, 2022, minimum tangible net worth (net asset) of $500,000; on or after December 31, 2022, but prior to June 30, 2023, minimum tangible net worth (net asset) of $1,250,000; on or after June 30, 2023 but prior to December 31, 2023, minimum tangible net worth (net asset) of $2,000,000; on or after December 31, 2023, minimum tangible net worth (net asset) of $2,500,000, (ii) interest coverage ratios must be greater than 1.20-to-1, measured on quarterly basis, using a rolling four-quarter basis, beginning with the fiscal quarter ending June 30, 2020 (iii) the Company must achieve minimum consolidated earnings before tax interest, tax, depreciation and amortization of (“EBITDA”) greater than $300,000 per quarter, and (iv) annual capital expenditures must be less than $50,000.

As of December 31, 2024, the stated rate of interest of the loan was 9.5%.

The Company has categorized balances due within one operating period as current and those payments due after one operating period as long-term. As of December 31, 2024 and 2023, the Company recorded bank loan-current portion of $774,095, net of debt discount of $1,097  and $742,141, net of debt discount of $1,097 and bank loan-long term portion of $0, net of debt discount of $0 and $0, and net of debt discount of $0 and, respectively.

Pledge agreement

Concurrent with Axxum’s procurement of the above-mentioned revolving credit line and loan, Axxum entered into a Pledge Agreement. The following pledges of collateral and credit enhancement were made by Axxum and the Company as the sole member of Axxum: (i) the Company equity ownership in Axxum and (ii) all of Axxum’s assets, such as accounts, instruments, equipment, fixtures, deposit accounts, letter of credit rights, and any other assets. All future debt is subordinated to the bank term loan until the term loan is repaid in full. Personal guarantees have also been made by Emmit McHenry, Kurt McHenry, and Alvin McCoy III, as officers and stockholders of the Company in support of the term loan.

On April 18, 2019, Axxum, Cloudburst, and the Company collectively amended the Pledge Agreement, including the addition of Cloudburst as a pledgor. The following pledges of collateral and credit enhancement were made by Axxum, Cloudburst, and the Company: (i) all of the equity of Axxum, Cloudburst and each other subsidiary of the Company then owned or hereafter acquired by the Company and (ii) all rights to which the owner of the pledged equity then or may thereafter become entitled by virtue of owning such pledged equity and being a member of Axxum, Cloudburst, and each other subsidiary of the Company.

During the year ended December 31, 2024 and 2023, the Company record amortization of discount of $0  and $5,482, respectively.

NOTE 8 — LOANS PAYABLE

EIDL Loan

On July 16, 2020, the Company executed the standard loan documents required for securing loans (the “EIDL Loan”) offered by the U.S. Small Business Administration (the “SBA”) under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. The principal amount of the EIDL Loan is $150,000, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue from the date of the EIDL Loan. Installment payments, including principal and interest, are due monthly beginning July 16, 2021 (twelve months from the date of the EIDL Loans) in the amount of $731. The balance of principal and interest is payable 30 years from the date of the EIDL Loan. The Company recorded note payable as $3,202  of loan payable under current liability and $146,798 of long-term loan payable, respectively, as of December 31, 2024 and 2023.

Other loan payable

On March 20, 2023, the Company entered into a receivable purchase agreement (the “RPA Loan”) for case received of $339,500, with a specified interest rate of 8.00%, due January 20, 2024. The RPA Loan requires weekly payments of $15,302, until $489,650 is repaid. As of December 31, 2024 and 2023, the Company recognized a balance owing of $405,314, respectively and the loan is in default.

F-21

NOTE 9 — SUBORDINATED DEBT

Subordinated promissory notes payable

As part of the consideration for the acquisition of Axxum by the Company, the Company issued two subordinated convertible promissory notes for $250,000 each to the prior members of Axxum as partial consideration for their equity interest in Axxum. These notes became due on May 22, 2020. They carry an annual interest rate of 4% with quarterly coupon payments due on February 22, 2018, May 22, 2018, August 22, 2018, November 22, 2018, February 22, 2019, and the on the 22nd day following the end of each quarter in subsequent periods. Each note is entitled to be converted into 25,000 shares of the Company’s common stock at an effective conversion price of $10.00 per share on or after November 22, 2019. The notes were amended to extend the maturity date to August 1, 2021. During the year ended December 31, 2021, one convertible promissory note of $250,000 was converted into 100,000 shares of common stock. The remaining $250,000 become default and the Company has determined that there was no beneficial conversion feature resulting from the issuance of the note.

As bridge capital until the Company closes the next round of equity capital, the Company issued three promissory notes in the aggregate principal value of $77,250 to two investors. One note with a principal value of $131,250 was due on March 23, 2020, representing $6,250 in Guaranteed Interest; another note with a principal value of $303,000 was due on June 30, 2020, representing $2,500 in original issuance discount and $500 in guaranteed interest; a third note with a principal value of $303,000 was due on October 5, 2020, representing $2,500 in original issuance discount and $500 in interest. The first note carries an annual interest rate of 5%, whereas the other two notes carry an annual interest rate of 4.5% that commenced upon the funding date through the date of repayment. During the year ended December 31, 2020, the Company repaid $437,250; accordingly, as of December 31, 2020, there was one promissory note outstanding with principal of $300,000.

During the year ended December 31, 2021, the Company refinanced the $300,000 outstanding note by issuing a new unsecured promissory note for a principal value of $300,000 with an annual interest rate of 24.0%. Additionally, the Company issue a second and third unsecured promissory note for working capital purposes in the amounts of $300,000 and $100,000, each with an annual interest rate of 24.0%.

On April 20, 2022, the Company issued to an otherwise unaffiliated investor a $100,000 promissory note for $100,00 in gross proceeds.

On June 21, 2022, the Company issued to an otherwise unaffiliated investor a $125,000 promissory note for $125,000 in gross proceeds.

On September 21, 2022, the Company issued to an otherwise unaffiliated investor a $355,000 promissory note for $205,000 in gross proceeds. The company has existing borrowing of $125,000, that is being refinanced and is now included in this note.

On November 23, 2022, the Company retired two promissory notes, one note totaling $355,000, and a second note totaling $100,000.

On February 25, 2023, the Company issued to an otherwise unaffiliated investor a $333,333 promissory note for $300,00 in gross proceeds.

On February 28, 2023, the Company issued to an otherwise unaffiliated investor a $277,778 promissory note for $250,000 in gross proceeds.

On September 6, 2024, the Company issued a promissory note in the amount of $13,500 for $10,000 in proceeds to an unaffiliated investor.

On September 6, 2024, the Company issued a promissory note in the amount of $13,500 for $10,000 in proceeds to an unaffiliated investor.

F-22

On September 6, 2024, the Company issued a promissory note in the amount of $13,500 for $10,000 in proceeds to an unaffiliated investor.

On November 22, 2024, the Company issued a promissory note in the amount of $15,789 for $15,000 in proceeds to an unaffiliated investor.

On November 22, 2024, the Company issued a promissory note in the amount of $5,263 for $5,000 in proceeds to an unaffiliated investor.

On November 22, 2024, the Company issued a promissory note in the amount of $31,579 for $30,000 in proceeds to an unaffiliated investor.

On November 22, 2024, the Company issued a promissory note in the amount of $10,526 for $10,000 in proceeds to an unaffiliated investor.

On December 5, 2024, the Company issued a promissory note in the amount of $70,000 for $70,000 in proceeds to an unaffiliated investor.

On December 20, 2024, the Company issued a promissory note in the amount of $5,100 for $5,000 in proceeds to an unaffiliated investor.

On December 20, 2024, the Company issued a promissory note in the amount of $42,000 for $40,000 in proceeds to an unaffiliated investor.

As of December 31, 2024 and 2023, the Company had outstanding notes payable of $2,156,989 and $1,561,111 respectively.

During the years ended December 31, 2024 and 2023, the Company record amortization of debt discount of $4,378  and $940,056, respectively.

Subordinated Convertible Promissory notes payable

On March 22, 2022, the Company issued subordinated convertible promissory notes with principal value of $526,315 to six investors. While subordinate to bank lender the notes are secured by The Company’s assets. The Company issued to an independent director a $236,842 subordinated convertible note. The Company issued to an otherwise unaffiliated investors of subordinated convertible notes in principal amounts of $52,631 to three investors, $105,263 to a fifth investor and $26,315 to a sixth investor. The notes carry annual interest rate of 8% that commenced upon funding date through the date of repayment.

On November 22, 2022, the Company issued to three otherwise unaffiliated investors $2,777,778 promissory notes, 394,011 common shares and 984,557 warrants for $2,500,000 in gross proceeds.

F-23

As of December 31, 2024 and 2023, the Company had outstanding convertible promissory notes of $3,333,335.

The company entered a Business Combination Agreement (BCA) with Western Acquisition Ventures in November 2022. As a result of consummating the BCA, Cycurion raised $3,333,334 of debt capital on November 21, 2022, from nine (9) unaffiliated investors who were issued for convertibles notes, warrants, and common shares. The convertible notes had a maturity date of November 21, 2023, and an interest rate of 8%. They were also issued to convert to equity upon completing the merger between Cycurion and WAVS. The notes are in default but the investors continue to accrue interest as we persue our merger go-public transaction

NOTE 10 — SERIES A CONVERTIBLE PREFERRED STOCK

The Company has designated 500,000 shares of Series A Convertible Preferred Stock with a par value of $0.001 per share.

The Series A has voting rights on an as-if-converted to common stock basis. The holders are entitled to a 10% dividend and convert at any time into shares of common stock at a ratio of 1 to 25.6938 shares of common stock, subject to adjustment. Upon any liquidation, dissolution, or winding-up of the Company, whether voluntary or involuntary, the Series A stockholders shall be entitled to receive out of the assets, whether capital or surplus, an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share Series A Convertible Preferred Stock before any distribution or payment shall be made to the holders of common stock. The company should not, without the affirmative vote of 76% of the Series A stockholders alter or adversely change the powers, preferences or rights of the Series A Convertible Preferred Stock.

Private Placement

On November 17, 2017, the Company issued to certain accredited investors and a placement agent investment unit that were comprised of Series A Convertible Preferred Stock, warrants, and common stock. The net proceeds of the transaction after deducting placement agent and closing fees were $1,164,713; these proceeds were allocated to the preferred stock, warrants, and common stock according to the following amounts: $770,100, $393,945, and $667, respectively.

The Company issued 345,528 shares of Series A Convertible Preferred Stock to the investors and a placement agent that are convertible into 345,528 of newly issuable shares of the Company’s common stock. Management assessed the attributes of the Series A Convertible Preferred Stock and determined that the securities for accounting purposes should be treated as debt, as they call for liquidation preference, preferred dividends that are akin to interest payments, and certain redemption features that require settlement in cash. The convertible stock is redeemable May 20, 2021. In the event that the convertible stock is redeemed, the Company will be required to pay a redemption premium of $129,412 in excess of the face value of $1,294,117; the total redemption value would be $1,423,529. The Company has determined that there was discount from the issuance costs, discount related to the valuation of the warrants, and discount related beneficial conversion feature of the convertible preferred stock totaling $1,048,034. The Company accounts for the convertible stock discount and redemption premium via a convertible preferred stock contra account that accretes to the redemption value over five years. At each reporting period, the Company accounts for the accretion as an increase to the net value of the convertible preferred stock and corresponding charge to the interest expense is recognized to results of operations.

F-24

NOTE 11 — EQUITY

Preferred Stock

The Company has authorized 20,000,000 shares of preferred stock with a par value of $0.0001 per share, issuable from time to time in one or more series.

Mezzanine Equity

As of December 31, 2024 and 2023, there are 173,879 and 0 shares of common stock subject to possible redemption, respectively.

Stockholders’ Equity

Series B Convertible Preferred Stock

The Company has designated 3,000 shares of Series B Convertible Preferred Stock with a stated value of $1.00 per share.

Voting Rights:  Holders of shares of Cycurion’s Series B Convertible Preferred Stock shall not have any voting rights except as required by law (including without limitation, the DGCL) and as expressly provided in the Certificate of Designation of Preferences, Rights and Limitations for Cycurion’s Series B Convertible Preferred Stock.

Dividend Rights:  Holders of shares of Cycurion’s Series B Convertible Preferred Stock shall be entitled to receive, and Cycurion shall pay, dividends on shares of Series B Convertible Preferred Stock (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of common stock when, as, and if such dividends are paid on shares of common stock.

Conversion Rights:  Shares of Cycurion’s Series B Convertible Preferred Stock shall be convertible, at any time and from time to time at the option of the holder thereof, into shares of common stock (subject to certain 4.99% or 9.99% blocker limitations) at the conversion ratio of one share of Series B Convertible Preferred Stock-for-one share of common stock, subject to adjustment.

Liquidation Preference:  Holders of shares of Cycurion’s Series B Convertible Preferred Stock, upon any liquidation, dissolution, or winding-up of Cycurion, whether voluntary or involuntary, shall be entitled to receive out of the assets, whether capital or surplus, of Cycurion an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share of Series B Convertible Preferred Stock before any distribution or payment shall be made to the holders of common stock, and, if the assets of Cycurion shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of shares of Series B Convertible Preferred Stock shall be ratably distributed among them in accordance with the respective amounts that would have been payable on such shares if all amounts payable thereon had been paid in full.

Protective Provisions:  As long as any shares of Series B Convertible Preferred Stock are outstanding, Cycurion shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series B Convertible Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to the holders of Series B Convertible Preferred Stock or alter or amend the Certificate of Designation of Preferences, Rights and Limitations for Cycurion’s Series B Convertible Preferred Stock, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of shares of Series B Convertible Preferred Stock, (c) increase the number of authorized shares of Series B Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

In August 2023, the Company issued to unaffiliated investors a total of 2,000 preferred shares and 4,000,000 warrants for $2,000,000 in gross proceeds. In April 2024, the Company issued to unaffiliated investors a total of 1,000 preferred shares and 2,000,000 warrants for $1,000,000 in gross proceeds. The warrants are exercisable at any time, and from time to time, in whole or in part, and expiring five (5) years from the issue date, at an exercise price of $0.50.

As of December 31, 2024 and 2023, there were 3,000 and 2,000 shares of Series C Convertible Preferred Stock issued and outstanding, respectively.

Series C Convertible Preferred Stock

The Company has designated 5,000 shares of Series C Convertible Preferred Stock with a stated value of $82.46 per share.

Voting Rights:  The holders of our Series C Stock have voting rights on an as-if-converted-to-Common-Stock basis, as required by law, and as expressly provided in its Certificate of Designation, as follows. As long as any shares of our Series C Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of our Series C Stock, (a) alter or change adversely the powers, preferences, or rights given to our Series C Stock or alter or amend its Certificate of Designation, (b) amend our Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the holders of our Series C Stock, (c) increase the number of authorized shares of our Series C Stock, or (d) enter into any agreement with respect to any of the foregoing.

Dividend Rights:  We shall pay dividends on our Series C Stock at the rate of 12% per annum of the per-share Stated Value ($82.46 per share). The dividends are payable quarterly in arrears not in cash, but in shares of our Common Stock, calculated for each dividend payment on an as-if-converted-to-Common-Stock basis. No other dividends are payable on shares of our Series C Stock.

Conversion Rights: The shares of our Series C Stock may be converted into shares of our Common Stock at a ratio of approximately 613 shares of Common Stock for every one share of our Series C Stock, or an aggregate of 2,972,320 shares of our Common Stock, assuming full conversion. In connection with conversions, each holder of our Series C Stock is subject to a “beneficial ownership limitation” of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to that conversion, which limitation may be increased by the holder to not more than 9.99% on 61 days’ advanced notice to us.

Liquidation Preference: Our Series C Stock has a liquidation preference in an amount equal to its per-share Stated Value ($82.46 per share), plus any accrued and unpaid dividends thereon, for each share of our Series C Stock before we can make any distribution or payment to the holders of our Common Stock. If our assets are insufficient to pay in full such liquidation preference, then our entire assets are to be distributed to the holders of our Series C Stock, ratably distributed among them in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Protective Provisions: As long as any shares of Series C Convertible Preferred Stock are outstanding, Cycurion shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series C Convertible Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to the holders of Series C Convertible Preferred Stock or alter or amend the Certificate of Designation of Preferences, Rights and Limitations for Cycurion’s Series C Convertible Preferred Stock, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of shares of Series C Convertible Preferred Stock, (c) increase the number of authorized shares of Series C Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

As part of the business combination, the Company issued 4,851 shares of Series C Convertible Stock (see Note 1).

As of December 31, 2024 and 2023, there were 4,851 shares of Series C Convertible Preferred Stock issued and outstanding.

Common Stock

The Company has authorized 70,000,000 shares of Common Stock with a par value of $0.0001 per share. Each share of Common Stock entitles the holder to one vote, in person or proxy, on any matter on which an action of the stockholders of the Company is sought.

F-25

During the year ended December 31, 2023, the Company issued 325,721 shares of the Company’s Common Stock for compensation valued at $327,499.

As of December 31, 2024 and 2023, there were 10,592,607 and 7,341,607 shares of Common Stock issued and outstanding, respectively.

Warrants

Public Warrants

As of December 31, 2024 and 2023, there were 11,500,000 Public Warrants outstanding. The Company accounts for the Public Warrants as equity instruments. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the IPO. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If neither that exemption nor another exemption is available, holders will not be able to exercise their warrants on a cashless basis.

The Public Warrants will expire on February 14, 2030, five years after the completion of the Business Combination with Cycurion or earlier upon redemption or liquidation.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon not less than 30 days’ prior written notice of redemption;
●	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the Public Warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and
●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the Public Warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable on exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger, or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire and become worthless.

F-26

In addition, if (a) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (c) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.

Private Placement Warrants

As of December 31, 2024 and 2023, there were 376,000 Private Placement Warrants outstanding. The Company accounts for the Private Placement Warrants as equity instruments. The Private Placement Warrants sold in the private placement are identical to the Public Warrants underlying the Units sold in the IPO, except that such warrants, and the shares of common stock issuable upon the exercise of such warrants, will not be transferable, assignable, or salable until after February 14, 2025, the date of completion of a Business Combination, subject to certain limited exceptions.

Series A Warrants

On November 17, 2017, the Company issued 1,333,336 Series A warrants at exercise price of $0.45. The warrants will expire on November 22, 2025. The Company recorded fair value of warrants of $819,717 as financing expense.

In a series of transactions from June 22 through September 30, 2021, the Company issued 406,947 warrants to stockholders of 1,356,589 of common stock at an exercise price of $1.84. The warrants will expire on June 22 through September 30, 2025.

Series B Warrants

On August 1, 2023, the Company issued 4,000,000 Series B warrants with an exercise price of $0.50. The warrants will expire on August 1, 2028.

On April 12, 2024, the Company issued 2,000,000 Series B warrants with an exercise price of $0.50. The warrants will expire on April 12, 2029.

Series D Warrants

On March 22, 2022, the Company issued 196,911 warrants with subordinated convertible promissory note at exercise price of $1.41. The warrants will expire on September 22, 2027  respectively. The Company recorded fair value of warrants of $51,449 as debt discount. During the year ended December 31, 2022, the Company recorded amortization of debt discount of $15,534.

F-27

On November 22, 2022, the Company issued 984,557 warrants with subordinated convertible promissory note at exercise price of $1.41. The warrants will expire on April 21, 2028, respectively. The Company recorded fair value of warrants of $643,313 as debt discount. During the year ended December 31, 2022, the Company recorded amortization of debt discount of $589,703.

Other Warrants

On March 8, 2022, the Company issued 529,067 warrants to the originators of $700,000 of investor notes at exercise price of $0.92. The warrants will expire on March 8, 2026. The Company recorded fair value of warrants of $238,942 as financing expense.

A summary of activity for all warrants during the year ended December 31, 2024 and 2023 follows:

	Number of	Weighted Average	Weighted Average
	shares	Exercise Price	Life (years)
Outstanding, December 31, 2022	3,450,840	$1.01	3.69
Granted	4,000,000	0.50	5.00
Exercised	-	-	-
Expired	-	-	-
Outstanding, December 31, 2023	7,450,840	$0.74	3.71
Granted	2,000,000	0.50	5.00
Exercised	-	-	-
Expired	-	-	-
Outstanding, December 31, 2024	9,450,840	$0.69	3.04

Exercisable, December 31, 2024	9,450,840	$0.69	3.04

The Company has accounted for the issuance of common stock and warrants issued for cash proceeds in the private placements as equity instruments. Management believes that the warrants are indexed to and are settled in the Company’s own common stock; therefore, they should be accounted for as permanent equity.

NOTE 12 — LEASE COMMITMENTS

Operating lease

After the acquisition of Cloudburst, the Company entered into a new non-cancelable operating lease agreement with Scandium, LLC, for the lease of a new floor in the same building as it had occupied. This new lease agreement commenced on December 1, 2019 and expires in 48 months. The monthly rent for the first year was $10,351, the second year was $10,687, the third year was $11,035, and the fourth year was $11,393. The agreement calls for a security deposit of $10,351. As of December 31, 2023, and 2024, the Company does not have leases.

The Company recognized total lease expense of $0 and $116,624, respectively, for the years ended December 31, 2024 and 2023, primarily related to operating rent lease costs paid to lessors.

F-28

NOTE 13 — RISKS

Credit risk

The Company’s primary bank deposits are located in the United States. Those deposits are provided protection under FDIC insurance up to maximum of $250,000. Any deposits in excess of the aforementioned maximum are at risk of loss if those banks become insolvent.

The Company is subject to risk borne from credit extended to customers.

Interest risk

The Company is subject to interest rate risk when its loans become due and require refinancing or if the prime rate adjusts, as the Company’s loans are based on adjustable interest rates.

Inflation risk

Management monitors changes in prices levels. Historically, inflation has not materially impacted the Company’s financial statements; however, significant increases in the cost of labor that cannot be passed on to the Company’s customers could adversely impact the Company’s results of operations.

Concentration risks

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s revenues for the years ended December 31, 2024 and 2023. Accordingly, there was a concentration of risk in demand for the Company’s services.

	Revenue
	For the year ended December 31,
	2024		2023
Customer	Amount	%	Amount	%
A	$14,774,927	83%	$13,837,042	72%
B	$1,041,966	6%	$1,048,329	5%
C	$795,280	4%	$2,236,276	12%

	Accounts receivable
	At December 31,		At December 31,
	2024		2023
Customer	Amount	%	Amount	%
1	$8,970,298	87%	$5,871,789	83%
2	$342,394	3%	$355,419	5%
3	$340,179	3%	$304,341	4%

F-29

NOTE 14 — FINANCIAL INSTRUMENTS

The Company classified the following securities as financial instruments:

	December 31, 2024
Liabilities:	Level 1	Level 2	Level 3	Total
Subordinated convertible promissory notes	$-	$-	$5,490,324	$5,490,324
Series A convertible preferred stock	$-	$-	$1,294,117	$1,294,117
Equity:
Warrants	$-	$-	$3,993,491	$3,993,491

	December 31, 2023
Liabilities:	Level 1	Level 2	Level 3	Total
Subordinated convertible promissory notes	$-	$-	$4,894,446	$4,894,446
Series A convertible preferred stock	$-	$-	$1,294,117	$1,294,117
Equity:
Warrants	$-	$-	$2,687,074	$2,687,074

Management believes the carrying values of the above securities approximate their fair values. The subordinated convertible promissory notes carry an interest rate that is indicative of the Company’s overall borrowing cost and the length of time until maturity is not expected to significantly impact their value. The convertible preferred stock, which is akin to debt, has been discounted to its presented carrying value in accordance with the debt discounts and redemption premiums recognized.

NOTE 15 — RELATED PARTY TRANSACTIONS

Promissory Note – Related Party

On September  20, 2024, the Company entered into a promissory note with the Sponsor for $230,000, pursuant to which the Company can borrow up to an aggregate principal amount of $230,000. The Promissory Note, with an interest rate of 10% per annum is payable upon the sooner of the consummation of the Business Combination with Cycurion. As of December 31, 2024, the Company had borrowed the full $230,000 and nothing was available for withdrawal. The Company deemed the interest on the loan to be immaterial and as such did not record any interest relating to the note as of December 31, 2024.

Personal guarantees were entered by Emmit McHenry, Kurt McHenry, and Alvin McCoy III, as officers and stockholders of the Company in support of the Main Street Bank loan.

Axxum purchased an AT&T contract relationship from Archura, LLC, a company owned by Emmit McHenry and Kurt McHenry at the end of 2018. The contract relationship includes five purchase orders to deliver networking services to AT&T and its clients. The total sales of these five purchase orders were $119,279 and $144,820 as of December 31, 2024 and 2023, respectively.

Notes payable

On April 26, 2023, the Company issued to a director a $55,000 promissory note for $50,000 in gross proceeds.

On April 26, 2023, the Company issued to a director a $27,500 promissory note for $25,000 in gross proceeds.

On April 26, 2023, the Company issued to a director a $20,900 promissory note for $19,000 in gross proceeds.

On June 22, 2023, the Company issued to a director a $82,500 promissory note for $75,000 in gross proceeds.

On June 22, 2023, the Company issued to a director a $165,000 promissory note for $150,000 in gross proceeds.

F-30

On July 6, 2023, the Company issued to a director a $55,000 promissory note for $50,000 in gross proceeds.

On July 21, 2023, the Company issued to a director a $181,500 promissory note for $165,000 in gross proceeds.

On August 24, 2024, the Company issued a promissory note in the amount of $20,250 for $15,000 in proceeds to an officer of the company.

During the year ended December 31, 2024 and 2023, the Company record amortization of debt discount of $2,188 and $53,400, respectively.

As of December 31, 2024 and 2023, the Company had due to related party balances of $148,088  and $587,400, respectively.

NOTE 16 — EARNINGS PER SHARE

The components of basic and diluted Earnings Per Share (“EPS”) were as follows:

	Years ended
	December 31,
	2024	2023

Basic Earnings (Loss) Per Share Numerator
Net Income (Loss)	$1,229,601	$(2,097,013)
Income (Loss) Available to Common Stockholders	1,229,601	(2,097,013)

Diluted Earnings (Loss) Per Share Numerator
Add back interest for subordinated convertible promissory note	286,667	286,667

Income (Loss) Available to Common Stockholders on Converted Basis	$1,516,268	$(1,810,346)

Original Shares:
Basic Weighted Average Shares Outstanding	14,968,215	14,782,442

Dilutive Shares:
Additions from Potential Events
- Conversion of Subordinated Convertible Promissory Note	1,736,533	1,736,533
- Conversion of Series A Convertible Preferred Stock	8,877,927	2,106,075
- Conversion of Series B Convertible Preferred Stock	54,426,230	16,767,123
- Conversion of Series C Convertible Preferred Stock	36,045	36,045
- Exercise of Investor and Placement Agent Warrants	9,450,840	7,450,840
Diluted Weighted Average Shares Outstanding:	89,495,790	42,879,058

Earnings (loss) Per Share
- Basic	$0.08	$(0.14)
- Diluted	$0.02	$(0.14)

F-31

NOTE 17 — INCOME TAX

Due to operating losses and the recognition of valuation allowances, the Company has no provision for a current and deferred federal or state income taxes in 2021. In 2020, the Company reversed valuation allowances against previously reserved deferred tax assets, accordingly, there was no provision for current and deferred federal or state income taxes.

Deferred income taxes reflect the net tax effects of temporary and permanent differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and deferred tax liabilities are as follows as of:

	December 31,	December 31,
	2024	2023

Non-operating loss carryforward	$3,163,000	$4,393,000
Valuation allowance	(3,163,000)	(4,393,000)
Net deferred tax asset	$-	$-

The Company has established a valuation allowance against its deferred tax assets due to the uncertainty surrounding the realization of such assets. The Company has net operating and economic loss carry-forwards of approximately $3,163,000 available to offset future federal and state taxable income.

A reconciliation between expected income taxes, computed at the federal income tax rate of 21% applied to the pretax accounting loss, and our blended state income tax rate of 6.0%, and the income tax net expense included in the consolidated statements of operations for the years ended December 31, 2024 and 2023 is as follows,

	December 31,	December 31,
	2024	2023

Tax at federal statutory rate	21.0%	21.0%
Tax at state rate net of federal benefit	6.0%	6.0%
Change in valuation allowance	-27.0%	-27.0%
Provision for taxes	0.0%	0.0%

NOTE 18- COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Units, and units that may be issued upon conversion of Working Capital Loans, if any, are entitled to registration rights pursuant to a registration rights agreement that was signed on the date of the IPO. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

F-32

Business Combination Marketing Agreement

The Company entered into a business combination marketing agreement on January 11, 2022 with A.G.P. (the “Business Combination Marketing Agreement”) whereby A.G.P. is to act as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholders’ approval for a Business Combination, and assist the Company with its press releases and public filings in connection with a Business Combination. The Company was to pay A.G.P. a fee for such marketing services upon the consummation of a Business Combination in an amount equal to 4.5% of the gross proceeds of the IPO, or $5,175,000 in the aggregate (exclusive of any applicable finders’ fees that might become payable). The Business Combination Marketing Agreement will be terminated upon entry into the Advisory Agreement (described below).

Service Provider Agreements

The Company plans to enter into advisory agreements with certain of its service providers to fund its obligations in shares of common stock instead of cash.

Advisory Agreement with A.G.P. The Company plans to enter into an advisory agreement with A.G.P. (the “Advisory Agreement”), pursuant to which the Company shall pay A.G.P. a total transaction fee equal to $2,500,000 (the “Transaction Fee”) upon the closing of the Business Combination. The Transaction Fee will be payable in the form of preferred shares of the Combined Company that are convertible into 500,000 shares of the Combined Company’s common stock (such preferred shares or the common into which they convert, the “Transaction Fee Shares”), for a price per share of common stock equal to $5.00. A portion of the Transaction Fee Shares shall be subject to forfeiture back to the Company once A.G.P. converts and sells Transaction Fee Shares generating sales proceeds (excluding commissions) of $2,500,000.

The Transaction Fee Shares shall be subject to a lock-up ending on the earlier of (i) the date on which 75% of the outstanding Series B Preferred Stock is converted into shares of the Combined Company’s common stock and (ii) three months from the Closing date (the “Lock-Up Termination Date”). After the Lock-Up Termination Date, A.G.P. may convert the Transaction Fee Shares and sell them subject to a leak-out provision that limits A.G.P.’s sales of Transaction Fee Shares on any given date to 10% of the cumulative trading volume of the common stock for such date (including pre-market, market and post-market trading) as reported by Bloomberg, LP. This restriction shall remain in effect beginning on the Lock-Up Termination Date and ending on the date on which 100% of the Series B Preferred Stock outstanding as of the closing is converted into shares of the Combined Company’s common stock.

Upon the execution of the Advisory Agreement, that certain Business Combination Marketing Agreement, dated January 11, 2022, between the Company and A.G.P. in which the Company and Cycurion shall cause the Combined Company to issue to A.G.P. 250,000 shares of common stock of the Combined Company in full satisfaction of the fees, shall be terminated and such shares of common stock extinguished in their entirety.

F-33

Other Service Providers. In addition, the Company entered into revised arrangements with certain of its service providers, under which the Company agrees to pay approximately $1.25 million of its obligations in shares of the Combined Company’s common stock, which will be issued at a price per share equal to $5.00, or total of 250,000 shares of the Combined Company; provided that once a given service provide has completed sales of its shares that generate sales proceeds (excluding commissions) equal to the amount owing to that service provider, its remaining shares shall be returned to the Combined Company.

Non-Redemption Agreement

On August 6, 2024, the Company, Western Acquisition Ventures Sponsor, LLC (the “Sponsor”) and RiverNorth SPAC Arbitrage Fund, LP (the “Investor”) entered into a non-redemption agreement (the “Non-Redemption Agreement”) whereby the Sponsor plans to transfer to the Investor 5,000 shares each month over the next three months for agreeing not to redeem the 99,800 that it currently holds prior to the business combination.

On October 9, 2024, the Company, the Sponsor and RiverNorth entered into extended non-redemption agreement whereby the Sponsor plans to transfer to RiverNorth 5,000 shares each month over the next three months for agreeing not to redeem the 99,800 that it currently holds prior to the business combination.

Employment Agreements

On December 27, 2023, we entered into an employment agreement with James P. McCormick whereby the Company agreed to pay a total of $125,000 of total compensation annually, including $40,000 in cash and $85,000 in stock payment. On October 30, 2024, we entered into an amendment to the employment agreement with James P. McCormick whereby the Company agreed to pay total compensation of $200,000, including $40,000 in cash at the closing of the Business Combination and the remaining $160,000 in cash from the proceeds that the Company receives from any capital raising transaction following the closing of the Business Combination, including the proceeds from an ELOC to be entered into by and among the Company, Cycurion and the investors named therein; provided that the Company shall only be obligated to apply up to 15% of the proceeds from each capital raise until Mr. McCormick’s compensation of $200,000 has been paid in full.

Inflation Reduction Act of 2022 (the “IR Act”)

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

Any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a business combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of a business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with a business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a business combination and in the Company’s ability to complete a business combination.

As of December 31, 2024 and 2023, the Company’s stockholders have redeemed a total of 11,253,528 and 11,194,590 shares of Common Stock resulting in $1,157,161 and $1,143,296 of excise tax liability, calculated as 1% of the value of the shares redeemed, respectively.

F-34

NOTE 19 —  SUBSEQUENT EVENTS

The Company evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued which is up to and through April 17, 2024. There are two types of subsequent events: (i) recognized, or those that provide additional evidence with respect to conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing consolidated financial statements, and (ii) non-recognized, or those that provide evidence with respect to conditions that did not exist at the date of the balance sheet but arose subsequent to that date.

On January 15, 2025, Cycurion issued a $50,000 promissory note to an unaffiliated investor for $50,000 in proceeds.

On January 21, 2025, Cycurion issued a $75,000 promissory note to an unaffiliated investor for $75,000 in proceeds.

On January 25, 2025, Cycurion issued a $50,000 promissory note to an unaffiliated investor for $50,000 in proceeds.

On January 31, 2025, Cycurion issued a $125,000 promissory note to a related party for 125,000 in proceeds.

On January 24, 2025, Western Acquisition Ventures Corp., a Delaware Corporation (“Western”), held the Special Meeting, at which the Western stockholders considered and adopted, among other matters, a proposal to approve a business combination (“Business Combination”) pursuant to the terms of that certain Agreement and Plan of Merger, dated April 26, 2024, as amended on December 31, 2024 and February 13, 2025 (the “Merger Agreement”), by and among Western, WAV Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Western (“Merger Sub”), and Cycurion Sub, Inc., a Delaware corporation (“Cycurion Sub”).

On February 14, 2025, the Business Combination closed, and, as contemplated by the Merger Agreement, Merger Sub merged with and into Cycurion Sub with Cycurion Sub surviving the merger as a wholly-owned subsidiary of Western. In addition, in connection with the consummation of the Business Combination, Western Acquisition Ventures Corp. was renamed “Cycurion, Inc.”

On February 18, 2025, our common stock began trading on The Nasdaq Global Market and our warrants began trading on The Nasdaq Capital Market under the symbols “CYCU” and “CYCUW”, respectively.

On February 19, 2025, Cycurion announced an agreement with iQSTEL Inc., a multinational innovator in telecommunications, FinTech, electric vehicles and AI-driven solutions.

On February 24, 2025, Cycurion announced an expansion of its partnership with a major health association, bringing its MSSP to several thousand member organizations across the country.

On March 3, 2025, Cycurion announced the availability of its ARx Platform targeted for the corporate sector.

On March 5, 2025, Cycurion announced the award of three new multi-year contracts focused on program management, cybersecurity and disaster and business continuity. These engagements are secured with two government clients and one commercial client.

On March 6, 2025, Cycurion announced a nationwide expansion of its strategic partnership with CentralSquare Technologies, LLC to deliver its IT services across the country.

On April 7, 2025, Cycurion entered into an equity purchase agreement with Yield Point NY LLC whereby the Company has the right, but not the obligation, to direct the investor to purchase up to $60,000,000.

On April 8, 2025, Cycurion announced an expanded partnership with Journal Technologies. Together, the companies have been awarded a $22 million multi-year contract to deliver a criminal justice case management system to a state police agency.

On April 9, 2025, Cycurion increased the size of its board of directors through the appointment of Irving Minnaker.

On April 9, 2025, Cycurion received written notice received from the Listing Qualifications Department of Nasdaq stating that, for the prior 30 consecutive business days, the closing bid price of the Company’s common stock had been below the minimum of $1 per share required for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). The notification letter stated that the Company would be afforded 180 calendar days (until October 6, 2025) to regain compliance. In order to regain compliance, the closing bid price of the Company’s common stock must be at least $1 for a minimum of ten consecutive business days. The notification letter also stated that, in the event the Company does not regain compliance within the initial 180-day period, the Company may be eligible for an additional 180-day period. If the Company is not eligible for the additional 180-day period, or if it appears to the Nasdaq staff that the Company will not be able to cure the deficiency, the Nasdaq Listing Qualifications Department will provide notice after the end of the initial 180-day period that the Company’s securities will be subject to delisting. The Nasdaq notification has no effect at this time on the listing of the Company’s common stock.

On April 11, 2025, we received two letters from the Nasdaq Listing Qualifications Department, each addressing a separate compliance deficiency of the Company under the Nasdaq Listing Rules. The first letter from the Nasdaq Listing Qualifications Department notified us of our non-compliance with Nasdaq Listing Rule 5450(b)(2)(A), which requires a company such as ours whose securities are listed on The Nasdaq Global Market under the “Market Value Standard” to maintain a minimum Market Value of Listed Securities (an “MVLS”) of $50,000,000. The deficiency was triggered by our MVLS having closed below the minimum level for a period of 30 consecutive business days. Under Nasdaq Listing Rule 5810(c)(3)(C), we are entitled to a 180-day period, ending on October, 2025, to rectify the deficiency. In order to do so, we must achieve and maintain an MVLS of $50,000,000 or more for at least 10 consecutive business days. Failure to regain compliance within the 180-day period would result in the delisting of our securities from Nasdaq, although we would have the right to appeal such a delisting to a Nasdaq hearings panel.

The second letter informed us of our deficiency in complying with Nasdaq Listing Rule 5450(b)(2)(C), which requires a minimum Market Value of Publicly Held Shares (an “MVPHS”) of $15,000,000 for continued listing on the Nasdaq Global Market under the “Market Value Standard”. This deficiency was caused by our MVPHS having fallen below the minimum threshold for the prior 30 consecutive business days. Under Nasdaq Listing Rule 5810(c)(3)(D), we have 180 calendar days, or until October 8, 2025, to regain compliance, which we can achieve if its MVPHS closes at or above $15,000,000 for at least 10 consecutive business days. Failure to regain compliance within that 180-day period would result in the delisting of our securities from Nasdaq, subject to our right to appeal to a Nasdaq hearings panel.

From February 14 to April 17, 2025, otherwise unaffiliated persons converted 2,999.3 shares of the Company’s Series B Preferred Stock into 5,998,653 shares of the Company’s common stock and 6,666,667 shares of the Company’s Series D Preferred Stock into 6,666,667 shares of the Company’s common stock.

From February 14 to April 17, 2025, otherwise unaffiliated persons exercised 694,530 Series A warrants for the purchase of 694,530 shares of the Company’s common stock; 2,400,000 Series B warrants for the purchase of 4,800,000 shares of the Company’s common stock; 4,382,033 Series D warrants for the purchase of 8,764,066 shares of the Company’s common stock; and 270,137 common stock warrants for the purchase of 270,137 shares of the Company’s common stock for gross proceeds of approximately $3.5 million.

F-35

FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2025

CYCURION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2025	December 31, 2024
Assets:
Cash and cash equivalents	$3,652,074	$38,742
Restricted cash	-	2,048
Accounts receivable, net	3,097,054	10,353,708
Other receivables	230,175	434,391
Prepaid expenses and other current assets	57,137	99,463
Total current assets	7,036,440	10,928,352
Deposit for acquisition target	-	2,000,000
Property and equipment, net	-	20,321
Software development costs	4,419,981	4,151,981
Intangible assets, net	-	25,000
Security deposits	10,351	10,351
Goodwill	20,842,508	6,592,304
Investments held in trust account	-	1,834,540
Total non-current assets	25,272,840	14,634,497
Total Assets	$32,309,280	$25,562,849
Liabilities, Mezzanine and Stockholders’ Equity:
Bank loan-revolving credit line	$3,231,067	$3,249,067
Bank loan - current portion	276,012	774,095
Loans payable - current portion	885,240	408,516
Factoring liability	1,681,981	-
Subordinated convertible promissory notes	-	3,333,335
Promissory notes	2,658,663	2,486,989
Loans payable - related parties	123,650	148,088
Accounts payable	2,508,771	3,578,374
Due to related party	18,000	-
Accrued liabilities	4,053,326	3,601,242
Excise tax payable	1,167,173	1,157,161
Total current liabilities	16,603,883	18,736,867
Loans payable - non-current portion	295,296	146,798
Series A Convertible preferred stock ($0.001 par value, 500,000 shares designated, 0 and 345,528 issued and outstanding, respectively)	-	1,294,117
Total non-current liabilities	295,296	1,440,915
Total liabilities	16,899,179	20,177,782
Commitments and contingencies (Note 21)
Mezzanine Equity:
Common stock subject to possible redemption, $0.0001 par value, 0 and 5,796 shares at redemption value of approximately $11.03 per share, respectively	-	1,917,309
Stockholders’ Equity:
Preferred stock ($0.0001 par value, 20,000,000 shares authorized)
Series A convertible preferred stock ($0.0001 par value, 110,000 shares designated, 0 and 0 issued and outstanding, respectively)	-	-
Series B convertible preferred stock ($0.0001 par value, 3,000 shares designated, 1 and 3,000 issued and outstanding, respectively)	-	-
Series C convertible preferred stock ($0.0001 par value, 5,000 shares designated, 4,851 issued and outstanding)	-	-
Series D convertible preferred stock ($0.0001 par value, 6,666,700 shares designated, 150,000 and 0 issued and outstanding, respectively)	15	-
Series E convertible preferred stock ($0.0001 par value, 100 shares designated, 51 and 0 issued and outstanding, respectively)	-	-
Series F convertible preferred stock ($0.0001 par value, 10,000 shares designated, 0 and 0 issued and outstanding, respectively)	-	-
Series G convertible preferred stock ($0.0001 par value, 10,000 shares designated, 3,318 and 0 issued and outstanding, respectively)
Common stock ($0.0001 par value, 300,000,000 shares authorized, 2,662,489 and 353,087 shares issued and outstanding, respectively)	266	35
Additional paid in capital	40,866,328	6,671,084
Accumulated deficit	(21,773,931)	(3,203,361)
Total stockholders’ equity attributable to Cycurion	19,092,678	3,467,758
Deficit attributable to noncontrolling interests	(3,682,577)	-
Total stockholders’ equity	15,410,101	3,467,758
Total liabilities and stockholders’ equity	$32,309,280	$25,562,849

See accompanying notes to unaudited consolidated financial statements.

F-36

CYCURION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS)/INCOME

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Net revenues	$3,833,038	$4,450,447	$11,591,003	$13,694,614
Cost of revenues	3,562,559	3,732,431	10,406,824	11,605,722
Gross profit	270,479	718,016	1,184,179	2,088,892
Operating expenses:
Selling, general and administrative expenses	2,719,600	299,233	5,244,323	963,000
Stock compensation expenses	2,082,000	-	3,094,443	10,000
Business combination expenses	-	-	11,240,114	-
Total operating expenses	4,801,600	299,233	19,578,880	973,000
Operating (loss)/income	(4,531,121)	418,783	(18,394,701)	1,115,892
Interest income	1,770	-	1,770	20,211
Interest expense	(712,374)	(319,666)	(1,506,657)	(1,033,496)
Gain on debt settlement, net	2,016,469	-	1,250,139	-
Other (expense)/income	(14,761)	16,976	(129,468)	7,105
Other income/(expense), net	1,291,104	(302,690)	(384,216)	(1,006,180)
(Loss)/income before income taxes	(3,240,017)	116,093	(18,778,917)	109,712
Provision for income tax	-	-	-	-
Net (loss)/income	(3,240,017)	116,093	(18,778,917)	109,712
Less: Net loss attributable to non-controlling interest	116,700	-	218,359	-
Net (loss)/income attributable to Cycurion	$(3,123,317)	$116,093	$(18,560,558)	$109,712

Comprehensive (loss)/income	$(3,123,317)	$116,093	$(18,560,558)	$109,712
(Loss)/Earnings per share:

Basic	$(1.59)	$0.23	$(14.82)	$0.22
Diluted	$(1.59)	$0.11	$(14.75)	$0.11
Weighted average shares outstanding:
Basic	1,965,285	498,941	1,252,543	498,941
Diluted	1,968,618	1,119,834	1,255,876	1,095,037

See accompanying notes to unaudited consolidated financial statements.

F-37

CYCURION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended
	September 30, 2025	September 30, 2024
Cash flows from operating activities:
Net (loss)/income	$(18,778,917)	$109,712
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	3,094,443	10,000
Stock-based compensation - business combination related	9,521,734	-
Amortization of debt discount	234,430	-
Depreciation of property and equipment	20,321	6,590
Amortization of software development costs	25,000	-
Gain on debt settlement, net	(1,250,139)	-
Finance expense	100,000	-
Changes in assets and liabilities:
Accounts receivable, net and other receivables	(286,701)	(1,921,546)
Prepaid expenses and other current assets	42,326	2,403
Accounts payable and accrued liabilities	(1,494,416)	627,256
Net cash used in operating activities	(8,771,919)	(1,165,585)
Cash flows from investing activities:
Cash acquired on business combination	34,983	-
Issuance of promissory notes	-	(354,000)
Purchase of property and equipment	(268,000)	(343,001)
Cash withdrawn from Trust Account in connection with redemption	1,001,216	-
Release of Trust Account to Company’s bank account	833,324	-
Net cash provided by/(used in) investing activities	1,601,523	(697,001)
Cash flows from financing activities:
Proceeds from exercise of warrants	3,664,871	-
Redemption of common stock subject to redemption	(1,001,216)	-
Proceeds from private placement	-	1,000,000
Proceeds from capital raise	5,874,584	-
Net proceeds from line of credit	(18,000)	106,924
Repayment of bank borrowings	(499,180)	(6,503)
Proceeds from convertible notes payable	2,376,500	-
Proceeds from notes payable	513,200	215,000
Proceeds from notes payable - related parties	-	15,000
Repayments of notes payable - related parties	(27,500)	-
Repayments of notes payable	(101,579)	-
Net cash provided by financing activities	10,781,680	1,330,421
Net increase/(decrease) in cash and cash equivalents	3,611,284	(532,165)
Cash and cash equivalents, beginning of period	40,790	607,869
Cash and cash equivalents, end of period	$3,652,074	$75,704

See accompanying notes to unaudited financial statements

F-38

CYCURION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

	Common stock subject to possible redemption		Series A Convertible Preferred Stock		Series B Convertible Preferred Stock		Series C Convertible Preferred Stock		Series D Convertible Preferred Stock		Series E Convertible Preferred Stock		Series G Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated		Non-Controlling	Total Stockholders’
	Shares	Amount ($)	Shares	Amount ($)	Shares	Amount ($)	Shares	Amount ($)	Shares	Amount ($)	Shares	Amount ($)	Shares	Amount ($)	Shares	Amount ($)	Capital	Deficit	Total	Interest	Equity
Balance as of December 31, 2024	5,796	$1,917,309	-	$-	3,000	$-	4,851	$-	-	$-	-	$-	-	$-	353,087	$35	$6,671,084	$(3,203,361)	$3,467,758	$-	$3,467,758
Common stock redeemed (Mezzanine Equity)	(3,163)	(1,001,216)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Release of common stock subject to redemption	(2,633)	(916,093)	-	-	-	-	-	-	-	-	-	-	-	-	2,633	-	916,093	-	916,093	-	916,093
Series A convertible preferred stock in exchange of Series A Convertible Preferred Stock categorized as liability	-	-	106,816	11	-	-	-	-	-	-	-	-	-	-	-	-	1,391,165	-	1,391,176	-	1,391,176
Series D convertible preferred stock in exchange of convertible notes	-	-	-	-	-	-	-	-	6,666,666	667	-	-	-	-	-	-	3,332,668	-	3,333,335	-	3,333,335
Common stock issued for conversion of Series B and D Convertible Preferred Stock	-	-	-	-	(2,999)	-	-	-	(6,516,666)	(652)	-	-	-	-	417,176	42	610	-	-	-	-
Common stock issued for exercise of warrants	-	-	-	-	-	-	-	-	-	-	-	-	-	-	234,830	23	3,309,898	-	3,309,921	-	3,309,921
Common stock issued for business combination costs	-	-	-	-	-	-	-	-	-	-	-	-	-	-	25,000	3	8,999,997	-	9,000,000	-	9,000,000
Common stock issued for settlement of liability	-	-	-	-	-	-	-	-	-	-	-	-	-	-	2,627	-	945,636	-	945,636	-	945,636
Common stock issued for employment agreement	-	-	-	-	-	-	-	-	-	-	-	-	-	-	16,667	2	249,998	-	250,000	-	250,000
SLG transaction	-	-	-	-	-	-	-	-	-	-	51	-	-	-	16,938	2	509,069	-	509,071	-	509,071
Excise tax liability arising from redemption of Class A shares	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(10,012)	(10,012)	(3,464,218)	(3,474,230)
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(10,248,486)	(10,248,486)	-	(10,248,486)
Balance as of March 31, 2025	-	-	106,816	11	1	-	4,851	-	150,000	15	51	-	-	-	1,068,958	107	26,326,218	(13,461,859)	12,864,492	(3,464,218)	9,400,274
Series G convertible preferred stock in exchange of convertible notes and promissory notes	-	-	-	-	-	-	-	-	-	-	-	-	3,318	-	-	-	4,183,891	-	4,183,891	-	4,183,891
Common stock issued for exercise of warrants	-	-	-	-	-	-	-	-	-	-	-	-	-	-	106,968	11	354,739	-	354,750	-	354,750
Common stock issued for settlement of liability	-	-	-	-	-	-	-	-	-	-	-	-	-	-	91,420	9	1,028,469	-	1,028,478	-	1,028,478
Common stock issued for employment agreement	-	-	-	-	-	-	-	-	-	-	-	-	-	-	22,782	2	256,297	-	256,299	-	256,299
Common Stock Issued - Equity Line	-	-	-	-	-	-	-	-	-	-	-	-	-	-	38,334	4	265,500	-	265,504	-	265,504
SLG transaction	-	-	-	-	-	-	-	-	-	-	-	-	-	-	16,671	2	250,069	-	250,071	-	250,071
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(5,188,755)	(5,188,759)	(101,659)	(5,290,414)
Balance as of June 30, 2025	-	$-	106,816	$11	1	$-	4,851	$-	150,000	$15	51	$-	3,318	$-	1,345,133	$135	$32,665,183	$(18,650,614)	$14,014,730	$(3,565,877)	$10,448,853
Conversion of Series A Convertible Preferred stock for common stock	-	-	(106,816)	(11)	-	-	-	-	-	-	-	-	-	-	161,687	16	390,050	-	390,055	-	390,055
Common stock issued for exercise of warrants	-	-	-	-	-	-	-	-	-	-	-	-	-	-	66,668	7	193	-	200	-	200
Common stock issued for settlement of liability	-	-	-	-	-	-	-	-	-	-	-	-	-	-	8,267	-	120,530	-	120,530	-	120,530
Common stock issued for employment agreement	-	-	-	-	-	-	-	-	-	-	-	-	-	-	200,000	20	2,081,380	-	2,081,400	-	2,081,400
Common Stock Issued - Equity Line	-	-	-	-	-	-	-	-	-	-	-	-	-	-	880,734	88	5,608,992		5,609,080		5,609,080
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(3,123,317)	(3,123,317)	(116,700)	(3,240,017)
Balance as of September 30, 2025	-	$-	-	$-	1	$-	4,851	$-	150,000	$15	51	$-	3,318	$-	2,662,489	$266	$40,866,328	$(21,773,931)	$19,092,678	$(3,682,577)	$15,410,101

See accompanying notes to unaudited financial statements.

	Series B Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount ($)	Shares	Amount ($)	Capital	Deficit	Equity
Balance as of December 31, 2023	2,000	$2,000,000	498,941	$499	$7,678,574	$(4,432,962)	$3,246,111
Board compensation	-	-	-	-	10,000	-	10,000
Net loss	-	-	-	-	-	(312,475)	(312,475)
Balance as of March 31, 2024	2,000	2,000,000	498,941	499	7,688,574	(4,745,437)	2,943,636
Series B convertible preferred stock and warrants issued	1,000	1,000,000	-	-	-	-	-
Net income	-	-	-	-	-	306,094	306,094
Balance as of June 30, 2024	3,000	$3,000,000	498,941	$499	$7,688,574	$(4,439,343)	$3,249,730
Net income	-	-	-	-	-	116,093	116,093
Balance as of September 30, 2024	$3,000	$3,000,000	$498,941	$499	$7,688,574	$(4,323,250)	$3,365,823

See accompanying notes to unaudited consolidated financial statements.

F-39

CYCURION, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

Cycurion, Inc. (f/k/a KAE Holdings, Inc.; f/k/a Cyber Secure Solutions, Inc.)(the “Company”, “Cycurion”, “we”, “us” or “our”) was incorporated on October 12, 2017, in the state of Delaware. Through its subsidiaries, the Company provides premier information technology security solutions. The Company continually strives to deliver top-notch services in the areas of risk management, cybersecurity, information assurance, systems engineering and help desk solutions. The Company is headquartered in McLean, Virginia. On July 14, 2020, the Company changed its corporate name from KAE Holdings, Inc. to Cyber Secure Solutions, Inc., and, on February 24, 2021, to Cycurion, Inc.

The Company has two first-tier wholly-owned subsidiaries, Cycurion Sub, Inc. (formerly Cycurion, Inc., until February 14, 2025) and Cycurion Crypto Inc., a Delaware corporation formed in July 2025, and three indirectly wholly-owned second-tier subsidiaries: (i) Axxum Technologies LLC (“Axxum”), a Virginia limited liability company formed in December 2006, (ii) Cloudburst Security LLC (“Cloudburst”), a Virginia limited liability company formed in January 2007, and (iii) Cycurion Innovation, Inc., a Delaware corporation formed in September 2021 (“Cycurion Innovation”), in connection with our acquisition of assets from Sabres Security Ltd. (“Sabres”), a leading Israeli-based cyber security provider.

Business Combination

On February 14, 2025, the Company completed the business combination and transactions (the “Business Combination”) as set forth in an Agreement and Plan of Merger, dated November 21, 2022, as amended on April 26, 2024, December 31, 2024 and February 13, 2025 (the “Merger Agreement”), by and among Western Acquisition Ventures Corp. (“Western”), Western Acquisition Merger Inc., a Delaware corporation and a wholly-owned subsidiary of Western (“Merger Sub”), and Cycurion Sub, Inc., a Delaware corporation formerly known as Cycurion, Inc. (“Cycurion Sub”). As contemplated by the Merger Agreement, Merger Sub merged with and into Cycurion Sub with Cycurion Sub as surviving the merger as a wholly-owned subsidiary of Western. In addition, in connection with the consummation of the Business Combination, Western was renamed “Cycurion, Inc.”

As a result of the Business Combination, each common share of Cycurion Sub was cancelled and converted into shares of Company common stock, on the terms set forth in the Merger Agreement. Pursuant to the terms of the Merger Agreement, the aggregate number of shares of Company common stock that was delivered as consideration in the Business Combination was capped at 500,000 shares. Concurrently with the completion of the Business Combination, the Company issued an aggregate of 218,102 shares of common stock, 106,816 shares of Series A convertible preferred stock (“Class A Convertible Preferred Stock”), 3,000 shares of Series B convertible preferred stock (“Class B Convertible Preferred Stock”), 4,851 shares of Series C convertible preferred stock (“Class C Convertible Preferred Stock”), 6,666,666 shares of Series D convertible preferred stock (“Class D Convertible Preferred Stock”), 22,696 Series A warrants, 200,000 Series B warrants, 242,424 Series D warrants, 9,006 common stock warrants, 15,760 shares of common stock issued in connection with the Series D private placement, 16,667 shares of common stock issued to A.G.P./Alliance Global Partners (“A.G.P.”), 8,333 shares of common stock issued to Seward & Kissel LLP and 2,627 shares of common stock issued to Baker & Hostetler LLP.

The Business Combination has been accounted for as a reverse recapitalization in accordance with U.S. GAAP because Cycurion is the operating company and has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), while Western is a blank check company.

Under the reverse recapitalization model, the Business Combination was treated as Cycurion issuing equity for the net assets of Western, with no goodwill or intangible assets recorded.

While Western was the legal acquirer in the Business Combination, because Cycurion Sub, prior to the Business Combination, was deemed the accounting acquirer, the historical financial statements of Cycurion Sub became the historical financial statements of the combined company upon the consummation of the Business Combination. As a result, the financial statements reflect (i) the historical operating results of Cycurion Sub prior to the Business Combination; (ii) the combined results of Western and Cycurion Sub following the closing of the Business Combination; (iii) the assets and liabilities of Cycurion Sub at their historical cost; and (iv) Cycurion’s equity structure for all periods presented.

F-40

In accordance with the applicable guidance, the equity structure has been retroactively restated in all comparative periods up to the Closing Date, to reflect the number of shares of the Company’s common stock issued to Cycurion Sub common stockholders in connection with the Business Combination. As such, the shares and corresponding capital amounts and earnings per share related to Cycurion Sub prior to the Business Combination have been retroactively restated as shares reflecting the exchange ratio established in the Business Combination.

Going Concern

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles (“GAAP”) in the United States, which contemplates continuation of the Company on a going concern basis. The going concern basis assumes that assets are realized, and liabilities are settled in the ordinary course of business at amounts disclosed in the financial statements. As of September 30, 2025, there was substantial doubt regarding the Company’s ability to continue as a going concern, as the Company had a net working capital deficit and an accumulated deficit resulting from substantial losses incurred during the three and nine months ended September 30, 2025 and from prior periods. The Company’s ability to continue as a going concern depends upon its ability to market and sell its products to generate positive operating cash flows. As of September 30, 2025, the Company had an accumulated deficit of $21.8 million and a working capital deficit of $9.6 million. In addition, the Company had a net cash outflow of $8.8 million from operating activities during the nine months ended September 30, 2025. These circumstances continued to give rise to substantial doubt as to whether the Company will be able to continue as a going concern and did not alleviate the doubt outstanding from 2024.

Management’s plan is to continue improving operations to generate positive cash flows and register shares of its common stock in order to undertake a public offering to raise additional capital. Management believes that the valuation and liquidity brought by a public offering of its securities will allow holders of convertibles notes, and convertible preferred stockholders the mechanism to convert their securities into common stock that will reduce the Company’s overall leverage and debt service requirement. If the Company is not able to continue generating positive operating cash flows, and raise additional capital, there is the risk that the Company may become insolvent.

Nasdaq Communications

On August 21, 2025, the Company announced that we received formal notification on August 19, 2025 and August 20, 2025 from the Nasdaq Stock Market (“Nasdaq”) regarding its previous deficiencies. On August 19, 2025, Nasdaq determined that we comply with Nasdaq Listing Rule 5450(b)(1)(A), which requires a minimum of $10,000,000 in stockholders’ equity (“Equity Rule”), based on our Form 10-Q for the period ended June 30, 2025, evidencing stockholders’ equity of $10,448,853. Reference is made to the April 11, 2025 notification for failure to maintain a minimum market value of listed securities of $50,000,000 over the previous 30 consecutive business days as set forth in Listing Rule 5450(b)(2)(A) (“MVLS Rule”). As we are in compliance with the Equity Rule, Nasdaq notified us that the matter regarding the MVLS Rule is now closed. Additionally, on August 20, 2025, we received formal notification from Nasdaq, determining that for the last 10 consecutive business days, from August 5, 2025 to August 18, 2025, our market value of publicly held shares (“MVPHS”) has been $5,000,000 or greater set forth in Nasdaq Listing Rule 5450(b)(1)(C) (“MVPHS Rule”), and that we have regained compliance with the MVPHS Rule.

On October 14, 2025, we received written notice from the staff of Nasdaq Listing Qualifications (the “Staff”) that it has determined to commence proceedings to delist our common stock from the Nasdaq Global Market. As previously announced in a Current Report filed with the U.S. Securities and Exchange Commission (“SEC”), on April 15, 2025, the Staff notified the Company on April 9, 2025 that, for the prior 30 consecutive business days, the closing bid price of our common stock had been below the minimum of $1.00 per share required for continued listing on The Nasdaq Global Market under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). The notification letter stated that we would be afforded 180 calendar days, or until October 6, 2025, to regain compliance. The Company did not regain compliance with the Bid Price Rule by October 6, 2025, and the listed security was subject to delisting from The Nasdaq Global Market.

On October 20, 2025, the Company submitted its request to the Nasdaq Global Market to appeal the Staff’s determination to a Hearings Panel (the “Panel”) pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series, which stayed the suspension of the Company’s securities and the filing of a Form 25-NSE with the SEC that would remove the Company’s shares of common stock from listing and registration on The Nasdaq Stock Market. The Company’s hearing was scheduled for November 20, 2025.

F-41

On November 11, 2025, the Company announced that it received a letter Nasdaq stating that Nasdaq has determined that the Company has regained compliance with Nasdaq’s Bid Price Rule requirement under Listing Rule 5450(a)(1). The Company is now in compliance with Nasdaq Global Market’s listing requirements. Additionally, Nasdaq confirmed that the previously scheduled hearing before the Nasdaq Hearings Panel on November 20, 2025 has been canceled. The Company’s securities will continue to be listed and traded on The Nasdaq Stock Market without interruption.

Reverse Stock Split

On October 27, 2025, the Company announced a one-for-thirty reverse stock split of the Company’s shares of common stock, par value $0.0001 per share (the “Reverse Stock Split”) that took effect with the commencement of business on October 27, 2025.

The Company effected the Reverse Stock Split by filing the Second Amendment to the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The Company’s shares of common stock began trading on a split-adjusted basis on The Nasdaq Global Market, when the market opened on October 27, 2025, under the existing trading symbol “CYCU” and new CUSIP number 95758L305.

As a result of the Reverse Stock Split, every thirty of the Company’s issued shares of common stock was combined into one issued share of common stock, without any change to the par value per share and without any change in the total number of authorized shares of common stock. The number of outstanding shares of common stock was reduced from approximately 86,533,435 shares to approximately 2,884,447 shares. All disclosures affected in this report on Form 10-Q, including share counts and warrant counts have been retroactively adjusted to give effect to the Reverse Stock Split.

No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who otherwise held a fraction of a share of common stock of the Company will receive a cash payment (without interest and subject to withholding taxes, as applicable) in lieu thereof at a price equal to that fraction of a share to which the stockholder would otherwise be entitled, multiplied by the closing price of the Company’s shares on The Nasdaq Global Market on the trading day immediately preceding the effective date of the Reverse Stock Split.

Restricted Cash

In accordance with the trust agreement between Western and Equiniti Trust Company, LLC, dated January 11, 2022, the Company is permitted to withdraw interest from the trust account (the “Trust Account”) to pay its tax obligations, including federal income taxes and state franchise taxes. The balance of this withdrawal would be presented in restricted cash, but as of September 30, 2025 there are no amounts in restricted cash.

2. SIGNIFICANT ACCOUNTING POLICIES

  (a) Basis of Presentation and Principles of Consolidation

The accompanying unaudited consolidated financial statements for the Company have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.

These financial statements include the accounts of Cycurion, Inc. (f/k/a KAE Holdings, Inc.; f/k/a Cyber Secure Solutions, Inc.) and its wholly owned subsidiaries: Axxum, Cloudburst and Cycurion Innovation. Additionally, the financial statements include the accounts of SLG Innovation Inc. (“SLG”) as a result of the master service agreement entered into between the Company and SLG. The Company has determined that the SLG transaction constitutes a business combination as defined by ASC 805, Business Combinations (“ASC 805”). ASC 805 establishes principles and requirements as to how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree. The assets acquired and liabilities assumed were recognized provisionally in the accompanying consolidated balance sheets at their estimated fair values as of March 31, 2025, and adjusted in the second and third quarter of 2025. All significant inter-company balances, fees, and expenses have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements should be read in conjunction with the Company’s audited financial statements and notes thereto, included in the Annual Report on Form 10-K filed with the SEC on April 17, 2025.

F-42

  (b) Basis of Presentation for Interim Periods

Certain information and footnote disclosures normally included for the annual financial statements prepared in accordance with U.S. GAAP have been omitted for the interim periods presented and accordingly, they do not include all of the information and footnotes required by GAAP for audited financial statements. Management believes that the unaudited interim financial statements include all adjustments (which are normal and recurring in nature) necessary to present fairly the financial position of the Company and the results of operations and cash flows for the periods presented.

The results of operations for the periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2025. Seasonal changes, political and other conditions can affect the sales volumes of the Company’s products. Therefore, the financial results for any interim period do not necessarily indicate the expected results for the year.

  (c) Reclassification

Certain amounts have been reclassified to improve the clarity and comparability of the financial statements. These reclassifications had no impact on previously reported total assets, liabilities, equity, net income (loss), or cash flows for any periods presented.

  (d) Emerging Growth Company

The Company is an emerging growth company as defined in Section 102(b)(1) of the Jumpstart Our Business Start-ups Act of 2012 (the “JOBS Act”) which exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies. The Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

  (e) Use of estimates

The preparation of financial statements in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosures regarding contingent liabilities at the date of the financial statements. These estimates may affect the reported amounts for certain revenues and expenses incurred during the reporting period; actual results may materially differ from these estimates.

  (f) Commitments and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

  (g) Recently Issued Accounting Pronouncements

In November 2024, the FASB issued ASU 2024-03, Income Statement-Reporting Comprehensive Income-Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses, requiring public entities to disclose additional information about specific expense categories in the notes to the financial statements on an interim and annual basis. ASU 2024-03 is effective for fiscal years beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact of adopting ASU 2024-03.

In March 2024, the FASB issued ASU 2024-02 “Codification Improvements – Amendments to Remove References to the Concepts Statements” (“ASU 2024-02”), which contains amendments to the codification to remove references to various FASB Concepts Statements. In most instances, the references are extraneous and not required to understand or apply the guidance. Generally, ASU 2024-02 is not intended to result in significant accounting changes for most entities. ASU 2024-02 is effective for the Company for fiscal years beginning after December 15, 2024. The Company does not expect this update to have a material impact on its financial statements.

F-43

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements.

3. REVENUE RECOGNITION

We recognize revenue in accordance with ASC Topic 606, “Revenue from Contracts with Customers,” as, or when, we satisfy performance obligations under a contract. We account for a contract when the parties approve the contract and are committed to perform on it, the rights of each party and the payment terms are identified, the contract has commercial substance, and it is probable that we will collect substantially all of the consideration. A performance obligation is a promise in a contract to transfer a distinct good or service, or a series of distinct goods or services, to a customer. The transaction price of a contract must be allocated to each performance obligation and recognized as the performance obligation is satisfied.

In most cases, we view our performance obligations as promises to transfer a series of distinct services to our customer that are substantially the same and which have the same pattern of service. We recognize revenue over the performance period as a customer receives the benefits of our services. Typically, the performance obligations in the contract are the delivery of service hours. When the Company has obtained evidence that the service has been delivered and the performance obligations have been fulfilled, it will record revenue and recognize an asset such as accounts receivable.

Advisory Consulting

The Company enters into service agreements with customers that will set forth the responsibilities of both parties, including the type of service to be delivered, the timing of the delivery of those services, and the associated price per unit for such services. The unit of measure in the agreement is typically hours. The advisory consulting services represent a single performance obligation, as they constitute a series of distinct hourly services that are substantially the same and transferred to the customer over time. The revenue from advisory service agreement will also set forth the timing of payments by the customers which is typically between 60 and 90 days from the date that an invoice is issued to the customer. The Company issues invoices when management has received acknowledgment from the customer that it has rendered service as measured in hours to the customer. As a practical matter, the Company continuously delivers service to customers, and the customer receives benefits from those services over time. The revenue advisory consulting is recognized over time as services are rendered, based on contractual hourly rates, and when the Company has received the aforementioned acknowledgement from its customers that service has been rendered related to hours accumulated over period of time, such as a week, or two weeks, or a month, which is determined on a customer-by-customer basis. The Company’s contracts do not include terms for returns, or warranties, or guarantees, or rebates, or discounts on the services rendered. The Company also enters into annual contracts with customers to provide ongoing advisory and consulting services. Services are delivered continuously over the contract term and customers are billed periodically. The annual service contract represents a single performance obligation because the services are a series of distinct, substantially similar acts that are inseparable and transferred over time. Revenue is recognized over time straight-line over the contract term.

Managed Security Service Practice (MSSP)

Management has determined that its managed security service practice is a bundle of cybersecurity software tools, and expert 24x7x365 monitoring and breach resolution service that is accounted for as a single performance obligation that is delivered over time which is typically a month. The components of the bundle have individual commercial value. However, management believes assigning stand-alone value to each component is impractical because each component would not be able to be fully implemented or utilized if not packaged with the other components. Therefore, management believes the MSSP can only be sold as a bundle package over time. At the time that the Company recognizes revenue, it is has either already received funds in advance from its customer or it is reasonably assured that it will collect funds from its customer. In the event that funds that are received in advance, they are accounted for as contract liabilities in the deferred revenue account until the Company fulfills the performance obligation. A majority of the Company’s contracts call for the Company to first deliver service and collect fees thereafter. The Company typically receives payment for these contracts within thirty to ninety days of delivery of service. The Company does not sell monitoring time, security software-tools, and breach resolution as stand-alone services, as the customer would not receive the benefits of these items if they were not sold as an integrated package. The cybersecurity needs to monitor the customer cybersecurity environment regularly, stay up to date on cyberthreats and solutions, maintain its software tools, and then address threats identified, or rectify situations when customer environments have been breached. It is not practical or viable to sell these components separately, as customers expect comprehensive solutions. While the components are separately identifiable, management does not believe they could market the components individually. The Company’s management does not believe their customers can benefit from the individual components alone, and there are not readily available resources in the market that can be obtained to make those components viable. The continuous monitoring allows the Company to identify and either neutralize and or rectify breaches by having up to the minute first-hand information, and the tools allow the Company to implement solutions rapidly. The absence all of the components would render the solutions and service offering significantly devalued and non-competitive in the marketplace.

F-44

The Company believes MSSP meets the criteria to combine the goods and services under a single performance obligation. The Company believes combined integrated solution is delivered continuously over a period of time. In accordance with the terms of the contract between the Company and its customers, the Company receives prepayments in advance from its customers, and recognizes those payments to revenues over a period of time, which is typically each month.

Managed Service Provider (MSP)

The Company’s managed service provider (MSP) service offering is the provision of IT infrastructure support to customers, specifically in the areas of desktop support, on-site troubleshooting, and cloud-based network infrastructure troubleshooting. This service is accounted for as a single performance obligation that is delivered over time, which is typically a month; At the time that the Company recognizes revenue, it either already received funds in advance from its customer, or it is reasonably assured that it will collect funds from its customer. In the event that funds that are received in advance, they are accounted for as contract liabilities in the deferred revenue account until the Company fulfills the performance obligation. A majority of the Company’s contracts call for the Company to first deliver service and collect fees thereafter. The Company typically receives payment for these contracts within thirty to ninety days of delivery of service.

MSP requires the integration of tools and labor in order for a customer to receive any benefit from the services provided. The Company refers to the guidance in ASC 606-10-25-19 to provide an analysis regarding this accounting recognition of this integrated service. Under MSP, the customer cannot receive any benefit purely from labor or individual software tools as a stand-alone service. The tools that the Company deploys require engineers to decipher results and develop solutions to problems during the service period covered in a contract.

While components can be separately identified, they must be used in conjunction with each other to serve the Company’s customers. The Company must continuously make available support engineers to customers whenever they need support and troubleshooting. The service includes remote resolution of issues or going onsite to customer locations to solve problems. The Company’s contracts with customers require the Company to have these resources available during the length of the contract. Therefore, these services are continuously delivered as a service over time. Accordingly, the Company recognizes revenue for such MSP contract on a monthly basis.

Software as a service (SaaS)

Management has determined that its software as a service is a suite of cybersecurity tools that are delivered either remotely or on customer premises. The service is delivered on a monthly basis. The cybersecurity tools are typically sold as a package. However, the individual components of the suite of tools can either be sold individually or bundled together. Nevertheless, if they are sold individually, or as a bundle, they are all delivered over time. Accordingly, the Company recognizes revenue over time, which is typically monthly; At the time that the Company recognizes revenue it is has either already received funds in advance from its customer, or it is reasonably assured that it will collect funds from its customer. In the event that funds that are received in advance, they are accounted for as contract liabilities in the deferred revenue account until the Company fulfills the performance obligation. A majority of the Company’s contracts call for the Company to first deliver service and collect fees thereafter. The Company typically receives payment for these contracts within thirty to ninety days of delivery of service.

The Company’s SaaS is delivered continuously over time. It is a subscription service where the Company provisions a suite of security software tools to its customers accessed via the internet that allows the customers to protect themselves from cyber-attacks using multiple tools within the suite. This subscription service is recognized to revenue monthly.

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Table 3: Disaggregated Revenue

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Advisory consulting	$3,817,911	$4,382,982	$11,505,113	$13,433,256
Managed security service practice (MSSP)	12,027	63,793	79,095	250,342
Software as a service (Saas)	3,100	3,672	6,795	11,016
Revenue	$3,833,038	$4,450,447	$11,591,003	$13,694,614

4. ACCOUNTS RECEIVABLE, NET

Table 4: Details of Accounts Receivable, Net

	September 30, 2025	December 31, 2024
Accounts receivable	$3,432,039	$10,353,708
Allowance for credit losses	(334,985)	-
Accounts receivable, net	$3,097,054	$10,353,708

During the three and nine months ended September 30, 2025, the Company recorded $0.3 million for provisions for credit losses. During the three and nine months ended September 30, 2024, the company had record $0 for provisions for credit losses. During both the three and nine months ended September 30, 2025 and 2024, the Company had $0 write-offs of any outstanding receivables.

5. PROPERTY AND EQUIPMENT, NET

Table 5: Details of Property and Equipment, Net

	September 30, 2025			December 31, 2024
	Gross Carrying Amount	Accumulated Depreciation and Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Depreciation and Amortization	Net Carrying Amount
Equipment	$-	$-	$-	$125,546	$(121,869)	$3,677
Furniture and fixtures	-	-	-	26,339	(19,396)	6,943
Leasehold improvements	-	-	-	62,721	(62,721)	-
Capital lease	-	-	-	23,004	(19,897)	3,107
Software	-	-	-	13,500	(6,906)	6,594
Property and equipment, net	$-	$-	$-	$251,110	$(230,789)	$20,321

During the three and nine months ended September 30, 2025 and 2024, the Company recorded immaterial amounts of depreciation expense in cost of revenue and selling, general and administrative expenses. Additionally, during the three months ended September 30, 2025, as part of the annual review of property and equipment, the Company disposed of all assets categorized as property and equipment, which were fully depreciated already or had an immaterial acceleration of depreciation and amortization.

6. SOFTWARE DEVELOPMENT COSTS

In 2024, the Company reclassified software development costs from property and equipment to software development costs. The Company continues to incur costs to develop new modules, functionalities, and integrations on previous purchased SaaS platform in order to develop a new product with differentiated offering. As of September 30, 2025, the SaaS platform is still undergoing development stage and is not ready for external sales. No amortization has been recorded during the three and nine months ended September 30, 2025 and 2024.

In 2024, the Company reclassified a part of software from property and equipment to software development costs.

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Table 6: Capitalized Software Development Costs

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Capitalized software development costs	$94,000	$105,001	$268,000	$343,001

7. INTANGIBLE ASSETS

Table 7.1: Details of Intangible Assets, Net

	September 30, 2025			December 31, 2024
	Gross Carrying Amount	Accumulated Depreciation and Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Depreciation and Amortization	Net Carrying Amount
Contractual relationship	$66,361	$(66,361)	$-	$66,361	$(66,361)	$-
Implementation	28,099	(28,099)	-	28,099	(28,099)
Software	100,000	(100,000)	-	100,000	(75,000)	25,000
Intangible assets, net	$194,460	$(194,460)	$-	$194,460	$(169,460)	$25,000

Table 7.2: Details of Intangible Asset Amortization

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Amortization expense, presented in SG&A	$7,917	$-	$25,000	$-

8. BUSINESS COMBINATION

SLG Innovation, Inc.

SLG is a technology services firm with operations and client contracts deemed to be strategically complementary to the Company’s existing business and long-term growth objectives. As of December 31, 2020, the Company had initiated discussions regarding the potential acquisition of SLG and had advanced a non-refundable deposit of $1,401,923 for cash advances, loans, capitalized transaction costs and accounts receivable arising from prior business dealings with SLG. On May 13, 2021, the Company entered into an agreement to acquire substantially all of SLG’s assets and certain liabilities, which included a termination right exercisable at the Company’s sole discretion prior to December 31, 2021. This agreement was subsequently amended to limit the acquisition to certain specified assets, primarily identifiable sales contracts.

As of December 31, 2024, the refundable deposit had increased to $2,000,000, comprising $561,808 in cash advances and loans, $20,000 in due diligence costs, and $1,418,192 in accounts receivable.

On April 29, 2023, the Company and SLG executed a unidirectional letter of intent (“SLG LOI”), which bound SLG to the transaction but did not obligate the Company. The SLG LOI provided that, unless terminated by the Company on or before April 30, 2024, the Company would proceed to acquire SLG or substantially all of its assets and liabilities through a structure to be finalized. The agreed-upon valuation included the $2,000,000 receivable, $2,136,445 in SLG payables to RCR Technology Corporation (excluding payables incurred within 90 days prior to closing), and 33,212 shares of the Company’s capital stock.

In connection with the potential SLG transaction, the Company entered into a separate unidirectional letter of intent with RCR (“RCR LOI”) on April 29, 2023, under which the Company would acquire SLG’s payables owed to RCR, subject to the closing of the potential SLG transaction. Consideration for the RCR transaction was to be settled in the form of shares of common stock of the Company, as specified in the RCR LOI.

The transaction contemplated by the SLG LOI did not close and the Company does not expect that it will close. In lieu of such transaction, and consistent with the economic and business relationship between SLG and the Company for more than the past two years, on March 31, 2025, the Company and SLG entered into a Management Services Agreement (the “MSA”), pursuant to which SLG memorialized its formal engagement of the Company to provide the Management Services (as defined in the MSA) on the terms and subject to the conditions set forth therein. The parties agreed that the Company would continue to retain sole and absolute discretion to select its employees and/or independent contractors who would perform and support the Management Services; provided that the compensation paid to any such persons shall not exceed the compensation that would have been paid to a comparable, unaffiliated third party on a commercial, arms-length basis. SLG agreed to cooperate in good faith with the Company in furtherance of its continued performance of the Management Services.

F-47

In connection with the Management Services to be provided by the Company, SLG agreed to pay a fee equal to SLG’s “operational cash flow” (whether or not the inbound funds included were recognized as revenue under GAAP and whether or not the outbound funds were recognized as expenses under GAAP during the relevant reporting period). For purposes of the MSA, “operational cash flow” means (i) all cash and cash-equivalencies received by, or on behalf of, SLG from any source for any reason during any reporting period minus (ii) all payments made by, or on behalf of, SLG, all in connection with SLG’s business as historically operated and as managed by the Company in accordance with the provisions of the MSA. If SLG’s operational cash flow during any reporting period is negative, then the Company reserves the right (in its sole and absolute discretion) to advance funds to SLG in an amount not to exceed such negative cash flow during such period with an interest rate to be determined on a case-by-case basis.

In connection with the execution and delivery of the MSA, the Company and Ed Burns entered into a Release Agreement (the “Burns Release Agreement”), pursuant to which the Company acknowledged that it has provided and will continue to provide certain services to SLG as a subcontractor and Mr. Burns agreed to release certain claims that he had, has, or may have against the Company or SLG in relation to the terms and conditions of the MSA, the transactions contemplated thereby, or the manner in which the Company and SLG became parties to the MSA, as well as the relationship between the Company and SLG prior to the date of the MSA and the Company issued to Mr. Burns 33,609 shares of common stock and 51 shares of Series E Convertible Preferred stock with a face value of $10,000 and conversion price of $1.00. The Company offered a substantially equivalent release agreement to the owner of 49% of the equity of SLG with a percentage-equivalent contingent issuance of common stock and Series E Convertible Preferred Stock. As of the date of this quarterly report, such other release has not been accepted or executed and delivered.

On March 31, 2025, the company entered into a Management Services Agreement and a Release agreement (the “Agreement”) to gain control of SLG as a Variable Interest Entity (“VIE”). The total purchase consideration for the VIE contractual relationship of SLG consisted primarily of:

(a)	prepaid deposit of $2,000,000;

(b)	33,609 shares of common stock having par value of $0.0001 per share;

(c)	51 shares of Series E Convertible Preferred Stock with a face value of $10,000 and conversion price of $1.00; and

(d)	$10,814,147 of accounts receivable in Cycurion owing from SLG

The Company has determined that the SLG transaction constitutes a business combination as defined by ASC 805, Business Combinations (“ASC 805”). ASC 805 establishes principles and requirements as to how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed and any non-controlling interest in the acquiree. The assets acquired and liabilities assumed were recognized provisionally in the accompanying consolidated balance sheets at their estimated fair values as of March 31, 2025, and adjusted in the second and third quarter of 2025. The initial accounting for the business combination is not complete as the Company is in the process of obtaining additional information for the valuation of acquired assets and liabilities, if any. The provisional amounts are subject to change to the extent that additional information is obtained about the facts and circumstances that existed as of the acquisition date. Under U.S. GAAP, the measurement period shall not exceed one year from the acquisition date and the Company will finalize these amounts no later than March 31, 2026. The estimated fair values as of the business combination date are based on information that existed as of the acquisition date. During the measurement period the Company may adjust provisional amounts recorded for assets acquired and liabilities assumed to reflect new information that the Company has subsequently obtained regarding facts and circumstances that existed as of the transaction date. The results of operations for SLG are included in the consolidated results of Cycurion, Inc. starting April 1, 2025.

F-48

Table 8: SLG Valuation

	Initial Allocation of Assets and Liabilities	Adjustments	Estimated Allocation of Assets and Liabilities as of September 30, 2025
Cash consideration:
Cash consideration	$2,000,000	$-	$2,000,000
Less: cash acquired	(34,983)	-	(34,983)
Cash consideration, net of cash acquired	1,965,017	-	1,965,017
Noncash consideration:		-
Common stock (1)	254,071	250,071	504,142
Series E Convertible Preferred Stock (2)	255,000	-	255,000
Accounts receivable in Cycurion owing from SLG (3)	10,814,147	-	10,814,147
Noncash consideration	11,323,218	250,071	11,573,289
Total consideration	$13,288,235	$250,071	$13,538,306
Assets acquired:
Accounts receivable	$3,066,581	$-	$3,066,581
Total identified assets acquired	3,066,581	-	3,066,581
Liabilities assumed:
Accounts payable	4,317,052	-	4,317,052
Accrued liabilities	10,650	54,209	64,859
Payroll liability	40,642	-	40,642
Factoring liability	2,176,922	-	2,176,922
Due to related parties	18,000	-	18,000
Loans payable	625,222	-	625,222
Liabilities to Cycurion	2,982,908	-	2,982,908
Total identified liabilities assumed	10,171,396	54,209	10,225,605
Net identifiable liabilities assumed	(7,104,815)	(54,209)	(7,159,024)
Elimination of inter-company balances	2,982,908	-	2,982,908
Non-controlling interest	(3,464,218)	-	(3,464,218)
Goodwill	13,945,924	304,280	14,250,204
Net assets acquired	$13,288,235	$250,071	$13,538,306

(1)	Represents the fair value of 33,609 common stock issued in the SLG transaction based on the quoted stock price on the date of issuance.
(2)	Represents the fair value of the Series E Convertible Preferred Stock as is converted to common stock based on the quoted price common stock on the date of issuance.
(3)	Represents the fair value of the accounts receivable in Cycurion owing from SLG.
(4)	Fair value of the noncontrolling interest based on NCI’s 49% interest in the net assets acquired.
(5)	Goodwill is calculated as Total Consideration paid less the net assets acquired.

9. GOODWILL

Acquisition of Axxum Technologies, LLC.

On November 22, 2017, the Company entered into a share transfer agreement with Axxum and the two prior members of Axxum to purchase 100% of the members’ equity interest in the Company in exchange for $6,500,000 in cash and $500,000 in two subordinated convertible promissory notes for $250,000 each, payable to the two members of Axxum. Accordingly, Axxum became a wholly-owned subsidiary of the Company. The Company assessed the carrying value of Axxum’s assets and liabilities at the date of acquisition and determined that the carrying value of those accounts approximated fair value. The difference between the purchase price paid for the acquisition of Axxum and the net asset value derived from the assets and liabilities of Axxum at the date of acquisition has been recognized as goodwill. Accordingly, the purchase costs of $6,500,000 in cash, $500,000 in promissory notes, and $140,005 in capitalized transaction costs, less $573,150 in adjustment in working capital that is recoverable from sellers resulted in a total purchase cost of $6,566,855. The net asset value of Axxum at the date of acquisition was $1,413,589. Accordingly, the Company recognized $5,153,266 in goodwill related to the acquisition of Axxum.

F-49

Acquisition of Cloudburst Security, LLC.

On April 3, 2019, the Company entered into a membership interest purchase agreement with Cloudburst and its two equity holders to purchase 100% of the issued and outstanding units in exchange for $500,000 in cash; $540,000 for a promissory note to one equity holder and $360,000 to the other; and 111,628 and 74,420 shares of the Company’s common stock to the two equity holders, respectively, on a post-split basis. Accordingly, Cloudburst became a wholly-owned subsidiary of the Company. The Company assessed the carrying value of Cloudburst’s assets and liabilities at the date of acquisition and determined that the carrying value of those accounts approximated fair value; the difference between the purchase price paid for the acquisition of Cloudburst and the net asset value derived from the assets and liabilities of Cloudburst at the date of acquisition has been recognized as goodwill. The purchase costs of $500,000 in cash, $900,000 in promissory notes, $300,000 in 186,048 shares of the Company’s common stock, $1,400,000 in contingent earnout, $62,305 in capitalized transaction costs, resulted in a total purchase cost of $3,162,305. The net asset value of Cloudburst at the date of acquisition was $323,267. Accordingly, the Company recognized $2,839,038 in goodwill related to the acquisition of Cloudburst. On April 20, 2022, the holders of the (i) $900,000 promissory notes and (ii) 186,048 shares of the Company’s common stock tendered them to the Company for cancellation.

Relevant factors to the Company’s assessment of the carrying value of goodwill for both business combinations in accordance to the fair value hierarchy under the category of level 3 are as follows: estimation of the growth rate of future incoming and outgoing cash flows, certain elements that comprise the appropriate weighted average cost of capital, such as the equity of potential market participants for comparability analysis, and the Company’s sensitivity to outside factors that would lead to variation in the aforementioned cash flows and weighted average cost of capital.

The Company’s management reviewed the performance of Cloudburst and its manager during the year ended December 31, 2020 and determined that Cloudburst had not met the performance targets set forth at the time of acquisition. As a result, the manager of Cloudburst was dismissed. Management of the Company performed a quantitative analysis of the carrying value of the subsidiary and its related goodwill by preparing a future discounted cash flow analysis, which included variables such as expectations on future cash flows, calculation of the cost of capital, and the probability of capturing certain contracts under the framework of Cloudburst being a federal government approved service provider, and determined that the fair value as of December 31, 2020 was lower than the carrying value that was previously established at the point of acquisition; accordingly, during the year ended December 31, 2020, the Company determined that the contingent earnout should be de-recognized, and written off in its entirety in the amount of $1,400,000 to the Company’s result of operations, and, as a result of the above assessment, the Company recognized an impairment of goodwill in the amount of $1,400,000 that was also recognized to the Company’s results of operations. The Company’s ending goodwill related to the acquisition of Cloudburst after recognizing impairment was $1,439,038.

SLG Innovation Inc. Master Service Agreement

The Company initiated discussions to acquire SLG in late 2020, advancing an initial non-refundable deposit of $1.4 million for loans, capitalized transaction costs, and accounts receivable. By December 31, 2024, this deposit had increased to $2.0 million. On May 13, 2021, the Company entered into an agreement to acquire substantially all of SLG’s assets and certain liabilities, later amended to focus on specific sales contracts. A unidirectional letter of intent (LOI) was executed on April 29, 2023, binding SLG to the transaction while allowing the Company the option to proceed. The LOI contemplated a structure involving the $2.0 million receivable, $2.1 million in SLG payables to RCR Technology Corporation, and 33,212 shares of the Company’s capital stock.

On March 31, 2025, the Company finalized the MSA and Burns Release Agreement for SLG. The total purchase consideration included the $2.0 million prepaid deposit, 33,609 shares of common stock (par value $0.0001), 51 shares of Series E Convertible Preferred Stock (face value $10,000 each, conversion price $1.00) and $10,814,147 of accounts receivable in Cycurion owing from SLG. Additionally, the Company issued 16,667 shares of common stock to assume SLG’s share-based payment obligations.

The transaction was accounted for as a business combination under ASC 805. As of the transaction date, the fair value of assets acquired totaled $3.1 million, excluding cash of $34,983 that was netted against cash consideration paid. Liabilities assumed amounted to $10.2 million, including accounts payable, accrued liabilities, payroll liabilities, and loans. After recognizing a non-controlling interest of $3.5 million, the net assets acquired were negative $7.1 million. The total consideration transferred exceeded the net assets acquired, resulting in the recognition of goodwill amounting to $14.3 million. This goodwill reflects the strategic value of SLG’s operations, expected synergies, and future growth potential.

F-50

Table 9: Details of Goodwill

	September 30, 2025	December 31, 2024
Axxum	$5,153,266	$5,153,266
Cloudburst	1,439,038	1,439,038
SLG	14,250,204	-
Goodwill	$20,842,508	$6,592,304

10. BANK LOANS

Revolving Line of Credit

On November 22, 2017, Axxum procured from Main Street Bank a revolving line of credit with a maximum of up to $1,000,000 (“Revolving Line of Credit”), subject to certain restrictions based on available collateral pledged to the bank in the form of accounts and trade receivables owed by the Company’s customers. This Revolving Line of Credit is available for one year, at which point it may be renewed by Axxum. Axxum incurred origination and closing costs for this line of credit in the amount of $10,000, which Axxum has recognized a prepaid expense that will amortize over one year as interest expense. The stated rate of interest of the Revolving Line of Credit is the prime rate plus 100 basis points, which at the time of the loan, was 4.50%.

On April 18, 2019, Axxum, Cloudburst, and the Company collectively renewed the Revolving Line of Credit with a maximum aggregate principal sum of $2,000,000 with Main Street Bank. The stated rate of interest of the Revolving Line of Credit increased to 5.75% at the time of the renewal.

On June 29, 2020 and again on June 30, 2021, the Company amended the Revolving Line of Credit with an extension of the maturity date to March 31, 2024. The stated rate of interest of the Revolving Line of Credit decreased to 5.25% at the time of the first amendment and an additional 5% default interest on the second amendment.

As of September 30, 2025, the stated rate of interest of the Revolving Line of Credit was 8.50%. The outstanding balance of the Revolving Line of Credit was $3,231,067 and $3,249,067, respectively, as of September 30, 2025 and December 31, 2024.

Loan and Security Agreement

On November 22, 2017, concurrent with the above-mentioned Revolving Line of Credit, Axxum procured a bank term loan from Main Street Bank in the amount of $5,250,000 with an expiration of December 31, 2024 (the “Loan and Security Agreement”). The Loan and Security Agreement is subject to a monthly repayment of principal in the amount of $109,375. The loan carries a stated adjustable interest rate of the prime rate plus 200 basis points, which, at the time of the loan, was 5.50%. Axxum incurred closing and origination costs totaling $211,729. The imputed interest rate after giving effect for the closing and origination costs was 7.82%.

Under the Loan and Security Agreement, Axxum is subject to the following affirmative loan covenants: (i) on or after December 31, 2017 but prior to June 30, 2018, minimum tangible net worth (net liability) of $2,250,000; on or after June 30, 2018 but prior to June 30, 2019, minimum tangible net worth (net liability) of $1,250,000; on or after June 30, 2019 but prior to December 31, 2019, minimum tangible net worth (net liability) of $950,000; on or after December 31, 2019 but prior to June 30, 2020, minimum tangible net worth (net asset) of $1,750,000; on or after June 30, 2020 but prior to December 31, 2020, minimum tangible net worth (net asset) of $2,500,000; on or after December 31, 2020 but prior to June 30, 2021, minimum tangible net worth (net asset) of $3,000,000; on or after June 30, 2021 but prior to December 31, 2021, minimum tangible net worth (net asset) of $3,500,000; on or after December 31, 2021, minimum tangible net worth (net asset) of $5,000,000, (ii) interest coverage ratios must be greater than 1.25-to-1, measured on quarterly basis, using a rolling four-quarter basis, beginning with the fiscal quarter ending December 31, 2017, (iii) the Company and Axxum must achieve minimum consolidated earnings before tax interest, tax, depreciation and amortization of (“EBITDA”) greater than $300,000 per quarter, and (iv) annual capital expenditures must be less than $50,000. Management conferred with the bank regarding the covenants and determined that the Company was in compliance after giving effect to clarification in the definitions and formulas set forth by the bank in regard to the calculation of the above covenants.

F-51

On April 18, 2019, Axxum, Cloudburst, and the Company collectively amended the Loan and Security Agreement, including the addition of Cloudburst as a borrower. The stated interest rate increased to 6.75% and the loan covenants remained the same.

On June 29, 2020, the Company amended and restated the Loan and Security Agreement (“Amended and Restated Loan and Security Agreement”) by extending the maturity date to March 22, 2024 with a monthly repayment of principal in the amount of $62,500 on or after June 22, 2020. The stated interest rate decreased to 6.25%.

Under the Amended and Restated Loan and Security Agreement, the loan covenants were replaced as follows: (i) on or after June 30, 2020 but prior to December 31, 2020, minimum tangible net worth (net liability) of $2,750,000; on or after December 31, 2020 but prior to June 30, 2021, minimum tangible net worth (net liability) of $2,250,000; on or after June 30, 2021 but prior to December 31, 2021, minimum tangible net worth (net liability) of $1,750,000; on or after December 31, 2021, but prior to June 30, 2022, minimum tangible net worth (net liability) of $1,250,000; on or after June 30, 2022 but prior to December 31, 2022, minimum tangible net worth (net asset) of $500,000; on or after December 31, 2022, but prior to June 30, 2023, minimum tangible net worth (net asset) of $1,250,000; on or after June 30, 2023 but prior to December 31, 2023, minimum tangible net worth (net asset) of $2,000,000; on or after December 31, 2023, minimum tangible net worth (net asset) of $2,500,000, (ii) interest coverage ratios must be greater than 1.20-to-1, measured on quarterly basis, using a rolling four-quarter basis, beginning with the fiscal quarter ending June 30, 2020 (iii) the Company must achieve minimum consolidated EBITDA greater than $300,000 per quarter, and (iv) annual capital expenditures must be less than $50,000.

As of September 30, 2025, the stated rate of interest of the loan was 9.5%.

The Company has categorized balances due within one operating period as current and those payments due after one operating period as long-term. As of September 30, 2025 and December 31, 2024, the Company recorded bank loan-current portion of $276,012, net of debt discount of $0 and $774,095, net of debt discount of $1,097, respectively.

Pledge agreement

On November 22, 2017, concurrent with Axxum’s procurement of the above-mentioned Revolving Line of Credit and Loan and Security Agreement, Axxum entered into a pledge agreement (the “Pledge Agreement”). The following pledges of collateral and credit enhancement were made by Axxum and the Company as the sole member of Axxum: (i) the Company equity ownership in Axxum and (ii) all of Axxum’s assets, such as accounts, instruments, equipment, fixtures, deposit accounts, letter of credit rights, and any other assets. All future debt is subordinated to the bank term loan until the term loan is repaid in full. Personal guarantees have also been made by Emmit McHenry, Kurt McHenry, and Alvin McCoy III, as officers and stockholders of the Company in support of the term loan.

On April 18, 2019, Axxum, Cloudburst, and the Company collectively amended the Pledge Agreement, including the addition of Cloudburst as a pledgor. The following pledges of collateral and credit enhancement were made by Axxum, Cloudburst, and the Company: (i) all of the equity of Axxum, Cloudburst and each other subsidiary of the Company then owned or hereafter acquired by the Company and (ii) all rights to which the owner of the pledged equity then or may thereafter become entitled by virtue of owning such pledged equity and being a member of Axxum, Cloudburst, and each other subsidiary of the Company.

F-52

11. LOANS PAYABLE

Table 11: Details of Loans Payable

	September 30, 2025	December 31, 2024
Loan payable	$405,314	$405,314
Loan payable - SLG	264,379	-
Economic injury disaster loan - Cycurion	150,000	150,000
Economic injury disaster loan - SLG	157,220	-
Private loan payable	203,623	-
Funded loans payable	1,180,536	555,314
Less: Unamortized debt-issuance costs and discounts	-	-
Total loans payable	1,180,536	555,314
Less: Current portion of long-term debt	885,240	408,516
Long-term debt	$295,296	$146,798

Loan payable

On March 20, 2023, the Company entered into a receivable purchase agreement (the “RPA Loan”) for cash received of $0.3 million, with a specified interest rate of 8.00%, due January 20, 2024. The RPA Loan requires weekly payments of $15,302, until $0.5 million is repaid. As of September 30, 2025 and December 31, 2024, the Company recognized a balance owing of $0.4 million, respectively, and the loan is in default.

EIDL Cycurion Loan

On July 16, 2020, the Company executed the standard loan documents required for securing loans (the “EIDL Loan - Cycurion”) offered by the U.S. Small Business Administration (the “SBA”) under its Economic Injury Disaster Loan (“EIDL”) assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. The principal amount of the EIDL Cycurion Loan is $150,000, with proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue from the date of the EIDL Cycurion Loan. Installment payments, including principal and interest, are due monthly beginning July 16, 2021 (twelve months from the date of the EIDL Cycurion Loan) in the amount of $731. The balance of principal and interest is payable 30 years from the date of the EIDL Cycurion Loan.

EIDL SLG Loan

On September 30, 2020, the Company executed the standard loan documents required for securing loans (the “EIDL SLG Loan”) offered by the SBA under its EIDL assistance program in light of the impact of the COVID-19 pandemic on the Company’s business. The principal amount of the EIDL SLG Loan is $150,000, with the proceeds to be used for working capital purposes. Interest accrues at the rate of 3.75% per annum and will accrue from the date of the EIDL SLG Loan. Installment payments, including principal and interest, are due monthly beginning January 1, 2023 in the amount of $731. The balance of principal and interest is payable 30 years from the date of the EIDL SLG Loan (June 30, 2050). As of September 30, 2025, the balance of the EIDL SLG Loan including interest is $157,220.

Loan Payable-SLG

In 2022 and 2023, the Company entered into non-recourse agreements with a lender to sell future receipts. Under the agreement, the Company was required to make daily payments. The terms were renegotiated to monthly payments in 2023. As of September 30, 2025, the balance on the loan is $264,379 and it is currently in default.

Private Loan payable

In 2017, the Company entered into a loan agreement with a third party to provide up to $500,000. The funds can be requested on an as-needed basis based on a 10-30% interest rate. As of September 30, 2025, the balance on the loan is $203,623 and is currently in default.

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12. CONVERTIBLE NOTES

Table 12: Details of Convertible Notes

	Principal Value	Unamortized Discount and Issuance Costs	Convertible Notes Carrying Balance	Weighted Average Interest Rate	Maturity (Calendar Year)
Balance as of December 31, 2024	-	-	-
Issuance	440,217	(53,717)	386,500	18.0%	2026
Amortization	-	4,476	4,476
Balance as of March 31, 2025	$440,217	$(49,241)	$390,976	18.0%	2026
Issuance	2,050,000	(60,000)	1,990,000	15.1%	2026
Conversion to equity	(2,490,217)	82,465	(2,407,752)	18.0%	2026
Amortization	-	26,776	26,776
Balance as of September 30, 2025	$-	$-	$-

On June 30, 2025, the Company converted all outstanding convertible notes to Series G Convertible Preferred Stock. See Note 15 – Equity.

13. PROMISSORY NOTES

Table 13.1: Details of Promissory Notes

	Principal Value	Unamortized Discount and Issuance Costs	Convertible Notes Carrying Balance	Weighted Average Interest Rate
Balance as of December 31, 2024	2,498,369	(11,380)	2,486,989	16.6%
Issuance	690,558	(77,358)	613,200	13.5%
Repayment	(20,000)	-	(20,000)	35.0%
Amortization	36,667	21,297	57,964
Balance as of March 31, 2025	$3,205,594	$(67,441)	$3,138,153	15.8%
Conversion to equity	(456,500)	-	(456,500)	24.0%
Repayment	(50,000)	-	(50,000)	24.0%
Amortization	-	37,973	37,973
Balance as of June 30, 2025	$2,699,094	$(29,468)	$2,669,626	14.3%
Repayment	(31,579)	-	(31,579)	12.0%
Amortization	-	20,616	20,616
Balance as of September 30, 2025	$2,667,515	$(8,852)	$2,658,663	14.3%

Table 13.2: Details of Loans Payable

	September 30, 2025	December 31, 2024	Weighted Average Interest Rate	Maturity (Calendar Year)
Note issued in 2017	$250,000	$250,000	4.0%	2020
Note issued in 2020	300,000	300,000	24.0%	2021
Note issued in 2021	400,000	400,000	24.0%	2021- 2022
Notes issued in 2023	611,111	1,067,611	24.0%	2023
Notes issued in 2024	485,846	480,758	11.5%	2025
Notes issued in 2025	620,558	-	12.0%	2025 -2026
Funded loans payable	2,667,515	2,498,369	14.3%
Less: Unamortized debt-issuance costs and discounts	(8,852)	(11,380)
Total loans payable	$2,658,663	$2,486,989

F-54

Subordinated Convertible Promissory notes payable

On March 22, 2022, the Company issued subordinated convertible promissory notes with principal value of $526,315 to six investors. While subordinate to bank lender the notes are secured by The Company’s assets. The Company issued to an independent director a $236,842 subordinated convertible note. The Company issued to an otherwise unaffiliated investors of subordinated convertible notes in principal amounts of $52,631 to three investors, $105,263 to a fifth investor and $26,315 to a sixth investor. The notes carry annual interest rate of 8% that commenced upon funding date through the date of repayment.

On November 22, 2022, the Company issued to three otherwise unaffiliated investors $2,777,778 in promissory notes, 13,134 shares of common stock and 32,819 warrants for $2,500,000 in gross proceeds.

The Company entered into the Merger Agreement with Western and Merger Sub, on November 21, 2022, as amended. As a result of the Business Combination, Cycurion raised $3,333,335 of debt capital on November 21, 2022, from nine unaffiliated investors who were issued for convertibles notes, warrants and shares of common stock. The convertible notes had a maturity date of November 21, 2023, and an interest rate of 8%. They were also issued to convert to equity upon completion of the Business Combination between Cycurion and Western.

During the first quarter of 2025, the Company issued shares of preferred stock and warrants in exchange of the outstanding convertible promissory notes which had an aggregate principal amount of $3,333,335 and accrued interest of $299,259. As a part of this conversion, the Company issued 222,222 shares of Series D Convertible Preferred Stock and 242,424 Series D warrants to seven unaffiliated noteholders. As a result, the Company recorded gain on settlement of debt of $299,259, which is presented on the consolidated statements of operations and the consolidated statements of cash flows within ‘Loss on debt settlement, net.

14. FACTORING LIABILITY

On July 12, 2022, the Company entered into agreement with a lender, whereby the lender would loan proceeds against certain accounts receivable up to 90% of the total value of the invoice, which is paid to the Company in the form of a cash advance. A factoring cost of 1.5% is applied for days 1-30 after the loan is funded, and an additional 0.5% fee charge is applied for each additional 10 days period thereafter. The maximum facility is $3.0 million.

Accordingly, pursuant to ASC 860-20-55-24, the Company recognized a factoring liability to the lenders until the accounts receivables are collected. As of September 30, 2025 the factoring liability was $1.7 million.

15. SERIES A CONVERTIBLE PREFERRED STOCK

As of December 31, 2024, the Company has authorized 16,667 shares of Series A Convertible Preferred Stock with a par value of $0.001 per share. The Series A Convertible Preferred Stock had voting rights on an as-if-converted to common stock basis. The holders were entitled to a 12% dividend and convert at any time into shares of common stock at a ratio of 1 to 25.6938 shares of common stock, subject to adjustment.

As a part of the Business Combination with Western, the Company issued 106,816 shares of Series A Convertible Preferred Stock, par value $0.0001 per share, in connection with the conversion and settlement of previously outstanding securities mentioned above. Refer to Note 16 for the characteristic of newly issued Series A Convertible Preferred stock.

16. EQUITY

Preferred Stock

The Company has authorized 20,000,000 shares of preferred stock, par value of $0.0001 per share, issuable from time to time in one or more series.

The Second Amended and Restated Certificate of Incorporation authorizes the board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange, and subject to the terms of the Second Amended and Restated Certificate of Incorporation, the authorized shares of preferred stock will be available for issuance without further action by holders of common stock. The board of directors is able to determine, with respect to any series of preferred stock, designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations, or restrictions thereof, if any.

F-55

The Company could issue a series of preferred stock that could, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which the stockholders might receive a premium over the market price of the common stock. Additionally, the issuance of preferred stock may adversely affect the rights of stockholders by restricting dividends on the common stock, diluting the voting power of the common stock or subordinating the rights of stockholders to distributions upon a liquidation, dissolution or winding up, or other event. As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Mezzanine Equity

As of September 30, 2025 and December 31, 2024, there are 0 and 5,796 shares of common stock subject to possible redemption, respectively.

Stockholders’ Equity

Series A Convertible Preferred Stock

The Company has authorized 110,000 shares of Series A Convertible Preferred Stock, par value $0.0001 per share.

Voting Rights: The holders of our Cycurion’s Series A Convertible Preferred Stock have voting rights on an as-if-converted-to-common-stock basis and as required by law (including without limitation, the DGCL) and as expressly provided in the Certificate of Designation of Preferences, Rights and Limitations for our Series A Convertible Preferred Stock.

Dividend Rights: Holders of shares of our Series A Convertible Preferred Stock shall be entitled to receive dividends at the rate of twelve percent (12%) per annum of the per-share Stated Value ($1.45 per share). The dividends shall be paid payable quarterly in arrears in shares of common stock, calculated for each dividend payment on an as-if-converted-to-Common-Stock basis. No other dividends shall be paid on shares of Preferred Stock.

Conversion Rights: Shares of Cycurion’s Series A Convertible Preferred Stock shall be convertible, at any time and from time to time at the option of the holder thereof, into shares of common stock (subject to certain 4.99% or 9.99% blocker limitations) at the conversion ratio of one share of Series A Convertible Preferred Stock-for-one share of common stock, subject to adjustment.

Liquidation Preference: Holders of shares of Cycurion’s Series A Convertible Preferred Stock, upon any liquidation, dissolution, or winding-up of Cycurion, whether voluntary or involuntary, shall be entitled to receive out of the assets, whether capital or surplus, of Cycurion an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share of Series A Convertible Preferred Stock before any distribution or payment shall be made to the holders of common stock, and, if the assets of Cycurion shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of shares of Series A Convertible Preferred Stock shall be ratably distributed among them in accordance with the respective amounts that would have been payable on such shares if all amounts payable thereon had been paid in full.

Protective Provisions: As long as any shares of Series A Convertible Preferred Stock are outstanding, Cycurion shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series A Convertible Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to the holders of Series A Convertible Preferred Stock or alter or amend the Certificate of Designation of Preferences, Rights and Limitations for Cycurion’s Series A Convertible Preferred Stock, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of shares of Series A Convertible Preferred Stock, (c) increase the number of authorized shares of Series A Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

As part of the Business Combination with Western during the first quarter of calendar year 2025, the Company issued to unaffiliated investors a total of 106,816 preferred shares, which were converted into common stock during the third quarter 2025.

As of both September 30, 2025 and December 31, 2024, there were 0 Series A Convertible Preferred Stock issued and outstanding.

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Series B Convertible Preferred Stock

The Company has authorized 3,000 shares of Series B Convertible Preferred Stock, par value $0.0001 per share.

Voting Rights: Holders of shares of Cycurion’s Series B Convertible Preferred Stock shall not have any voting rights except as required by law (including without limitation, the DGCL) and as expressly provided in the Certificate of Designation of Preferences, Rights and Limitations for our Series B Convertible Preferred Stock.

Dividend Rights: Holders of our Series B Convertible Preferred Stock shall be entitled to receive dividends (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of common stock when, as, and if such dividends are paid on shares of common stock.

Conversion Rights: Shares of our Series B Convertible Preferred Stock shall be convertible, at any time and from time to time at the option of the holder thereof, into common stock (subject to certain 4.99% or 9.99% blocker limitations) at the conversion ratio of one share of Series B Convertible Preferred Stock-for-one share of common stock, subject to adjustment.

Liquidation Preference: Holders of shares of our Series B Convertible Preferred Stock, upon any liquidation, dissolution, or winding-up, whether voluntary or involuntary, shall be entitled to receive out of the assets, whether capital or surplus, an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share of Series B Convertible Preferred Stock before any distribution or payment shall be made to the holders of common stock, and, if our assets are insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of shares of Series B Convertible Preferred Stock shall be ratably distributed among them in accordance with the respective amounts that would have been payable on such shares if all amounts payable thereon had been paid in full.

Protective Provisions: As long as any shares of Series B Convertible Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series B Convertible Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to the holders of Series B Convertible Preferred Stock or alter or amend the Certificate of Designation of Preferences, Rights and Limitations for our Series B Convertible Preferred Stock, (b) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of shares of Series B Convertible Preferred Stock, (c) increase the number of authorized shares of Series B Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

As part of the Business Combination with Western during the first quarter of 2025, the Company issued to unaffiliated investors a total of 3,000 preferred shares of series B Convertible Preferred Stock in exchange of existing 3,000 Series B Convertible Preferred Stock.

During the nine months ended September 30, 2025, a total of 2,999 Series B Convertible Preferred Stock were converted into 199,955 shares of common stock.

As of September 30, 2025 and December 31, 2024, there were 1 and 3,000 shares of Series B Convertible Preferred Stock issued and outstanding, respectively.

Series C Convertible Preferred Stock

The Company has authorized 5,000 shares of Series C Convertible Preferred Stock, par value $0.0001 per share.

Voting Rights: The holders of our Series C Convertible Preferred Stock have voting rights on an as-if-converted-to-Common-Stock basis, as required by law, and as expressly provided in its Certificate of Designation, as follows. As long as any shares of our Series C Convertible Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of our Series C Convertible Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to our Series C Convertible Preferred Stock or alter or amend its Certificate of Designation, (b) amend our Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the holders of our Series C Convertible Preferred Stock, (c) increase the number of authorized shares of our Series C Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

F-57

Dividend Rights: We shall pay dividends on our Series C Convertible Preferred Stock at the rate of 12% per annum of the per-share Stated Value ($82.46 per share). The dividends are payable quarterly in arrears not in cash, but in shares of our common stock, calculated for each dividend payment on an as-if-converted-to-Common-Stock basis. No other dividends are payable on shares of our Series C Convertible Preferred Stock.

Conversion Rights: The shares of our Series C Convertible Preferred Stock may be converted into shares of our common stock at a ratio of approximately 20 shares of common stock for every one share of our Series C Convertible Preferred Stock, or an aggregate of 99,077 shares of our common stock, assuming full conversion. In connection with conversions, each holder of our Series C Convertible Preferred Stock is subject to a “beneficial ownership limitation” of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to that conversion, which limitation may be increased by the holder to not more than 9.99% on 61 days’ advanced notice to us.

Liquidation Preference: Our Series C Convertible Preferred Stock has a liquidation preference in an amount equal to its per-share Stated Value ($82.46 per share), plus any accrued and unpaid dividends thereon, for each share of our Series C Convertible Preferred Stock before we can make any distribution or payment to the holders of our common stock. If our assets are insufficient to pay in full such liquidation preference, then our entire assets are to be distributed to the holders of our Series C Convertible Preferred Stock, ratably distributed among them in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Protective Provisions: As long as any shares of Series C Convertible Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series C Convertible Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to the holders of Series C Convertible Preferred Stock or alter or amend the Certificate of Designation of Preferences, Rights and Limitations for our Series C Convertible Preferred Stock, (b) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of shares of Series C Convertible Preferred Stock, (c) increase the number of authorized shares of Series C Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

As part of the Business Combination with Western during the first quarter of 2025, the Company issued a total of 4,851 preferred shares of series C Convertible Preferred Stock in exchange of existing 1,356,586 shares of Cycurion common stock and 406,969 Warrants. No conversions occurred during the nine months ended September 30, 2025.

As of September 30, 2025 and December 31, 2024, there were 4,851 shares of Series C Convertible Preferred Stock issued and outstanding.

Series D Convertible Preferred Stock

The Company has authorized 6,666,700 shares of Series D Convertible Preferred Stock, par value $0.0001 per share.

Voting Rights: Holders of shares of Cycurion’s Series D Convertible Preferred Stock shall not have any voting rights except as required by law (including without limitation, the DGCL) and as expressly provided in the Certificate of Designation of Preferences, Rights and Limitations for Cycurion’s Series D Convertible Preferred Stock.

Dividend Rights: Holders of shares of Cycurion’s Series D Convertible Preferred Stock shall be entitled to receive, and Cycurion shall pay, dividends on shares of Series D Convertible Preferred Stock (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of common stock when, as, and if such dividends are paid on shares of common stock.

Conversion Rights: Shares of Cycurion’s Series D Convertible Preferred Stock shall be convertible, at any time and from time to time at the option of the holder thereof, into shares of common stock (subject to certain 4.99% or 9.99% blocker limitations) at the conversion ratio of one share of Series D Convertible Preferred Stock-for-one share of common stock, subject to adjustment.

F-58

Liquidation Preference: Holders of shares of Cycurion’s Series D Convertible Preferred Stock, upon any liquidation, dissolution, or winding-up of Cycurion, whether voluntary or involuntary, shall be entitled to receive out of the assets, whether capital or surplus, of Cycurion an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share of Series D Convertible Preferred Stock before any distribution or payment shall be made to the holders of common stock, and, if the assets of Cycurion shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of shares of Series D Convertible Preferred Stock shall be ratably distributed among them in accordance with the respective amounts that would have been payable on such shares if all amounts payable thereon had been paid in full.

Protective Provisions: As long as any shares of Series D Convertible Preferred Stock are outstanding, Cycurion shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series D Convertible Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to the holders of Series D Convertible Preferred Stock or alter or amend the Certificate of Designation of Preferences, Rights and Limitations for Cycurion’s Series D Convertible Preferred Stock, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of shares of Series D Convertible Preferred Stock, (c) increase the number of authorized shares of Series D Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

As part of the Business Combination with Western, during the first quarter of calendar year 2025, the Company issued to unaffiliated investors a total of 6,666,666 preferred shares of series D Convertible Preferred Stock.

During the three months ended March 31, 2025, a total of 6,516,666 Series D Convertible Preferred Stock were converted into 217,220 shares of common stock. No conversions occurred during the six months ended September 30, 2025.

As of September 30, 2025 and December 31, 2024, there were 150,000 and 0 shares of Series D Convertible Preferred Stock issued and outstanding, respectively.

Series E Convertible Preferred Stock

The Company has authorized 100 shares of Series E Convertible Preferred Stock, par value $0.0001 per share.

Voting Rights: Holders of shares of Cycurion’s Series E Convertible Preferred Stock shall have voting rights on an as-if-converted-to-common stock basis and as required by law (including without limitation, the DGCL) and as expressly provided in the Certificate of Designation of Preferences, Rights and Limitations for Cycurion’s Series E Convertible Preferred Stock.

Dividend Rights: Holders of shares of Cycurion’s Series E Convertible Preferred Stock shall be entitled to receive, and Cycurion shall pay, dividends on shares of Series E Convertible Preferred Stock (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of common stock when, as, and if such dividends are paid on shares of common stock.

Conversion Rights: Shares of Cycurion’s Series E Convertible Preferred Stock shall be convertible, at any time and from time to time at the option of the holder thereof, into shares of common stock (subject to certain 4.99% or 9.99% blocker limitations) at the conversion ratio of one share of Series E Convertible Preferred Stock-for-one share of common stock, subject to adjustment.

Liquidation Preference: Holders of shares of Cycurion’s Series E Convertible Preferred Stock, upon any liquidation, dissolution, or winding-up of Cycurion, whether voluntary or involuntary, shall be entitled to receive out of the assets, whether capital or surplus, of Cycurion an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share of Series E Convertible Preferred Stock before any distribution or payment shall be made to the holders of common stock, and, if the assets of Cycurion shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of shares of Series E Convertible Preferred Stock shall be ratably distributed among them in accordance with the respective amounts that would have been payable on such shares if all amounts payable thereon had been paid in full.

Protective Provisions: As long as any shares of Series E Convertible Preferred Stock are outstanding, Cycurion shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series E Convertible Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to the holders of Series E Convertible Preferred Stock or alter or amend the Certificate of Designation of Preferences, Rights and Limitations for Cycurion’s Series E Convertible Preferred Stock, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of shares of Series E Convertible Preferred Stock, (c) increase the number of authorized shares of Series E Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

F-59

As part of the Management Services Agreement and a Release agreement in March 2025 with Ed Burns, the Company issued to the majority shareholder a total of 51 preferred shares of Series E Convertible Preferred Stock as consideration for the transaction. No issuances occurred during the three months ended September 30, 2025.

Series F Convertible Preferred Stock

The Company has authorized 10,000 shares of Series F Convertible Preferred Stock, par value $0.0001 per share.

Voting Rights: Holders of shares of our Series F Convertible Preferred Stock shall have voting rights on an as-if-converted-to-common-stock basis and as required by law (including without limitation, the DGCL) and as expressly provided in the Certificate of Designation of Preferences, Rights and Limitations for our Series F Convertible Preferred Stock.

Dividend Rights: Holders of shares of our Series F Convertible Preferred Stock shall be entitled to receive, and we shall pay, dividends on shares of our Series F Convertible Preferred Stock at the rate of twelve percent (12%) per annum of the $0.0001 per-share Stated Value of the Series F Convertible Preferred Stock. The dividends shall be paid payable quarterly in arrears in shares of common stock, calculated for each dividend payment on an as-if-converted-to-common-stock basis.

Conversion Rights: Shares of our Series F Convertible Preferred Stock shall be convertible, at any time and from time to time at the option of the holder thereof, into shares of Common Stock (subject to certain 4.99% or 9.99% blocker limitations) at the conversion ratio of one share of Series F Convertible Preferred Stock-for-1,000 shares of Common Stock, subject to adjustment.

Liquidation Preference: Holders of shares of our Series F Convertible Preferred Stock, upon any liquidation, dissolution, or winding-up, whether voluntary or involuntary, shall be entitled to receive out of the assets, whether capital or surplus, an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share Series F Convertible Preferred Stock before any distribution or payment shall be made to the holders of common stock, and, if the assets shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of shares of our Series F Convertible Preferred Stock shall be ratably distributed among them in accordance with the respective amounts that would have been payable on such shares if all amounts payable thereon had been paid in full.

Protective Provisions: As long as any shares of Series F Convertible Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series F Convertible Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to the holders of Series F Convertible Preferred Stock or alter or amend the Certificate of Designation of Preferences, Rights and Limitations for our Series F Convertible Preferred Stock, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of shares of Series F Convertible Preferred Stock, (c) increase the number of authorized shares of Series F Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Series G Convertible Preferred Stock

The Company has designated 10,000 shares of Series G Convertible Preferred Stock, par value $0.0001 per share.

Voting Rights: Holders of shares of Series G Convertible Preferred Stock shall have voting rights on an as-if-converted-to-Common-Stock basis and as required by law (including without limitation, the DGCL) and as expressly provided in the Certificate of Designation of Preferences, Rights and Limitations for our Series G Convertible Preferred Stock.

Dividend Rights: Holders of shares of our Series G Convertible Preferred Stock shall be entitled to receive, and we shall pay, dividends on shares of our Series G Convertible Preferred Stock at the rate of twelve percent (12%) per annum of the $0.0001 per-share Stated Value of the Series G Convertible Preferred Stock. The dividends shall be paid payable quarterly in arrears in shares of common stock, calculated for each dividend payment on an as-if-converted-to-Common-Stock basis.

Conversion Rights: Shares of our Series G Convertible Preferred Stock shall be convertible, at any time and from time to time at the option of the holder thereof, into shares of common stock (subject to certain 4.99% or 9.99% blocker limitations) at the conversion ratio of one share of Series G Convertible Preferred Stock-for-1,000 shares of common stock, subject to adjustment.

F-60

Liquidation Preference: Holders of shares of our Series G Convertible Preferred Stock, upon any liquidation, dissolution, or winding-up, whether voluntary or involuntary, shall be entitled to receive out of the assets, whether capital or surplus, an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon, for each share Series G Convertible Preferred Stock before any distribution or payment shall be made to the holders of common stock, and, if the assets shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of shares of our Series G Convertible Preferred Stock shall be ratably distributed among them in accordance with the respective amounts that would have been payable on such shares if all amounts payable thereon had been paid in full.

Protective Provisions: As long as any shares of Series G Convertible Preferred Stock are outstanding, we shall not, without the affirmative vote of the holders of a majority of the then-outstanding shares of Series G Convertible Preferred Stock, (a) alter or change adversely the powers, preferences, or rights given to the holders of Series G Convertible Preferred Stock or alter or amend the Certificate of Designation of Preferences, Rights and Limitations for our Series G Convertible Preferred Stock, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of shares of Series G Convertible Preferred Stock, (c) increase the number of authorized shares of Series G Convertible Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

Common Stock

The Company has authorized 300,000,000 shares of common stock, par value of $0.0001 per share. Each share of common stock entitles the holder to one vote, in person or proxy, on any matter on which an action of the stockholders of the Company is sought.

●	578,863 shares for conversion of Series A, B and D Convertible Preferred Stock

●	258,464 shares for exercise of other warrant, Warrant A, B and D for $3,309,921

●	25,000 shares valued at $9,000,000 for business acquisition costs

●	10,894 shares valued at $1,193,634 for a settlement of debt of $2,925,803, as a result, the Company recorded loss on settlement of debt of $2,174,075, which is presented on the consolidated statements of operations and the consolidated statements of cash flows within ‘gain of debt settlement, net’

●	330,869 shares valued at $5,916,777 for an employment agreement

●	33,609 shares valued at $764,020 for consideration in the Management Services Agreement and a Release agreement with Ed Burns

●	2,633 shares for a release of common stock subject to redemption

As of September 30, 2025 and December 31, 2024, there were 2,662,489 and 353,087 shares of common stock issued and outstanding, respectively. The 2,662,489 shares of common stock include 33,609 shares of common stock to be issued to SLG and under certain equity plans.

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Warrants

Table 16.1: Details of Warrants

	Number of Warrants	Weighted Average Exercise Price	Weighted Average Life (years)
Outstanding warrants, December 31, 2024	315,028	$20.64	3.0
Granted	869,992	164.96	4.7
Replacement of old warrants	(315,028)	20.64	2.9
Exercised	(234,831)	14.27	4.3
Outstanding warrants, March 31, 2025	635,161	220.67	4.7
Issued - Prefunded (equity line)	150,000	-	1.0
Exercised - Prefunded (equity line)	(83,333)	-	1.0
Exercised	(23,633)	15.00	5.0
Outstanding warrants, June 30, 2025	678,195	206.15	4.8
Exercised - Prefunded (equity line)	(66,667)	-	1.0
Outstanding warrants, September 30, 2025	611,528	228.62	4.8
Exercisable warrants, September 30, 2025	611,528	$228.62	4.8

The Company has accounted for the issuance of common stock and warrants issued for cash proceeds in the private placements as equity instruments. Management believes that the warrants are indexed to and are settled in the Company’s own common stock; therefore, they should be accounted for as permanent equity.

Public Warrants

As of September 30, 2025 and December 31, 2024, there were 383,333 public warrants (“Public Warrants”) outstanding. The Company accounts for the Public Warrants as equity instruments. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the initial public offering. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If neither that exemption nor another exemption is available, holders will not be able to exercise their warrants on a cashless basis.

The Public Warrants will expire on February 14, 2030, five years after the completion of the Business Combination with Cycurion or earlier upon redemption or liquidation.

Once the Public Warrants become exercisable, the Company may redeem the Public Warrants:

●	in whole and not in part

●	at a price of $0.30 per Public Warrant;

●	upon not less than 30 days’ prior written notice of redemption;

●	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the Public Warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the Public Warrants.

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If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of common stock issuable on exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger, or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire and become worthless.

In addition, if (a) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (b) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (c) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which the Company issues the additional shares of common stock or equity-linked securities.

Private Placement Warrants

As of September 30, 2025 and December 31, 2024, there were 12,533 private placement warrants (“Private Placement Warrants”) outstanding. The Company accounts for the Private Placement Warrants as equity instruments. The Private Placement Warrants sold in the private placement are identical to the Public Warrants underlying the Units sold in the IPO, except that such warrants, and the shares of common stock issuable upon the exercise of such warrants, will not be transferable, assignable, or salable until after February 14, 2025, the date of completion of a Business Combination, subject to certain limited exceptions.

Series A Warrants

On November 17, 2017, the Company had issued 44,445 Series A Warrants at exercise price of $13.50 with an expiration date of November 22, 2025. As part of the Business Combination with Western, during the first quarter of 2025, the Company issued to unaffiliated investors a total of 22,696 Series A Warrants in exchange of existing 44,445 Series A Warrants having expiry on February 19, 2029 and exercise price of $9.59121

Series B Warrants

On August 1, 2023, the Company issued 133,333 Series B Warrants with an exercise price of $15.00 with an expiration date of August 1, 2028.

On April 12, 2024, the Company issued 66,667 Series B Warrants with an exercise price of $15.00 with an expiration date of April 12, 2029.

As part of the Business Combination with Western, during the first quarter of 2025, the Company issued to unaffiliated investors a total of 200,000 Series B Warrants in exchange of existing 200,000 Series B Warrants having and expiration date of February 19, 2030 and an exercise price of $15.00.

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Series D Warrants

On March 22, 2022, the Company issued 6,564 Series D Warrants with a subordinated convertible promissory note at an exercise price of $42.30 and an expiration date of September 22, 2027.

On November 22, 2022, the Company had issued 32,819 warrants with subordinated convertible promissory note at an exercise price of $42.30 and an expiration date of April 21, 2028.

As part of the Business Combination with Western, during the first quarter of 2025, the Company issued to unaffiliated investors a total of 242,424 Series D Warrants in exchange of existing 39,382 Series D Warrants having an exercise price of $15.00 and an expiration date of February 19, 2029.

Other Warrants

On March 8, 2022, the Company issued 17,636 warrants to the originators of $700,000 of investor notes at exercise price of $0.92 with the expiry on March 8, 2026.

As part of the Business Combination with Western, during the first quarter of 2025, the Company issued to unaffiliated investors a total of 9,006 warrants in exchange of existing 17,636 warrants having an expiration date of February 19, 2029 and an exercise price of $9.59121

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Shares of common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s shares of common stock sold in the initial public offering of Western feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events.

Table 16.2: Details of Common Stock Subject to Possible Redemption

	Number of Shares	Amount
Common stock subject to possible redemption as of December 31, 2024	5,796	$1,917,309
Less:
Redemption	(3,163)	(1,001,216)
Release of common stock subject to redemption	(2,633)	(916,093)
Common stock subject to possible redemption as of September 30, 2025	-	$-

17. CONCENTRATIONS, RISKS AND UNCERTAINTIES

Credit risk

The Company’s primary bank deposits are located in the United States. Those deposits are provided protection under FDIC insurance up to maximum of $250,000. Any deposits in excess of the aforementioned maximum are at risk of loss if those banks become insolvent. The Company is subject to risk borne from credit extended to customers.

Interest risk

The Company is subject to interest rate risk when its loans become due and require refinancing or if the prime rate adjusts, as the Company’s loans are based on adjustable interest rates.

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Inflation risk

Management monitors changes in prices levels. Historically, inflation has not materially impacted the Company’s financial statements; however, significant increases in the cost of labor that cannot be passed on to the Company’s customers could adversely impact the Company’s results of operations.

Concentration risks

Table 17.1: Revenue Concentration by Customer - Based on % of Revenue

	For the Three Months Ended				For the Nine Months Ended
	September 30, 2025		September 30, 2024		September 30, 2025		September 30, 2024
Customer	Amount	%	Amount	%	Amount	%	Amount	%
A	$1,131,581	29.5%	$1,183,445	26.6%	$3,382,634	29.2%	$2,488,622	18.2%
B	665,813	17.4%	694,743	15.6%	2,027,148	17.5%	2,372,942	17.3%
C	369,025	9.6%	614,556	13.8%	1,101,765	9.5%	2,206,993	16.1%
D	315,240	8.2%	538,251	12.1%	1,072,194	9.3%	1,707,290	12.5%

Table 17.2: Accounts Receivable Concentration by Customer - Based on % of Accounts Receivable, Net

	September 30, 2025
Customer	Amount	%
1	$768,954	25%
2	479,151	15%
3	373,236	12%

Prior to the Management Services Agreement and a Release agreement with Ed Burns of SLG on March 31, 2025, the company had combined all SLG customers as one customer for purposes of customer concentration disclosures due to the nature of the relationship. Once the acquisition was complete, the company has re-evaluated this disclosure to break out all SLG customers individually, therefore the amounts reported above are not comparable to the first quarter of 2025 amounts previously reported. As of December 31, 2024, no individual customer accounts receivable balances were 10% or greater than the total accounts receivable balance.

18. FAIR VALUE DISCLOSURES

The Company estimates the fair value of its debt by discounting the future cash flows of each instrument using estimated market rates of debt instruments with similar maturities and credit profiles. These inputs are classified as Level 3 within the fair value hierarchy. As of September 30, 2025 and December 31, 2024, the carrying value reported in the consolidated balance sheet for the Company’s notes payable approximated its fair value.

There were no assets or liabilities recorded at fair value on a recurring basis as of September 30, 2025. As of December 31, 2024, the Company had recorded liabilities at fair value on a recurring basis for subordinated convertible promissory notes and Series A Convertible Preferred Stock and equity warrants at fair value on a recurring basis. The subordinated convertible promissory notes carry an interest rate that is indicative of the Company’s overall borrowing cost and the length of time until maturity is not expected to significantly impact their value. The convertible preferred stock, which is akin to debt, has been discounted to its presented carrying value in accordance with the debt discounts and redemption premiums recognized.

Assets and liabilities that are measured at fair value on a non-recurring basis include intangible assets and goodwill. These items are recognized at fair value when they are considered to be impaired.

There were no fair value adjustments for assets and liabilities measured on a non-recurring basis. The Company discloses fair value information about financial instruments for which it is practicable to estimate that value.

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Table 18: Fair Value Hierarchy - 2024

	As of December 31, 2024
	Level 1	Level 2	Level 3	Total
Liabilities:
Subordinated convertible promissory notes	$-	$-	$5,490,324	$5,490,324
Series A Convertible Preferred Stock	-	-	1,294,117	1,294,117
Total liabilities	$-	$-	$6,784,441	$6,784,441
Equity:
Warrants	$-	$-	$2,687,074	$2,687,074
Total equity	$-	$-	$2,687,074	$2,687,074

19. RELATED PARTY TRANSACTIONS

Promissory Note – Related Party

On September 20, 2024, the Company entered into a promissory note with Western Acquisition Ventures Sponsor, LLC (the “Sponsor”) for $230,000, pursuant to which the Company can borrow up to an aggregate principal amount of $230,000. The Promissory Note, with an interest rate of 10% per annum is payable upon the sooner of the consummation of the Business Combination with Cycurion. As of September 30, 2025, the Company had borrowed the full $230,000 and nothing was available for withdrawal. The Company deemed the interest on the loan to be immaterial and as such did not record any interest relating to the note as of September 30, 2025.

Personal guarantees were entered by Emmit McHenry, Kurt McHenry, and Alvin McCoy III, as officers and stockholders of the Company in support of the Main Street Bank Loan and Security Agreement.

Axxum purchased an AT&T contract relationship from Archura, LLC, a company owned by Emmit McHenry and Kurt McHenry at the end of 2018. The contract relationship includes five purchase orders to deliver networking services to AT&T and its clients. The total sales of these five purchase orders were $97,658 and $119,279, as of September 30, 2025 and December 31, 2024, respectively.

Loans payable

Table 19: Details of Loans Payable - Related Party

	September 30, 2025	December 31, 2024	Weighted Average Interest Rate	Maturity (Calendar Year)
Loans to two directors issued in 2023	$103,400	$130,900	24.0%	2023
Loan to a director issued in 2024	20,250	20,250	24.0%	2025
Funded loans payable - related party principal	123,650	151,150
Less: Unamortized debt-issuance costs and discounts	-	(3,062)
Loans payable - related party - current	$123,650	$148,088

During the nine months ended September 30, 2025 and 2024, the Company record amortization of debt discount of $3,062 and $0, respectively.

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20. EARNINGS PER SHARE

Table 20.1: Details of Basic and Dilutive (Loss)/Earnings Per Share

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Basic net (loss)/income per share:
Numerator
Net (loss)/income including non-controlling interests	$(3,240,017)	$116,093	$(18,778,917)	$109,712
Less: Net loss attributable to non-controlling interest	(116,700)	-	(218,359)	-
Net (loss)/income attributable to common stockholders - basic	(3,123,317)	116,093	(18,560,558)	109,712
Denominator
Weighted average shares outstanding - basic	1,965,285	498,941	1,252,543	498,941
Basic net (loss)/income per share attributable to common stockholders	$(1.59)	$0.23	$(14.82)	$0.22
Diluted net (loss)/income per share:
Numerator
Net (loss)/income attributable to common stockholders - basic	$(3,123,317)	$116,093	$(18,560,558)	$109,712
Add back interest for subordinated convertible promissory note	2,500	2,500	40,833	7,500
Net (loss)/income attributable to common stockholders - diluted	$(3,120,817)	$118,593	$(18,519,725)	$117,212
Denominator
Weighted average shares outstanding - basic	1,965,285	498,941	1,252,543	498,941
Weighted-average effect of potentially dilutive securities:
Conversion of subordinated convertible promissory note	3,333	57,884	3,333	57,884
Conversion of Series A Convertible Preferred Stock	-	70,203	-	70,203
Conversion of Series B Convertible Preferred Stock	-	200,000	-	175,203
Exercise of investor and placement agent warrants	-	292,806	-	292,806
Weighted average shares outstanding - diluted	1,968,618	1,119,834	1,255,876	1,095,037
Dilutive net (loss)/income per share attributable to common stockholders	$(1.59)	$0.11	$(14.75)	$0.11

Table 20.2: Details of Potentially Dilutive Effect of Securities Excluded from Dilutive EPS due to Anti- Dilutive Effect

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Conversion of Series A Convertible Preferred Stock	151,126	-	114,388	70,203
Conversion of Series B Convertible Preferred Stock	45	-	56,601	162,637
Conversion of Series C Convertible Preferred Stock	1,202	-	1,202	-
Conversion of Series D Convertible Preferred Stock	5,000	-	15,264	-
Conversion of Series E Convertible Preferred Stock	2	-	1	-
Exercise of investor and placement agent warrants	613,255	-	491,652	315,028

21. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Units, and units that may be issued upon conversion of working capital loans, if any, are entitled to registration rights pursuant to a registration rights agreement that was signed on the date of the IPO. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

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Business Combination Marketing Agreement

The Company entered into a business combination marketing agreement on January 11, 2022 (the “Business Combination Marketing Agreement”) with Alliance Global Partners/A.G.P. (“A.G.P.”) whereby A.G.P. is to act as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with a Business Combination, assist the Company in obtaining stockholders’ approval for a Business Combination, and assist the Company with its press releases and public filings in connection with a Business Combination. The Company was to pay A.G.P. a fee for such marketing services upon the consummation of a Business Combination in an amount equal to 4.5% of the gross proceeds of the IPO, or $5,175,000 in the aggregate (exclusive of any applicable finders’ fees that might become payable). The Business Combination Marketing Agreement will be terminated upon entry into the Advisory Agreement (described below).

Advisory Agreement with A.G.P.

A.G.P. was a financial advisor to both Western in connection with the Business Combination transaction. Upon the completion of the Business Combination, A.G.P.: (i) received a cash fee of $500,000 shares of common stock and warrants to purchase 16,667 shares of common stock at an exercise price of $150.00 per share. Pursuant to the advisory agreement (the “Advisory Agreement”), Western shall pay A.G.P. a total transaction fee equal to $2,500,000 (the “Transaction Fee”) upon the closing of the Business Combination. The Transaction Fee will be payable in the form of preferred shares of Cycurion that are convertible into 16,667 shares of common stock (such preferred shares or the common stock into which they convert, the “Transaction Fee Shares”), for a price per share of common stock equal to $5.00. A portion of the Transaction Fee Shares shall be subject to forfeiture and return to the Company for cancellation once A.G.P. converts and sells Transaction Fee Shares generating sales proceeds (excluding commissions) of $2,500,000.

The Transaction Fee Shares shall be subject to a lock-up ending on the earlier of (i) the date on which 75% of the outstanding Series B Convertible Preferred Stock is converted into shares of the Combined Company’s common stock and (ii) three months from February 14, 2025, which was the closing date of the de-SPAC (the “Lock-Up Termination Date”). After the Lock-Up Termination Date, A.G.P. may convert the Transaction Fee Shares and sell them subject to a leak-out provision that limits A.G.P.’s sales of Transaction Fee Shares on any given date to 10% of the cumulative trading volume of the common stock for such date (including pre-market, market and post-market trading) as reported by Bloomberg, LP. This restriction shall remain in effect beginning on the Lock-Up Termination Date and ending on the date on which 100% of the Series B Convertible Preferred Stock outstanding as of the closing is converted into shares of our common stock.

The parties amended the Advisory Agreement (the “Amended Advisory Agreement”), pursuant to which Western shall pay A.G.P. the Transaction Fee in the form of preferred shares of Cycurion that are convertible into 166,667 shares of common stock (such preferred shares or the common stock into which they convert, the “Amended Transaction Fee Shares”), for a price per share of common stock of $0.50. A portion of the Amended Transaction Fee Shares shall be subject to forfeiture and return to the Company for cancellation once A.G.P. converts and sells Transaction Fee Shares generating sales proceeds (excluding commissions) of $2,500,000.

The Amended Transaction Fee Shares shall be subject to a lock-up ending on the earlier of (i) the date on which 75% of the outstanding Series B Convertible Preferred Stock is converted into shares of the Combined Company’s common stock and (ii) six months from the Lock-Up Termination Date. After the Lock-Up Termination Date, A.G.P. may convert the Amended Transaction Fee Shares and sell them subject to a leak-out provision that limits A.G.P.’s sales of Amended Transaction Fee Shares on any given date to 10% of the cumulative trading volume of the common stock for such date (including pre-market, market and post-market trading) as reported by Bloomberg, LP. This restriction shall remain in effect beginning on the Lock-Up Termination Date and ending on the date on which 100% of the Series B Convertible Preferred Stock outstanding as of the closing is converted into shares of our common stock.

Upon the execution of the Advisory Agreement, the Business Combination Marketing Agreement, dated January 11, 2022, between Western and A.G.P. in which Western and Cycurion Sub caused the combined company to issue to A.G.P. 8,333 shares of common stock of the combined company in full satisfaction of the fees, was terminated, and such shares of common stock extinguished in their entirety.

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Agreements with Seward & Kissel LLP

On November 27, 2024, we entered into a revised engagement letter (the “Revised Engagement Letter”) with Seward & Kissel LLP (“Seward & Kissel”), pursuant to which Western and Cycurion agreed to pay approximately $1.3 million of its outstanding legal fees and expenses (“Legal Fees”) in shares of common stock in connection with the Business Combination. Following the closing of the Business Combination on February 14, 2025 and in connection with the Revised Engagement Letter, we issued to Seward & Kissel 8,333 shares of common stock and a pre-funded warrant that is exercisable for approximately $1.3 million in shares of common stock (the “Seward & Kissel Pre-Funded Warrant”); provided that once the net proceeds from the sale of the shares equals the Legal Fees, the remaining shares of common stock, including such common stock exercisable under the Seward & Kissel Pre-Funded Warrant, shall be returned to the Cycurion. We plan to enter into an exchange agreement with Seward & Kissel to exchange the Seward & Kissel Pre-Funded Warrant for a convertible promissory note that is convertible into such number of shares equal to the Legal Fees.

On February 14, 2025, Cycurion entered into pre-funded warrant with Seward & Kissel Pre-Funded Warrant that is exercisable for approximately $1.3 million in shares of Common Stock, or up to 83,333 shares of Common Stock; provided that once the net proceeds from the sale of the shares equals the $1.3 million in Legal, the remaining shares of Common Stock, including such Common Stock exercisable under the Seward & Kissel Pre-Funded Warrant, shall be returned to Cycurion.

The Seward & Kissel Pre-Funded Warrant provides that the holder may not exercise any portion of the Seward & Kissel Pre-Funded Warrant to the extent that immediately prior to or after giving effect to such exercise the holder would own more than 4.99% upon 61 days’ prior notice. The exercise price for each share of Common Stock underlying the Seward & Kissel Pre-Funded Warrant is $0.0030. The Seward & Kissel Pre-Funded Warrant is immediately exercisable upon issuance and may be exercised at any time until the Seward & Kissel Pre-Funded Warrant is exercised in full.

Seward & Kissel LLP may not exercise any portion of the warrants or Seward & Kissel Pre-Funded Warrant, as applicable, to the extent that the holder would own more than 4.99% of our outstanding Common Stock immediately after exercise, as such percentage ownership is determined in accordance with the terms of the Seward & Kissel Pre-Funded Warrant.

In lieu of making the cash payment otherwise contemplated to be made to us upon exercise of the Seward & Kissel Pre-Funded Warrant in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of our Common Stock determined according to a formula set forth in the Seward & Kissel Pre-Funded Warrant.

Agreement with Baker & Hostetler LLP

In 2023, Western agreed to pay approximately $788,030 of its obligations to its counsel, Baker Hostetler LLP, in shares of common stock following the Business Combination, which will be issued at a price per share equal to $10.00, or 2,627 shares.

Equity Line of Credit

Equity Purchase Agreement

On April 7, 2025 (the “Execution Date”), we entered into the Equity Purchase Agreement with Yield Point NYC LLC (“Yield Point”). Under the Equity Purchase Agreement, we have the right, but not the obligation, to direct Yield Point to purchase up to $60.0 million (the “Maximum Commitment Amount”) in shares of our common stock upon satisfaction of certain terms and conditions contained in the Equity Purchase Agreement, including, without limitation, an effective registration statement filed with the SEC registering the resale of the shares of Put Stock (defined below) and the shares of Commitment Stock (defined below) and additional shares to be sold to Yield Point from time to time under the Equity Purchase Agreement. The term of the Equity Purchase Agreement began on the Execution Date and ends on the earlier of (i) the date on which Yield Point shall have purchased shares of common stock issued, or that we shall be entitled to issue, per any applicable Put Notice in accordance with the terms and conditions of the Equity Purchase Agreement (the “Put Stock”) equal to the Maximum Commitment Amount, (ii) the date that is twelve (12) months from the date the registration statement is declared effective, (iii) written notice of termination by us to Yield Point (which shall not occur at any time that Yield Point holds any of the shares of Put Stock), or (iv) written notice of termination by Yield Point to us pursuant to (the “Commitment Period”).

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During the Commitment Period, we may direct Yield Point to purchase shares of Put Stock by delivering a notice (a “Put Notice”) to Yield Point. We shall, in our sole discretion, select the number of shares of Put Stock requested in each Put Notice. However, such amount may not exceed the Maximum Put Amount (as defined in the Equity Purchase Agreement). The purchase price to be paid by Yield Point for the shares of Put Stock will be ninety percent (90%) of the lowest trade of the common stock on the Principal Market during the Valuation Period (as defined in the Equity Purchase Agreement).

In consideration for Yield Point’s execution and delivery of, and performance under the Equity Purchase Agreement, on the Execution Date, we, in our discretion, either were to (i) pay to Yield Point in cash $1.8 million (“Commitment Cash”) or (ii) issue the Pre-Funded Warrant to Yield Point in a form acceptable to Yield Point in its sole discretion and having an exercise price per share of $0.0030, for Yield Point’s purchase of shares of common stock (the “Commitment Stock”) having a value of $1.8 million based on closing price of the common stock on April 6, 2025. We chose to issue the Pre-Funded Warrant. All of the shares of Commitment Stock were fully earned as of the Execution Date, and the issuance of the shares of Commitment Stock is not contingent upon any other event or condition, including, without limitation, the effectiveness of the Initial Registration Statement (defined below) or our submission of a Put Notice to Yield Point and irrespective of any termination of the Equity Purchase Agreement.

In accordance with the Equity Purchase Agreement, a registration statement on Form S-1 (the “Initial Registration Statement”) covering only the resale of the shares of Put Stock and Commitment Stock was filed with the SEC on May 7, 2025.

Pre-Funded Warrant

The pre-funded warrant with Yield Point (the “Yield Point Pre-Funded Warrant”) certifies that, for value received, Yield Point is entitled to be issued up to 150,000 shares of common stock as its commitment fee (“Commitment Fee”) and has an initial exercise price of $0.003 per share. The Yield Point Pre-Funded Warrant was offered for the Commitment Fee in connection with the Equity Purchase Agreement for shares of common stock, and provides that the holder may not exercise any portion of the Yield Point Pre-Funded Warrant to the extent that immediately prior to or after giving effect to such exercise the holder would own more than 4.99%, which ownership cap may be increased by the holder up to 9.99% upon 61 days’ prior notice. The exercise price for each share of common stock underlying the Yield Point Pre-Funded Warrant is $0.003. The Yield Point Pre-Funded Warrant is immediately exercisable upon issuance and may be exercised at any time until the Pre-Funded Warrant is exercised in full.

A holder of the Yield Point Pre-Funded Warrant may not exercise any portion of the warrants or Yield Point Pre-Funded Warrant, as applicable, to the extent that the holder would own more than 4.99% (or, at the holder’s option upon issuance, 9.99%) of our outstanding common stock immediately after exercise, as such percentage ownership is determined in accordance with the terms of the Yield Point Pre-Funded Warrant.

In lieu of making the cash payment otherwise contemplated to be made to us upon exercise of the Yield Point Pre-Funded Warrant in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of our common stock determined according to a formula set forth in the Yield Point Pre-Funded Warrant.

During the three months and nine months ended September 30, 2025, 83,333 and 150,000 of these shares have been exercised, respectively. As of September 30, 2025, all Yield Point Pre-Funded Warrants have been exercised.

Registration Rights Agreement

On April 7, 2025 (the “RRA Execution Date”), in connection with the Equity Purchase Agreement, we entered into a registration rights agreement with Yield Point (the “Registration Rights Agreement”), pursuant to which we shall, by May 7, 2025, file with the SEC the Initial Registration Statement covering the maximum number of (i) shares of Commitment Stock, (ii) shares of Put Stock, which have been, or which may, from time to time be issued, including without limitation all of the shares of common stock which have been issued or will be issued to Yield Point under the Equity Purchase Agreement (without regard to any limitation or restriction on purchases), and (iii) any and all shares of capital stock issued or issuable with respect to the Put Stock, Commitment Stock, and the Equity Purchase Agreement as a result of any stock split, combination, stock dividend, recapitalization, exchange, or similar event, or otherwise, without regard to any limitation on purchases under the Equity Purchase Agreement (the “Registrable Securities”), as shall be permitted to be included thereon in accordance with applicable SEC rules, regulations, and interpretations so as to permit the resale of the Registrable Securities by Yield Point, including, but not limited to, under Rule 415 at then-prevailing market prices (and not fixed prices). The Initial Registration Statement shall register only Registrable Securities. The Initial Registration Statement and any amendment thereto was declared effective by the SEC in May 2025.

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Non-Redemption Agreement

On August 6, 2024, the Company, Western Acquisition Ventures Sponsor, LLC (the “Sponsor”) and RiverNorth SPAC Arbitrage Fund, LP (the “RiverNorth”) entered into a non-redemption agreement (the “Non-Redemption Agreement”) whereby the Sponsor plans to transfer to RiverNorth 167 shares each month over the next three months for agreeing not to redeem the 3,327 that it currently holds prior to the business combination.

On October 9, 2024, the Company, the Sponsor and RiverNorth entered into extended non-redemption agreement whereby the Sponsor plans to transfer to RiverNorth 167 shares each month over the next three months for agreeing not to redeem the 3,327 that it currently holds prior to the business combination.

Employment Agreements

On December 27, 2023, we entered into an employment agreement with James P. McCormick whereby the Company agreed to pay a total of $125,000 of total compensation annually, including $40,000 in cash and $85,000 in stock payment. On October 30, 2024, we entered into an amendment to the employment agreement with James P. McCormick whereby the Company agreed to pay total compensation of $200,000, including $40,000 in cash at the closing of the Business Combination and the remaining $160,000 in cash from the proceeds that the Company receives from any capital raising transaction following the closing of the Business Combination, including the proceeds from an equity line of credit to be entered into by and among the Company, Cycurion and the investors named therein; provided that the Company shall only be obligated to apply up to 15% of the proceeds from each capital raise until Mr. McCormick’s compensation of $200,000 has been paid in full.

On December 1, 2024, Cycurion and L. Kevin Kelly, Chief Executive Officer, entered into an employment agreement on a two-year term, commencing on December 1, 2024 and ending on December 1, 2026. During the employment period, Mr. Kelly will receive an annual base salary of $325,000, and equity compensation of $500,000 of Company common stock in the first year of the employment agreement, payable quarterly. Mr. Kelly is eligible for a performance bonus based on the Company’s results. The targeted performance bonus is $325,000 for year-one, and the performance bonus will increase for subsequent years based on future financial and non-financial results

On January 1, 2025, Cycurion and Alvin McCoy, III, Chief Financial Officer, entered into an employment agreement on a two-year term, commencing on January 1, 2025 and ending on December 31, 2026. During the employment period, Mr. McCoy, III will receive an annual base salary of $325,000 and equity compensation of $500,000 of Company stock in the first year of the employment agreement, payable quarterly. Mr. McCoy, III is eligible for a performance bonus based on the Company’s performance. The targeted performance bonus is $325,000 for year-one, and the performance bonus will increase for subsequent years based on future financial and non-financial results.

Retention Packages

On June 16, 2025, the Board of Directors approved a retention package for L. Kevin Kelly, Chief Executive Officer, and Alvin McCoy III, Chief Financial Officer, and issued each officer 100,000 shares of Common Stock under the Company’s 2025 Equity Incentive Plan.

Inflation Reduction Act of 2022 (the “IR Act”)

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax.

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Any redemption or other repurchase that occurs after December 31, 2022, in connection with a business combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a business combination, extension vote or otherwise would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the business combination, extension or otherwise, (ii) the structure of a business combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a business combination (or otherwise issued not in connection with a business combination but issued within the same taxable year of a business combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a business combination and in the Company’s ability to complete a business combination.

As of September 30, 2025 and December 31, 2024, the Company’s stockholders have redeemed a total of 380,701 and 377,537 shares of common stock resulting in $1.2 million and $1.2 million of excise tax liability, calculated as 1% of the value of the shares redeemed, respectively

22. SUBSEQUENT EVENTS

The Company evaluates subsequent events that have occurred after the balance sheet date but before the financial statements are issued which is up to and through November 14, 2025. There are two types of subsequent events: (i) recognized, or those that provide additional evidence with respect to conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing consolidated financial statements, and (ii) non-recognized, or those that provide evidence with respect to conditions that did not exist at the date of the balance sheet but arose subsequent to that date.

On October 1, 2025, the Company fully paid off the term bank loan held with Main Street Bank. As of September 30, 2025 the principal balance of this loan was $276,012.

On October 14, 2025, we received written notice from the staff of Nasdaq Listing Qualifications (the “Staff”) that it has determined to commence proceedings to delist our common stock from the Nasdaq Global Market. As previously announced in a Current Report filed with the U.S. Securities and Exchange Commission (“SEC”), on April 15, 2025, the Staff notified the Company on April 9, 2025 that, for the prior 30 consecutive business days, the closing bid price of our common stock had been below the minimum of $1.00 per share required for continued listing on The Nasdaq Global Market under Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”). The notification letter stated that we would be afforded 180 calendar days, or until October 6, 2025, to regain compliance. The Company did not regain compliance with the Bid Price Rule by October 6, 2025, and the listed security was subject to delisting from The Nasdaq Global Market.

On October 20, 2025, the Company submitted its request to the Nasdaq Global Market to appeal the Staff’s determination to a Hearings Panel (the “Panel”) pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series, which stayed the suspension of the Company’s securities and the filing of a Form 25-NSE with the SEC that would remove the Company’s shares of common stock from listing and registration on The Nasdaq Stock Market. The Company’s hearing was scheduled for November 20, 2025.

On October 27, 2025, the Company announced a one-for-thirty reverse stock split of the Company’s shares of common stock, par value $0.0001 per share (the “Reverse Stock Split”) that took effect with the commencement of business on October 27, 2025. The Company effected the Reverse Stock Split by filing the Second Amendment to the Second Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The Company’s shares of common stock began trading on a split-adjusted basis on The Nasdaq Global Market, when the market opened on October 27, 2025, under the existing trading symbol “CYCU” and new CUSIP number 95758L305. As a result of the Reverse Stock Split, every thirty of the Company’s issued shares of common stock was combined into one issued share of common stock, without any change to the par value per share and without any change in the total number of authorized shares of common stock. The number of outstanding shares of common stock was reduced from approximately 86,533,435 shares to approximately 2,884,447 shares. No fractional shares were issued in connection with the Reverse Stock Split. Stockholders who otherwise held a fraction of a share of common stock of the Company will receive a cash payment (without interest and subject to withholding taxes, as applicable) in lieu thereof at a price equal to that fraction of a share to which the stockholder would otherwise be entitled, multiplied by the closing price of the Company’s shares on The Nasdaq Global Market on the trading day immediately preceding the effective date of the Reverse Stock Split.

On November 11, 2025, the Company announced that it received a letter Nasdaq stating that Nasdaq has determined that the Company has regained compliance with Nasdaq’s Bid Price Rule requirement under Listing Rule 5450(a)(1). The Company is now in compliance with Nasdaq Global Market’s listing requirements. Additionally, Nasdaq confirmed that the previously scheduled hearing before the Nasdaq Hearings Panel on November 20, 2025 has been canceled. The Company’s securities will continue to be listed and traded on The Nasdaq Stock Market without interruption.

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CYCURION, INC.

1,657,460 Shares of Common Stock Underlying a Pre-Funded Warrant

3,314,920 Shares of Common Stock Underlying a Warrant

PROSPECTUS

January 2, 2026